FILED PURSUANT TO RULE 424(b)(3)

REGISTRATION NO. 333-102590

February 24, 2003

To the Stockholders of K2 Inc. and Rawlings Sporting Goods Company, Inc.:

The boards of directors of K2 Inc. (“K2”) and Rawlings Sporting Goods Company, Inc. (“Rawlings”) have approved a merger combining K2 and Rawlings. The merger will combine two companies with strong sporting goods brands and market positions, increasing the combined company’s aggregate brand strength and creating a platform to leverage their respective core competencies. The combined company will be a preeminent designer, manufacturer and marketer of sporting goods and other recreational products. In order to complete the merger, both companies must obtain the approval of their stockholders. The directors of both companies believe that this merger will be of great benefit to stockholders and strongly recommend that stockholders approve the proposed transaction.

Under the terms of the merger agreement, a wholly-owned subsidiary of K2 will merge with and into Rawlings, and Rawlings will become a wholly-owned subsidiary of K2. In the merger, each outstanding share of Rawlings common stock will be converted into a fraction of a share of K2 common stock based on an exchange ratio equal to 0.950 of a share of K2 common stock for each share of Rawlings common stock. However, if the average daily closing price per share of K2 common stock for the fifteen consecutive trading days ending on and including the second trading day preceding the closing date (1) is less than $9.47, then the exchange ratio will be calculated by dividing $9.00 by the average daily closing price of K2 common stock during that fifteen day period, or (2) is greater than $10.53, then the exchange ratio will be calculated by dividing $10.00 by the average daily closing price of K2 common stock during that fifteen day period. In addition, outstanding Rawlings stock options will be assumed by K2. K2 common stock is traded on the New York Stock Exchange under the symbol “KTO.” Rawlings common stock is traded on the Nasdaq National Market System under the symbol “RAWL.”

K2’s special meeting will be held:

Wednesday, March 26, 2003

11:00 a.m. Pacific time

Hilton Los Angeles Airport

5711 West Century Boulevard

Los Angeles, California 90045

The K2 directors that voted on the matters unanimously recommend that K2 stockholders vote “FOR” the issuance of shares of K2 common stock in the merger and the amendment to the K2 certificate of incorporation.

Rawlings’ special meeting will be held:

Wednesday, March 26, 2003

9:30 a.m. Central time

Maritz, Inc.

1355 North Highway Drive

Fenton, Missouri 63099

The Rawlings directors that voted on the matter unanimously recommend that Rawlings stockholders vote “FOR” the adoption of the merger agreement. Mr. Stephen M. O’Hara, Chief Executive Officer, abstained from the vote because of his potential employment with the combined company.

You should consider the matters discussed under “Risk Factors” which begin on page 20 of the enclosed joint proxy statement/prospectus before voting. Please carefully review the entire joint proxy statement/prospectus, including the merger agreement, which is attached as Appendix A.

It is important that your shares be represented at the K2 special meeting or the Rawlings special meeting, whether or not you plan to attend the meeting in person. Please complete, sign and date the enclosed proxy card and return it in the accompanying prepaid envelope to ensure that your shares will be represented at the meeting.

The boards of directors of K2 and Rawlings thank you for your support and interest.

Richard J. Heckmann Chairman and Chief Executive Officer K2 Inc.	Stephen M. O’Hara Chairman and Chief Executive Officer Rawlings Sporting Goods Company, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this joint proxy statement/ prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated February 24, 2003, and is first being mailed to stockholders on or about February 26, 2003.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

You are cordially invited to attend a special meeting of stockholders of K2 Inc., a Delaware corporation, on Wednesday, March 26, 2003, at the Hilton Los Angeles Airport, 5711 West Century Boulevard, Los Angeles, California 90045, at 11:00 a.m., Pacific time, for the following purposes:

1.	To consider and vote on a proposal to approve the issuance of shares of K2 common stock, par value $1.00 per share, in the merger combining K2 and Rawlings Sporting Goods Company, Inc.

2.	To consider and vote on a proposal to approve the amendment of K2’s certificate of incorporation to increase the authorized common stock of K2 from 40,000,000 to 60,000,000 shares.

3.	To transact such other business that may properly come before the special meeting or any adjournments or postponement thereof.

The foregoing items of business are more fully described in the Agreement and Plan of Merger and the joint proxy statement/prospectus, both accompanying this notice. K2 stockholders are encouraged to carefully read both documents in their entirety. In particular, K2 stockholders should carefully consider the discussion entitled “Risk Factors” which begins on page 20.

The K2 board of directors has fixed the close of business on February 24, 2003 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the special meeting. Each share of K2 common stock is entitled to one vote on all matters presented at the special meeting.

Whether or not you expect to attend the special meeting in person, please vote by completing, signing and dating the enclosed proxy card and returning it promptly in the reply envelope provided. The proxy is revocable by you at any time prior to its use at the special meeting. If you receive more than one proxy card because your shares are registered in different names or addresses, each proxy card should be signed and returned to ensure that all your shares will be voted at the special meeting.

By Order of the Board of Directors

Richard J. Heckmann

Chairman and Chief Executive Officer

Los Angeles, California

February 24, 2003

1859 Bowles Avenue

Fenton, Missouri 63026

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, March 26, 2003

To the Stockholders of Rawlings Sporting Goods Company, Inc.:

A special meeting of stockholders of Rawlings Sporting Goods Company, Inc., a Delaware corporation, will be held on Wednesday, March 26, 2003, at Maritz, Inc., 1355 North Highway Drive, Fenton, Missouri 63099, at 9:30 a.m., Central time, for the following purposes:

1.	To consider and vote on a proposal to approve the merger combining Rawlings and K2 Inc. and to adopt the Agreement and Plan of Merger, dated as of December 15, 2002, by and among K2, Lara Acquisition Sub, a wholly owned subsidiary of K2, and Rawlings.

2.	To transact such other business that may properly come before the special meeting or any adjournments or postponement thereof.

A copy of the Agreement and Plan of Merger is attached as Appendix A to the accompanying joint proxy statement/prospectus.

The accompanying joint proxy statement/prospectus describes the proposed merger in more detail. Rawlings stockholders are encouraged to read the entire document carefully. In particular, Rawlings stockholders should carefully consider the discussion entitled “Risk Factors” which begins on page 20. Stockholders of record at the close of business on February 24, 2003, are entitled to one vote per share on all matters at the special meeting.

Whether or not you expect to attend the special meeting in person, please vote by completing, signing and dating the enclosed proxy card and returning it promptly in the reply envelope provided. The proxy is revocable by you at any time prior to its use at the special meeting. If you receive more than one proxy card because your shares are registered in different names or addresses, each proxy card should be signed and returned to ensure that all your shares will be voted at the special meeting.

By Order of the Board of Directors

Stephen M. O’Hara

Chairman and Chief Executive Officer

Fenton, Missouri

February 24, 2003

i

TABLE OF CONTENTS—(Continued)

ii

TABLE OF CONTENTS—(Continued)

Page
Legal Matters	93
Experts	93
Where You Can Find Additional Information	93

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	96

NOTES TO THE PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (UNAUDITED)	100

INDEX TO RAWLINGS SPORTING GOODS COMPANY, INC. FINANCIAL STATEMENTS	F-1

APPENDIX A—Agreement and Plan of Merger
APPENDIX B—Opinion of Rawlings’ Financial Advisor, George K. Baum & Company
APPENDIX C—Form of Amendment to Certificate of Incorporation

iii

SUMMARY

This brief summary highlights selected information from this document. It does not contain all of the information that is important to K2 and Rawlings stockholders. Stockholders of K2 and Rawlings are urged to read carefully the entire document and the other documents referred to and incorporated by reference in this document to fully understand the merger. In particular, stockholders of K2 and Rawlings should read the documents attached to this joint proxy statement/prospectus, including the merger agreement, which is attached as Appendix A. For a guide as to where you can obtain more information on K2 and Rawlings, see “Additional Information—Where You Can Find Additional Information” on page 93.

The Merger (Page 33)

The boards of directors of K2 and Rawlings propose that K2 and Rawlings combine by way of a merger that will result in Rawlings becoming a wholly-owned subsidiary of K2 and Rawlings stockholders becoming K2 stockholders. K2 and Rawlings expect to complete the merger no later than March 31, 2003.

The merger agreement is attached to this document as Appendix A. It is the legal document that governs the merger.

Exchange of Common Stock (Page 58)

When the merger occurs, each outstanding share of Rawlings common stock will be converted into a fraction of a share of K2 common stock based on an exchange ratio equal to 0.950 of a share of K2 common stock for each share of Rawlings common stock. However, if the average daily closing price per share of K2 common stock for the fifteen consecutive trading days ending on and including the second trading day preceding the closing date (1) is less than $9.47, then the exchange ratio will be calculated by dividing $9.00 by the average daily closing price of K2 common stock during that fifteen day period, or (2) is greater than $10.53, then the exchange ratio will be calculated by dividing $10.00 by the average daily closing price of K2 common stock during that fifteen day period. Rawlings stockholders who would otherwise receive a fractional share as a result of the above determination will instead receive a cash payment equal to the value of the fractional share based on multiplying the closing price of a share of K2 common stock on the New York Stock Exchange on the day the merger becomes effective by the fractional share interest to which such holder would otherwise be entitled.

The precise amount of K2 common stock that Rawlings stockholders will receive cannot be determined until the completion of the merger. K2 and Rawlings will issue a joint press release on or before the date of the completion of the merger that specifies the exact amount of K2 common stock that will be paid for each share of Rawlings common stock.

K2 stock certificates will be issued only upon the surrender of the Rawlings stock certificates for the shares to be exchanged. Rawlings stockholders will receive written instructions for the exchange of certificates after the merger is completed.

Rawlings Stock Options (Page 59)

In the merger, each stock option to buy Rawlings common stock will become an option to buy K2 common stock; however, each stock option will continue to be governed by the terms of the Rawlings stock option plan or other agreement under which it was issued. The number of shares of K2 common stock subject to each new stock option, as well as the exercise price of that stock option, will be adjusted to reflect the actual number of shares of K2 common stock issued in the merger in exchange for each share of Rawlings common stock.

Comparative Per Share Market Price Information (Page 16)

Shares of K2 common stock are listed on the New York Stock Exchange. On December 13, 2002, the last trading day before K2 and Rawlings announced the merger, K2 common stock closed at $9.87 per share. Shares of Rawlings common stock are listed on the Nasdaq National Market System. On December 13, 2002, Rawlings common stock closed at $8.18 per share. On February 21,

SUMMARY

2003, K2 common stock closed at $9.18 per share, and Rawlings common stock closed at $8.80 per share.

The Companies

K2 Inc.

4900 South Eastern Avenue

Los Angeles, California 90040

(323) 724-2800

K2 Inc. is a premier branded consumer products company with a portfolio of diversified sporting goods products, other recreational products and selected industrial products. K2’s sporting goods include several name brand lines such as K2 and OLIN alpine skis, K2 and Ride snowboards, boots and bindings, Morrow, 5150 and Liquid snowboards, K2 in-line skates, K2 mountain bikes and BMX bikes, Shakespeare fishing rods and reels, Stearns personal flotation devices, outdoor water recreational products, rainwear and hunting accessories and K2 and Dana Design backpacks. K2’s other recreational products include Planet Earth apparel, Adio and Hawk skateboard shoes and Hilton corporate casuals. K2’s industrial products consist primarily of Shakespeare monofilament line, which is used in weed trimmers, paper mills and as fishing line, and Shakespeare fiberglass marine antennas and light, transmission and distribution poles and composite products.

K2 has embarked upon an aggressive strategy to expand its operations and diversify its product offerings within the sporting goods and recreational products industries by seeking to combine with other well-established companies.

K2’s common stock is currently traded on the New York Stock Exchange (symbol: KTO). With more than 1,840 employees as of December 31, 2002 and 2002 sales of nearly $600,000,000, K2 has sales and distribution centers, research and design facilities, and manufacturing and sourcing capabilities around the world. K2 is headquartered in Los Angeles, California.

Rawlings Sporting Goods Company, Inc. (Page 73)

1859 Bowles Avenue

Fenton, Missouri 63026

(314) 349-3500

Rawlings Sporting Goods Company, Inc. is the leading manufacturer and marketer of baseball equipment in North America. Under its brand name, Rawlings provides competitive team sports equipment and apparel for baseball, basketball and football, as well as licensed Major League Baseball and NCAA retail products. Rawlings is a major supplier to professional, collegiate, interscholastic and amateur organizations worldwide, and is also the official baseball supplier to Major League Baseball and Minor League Baseball, as well as the official basketball supplier for the NAIA and NJCAA Championships. In addition, Rawlings’ products are endorsed by more than 35 college coaches, 28 sports organizations and numerous athletes, including approximately 700 Major League Baseball players.

Rawlings was founded in 1887 and has since become a tradition in team sports equipment and uniforms. Since 1977, Rawlings has been the exclusive supplier of baseballs to Major League Baseball and since 1994 it has been the exclusive supplier of baseballs to 19 Minor Leagues. In addition, Rawlings’ licensees sell numerous products, including athletic shoes, socks, and apparel, using the Rawlings brand name and logo.

Rawlings’ common stock is currently traded on the Nasdaq National Market System (symbol: RAWL). Rawlings is headquartered in Fenton, Missouri.

Ownership of the Combined Company After the Merger

Assuming that the exchange ratio is 0.950 of a share of K2 common stock for each share of Rawlings common stock and the K2 stock price at the closing of the merger is between $9.47 and $10.53, the number of shares of K2 common stock issued to Rawlings stockholders in the merger will constitute approximately 30% of the outstanding common stock of the combined company after the merger.

SUMMARY

Record Date for Voting; Required Votes for the Stockholder Proposals (Pages 28 and 31)

K2 Stockholders

Each holder of record, as of February 24, 2003, of K2 common stock is entitled to cast one vote per share. The affirmative vote, in person or by proxy, of at least a majority of the votes properly cast, is required to approve the issuance of shares of K2 common stock in the merger. The affirmative vote, in person or by proxy, of a majority of the shares outstanding as of the record date is required to approve the amendment to K2’s certificate of incorporation to increase the authorized common stock of K2 from 40,000,000 to 60,000,000 shares. The approval by K2 stockholders of the amendment to K2’s certificate of incorporation to increase the authorized common stock of K2 is not a condition to the completion of the merger. Failure of K2’s stockholders to approve this proposal would not affect consummation of the merger. K2 directors and executive officers beneficially hold approximately 5.2% of the outstanding shares of K2 common stock.

Rawlings Stockholders

Each holder of record, as of February 24, 2003, of Rawlings common stock is entitled to cast one vote per share. The affirmative vote, in person or by proxy, of at least a majority of the shares of Rawlings common stock outstanding as of the record date is required to approve the merger and the merger agreement. Rawlings directors and executive officers beneficially hold approximately 14% of the outstanding shares of Rawlings common stock.

Effects of Abstentions and Broker Non-Votes

Both abstentions and broker non-votes will be counted in determining whether a quorum is present at the K2 and Rawlings meeting.

Abstentions and broker non-votes will have no effect on the outcome of the K2 vote to approve the issuance of shares of K2 common stock in the merger, assuming a quorum is present. However, because the vote at the K2 meeting required to approve the amendment to K2’s certificate of incorporation to increase the authorized common stock of K2 from 40,000,000 to 60,000,000 shares is based upon a percentage of the total outstanding voting power of K2 rather than upon the percentage of the votes cast at the K2 meeting, abstentions and broker non-votes will have the same effect as a vote against the amendment to K2’s certificate of incorporation.

Since the vote at the Rawlings meeting required to approve and adopt the merger agreement is based upon a percentage of the total outstanding voting power of Rawlings rather than upon the percentage of the votes cast at the Rawlings meeting, abstentions and broker non-votes will have the same effect as a vote against the approval and adoption of the merger agreement.

Conditions to the Completion of the Merger

(Page 68)

The completion of the merger depends on the satisfaction or waiver of a number of conditions, including, but not limited to, the following:

•	K2 stockholder approval of the issuance of shares of K2 common stock in the merger;

•	Rawlings stockholder approval of the merger and the merger agreement;

•	the absence of any law, injunction or other order issued by a court that has the effect of restricting or otherwise prohibiting the merger;

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•	the effectiveness of the registration statement relating to the shares of K2 common stock to be issued in the merger and the absence of any stop order suspending the effectiveness of the registration statement;

•	the accuracy in all material respects of all representations and warranties as of the date of the merger agreement and the closing date, unless an earlier date is also identified;

SUMMARY

•	the performance or compliance in all material respects with all agreements and covenants set forth in the merger agreement;

•	the absence of a material adverse change with respect to K2 or Rawlings;

•	the approval of the shares of K2 common stock to be issued in the merger for trading on the New York Stock Exchange;

•	the receipt of legal opinions that the merger will be treated as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

•	the receipt of consents with respect to certain key contracts of Rawlings; and

•	the amendment and extension of one of Rawlings’ key license agreements.

Where the law permits, either party could choose to waive any of its conditions.

Termination of the Merger Agreement (Page 69)

K2 and Rawlings may terminate the merger agreement by mutual written consent.

Either K2 or Rawlings may terminate the merger agreement, subject to various conditions, if:

•	any governmental entity or court issues a nonappealable final order permanently restraining, enjoining or otherwise prohibiting the transactions set forth in the merger agreement;

•	the merger is not completed by July 30, 2003 and the failure to close by such date is not due to the breach of the merger agreement by the terminating party;

•	the Rawlings stockholders fail to approve the merger and the merger agreement at the meeting of Rawlings stockholders; or

•	the K2 stockholders fail to approve the issuance of shares of K2 common stock in the merger.

Rawlings may terminate the merger agreement, subject to various conditions, if:

•	K2 materially breaches any of its representations or warranties set forth in the merger agreement and such breach is not cured by July 30, 2003;

•	K2 materially breaches any of its covenants set forth in the merger agreement, and such breach cannot be cured within twenty business days after notice of such breach;

•	K2 fails to convene the K2 stockholder meeting to approve the issuance of shares;

•	Rawlings’ board of directors accepts a superior proposal in compliance with the merger agreement and pays the termination fee; or

•	K2’s board of directors withdraws, modifies or fails to make or reconfirm its recommendations.

K2 may terminate the merger agreement, subject to various conditions, if:

•	Rawlings materially breaches any of its representations or warranties set forth in the merger agreement and such breach is not cured by July 30, 2003;

•	Rawlings materially breaches any of its covenants set forth in the merger agreement, and such breach cannot be cured within twenty business days after notice of such breach;

•	Rawlings’ board of directors submits or recommends a superior proposal to the Rawlings stockholders;

•	Rawlings’ board of directors withdraws, modifies or fails to make or reconfirm its recommendations;

•	Rawlings’ board of directors fails to reject or recommend against a proposal for a third party acquisition of Rawlings;

•	Rawlings fails to convene the Rawlings stockholder meeting to approve the merger and the merger agreement; or

SUMMARY

•	the average daily closing price of K2 common stock over any fifteen day trading period ending at least two calendar days prior to the Rawlings stockholder meeting is less than $8.00.

Termination Fees (Page 71)

Termination of the merger by either K2 or Rawlings under specified circumstances could result in Rawlings being required to pay K2 a termination fee in the amount of $2,900,000.

Reasons for the Merger (Pages 44 and 45)

K2’s Reasons for the Merger

K2’s board of directors believes that the merger represents an opportunity to enhance value for K2 stockholders. The decision of K2’s board of directors to enter into the merger agreement and to recommend that K2 stockholders approve the issuance of the shares of K2 common stock to be issued in the merger was the result of careful consideration by the board of directors of numerous factors. Significant factors considered by the K2 board of directors include, among others:

•	Strategic Growth Through Acquisition. The consolidation of sporting goods retailers worldwide is leading to a consolidation of sporting goods suppliers. K2 believes that the most successful sporting goods suppliers will be those with greater financial resources and a broader selection of products and brands. The merger with Rawlings furthers K2’s strategy of expanding its operations, diversifying its product offerings and adding strong brands through combinations with well-established companies.

•	Key Platform For Growth. One key market segment into which K2 plans to expand is the team sports segment. Because of its strong product lines, expertise in the category and brand name recognition, Rawlings represents a premier platform for K2’s entry into the team sports segment.

•	Increased Market Presence and Opportunities. As the sporting goods industry consolidates, the large sporting goods retailers prefer to rely on fewer and larger sporting goods suppliers to help them manage the supply of products and the allocation of shelf space. The combination of K2’s and Rawlings’ leading brands and product offerings will provide K2 with a broader product offering and an increased market presence that will help K2 address the needs of the large sporting goods retailers.

•	Operating Synergies. The combination of K2 and Rawlings will create synergies by providing opportunities to leverage the companies’ strengths in distribution, manufacturing, administration, product development and marketing.

•	Enhanced Management Team. K2 and Rawlings each enjoy top quality management teams that understand their respective market segments. The combination of Rawlings and K2 creates an enhanced management team by combining the strengths and experience of both companies’ management teams.

•	Reduced Seasonality and Exposure to Weather. Some of K2’s business lines are seasonal in nature. K2’s results of operations are typically impacted by the amount of snowfall during the winter months, which drives the sale of skis and snowboards. The addition of Rawlings’ businesses, which focus on spring and summer sports, will reduce K2’s relative exposure to the impact of snowfall in the winter months. Overall, the broader range of sporting goods products of the combined company will counter balance the seasonal nature of K2’s and Rawlings’ product lines.

•	Greater Liquidity. As a result of the issuance of shares of K2 common stock in the merger, there will be a larger public float and greater liquidity with respect to K2’s common stock following the merger.

SUMMARY

Rawlings’ Reasons for the Merger

The Rawlings board of directors has determined to vote in favor of the merger, approve the merger agreement, declare the advisability of the merger and recommend that Rawlings stockholders approve the merger agreement for the following reasons, among others:

•	Financially Superior. The merger is financially superior to other alternatives for Rawlings’ stockholders.

•	Terms of Merger Agreement. The merger agreement includes provisions validating the financial superiority of the merger because the Rawlings board of directors may, among other things, terminate the merger agreement and enter into an agreement for a transaction with a third party that is financially superior to the merger if the Rawlings board of directors determines in good faith that failure to do so would be reasonably likely to result in a breach of its fiduciary duty, K2 has not submitted a revised offer that is at least as favorable to Rawlings’ stockholders as the third party proposal, and Rawlings pays a termination fee of $2,900,000 to K2.

•	Fairness Opinion. The opinion of George K. Baum & Company that, as of the date the merger agreement was executed and based upon and subject to the various considerations set forth in the opinion, the merger consideration was fair to the holders of Rawlings common stock, from a financial point of view.

•	Greater Liquidity. The greater liquidity of K2’s common stock following the merger as compared to Rawlings’ common stock.

•	Strategic Benefits. The merger is expected to produce financial, strategic and operational benefits that could reasonably be expected to enhance the value of the stock in the combined company.

•	Tax-Free Structure. The structure of the transaction will permit Rawlings stockholders to defer payment of capital gains taxes until they sell the shares of K2 common stock received in the merger.

Board Recommendations (Pages 44 and 45)

K2 Stockholders

The K2 board of directors believes that the merger is in the best interests of K2 stockholders and recommends that K2 stockholders vote “FOR” the issuance of shares of K2 common stock in the merger and “FOR” an amendment to K2’s certificate of incorporation to increase the authorized common stock of K2 from 40,000,000 to 60,000,000 shares.

Rawlings Stockholders

The Rawlings board of directors believes that the merger is in the best interests of Rawlings stockholders and recommends that Rawlings stockholders vote “FOR” approval and adoption of the merger agreement and approval of the merger.

Opinion of Rawlings’ Financial Advisor (Page 48)

Rawlings’ financial advisor, George K. Baum & Company, delivered a written opinion to the Rawlings board of directors as to the fairness of the merger consideration, from a financial point of view, to the holders of Rawlings common stock. The full text of George K. Baum’s written opinion, dated December 15, 2002, is attached to this joint proxy statement/prospectus as Appendix B. K2 and Rawlings encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. George K. Baum’s opinion is addressed to the Rawlings board of directors and does not constitute a recommendation to any stockholder as to any matter relating to the merger.

Certain United States Federal Income Tax Considerations (Page 53)

It is a condition to the merger that both K2 and Rawlings receive legal opinions from their respective tax counsel to the effect that the merger will qualify as a “reorganization” within the meaning of

Section 368(a) of the Internal Revenue Code of 1986,

SUMMARY

as amended. Assuming that the merger so qualifies, Rawlings stockholders will not recognize any gain or loss except for gain or loss attributable to cash received by Rawlings stockholders instead of fractional shares of K2 common stock. Stockholders should consult their tax advisors for a full understanding of all of the tax consequences of the merger to them.

Accounting Treatment (Page 54)

K2 will use the purchase method of accounting for the merger with Rawlings under accounting principles generally accepted in the United States.

Interests of Certain Persons in the Merger

(Page 55)

Certain Rawlings directors, officers and stockholders have interests in the merger that are different from, or are in addition to, those of other stockholders. These interests include: (1) current and future employment arrangements, (2) the acceleration of the vesting period of stock options held by employees of Rawlings, including executive officers, upon the approval of the adoption of the merger agreement by the stockholders at the Rawlings meeting, (3) severance agreements of twenty-five of the employees of Rawlings, including executive officers, providing payments to the employees under certain circumstances after the merger, (4) the post-merger membership on K2’s board of directors of one of the current directors of Rawlings and (5) the indemnification of directors and officers of Rawlings against certain liabilities both before and after the merger. The members of the boards of directors of K2 and Rawlings knew about these interests and considered them, among other matters, when they approved the merger agreement and the merger.

Regulatory Clearances and Approvals (Page 55)

The completion of the merger is subject to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

No Dissenters’ Appraisal Rights (Page 56)

Neither the K2 stockholders nor the Rawlings stockholders are entitled to dissenters’ appraisal rights in connection with the merger.

Amendment to K2’s Certificate of Incorporation (Page 29)

K2 stockholders are also being asked to vote on an amendment to K2’s certificate of incorporation to increase the authorized common stock of K2 from 40,000,000 to 60,000,000 shares. Stockholder approval of this amendment to K2’s certificate of incorporation is not required for K2 and Rawlings to complete the merger.

The increase in authorized common stock will provide K2 with additional flexibility to take timely advantage of favorable opportunities and to meet its future business needs, including, among other things, future acquisitions. If authorized shares are issued, the issuance of such additional K2 common stock could have a dilutive effect on earnings per share of the K2 common stock currently outstanding and on the equity and voting power of existing holders of K2 common stock at the time of issuance.

Trading of Common Stock (Page 56)

The shares of K2 common stock issued in connection with the merger will be listed on the New York Stock Exchange.

Questions About the Merger

If you have any questions about the merger or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact:

MORROW & CO., INC.

445 Park Avenue

New York, NY 10022-2606

(800) 607-0088

SUMMARY

Selected Financial Data

The information in the following tables is based on the K2 and Rawlings historical financial information K2 and Rawlings have presented in their prior Securities and Exchange Commission filings. K2 and Rawlings stockholders should read the selected financial information in the following tables in connection with the historical financial information. The Rawlings historical financial information for recent fiscal years and its most recent fiscal quarter is included in this joint proxy statement/prospectus beginning on page F-1. The K2 historical financial information has been incorporated into this document by reference. See “Additional Information—Where You Can Find Additional Information” on page 93. K2’s audited historical financial statements were audited by Ernst & Young LLP, independent auditors. Rawlings’ audited historical financial statements for the year ended August 31, 2002 were audited by KPMG LLP, independent auditors, and for the years ended August 31, 2001 and earlier were audited by Arthur Andersen LLP, independent auditors. See “Additional Information—Experts” on page 93.

The accompanying unaudited interim information for K2 for the nine months ended September 30, 2002 and 2001, and for Rawlings for the quarters ended November 30, 2002 and 2001, was prepared in accordance with accounting principles generally accepted in the United States and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, that information does not include all of the information and disclosures required by generally accepted accounting principles in the United States for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals necessary for a fair presentation are included. The results of operations for the nine months ended September 30, 2002 for K2, and for the quarter ended November 30, 2002 for Rawlings, may not indicate the results for the full fiscal year. All amounts are stated in U.S. dollars.

SUMMARY

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

K2 INC.

(In thousands, except per share data)

	As of and for the Nine Months Ended September 30,		As of and for the Year Ended December 31,
	2002	2001	2001	2000	1999	1998	1997
Income Statement Data:
Net sales	$454,463	$462,746	$589,519	$665,562	$640,461	$579,139	$561,536
Cost of products sold	319,569	338,027	429,338	462,242	462,033	418,950	391,860
Gross profit	134,894	124,719	160,181	203,320	178,428	160,189	169,676
Selling expenses	65,166	79,068	103,688	108,274	101,130	92,018	82,338
General and administrative expenses	38,272	37,390	43,028	42,952	40,341	39,030	38,303
Research and development expenses	6,618	7,326	12,184	13,271	12,113	12,391	11,979
Operating income	24,838	935	1,281	38,823	24,844	16,750	37,056
Interest expense	7,130	9,813	13,631	14,814	12,741	12,163	10,500
Other income, net	(59)	(297)	(375)	(191)	(413)	(236)	(619)
Income (loss) from continuing operations before provision for income taxes	17,767	(8,581)	(11,975)	24,200	12,516	4,823	27,115
Provision (credit) for income taxes	6,218	(3,380)	(4,271)	7,502	4,005	955	7,815
Income (loss) from continuing operations	11,549	(5,201)	7,704	16,698	8,511	3,868	19,300
Discontinued operations, net of taxes	—	—	—	(119)	1,332	975	2,600
Net income (loss)	11,549	(5,201)	(7,704)	16,579	9,843	4,843	21,900

Per Common Share Data:
Basic earnings (loss) per share:
Continuing operations	0.64	(0.29)	(0.43)	0.93	0.50	0.23	1.17
Discontinued operations	—	—	—	(0.01)	0.08	0.05	0.16

Net income (loss)	0.64	(0.29)	(0.43)	0.92	0.58	0.28	1.33
Diluted earnings (loss) per share:
Continuing operations	0.64	(0.29)	(0.43)	0.93	0.50	0.23	1.15
Discontinued operations	—	—	—	(0.01)	0.08	0.06	0.16

Net income (loss)	0.64	(0.29)	(0.43)	0.92	0.58	0.29	1.31
Cash dividends per common share	—	—	—	—	0.11	0.44	0.44
Basic shares	17,941	17,940	17,940	17,949	16,880	16,554	16,541
Diluted shares	17,975	17,940	17,940	18,040	16,883	16,637	16,713

Balance Sheet Data:
Total current assets	314,840	300,422	304,813	305,132	345,809	335,570	305,048
Total assets	429,319	418,229	421,038	424,110	491,442	456,454	422,401
Total current liabilities	107,609	195,180	100,965	121,742	162,187	130,597	118,215
Long-term debt	80,878	—	97,828	69,836	107,280	110,724	88,668
Stockholders’ equity	233,244	219,626	214,657	227,248	218,520	202,119	202,885

In 1997, a pre-tax restructuring charge of $2,400,000 was recorded in connection with the announcement of K2’s plan to consolidate its mountain bike and outdoor equipment operations into its existing facility on Vashon Island, Washington, and to move its production of outdoor products to outside sources.

In 1998, K2 adopted a plan to dispose of its Simplex building products division. As a result, K2 reclassified Simplex as a discontinued operation in 1998 and similarly reclassified prior years’ operations. On June 30, 2000, K2 completed the sale of the assets and business of Simplex to Ludlow Building Products, a subsidiary of Tyco International Ltd.

In the third quarter of 1998, a pre-tax charge of $14,500,000 was included in earnings from continuing operations. Of this amount, $10,500,000 was charged to cost of products sold to write down certain categories of bike and skate inventories as a result of a sudden change in the market demand for those products. The balance of

SUMMARY

the charge was recorded in general and administrative expenses for costs associated with the change in the bike business and implementing planned cost reduction programs at the winter sports operations. The charges primarily related to non-cash items.

In 1999, K2 began to reduce the cost structure of its ski and snowboard operations by restructuring and downsizing its Seattle manufacturing operation in favor of lower cost manufacturing and sourcing opportunities. In accordance with the initiative, during 1999, K2’s Seattle manufacturing facility was downsized and approximately half of its ski and all of its snowboard manufacturing were moved to either K2’s China or California production facilities or to third party sourcing operations worldwide, resulting in a charge of $10,500,000 to cost of products sold to cover restructuring costs of $6,500,000 and downsizing costs of $4,000,000. The restructuring charge reflected expenses associated with the write-off of related equipment and inventory, the reduction of approximately 200 production personnel and the utilization of approximately 200 temporary workers. Approximately $5,300,000 of the total amount was a cash charge to earnings.

During 2001, in ongoing cost reduction moves, K2 completed the move of its remaining ski production to China, closing the Washington ski manufacturing facility during the 2001 third quarter. In addition, three other smaller manufacturing facilities which serviced the Stearns and Hilton operations were shut down in Minnesota and Alabama, with most of the production also moving overseas. In addition to the factory closures, K2 experienced a substantial industry-wide slowdown of sales of small-wheeled products in 2001, necessitating a downsizing of K2’s small-wheeled products operation. Consequently, the factory closures and downsizing activities have resulted in 2001 charges to cost of products sold and general and administrative expenses for restructuring and downsizing costs of $15,600,000 and $2,400,000, respectively. Approximately $5,000,000 of the total amount was a charge to earnings that resulted in or will result in a cash payment. These costs are associated with the reduction of personnel, the write down of facilities and equipment, and the reduction in the net carrying value of small-wheeled products inventory.

SUMMARY

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

RAWLINGS SPORTING GOODS COMPANY, INC.

(In thousands, except per share data)

	As of and for the Quarter Ended November 30,		As of and for the Year Ended August 31,
	2002	2001	2002	2001	2000	1999	1998
Income Statement Data:
Net sales	$29,974	$33,408	$173,712	$174,528	$173,903	$159,765	$164,393
Cost of products sold	21,026	23,963	124,936	126,996	123,870	117,268	118,143
Gross profit	8,948	9,445	48,776	47,532	50,033	42,497	46,250
Selling, general and administrative expenses	9,459	10,029	41,158	40,679	41,937	40,346	35,536
Operating income (loss)	(511)	(584)	7,618	6,853	8,096	2,151	10,714
Interest expense	533	634	2,452	4,510	6,064	4,909	4,372
Income (loss) from continuing operations before income taxes and extraordinary item	(1,044)	(1,218)	5,166	2,343	2,032	(2,758)	6,342
Provision (credit) for income taxes	(386)	(420)	1,819	586	751	(276)	2,191
Income (loss) from continuing operations before extraordinary items	(658)	(798)	3,347	1,757	1,281	(2,482)	4,151
Discontinued operations, net of tax	—	—	—	—	(13,640)	(879)	(491)
Extraordinary item	—	—	—	—	(646)	—	—
Net income (loss)	(658)	(798)	3,347	1,757	(13,005)	(3,361)	3,660

Per Common Share Data:
Income (loss) per common share, basic and diluted:
Continuing operations	(0.08)	(0.10)	0.41	0.22	0.16	(0.32)	0.53
Discontinued operations	—	—	—	—	(1.72)	(0.11)	(0.06)
Extraordinary item	—	—	—	—	(0.08)	—	—
Net income (loss)	(0.08)	(0.10)	0.41	0.22	(1.64)	(0.43)	0.47

Balance Sheet Data:
Total current assets	73,972	60,017	60,017	66,933	77,292	77,164	89,712
Total assets	105,990	91,833	91,833	98,541	108,725	120,675	131,838
Total current liabilities	59,485	44,339	44,339	53,602	61,711	69,610	20,961
Long-term debt	2,673	2,941	2,941	4,242	8,404	133	57,048
Stockholder’s equity	43,832	44,553	44,553	31,406	29,319	42,077	44,252

For the year ended August 31, 2000, Rawlings recorded the write-off of deferred debt issuance costs of $646,000 as an extraordinary item associated with the refinancing of an existing financing arrangement.

In June 2000, Rawlings made a strategic decision to seek a buyer for the Vic hockey business and similarly reclassified the segment as discontinued operations during the year ended August 31, 2000. The loss from discontinued operations for the years ended August 31, 1998, 1999 and 2000 include operating losses of the segment, a write-down of assets of the business to estimated net realizable value and estimated costs of disposal. The sale of the business was completed during the third quarter of fiscal 2001.

SUMMARY

Selected Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited selected pro forma financial data combines K2’s historical results for the nine months ended September 30, 2002 and for the year ended December 31, 2001 with Rawlings’ historical results for the nine months ended August 31, 2002 and the twelve months ended November 30, 2001, giving effect to the merger as if it had occurred as of January 1, 2001 for income statement purposes and on September 30, 2002 for balance sheet purposes. The following selected unaudited pro forma financial data has been derived from, and should be read in conjunction with, the “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 96 and related notes included in this joint proxy statement/prospectus. You should not rely on these selected unaudited pro forma condensed financial data as being indicative of the historical results that would have occurred had K2 and Rawlings been combined during these time periods or the future results that may be achieved after the merger.

	For the Nine Months Ended September 30, 2002	For the Year Ended December 31, 2001
	(In thousands, except per share figures)
Income Statement Data:
Net sales	$594,767	$760,616
Cost of sales	420,542	554,089
Gross profit	174,225	206,527
Income (loss) from operations before income taxes	24,151	(11,399)
Provision (credit) for income taxes	8,457	(4,308)
Net income (loss)	15,694	(7,091)

Per Common Share Data:
Basic net income (loss) per share	$0.61	$(0.28)
Diluted net income (loss) per share	$0.60	$(0.28)
Dividends declared	—	—

As of September 30, 2002
Balance Sheet Data:
At period end:
Total assets	$557,997
Long-term debt	83,819
Total stockholders’ equity	312,730

SUMMARY

Unaudited Comparative Per Common Share Data

The following table on page 14 summarizes the per share information for K2 and Rawlings on an historical basis and on an unaudited pro-forma combined basis. The pro forma data gives effect to the merger on a purchase method basis as described in “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 96. The pro forma information is presented as if the merger was completed as of the beginning of each period for income statement purposes and on September 30, 2002 for balance sheet purposes. All pro forma information herein is audited.

The historical book value per common share is computed by dividing total stockholders’ equity by the number of shares of common stock outstanding at the end of the period. The pro forma combined book value per common share is computed by dividing pro forma stockholders’ equity by the pro forma number of shares of K2 common stock outstanding at the end of the period.

The information listed as “pro forma combined per equivalent share” was obtained by multiplying the pro forma amounts by the assumed exchange ratio in the merger.

K2 and Rawlings expect to incur merger and integration charges as a result of combining the companies. K2 and Rawlings also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses or benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had K2 and Rawlings actually been combined during the periods presented.

The information in the following table is based on, and should be read together with, the K2 and Rawlings historical financial information contained in prior Securities and Exchange Commission filings, which are incorporated herein by reference, and the “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 96.

SUMMARY

UNAUDITED COMPARATIVE PER COMMON SHARE DATA

OF K2 AND RAWLINGS

	For the Nine Months Ended September 30, 2002	For the Year Ended December 31, 2001
Historical K2 Inc.
Net income (loss) per common share—basic	$0.64	$(0.43)
Net income (loss) per common share—diluted	$0.64	$(0.43)
Book value per common share at period end	$13.00	$11.97

Historical Rawlings Sporting Goods Company, Inc.(1)
Net income per common share—basic	$0.51	$0.08
Net income per common share—diluted	$0.51	$0.08
Book value per common share at period end	$5.49	$3.79

Pro forma combined per K2 Inc. share (assumed 0.950 exchange ratio)(1)(2)
Basic net income (loss) per common share	$0.61	$(0.28)
Diluted net income (loss) per common share	$0.60	$(0.28)
Book value per common share at period end	$12.20	$9.74

Pro forma combined per equivalent share (assumed 0.950 exchange ratio)(1)(2)
Basic net income (loss) per common share	$0.58	$(0.27)
Diluted net income (loss) per common share	$0.57	$(0.27)
Book value per common share at period end	$11.59	$9.25

Pro forma combined per K2 Inc. share (assumed 1.125 exchange ratio)(1)(3)
Basic net income (loss) per common share	$0.58	$(0.26)
Diluted net income (loss) per common share	$0.57	$(0.26)
Book value per common share at period end	$11.48	$9.15

Pro forma combined per equivalent share (assumed 1.125 exchange ratio)(1)(3)
Basic net income (loss) per common share	$0.65	$(0.29)
Diluted net income (loss) per common share	$0.64	$(0.29)
Book value per common share at period end	$12.92	$10.29

Pro forma combined per K2 Inc. share (assumed 0.833 exchange ratio)(1)(4)
Basic net income (loss) per common share	$0.64	$(0.29)
Diluted net income (loss) per common share	$0.62	$(0.29)
Book value per common share at period end	$13.00	$10.45

Pro forma combined per equivalent share (assumed 0.833 exchange ratio)(1)(4)
Basic net income (loss) per common share	$0.53	$(0.24)
Diluted net income (loss) per common share	$0.52	$(0.24)
Book value per common share at period end	$10.83	$8.70

(1)	The historical amounts for Rawlings and the combined pro forma amounts for Rawlings and K2 reflect historical amounts for Rawlings for the nine months ended August 31, 2002 and the twelve months ended November 30, 2001.
(2)

These calculations are based on an exchange ratio of 0.950 of a share of K2 stock to be issued per each Rawlings share or stock option outstanding. This exchange ratio assumes an average share price for K2 common stock of between $9.47 per share and $10.53 per share, which represents the floor and ceiling price within which the exchange ratio is fixed. If the average share price of K2 common stock for the fifteen consecutive trading days ending on and including the second day preceding the closing date is less than $9.47 per share, the exchange ratio will be adjusted upward to an exchange ratio that will result in Rawlings stockholders receiving a number of shares of K2 common stock having a value of $9.00 per share of

SUMMARY

Rawlings stock exchanged based on the average daily closing price of K2 common stock during the specified period. If the average share price of K2 common stock exceeds $10.53 per share, the exchange ratio will be adjusted downward to an exchange ratio that will result in Rawlings stockholders receiving a number of shares of K2 common stock having a value of $10.00 per share of Rawlings stock exchanged based on the average daily closing price of K2 common stock during the specified period.

(3)	Calculations based on an assumed K2 average share price of $8.00 per share, which would result in an exchange ratio of 1.125 shares of K2 stock for each Rawlings share or stock option outstanding.
(4)	Calculations based on an assumed K2 average share price of $12.00 per share, which would result in an exchange ratio of 0.833 of a share of K2 stock for each Rawlings share or stock option outstanding.

SUMMARY

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

K2 common stock is listed on the New York Stock Exchange. Rawlings common stock is quoted on the Nasdaq National Market System. K2’s and Rawlings’ ticker symbols are “KTO” and “RAWL,” respectively. The following table shows, for the calendar quarters indicated, based on published financial sources, the high and low sale prices of shares of K2 and Rawlings common stock as reported on the New York Stock Exchange and the Nasdaq National Market System.

During the periods covered by the following table, neither K2 has nor Rawlings has paid cash dividends. K2’s credit facilities currently prohibit the payment of any cash dividends or stock repurchases by K2. Similarly, Rawlings’ credit facilities currently prohibit the payment of any cash dividends or stock repurchases by Rawlings.

	K2 Common Stock		Rawlings Common Stock
	High	Low	High	Low
2000
March 31	$8.00	$6.75	$7.54	$4.49
June 30	$8.81	$7.00	$6.98	$4.98
September 30	$11.38	$8.38	$6.95	$5.30
December 31	$9.75	$7.38	$6.17	$4.80

2001
March 31	$9.75	$7.75	$5.48	$3.74
June 30	$11.43	$7.80	$5.28	$3.92
September 30	$11.99	$5.40	$4.81	$2.97
December 31	$8.74	$5.31	$3.64	$2.49

2002
March 31	$7.60	$6.32	$6.14	$3.04
June 30	$10.25	$6.55	$5.89	$4.86
September 30	$10.00	$7.50	$5.81	$4.93
December 31	$11.01	$6.40	$9.00	$5.00

SUMMARY

RECENT CLOSING PRICES

The following table sets forth the closing prices per share of K2 common stock as reported on the New York Stock Exchange and Rawlings common stock as reported on the Nasdaq National Market System on December 13, 2002, the last full trading day prior to the announcement of the merger agreement, and February 21, 2003, the most recent practicable date prior to the mailing of this joint proxy statement/prospectus to K2’s and Rawlings’ stockholders.

The following table also sets forth the equivalent price per share of Rawlings common stock reflecting the value of the K2 common stock that Rawlings stockholders would receive in exchange for each share of Rawlings common stock if the merger was completed on these two dates and if the closing price on these dates equals the average daily closing price per share of K2 common stock over the fifteen consecutive trading days ending on and including the second trading day preceding the closing date. These prices will fluctuate prior to the special meetings and the merger, and stockholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

Date	K2 Common Stock	Rawlings Common Stock	Equivalent Per Share Price of Rawlings Common Stock
December 13, 2002 (assumed 0.950 exchange ratio)	$9.87	$8.18	$9.38
February 21, 2003 (assumed 0.980 exchange ratio)	$9.18	$8.80	$9.00

For illustrative purposes, the following table sets forth the equivalent price per share of Rawlings common stock reflecting fluctuations in the value of the K2 common stock that Rawlings stockholders would receive in exchange for each share of Rawlings common stock based upon hypothetical fluctuations of the average daily closing price per share of K2 common stock over the fifteen consecutive trading days ending on and including the second trading day preceding the closing date.

Hypothetical Average Closing Price of K2 Common Stock	Corresponding Exchange Ratio	Equivalent Per Share Price of Rawlings Common Stock(1)
$8.00	1.125	$9.00
$12.00	0.833	$10.00

(1)	Assumes that the actual price of K2 common stock at the effective time of the merger equals the average daily closing price.

The above tables show only historical and hypothetical comparisons. K2 and Rawlings stockholders are urged to obtain current stock price quotations for K2 and Rawlings common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in deciding whether to adopt the merger agreement and to authorize the merger. K2 and Rawlings will issue a press release on the day preceding the Rawlings special meeting disclosing the final exchange ratio for the merger. See the section entitled “Additional Information—Where You Can Find Additional Information” on page 93 of this joint proxy statement/prospectus.

SUMMARY

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains “forward-looking statements” concerning non-historical facts or matters that are subject to risks and uncertainties. K2 and Rawlings believe that such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent expectations or beliefs of K2 and Rawlings concerning future events, many of which are outside the control of K2 and Rawlings. They include, among other things, statements with respect to:

•	pro forma financial statements and projections of future financial performance;

•	future sales and earnings;

•	marketing efforts and trends regarding:

•	team sports including baseball, basketball and football,

•	extreme wheel sports including mountain bikes, in-line skates and skateboards, and

•	winter sports including skis and snowboards;

•	retail inventory levels;

•	product acceptance and demand;

•	growth efforts;

•	cost reduction efforts;

•	cost savings and economies of scale;

•	dependence on foreign manufacturing;

•	margin enhancement efforts;

•	product development efforts;

•	market positioning;

•	the combined company after the merger; and

•	future acquisitions and dispositions.

These forward looking statements may be preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “will,” “should,” “could” or similar expressions.

K2 and Rawlings caution that these statements are further qualified by important factors, in addition to those under “Risk Factors” below and elsewhere in this joint proxy statement/prospectus and the documents which are incorporated by reference in this joint proxy statement/prospectus, that could cause actual results to differ significantly from those in the forward-looking statements, including, among other things:

•	economic conditions,

•	product demand,

•	competitive pricing and products, and

•	other risks described in K2’s and Rawlings’ filings with the SEC.

Forward-looking statements are not guarantees of performance. By their nature, they involve risks, uncertainties and assumptions. The future results and stockholder values of K2 and Rawlings may differ significantly from those expressed in these forward-looking statements. Stockholders are cautioned not to put undue reliance on any forward-looking statement. Any such statement speaks only as of the date of this joint

CAUTIONARY STATEMENT REGARDING

FORWARD-LOOKING STATEMENTS

proxy statement/prospectus, and in the case of documents incorporated by reference, as of the date of those documents. Neither K2 nor Rawlings undertake any obligation to update or release any revisions to any forward-looking statements, to report any new information, future event or other circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

CAUTIONARY STATEMENT REGARDING

FORWARD-LOOKING STATEMENTS

RISK FACTORS

Stockholders of K2 and Rawlings should carefully consider the following factors, in addition to other risk factors of the two companies incorporated by reference into this joint proxy statement/prospectus and the other information contained in this document, in deciding whether to vote for approval and adoption of the merger agreement and the merger, in the case of Rawlings stockholders, or for approval of the issuance of shares of K2 common stock in the merger, in the case of K2 stockholders. See “Additional Information—Where You Can Find Additional Information” on page 93 for where you can find the additional risk factors incorporated by reference.

Risk Factors Relating to the Merger

K2 and Rawlings may not successfully integrate their business operations after the merger.

The integration of K2’s and Rawlings’ operations after the merger may be difficult, time consuming and costly. After completion of the merger, the combined company must successfully integrate, among other things, the product and service offerings, product development, sales and marketing, research and development, administrative and customer service functions, and the management information systems of Rawlings with those of K2. In addition, K2 will need to retain the management, key employees, customers, distributors, vendors and other business partners of both companies. It is possible that these integration efforts will not be completed as smoothly as planned, which could have an adverse impact on the operations of the combined company.

K2 expects to incur potentially significant merger-related, restructuring and integration costs in connection with the transaction and the integration of Rawlings’ operations.

K2 and Rawlings expect to incur costs associated with combining the operations of the two companies, transaction fees and other costs related to the merger. These costs include those related to the severance agreements of twenty-five of Rawlings employees which could be triggered by certain actions taken by K2 after the merger. These severance agreements could require payments by K2 totaling in excess of $3,000,000 in the aggregate and could lead to the possible loss of some key employees. K2 also faces potential costs related to employee redeployment or relocation, reorganization or closure of facilities, relocation and disposition of excess equipment and other integration costs. K2 has not yet determined the amount of these costs. K2 expects to account for these costs as purchase related adjustments when the merger is completed.

Changes in the market value of K2 common stock may increase the costs of the transaction to K2 stockholders or adversely affect the value of consideration that Rawlings stockholders receive for their stock.

The value of the K2 common stock to be issued in the merger in exchange for each share of Rawlings common stock is based on a number of factors and cannot be determined precisely before completion of the merger. Generally, as the value of K2 common stock decreases, the dilution to existing K2 stockholders increases. In addition, the value received for each share of Rawlings common stock decreases as the K2 stock price decreases, until the K2 common stock price decreases below $9.47, at which point the exchange ratio will be adjusted upward to an exchange ratio that will result in Rawlings stockholders receiving a number of shares of K2 common stock having a value of $9.00 per share for each share of Rawlings common stock exchanged, based on the average daily closing price for K2 common stock on the New York Stock Exchange for the fifteen trading days ending on and including the second trading day prior to the closing of the merger. However, the collar mechanism does not protect against a decline in the value of K2 common stock following the completion of the merger.

RISK FACTORS

The following chart demonstrates how changes in the market value of K2 common stock will affect the exchange ratio in the merger, the percentage ownership of existing K2 stockholders of the combined company and the value received by Rawlings stockholders. K2 has the right to terminate the merger agreement if the average daily closing price per share of K2 common stock for any consecutive fifteen trading days ending at least two calendar days prior to the stockholders meeting is less than $8.00.

Hypothetical Average Closing Price of K2 Common Stock(1)	Exchange Ratio	K2 Stockholders’ Pro Forma Ownership of the Combined Company	Value of K2 Stock Received For Each Share of Rawlings Stock(2)
$14.00	0.714	75.6%	$10.00
$12.00	0.833	72.7%	$10.00
$11.00	0.909	70.9%	$10.00
$10.50	0.950	70.0%	$9.975
$10.00	0.950	70.0%	$9.50
$9.50	0.950	70.0%	$9.025
$9.00	1.000	68.9%	$9.00
$8.50	1.059	67.7%	$9.00
$8.00	1.125	66.3%	$9.00
$6.00	1.500	59.7%	$9.00

(1)	Represents the average daily closing price per share of K2 common stock over the fifteen consecutive trading days ending on and including the second trading day preceding the closing date.
(2)	Assumes that the actual price of K2 common stock at the effective time of the merger equals the average daily closing price.

The trading price of K2 common stock has fluctuated significantly in the past. The future trading price of K2 common stock is likely to be volatile and could be subject to wide price fluctuations in response to such factors, including:

•	actual or anticipated fluctuations in revenues or operating results;

•	failure to meet securities analysts’ or investors’ expectations of performance;

•	changes in key management personnel;

•	announcements of technological innovations or new products by K2 or its competitors;

•	developments in or disputes regarding patents and proprietary rights;

•	proposed and completed acquisitions by K2 or its competitors;

•	the mix of products and services sold;

•	the timing, placement and fulfillment of significant orders;

•	product and service pricing and discounts;

•	acts of war or terrorism; and

•	general economic conditions.

Rawlings stockholders may receive a lower return on their investment after the merger.

Although K2 and Rawlings believe that the merger will create financial, operational and strategic benefits for the combined company and its stockholders, these benefits may not be achieved. The combination of K2’s and Rawlings’ businesses, even if conducted in an efficient, effective and timely manner, may not result in combined operating efficiencies and financial performance that are better than what each company would have achieved independently if the merger had not occurred. In addition, the issuance of K2 common stock in the merger could reduce the market price of K2 common stock.

RISK FACTORS

Rawlings’ directors and officers have conflicts of interest in recommending the merger to Rawlings stockholders.

In considering the recommendation of the Rawlings board of directors to approve the merger, Rawlings stockholders should recognize that some of Rawlings’ directors and officers have interests in the merger that differ from, or are in addition to, their interests as Rawlings stockholders. These interests include (1) current and future employment arrangements, (2) severance benefits, (3) acceleration of stock options, (4) K2 board membership for one of Rawlings’ current directors and (5) indemnification of directors and officers of Rawlings against certain liabilities arising both before and after the merger. These and additional interests are described under the headings “The Merger—Interests of Certain Persons in the Merger” on page 55.

Rawlings stockholders will have a reduced ownership and voting interest after the merger.

After completion of the merger, Rawlings stockholders will own a significantly smaller percentage of the combined company and its voting stock than they currently own of Rawlings. Consequently, Rawlings stockholders will not be able to exercise as much influence over the management and policies of the combined company as they currently exercise over Rawlings.

K2 could lose key Rawlings personnel necessary to achieve the benefits K2 and Rawlings expect as a result of the merger.

Rawlings’ contribution to the combined company’s success will depend in part on the continued service of specific Rawlings personnel. If a substantial portion of Rawlings’ management or key employees leave after K2 and Rawlings complete the merger, the combined company’s business could be adversely affected.

Failure to complete the merger could be costly to Rawlings and its stockholders.

If the merger is not completed for any reason:

•	the price of Rawlings common stock may decline, assuming that current market prices reflect a market assumption that the merger will be completed; and

•	Rawlings must still pay its costs related to the merger, such as legal, accounting and financial advisory fees.

The merger agreement also provides for the payment by Rawlings of a termination fee of $2,900,000 if the merger is terminated under certain circumstances. The obligation to make that payment may adversely affect the ability of Rawlings to engage in another transaction and may have an adverse impact on the financial condition of Rawlings. See “The Merger Agreement—Termination and Termination Fee” on page 69.

In addition, the terms of the stock plans and individual employment agreements under which Rawlings stock options have been granted provide that all previously unvested options held by employees and executive officers will become immediately exercisable at the time Rawlings’ stockholders approve the adoption of the merger agreement at the Rawlings meeting. If the merger is not completed for any reason following the stockholder approval the options would remain fully exercisable. As of January 31, 2003, options to purchase 348,492 shares of Rawlings common stock held by Rawlings employees and executive officers would vest early upon the approval of the adoption of the merger agreement by Rawlings stockholders.

Risk Factors and Trends Affecting the Combined Company

K2’s strategic plan involving the acquisition of various additional companies may not succeed.

K2’s strategic plan involves growth through the acquisition of a number of additional companies within a relatively short period of time. Growth through acquisition, particularly rapid growth through acquisition, involves a number of risks, including:

•	difficulties related to combining previously separate businesses into a single unit;

•	the substantial diversion of management’s attention from day-to-day business when negotiating these transactions and later integrating an acquired business;

•	the assumption of liabilities of an acquired business discovered after the transaction is complete;

•	the failure to realize anticipated benefits such as cost savings and revenue enhancements;

RISK FACTORS

•	the risks of highly leveraging the company or engaging in dilutive issuances of equity securities of the company in order to fund the acquisitions; and

•	difficulties related to assimilating the products of an acquired business, for example, in manufacturing, distribution, engineering and customer support areas.

K2 cannot assure the stockholders of the respective companies that any transaction or series of transactions that are completed will result in long-term benefits to the combined company or its stockholders, or that K2’s management will be able to manage the acquired businesses effectively.

K2’s proposed new bank credit facility, as well as the refinancing of Rawlings debt under that facility, will place a significant debt burden on the combined company.

After the merger, it is anticipated that the combined company will have substantially more indebtedness than K2 currently has based on the anticipated draws on K2’s new bank credit facility to accommodate the working capital requirements of Rawlings. See “Recent Developments” on page 27. K2’s indebtedness as of September 30, 2002 was approximately $97,400,000. K2’s pro forma indebtedness as of September 30, 2002 after giving effect to the merger and its new bank credit facility is expected to be approximately $127,400,000. As a result of the increase in debt, demands on the cash resources of the combined company will increase after the merger, which could have important effects on an investment in K2’s common stock. For example, the increased levels of indebtedness could, among other things:

•	adversely affect the combined company’s ability to expand its business, market its products and make investments in capital expenditures;

•	adversely affect the cost and availability of funds from commercial lenders, debt financing transactions and other sources;

•	adversely affect the ability of the combined company to pursue its acquisition strategy; and

•	create competitive disadvantages compared to other companies with lower debt levels.

The combined company’s inability to compete in its competitive industry could seriously harm its business.

The markets for sporting goods and recreational products in which K2 and Rawlings compete are generally highly competitive, especially as to product innovation, performance and styling, price, marketing and delivery. Competition regarding these products, other than active wear, consists of a relatively small number of large producers, some of whom have greater financial and other resources than the combined company. In addition, many of the combined company’s competitors offer sports and recreational equipment not currently sold by either K2 or Rawlings. In addition, there are no significant technological or capital barriers to entry into the markets for many sporting goods and recreational products and these markets face competition from other leisure activities. The sales of leisure products are also affected by changes in the economy and consumer tastes, both of which are difficult to predict.

K2’s industrial products are, in most instances, subject to price competition, ranging from moderate in marine antennas and monofilament line to intense for commodity-type products. Many industrial competitors have greater financial and other resources than K2.

K2’s financial results vary from quarter to quarter, which could hurt K2’s business and the market price of its stock.

Various factors affect K2’s quarterly operating results and some of them are not within K2’s control. They include, among others:

•	weather and snow conditions;

•	the timing and introduction of new products;

RISK FACTORS

•	the mix of products and services sold;

•	the timing of significant orders from and shipments to customers;

•	product pricing and discounts;

•	the timing of its acquisitions of other companies and businesses; and

•	general economic conditions.

These and other factors are likely to cause financial results of the combined company to fluctuate from quarter to quarter. If revenue or operating results fall short of the levels expected by public market analysts and investors, the trading price of K2 common stock could decline dramatically. Based on the foregoing, K2 believes that quarter-to-quarter comparisons of its results of operations may not be meaningful. Therefore, Rawlings stockholders should not view K2’s historical results of operations as reliable indications of its future performance.

The combined company’s failure to develop or acquire new products and improve its existing products and processes on a schedule that keeps pace with the development in its industries could seriously harm its business.

Consumer demand for recreational products is strongly influenced by matters of taste and style. K2 cannot assure the companies’ respective stockholders that the combined company will be able to successfully develop new products to address new consumer demand. The combined company’s inability to timely and successfully respond to developments and changing styles could hurt its competitive position or render its products noncompetitive.

An unexpected change in consumer tastes or a change in product demand could seriously harm K2’s business. K2 cannot assure you that demand for its products will remain constant.

International operations may seriously harm K2’s financial condition because of weak foreign economies and the effect of foreign exchange rate fluctuations.

K2’s revenues from international operations were approximately 36% of total revenue for fiscal 2002, and approximately 32% of K2’s sales are denominated in foreign currencies. K2 expects that revenues from the combined company’s international operations will continue to account for a significant portion of its total revenues. In addition, the combined company will outsource a number of its supply contracts to entities in foreign nations, including China and Costa Rica. The combined company’s international operations are subject to a variety of risks, including:

•	recessions in foreign economies;

•	the adoption and expansion of government trade restrictions;

•	currency conversion risks and currency fluctuations;

•	limitations on repatriation of earnings;

•	reduced protection of intellectual property rights in some countries;

•	longer receivables collection periods and greater difficulty in collecting accounts receivable;

•	difficulties in managing foreign operations;

•	social, political and economic instability;

•	unexpected changes in regulatory requirements;

•	acts of war and terrorism;

RISK FACTORS

•	ability to finance foreign operations;

•	changes in consumer tastes and trends;

•	tariffs and other trade barriers; and

•	U.S. government licensing requirements for export.

Conflicts related to intellectual property could seriously harm the combined company’s business.

A third party may try to challenge, invalidate or circumvent K2’s or Rawlings’ patents, copyrights or trademarks. K2 cannot assure the companies’ respective stockholders that any of the rights granted under the patents, copyrights or trademarks will provide competitive advantages to the combined company, that patents will be issued on its pending applications, or that claims allowed on any of its future patents will be sufficiently broad to protect the combined company’s technology. In addition, the laws of some foreign countries may not protect K2’s and Rawlings’ proprietary rights to the same extent as the laws of the United States. As a result, the combined company cannot rely solely on patent, copyright and trademark protection to be successful and profitable in the industry.

K2’s inability to obtain licenses may harm its business.

Many of K2’s products include intellectual property licensed from third parties, and in many instances K2 will have to seek new or renew existing licenses in the future. The inability to obtain such licenses or other rights on favorable terms, or the need to engage in litigation over such licenses or rights, could seriously harm K2’s business, operating results and financial condition.

Rawlings business, which will be integral to the success of the combined company, is highly dependent on sales of baseball related products to only a few main customers.

Sales of baseball-related products constituted approximately 63% of Rawlings’ total net revenues in the year ended August 31, 2002. Adverse publicity or news coverage regarding professional or amateur baseball and strikes or other work stoppages initiated by owners, athletes or umpires could create fan disaffection and disillusionment that could have a material adverse effect on the combined company’s sales. The loss of the Major League Baseball exclusive supplier contract could also have a material adverse effect on the combined company’s sales, as could poor weather conditions during the peak baseball retail-selling season in the spring.

Sales to Rawlings’ ten largest customers constituted approximately 43% of Rawlings’ total net revenues in the year ended August 31, 2002, including one customer, Wal-Mart, which accounted for approximately 17% of Rawlings’ 2002 net revenues. Although Rawlings has long-established relationships with many of its customers, it does not have long-term supply contracts with them and neither Rawlings nor K2 can predict what effect the merger will have on these relationships. A decrease in business from any of its major customers could have a material adverse effect on the combined company’s business, results of operations and financial condition.

Anti-takeover defenses in K2’s charter and under Delaware law could prevent an acquisition of K2 or limit the price that investors might be willing to pay for K2 common stock.

Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder, unless specific conditions are met. In addition, K2 has in place various types of protections which would make it difficult for a company or investor to buy K2 without the approval of K2’s board of directors, including a shareholder rights plan, a classified board of directors, provisions requiring advance notice of board nominations and other actions to be taken at stockholder meetings and super-majority voting requirements with respect to extraordinary actions. See “Comparison of Rights of Common Stockholders of K2 and Common Stockholders of Rawlings—Rights Plan—K2” on page 91. All of the foregoing could hinder,

RISK FACTORS

delay or prevent a change in control of K2 and could limit the price that investors might be willing to pay in the future for shares of K2 common stock.

Acts of war or terrorism may have an adverse effect on the combined company’s business.

Acts of war or terrorism may have an adverse effect on the economy generally, and more specifically on the combined company’s business. The recent economic slowdown and the terrorist attacks throughout the world have not yet had a material adverse effect on either K2’s or Rawlings’ business; however, because such occurrences have the potential to significantly decrease consumer spending on leisure products and activities, K2 and Rawlings are not able to say that such a material adverse effect on the combined company will not take place in the future. And, because of the uncertainty of such events, K2 and Rawlings are unable to predict with any certainty any future adverse impact from a prolonged weak economy, war or terrorists attacks.

In addition, the outbreak of war or hostilities could have an adverse impact on K2’s ability to consummate the financing under its proposed new bank credit facility or could result in the lenders imposing more onerous terms on K2 under the proposed new bank credit facility. In the event that K2 is unable to obtain its proposed new bank credit facility prior to the completion of the merger, K2 would require the consent to the merger of its lenders under certain of its existing credit facilities, including its existing bank credit facility. See “Recent Developments—K2’s Proposed Credit Facility.”

The loss of a key license or the loss of a key licensee by Rawlings could negatively impact the results of operations.

Rawlings has the exclusive licenses to provide baseballs to certain organizations, including Major League Baseball. Additionally, Rawlings licenses its trademarks to various companies which provides Rawlings with significant royalty income. The loss of any of these important arrangements could have a negative impact on the combined company’s results.

RISK FACTORS

RECENT DEVELOPMENTS

K2’s Junior Subordinated Debentures

On February 14, 2003, K2 issued $25,000,000 of its 7.25% convertible subordinated debentures pursuant to a Securities Purchase Agreement entered into on December 10, 2002. K2 used the proceeds from the debentures to partially repay its existing senior notes due November 30, 2004 and its existing senior notes due December 1, 2009. The convertible subordinated debentures are convertible at any time at the option of the holders into shares of K2 common stock at a conversion price equal to $11.92 per share. The convertible subordinated debentures may also be converted into K2 common stock at the option of K2 in certain circumstances. The convertible subordinated debentures include covenants which restrict K2’s ability, among other things, to make distributions to stockholders, to make loans, to incur indebtedness and to repurchase its capital stock.

K2’s Proposed Credit Facility

K2 has entered into a non-binding letter of intent with Bank One, NA for a new bank credit facility that will provide for aggregate borrowings by K2 of up to $160,000,000. K2 intends to increase the facility to $225,000,000 to accommodate the working capital requirements of Rawlings. The proposed credit facility will have a term of three years, and amounts borrowed under the proposed credit facility will be secured by all of the assets of K2 and its domestic subsidiaries, including the assets of Rawlings following the merger, as well as the stock of certain of K2’s foreign subsidiaries. The proposed credit facility will be used by K2 to refinance existing indebtedness, including the existing bank indebtedness of Rawlings following the merger, to fund future acquisitions and for general working capital purposes. The proposed bank credit facility will include covenants that will place significant restrictions on K2’s operations, including restrictions on, among other things, dividends, stock repurchases, indebtedness, mergers and acquisitions, sales of assets, investments, loans, liens and encumbrances, transactions with affiliates and capital expenditures. Although K2 intends to obtain the new credit facility prior to the completion of the merger, entering into the new credit facility is not a condition to the closing of the merger. In the event that K2 is unable to obtain its proposed new bank credit facility prior to the completion of the merger, K2 would require the consent to the merger of its lenders under certain of its existing credit facilities, including its existing bank credit facility.

RECENT DEVELOPMENTS

THE K2 SPECIAL MEETING

This joint proxy statement/prospectus is furnished in connection with the solicitation of proxies from K2 common stockholders by the K2 board of directors for use at the special meeting of K2 stockholders.

Time and Place; Purpose

The special meeting will be held on March 26, 2003 at the Hilton Los Angeles Airport, 5711 West Century Boulevard, Los Angeles, California 90045, at 11:00 a.m., Pacific time. At the special meeting, K2 common stockholders will be asked to consider and vote upon the following proposals:

•	to approve the issuance of shares of K2 common stock in the merger;

•	to approve an amendment to K2’s certificate of incorporation to increase the authorized common stock of K2 from 40,000,000 to 60,000,000 shares; and

•	any other business as may properly come before the special meeting.

K2 stockholders also may be asked to vote upon a proposal to adjourn or postpone the K2 special meeting. K2 could use any adjournment or postponement of the K2 special meeting for the purpose, among others, of allowing additional time for soliciting additional votes to approve the issuance of the shares of K2 common stock in the merger or to increase the authorized common stock of K2.

Record Date and Outstanding Shares

The K2 board of directors has fixed the close of business on February 24, 2003, as the record date for purposes of voting at the special meeting. Only holders of record of shares of common stock on the record date are entitled to notice of and to vote at the special meeting. On the record date, there were 17,957,076 shares of K2 common stock outstanding and entitled to vote at the special meeting held by stockholders of record. The record stockholder number does not include the number of persons whose stock is in nominee or “street name” accounts through brokers.

Vote and Quorum Required

Each holder of record, as of the record date, of shares of common stock is entitled to cast one vote per share. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the special meeting.

The affirmative vote of at least a majority of the votes properly cast is required to approve the issuance of shares in the merger. The affirmative vote, in person or by proxy, of a majority of the shares of K2 common stock outstanding as of the record date is required to approve the amendment to K2’s certificate of incorporation to increase the authorized common stock of K2 from 40,000,000 to 60,000,000 shares, although the approval of the amendment to the certificate of incorporation is not a condition to the merger. As of February 21, 2003, directors and executive officers of K2 and their affiliates beneficially owned an aggregate of 984,655 shares of K2 common stock entitled to vote at the K2 special meeting, or approximately 5.2% of the shares of K2 common stock outstanding and entitled to vote on such date.

How Shares Will be Voted at the Special Meeting

All shares of common stock represented by properly executed proxies received before or at the special meeting, and not revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the proposals set forth in the accompanying notice of special meeting.

THE K2 SPECIAL MEETING

A properly executed proxy marked “ABSTAIN” with respect to any proposal will be counted as present for purposes of determining whether there is a quorum at the special meeting. Abstentions will not affect the number of votes for or against the issuance of shares of K2 common stock in the merger, but will have the same effect as a vote against the adoption of the amendment to K2’s certificate of incorporation.

In the event that a broker, bank, custodian, nominee or other record holder of K2’s common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, which is called a broker non-vote, those shares will not be considered for purposes of determining the number of votes properly cast with respect to a particular proposal on which the broker has expressly not voted, but will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. As a result, if you fail to provide your broker with instructions, it will not affect the number of votes for or against the issuance of shares of K2 common stock in the merger, but will have the same effect as a vote against the adoption of the amendment to K2’s certificate of incorporation.

K2’s board of directors is not currently aware of any business to be acted upon at the special meeting other than the proposals described in the accompanying notice of special meeting.

The people named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting to permit further solicitations of proxies in favor of approval of the issuance of the shares of K2 common stock in the merger and the amendment to K2’s certificate of incorporation to increase the authorized common shares, except that no proxy which is voted against the approval of these proposals will be voted in favor of any such adjournment.

Methods of Voting

All stockholders of record as of the record date may vote by mail by signing, dating and mailing their proxies in the postage-paid envelope provided.

How to Revoke a Proxy

A stockholder may revoke his or her proxy at any time before its use by delivering to K2’s secretary a signed notice of revocation or a later-dated signed proxy or by attending the special meeting and voting in person. Attendance at the special meeting will not in itself constitute the revocation of a proxy.

Solicitation of Proxies

The cost of solicitation of proxies for the special meeting will be paid by K2. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners, and K2 will, upon request, reimburse them for their reasonable expenses in so doing. K2 has retained Morrow & Company to aid in the solicitation of proxies and to verify records related to the solicitations. Morrow & Company will receive a fee of approximately $7,000 plus reasonable out-of-pocket expenses for such services. K2 or its representatives may request by telephone, facsimile, electronic mail, telegram or over the Internet the return of proxy cards in order to ensure sufficient representation at the special meeting. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. You are urged to send in your proxies without delay.

Amendment to Certificate of Incorporation

K2’s board of directors has approved an amendment to the certificate of incorporation to increase the number of shares of common stock which K2 is authorized to issue from 40,000,000 shares to 60,000,000 shares. The text of the proposed amendment is set forth as Appendix C hereto. Stockholders are urged to read Appendix C.

THE K2 SPECIAL MEETING

Description of the Proposed Amendment.    K2’s certificate of incorporation currently authorizes the issuance of 40,000,000 shares of K2 common stock, of which 17,942,076 shares were issued and outstanding as of January 16, 2003. Of the remaining 22,057,924 unissued shares, as of January 16, 2003, 4,508,640 shares were reserved for issuance under K2’s stock option plans, outstanding warrants and convertible debentures. After giving effect to the approximately 10,782,026 shares of K2 common stock and options to purchase common stock to be issued in the merger, there will be only approximately 6,767,258 shares of authorized but unissued and unreserved common stock available for future issuance as of January 16, 2003.

Purpose and Effect of the Proposed Amendment.    While approval of the amendment to K2’s certificate of incorporation is not required to consummate the merger, the K2 board of directors believes that an increase of 20,000,000 shares to the total authorized common stock is in the best interests of K2 and its stockholders, and is advisable to provide K2 with additional flexibility to meet its future business needs. If the proposed amendment to increase the number of authorized common shares is adopted by the K2 stockholders, K2 will have additional shares available for acquisitions, equity financings, equity compensation plans, stock dividends or stock splits and other corporate purposes. The additional shares would be available for issuance without further stockholder approval, except as may be required by applicable law or the rules of the New York Stock Exchange. Although K2 does not have any commitment or understanding at this time for the issuance of additional common shares, the proposed amendment should enable K2 to take timely advantage of favorable opportunities and market conditions when they arise.

The issuance of additional common shares could have a dilutive effect on earnings per share of the K2 common stock currently outstanding and on the equity and voting power of existing holders of K2 common stock at the time of issuance. In addition, the proposed amendment could have an anti-takeover effect, as additional common shares could be issued to dilute the stock ownership and voting power of, or increase the cost to, a person seeking to obtain control of K2. However, the amendment is not being proposed in response to any known effort to accumulate common shares or to obtain control of K2.

Recommendation of the K2 Board of Directors

The K2 board of directors believes that each of the proposals is advisable, fair to and in the best interests of K2 and the stockholders of K2. The members of K2’s board of directors has approved each of the proposals and recommends that K2 stockholders vote “FOR” the issuance of the shares of K2 common stock in the merger and “FOR” the amendment to K2’s certificate of incorporation to increase the number of authorized common shares from 40,000,000 to 60,000,000.

THE K2 SPECIAL MEETING

THE RAWLINGS SPECIAL MEETING

This joint proxy statement/prospectus is furnished in connection with the solicitation of proxies from Rawlings common stockholders by the Rawlings board of directors for use at the special meeting of Rawlings stockholders.

Time and Place; Purpose

The special meeting will be held on March 26, 2003 at Maritz, Inc., 1355 North Highway Drive, Fenton, Missouri 63099, at 9:30 a.m., Central time. At the special meeting, Rawlings common stockholders will be asked to consider and vote upon:

•	a proposal to approve and adopt the merger agreement and approve the merger; and

•	any other business as may properly come before the special meeting.

Rawlings stockholders may also be asked to vote upon a proposal to adjourn or postpone the Rawlings special meeting. Rawlings could use any adjournment or postponement of the Rawlings special meeting for the purpose, among others, of allowing additional time for soliciting additional votes to approve and adopt the merger agreement and approve the merger.

Record Date and Outstanding Shares

The Rawlings board of directors has fixed the close of business on February 24, 2003, as the record date for purposes of voting at the special meeting. Only holders of record of shares of common stock on the record date are entitled to notice of and to vote at the special meeting. On the record date, there were 8,088,656 shares of Rawlings common stock outstanding and entitled to vote at the special meeting held by stockholders of record. The record stockholder number does not include the number of persons whose stock is in nominee or “street name” accounts through brokers.

Vote and Quorum Required

Each holder of record, as of the record date, of shares of common stock is entitled to cast one vote per share. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the special meeting.

The affirmative vote, in person or by proxy, of at least a majority of the shares of Rawlings common stock outstanding as of the record date is required to approve and adopt the merger agreement and approve the merger. As of December 31, 2002, directors and executive officers of Rawlings and their affiliates beneficially owned an aggregate of 1,262,466 shares of Rawlings common stock entitled to vote at the Rawlings special meeting or approximately 14% of the shares of Rawlings common stock outstanding and entitled to vote on such date.

How Shares Will Be Voted at the Special Meeting

All shares of common stock represented by properly executed proxies received before or at the special meeting, and not revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the proposals set forth in the accompanying notice of special meeting.

A properly executed proxy marked “ABSTAIN” with respect to any proposal will be counted as present for purposes of determining whether there is a quorum at the special meeting. Abstentions, however, will have the same effect as a vote against the adoption of each of the proposals.

THE RAWLINGS SPECIAL MEETING

In the event that a broker, bank, custodian, nominee or other record holder of Rawlings’ common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, which is called a broker non-vote, those shares will not be considered for purposes of determining the number of votes properly cast with respect to a particular proposal on which the broker has expressly not voted, but will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. As a result, if you fail to provide your broker with instructions, it will have the same effect as a vote against the merger.

Rawlings’ board of directors is not currently aware of any business to be acted upon at the special meeting other than the proposal described in the accompanying notice of special meeting. If, however, other matters are properly brought before the special meeting, or any adjournments or postponements of the meeting, the people appointed as proxies will have discretion to vote the shares represented by duly executed proxies according to their best judgment.

The people named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting to permit further solicitations of proxies in favor of the approval and adoption of the merger agreement and the approval of the merger, except that no proxy which is voted against the approval and adoption of the merger agreement and the approval of the merger will be voted in favor of any such adjournment.

Methods of Voting

All stockholders of record as of the record date may vote by mail by signing, dating and mailing their proxies in the postage-paid envelope provided.

How to Revoke a Proxy

A stockholder may revoke his or her proxy at any time before its use by delivering to Rawlings’ secretary a signed notice of revocation or a later-dated signed proxy or by attending the special meeting and voting in person. Attendance at the special meeting will not in itself constitute the revocation of a proxy.

Solicitation of Proxies

The cost of solicitation of proxies for the special meeting will be paid by Rawlings. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners, and Rawlings will, upon request, reimburse them for their reasonable expenses in so doing. Rawlings has retained Morrow & Company to aid in the solicitation of proxies and to verify records related to the solicitations. Morrow & Company will receive a fee of approximately $7,000 plus reasonable out-of-pocket expense for such services. Rawlings or its representatives may request by telephone, facsimile, electronic mail, telegram or over the Internet the return of proxy cards in order to ensure sufficient representation at the special meeting. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. You are urged to send in your proxies without delay.

Recommendation of the Rawlings Board of Directors

The Rawlings board of directors believes that the terms of the merger and the merger agreement are advisable, fair to and in the best interests of Rawlings and the stockholders of Rawlings. Rawlings’ board of directors has approved the merger agreement and the transactions contemplated by the merger agreement, and recommends that Rawlings stockholders vote “FOR” the approval and adoption of the merger agreement and the approval of the merger.

THE RAWLINGS SPECIAL MEETING

THE MERGER

The following summary describes the proposed merger and is qualified in its entirety by reference to the merger agreement. The merger agreement is attached as Appendix A to this joint proxy statement/prospectus, and is incorporated by reference into this joint proxy statement/prospectus.

General

The respective boards of directors of K2 and Rawlings have approved a merger involving the two companies, which will have the effect of combining the businesses, stockholder groups and other constituencies of K2 and Rawlings. The combined company will be a preeminent designer, manufacturer and marketer of sporting goods and other recreational products. In order to complete the merger, both companies must obtain the approval of their respective stockholders.

The merger agreement provides that when the merger becomes effective, Lara Acquisition Sub, Inc., a wholly-owned subsidiary of K2, will merge with and into Rawlings, with Rawlings continuing in existence as the surviving corporation. Each share of Rawlings common stock issued and outstanding at the time the merger becomes effective will be converted into 0.950 of a share of K2 common stock, subject to certain adjustments discussed below. Upon completion of the merger, Rawlings will be a wholly-owned subsidiary of K2 and all market trading of Rawlings common stock will cease.

Background of the Merger

From November, 1997 through December, 2002, Rawlings engaged in various discussions and negotiations with multiple parties regarding potential strategic transactions prior to entering into the merger agreement with K2, including the possible sale of Rawlings as well as possible strategic acquisitions. The following discussion briefly summarizes the background of these contacts, as well as the background of the merger and the discussions and negotiations with K2.

Rawlings’ Contacts with Bull Run Corporation

From March 1999 though January 13, 2000, Rawlings and Bull Run Corporation, then owner of approximately 10% of the outstanding shares of Rawlings common stock, held discussions regarding Bull Run’s potential acquisition of all of the outstanding shares of Rawlings common stock. Rawlings retained financial advisors to assist Rawlings in connection with the evaluation of strategic alternatives. When Bull Run was unable to provide a fully financed transaction proposal, Rawlings discontinued its evaluation of the potential Bull Run acquisition and focused on its operating plan.

On December 3, 2001, two of Rawlings’ directors previously nominated by Bull Run pursuant to an agreement with Rawlings resigned.

On November 27, 2002, Rawlings issued a press release stating that Rawlings had received an expression of interest from a strategic acquirer and that Rawlings had adopted a new shareholder rights plan. As a result and pursuant to a contractual obligation under a standstill agreement with Bull Run entered into in 1997 and amended in 1999, the Rawlings board of directors invited Bull Run to make an acquisition proposal. Bull Run sold all of its Rawlings common stock in open market sales on December 19, 2002 without discussing the sales or any potential transaction with Rawlings.

Rawlings’ Contacts with Mr. Daniel Gilbert and Huffy Corporation from July, 2001 through October, 2002

In July of 2001, Mr. Daniel Gilbert, a partner in Camelot Ventures and Chairman of the Board of Quicken Loans, contacted Mr. Stephen O’Hara, Chairman of the Board and Chief Executive Officer of Rawlings, regarding Mr. Gilbert’s interest in a potential investment in Rawlings.

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On December 31, 2001, Mr. O’Hara met with Mr. Gilbert in Livonia, Michigan to discuss Rawlings’ operations and Mr. Gilbert’s desire to acquire Rawlings common stock.

On February 1, 2002, Mr. Gilbert filed a Schedule 13D with the Securities and Exchange Commission to report his ownership of 6.4% of the outstanding shares of Rawlings common stock.

After preliminary discussions in January 2002 between Mr. O’Hara and Mr. Don Graber, Chairman and Chief Executive Officer of Huffy Corporation, Rawlings received an unsolicited offer from Huffy to purchase the outstanding shares of Rawlings common stock at a price ranging from $5.75 to $7.25 per share.

On February 5, 2002, Mr. O’Hara met with and gave a tour of Rawlings’ facilities to Mr. Gilbert and his advisors. At that time, Mr. Gilbert suggested that Rawlings was undercapitalized and might benefit from Mr. Gilbert’s acquisition of a substantial number of newly issued shares of Rawlings common stock. Mr. O’Hara informed Mr. Gilbert that the board of directors was open to considering such a proposal.

On February 6, 2002, the Rawlings board of directors met to discuss the interest expressed by both Huffy and by Mr. Gilbert. Stinson Morrison Hecker LLP, Rawlings’ outside legal counsel, advised the board with respect to the board’s fiduciary duties in both evaluating Mr. Gilbert’s expression of interest and the board’s response thereto. At this meeting, the board authorized Mr. O’Hara to retain outside financial advisors to assist the directors in analyzing any and all issues presented by the interest expressed by Huffy and Mr. Gilbert and Rawlings’ other strategic alternatives. The board also concluded that the price range presented by Huffy was inadequate and instructed Mr. O’Hara to reject the Huffy offer, but to leave open the possibility of other alternatives with Huffy.

On March 9, 2002, George K. Baum & Company was initially engaged to advise the board of directors on strategic alternatives and LaFlèche & Company, LLC was engaged by Rawlings as a strategic consultant. On May 30, 2002, George K. Baum’s engagement was expanded to also serve as the financial advisor to the board of directors and LaFlèche & Company was engaged by George K. Baum as a consultant.

On March 14, 2002, Mr. Gilbert filed an amended Schedule 13D to report his ownership of 8.3% of the outstanding shares of Rawlings common stock.

On March 26, 2002, Mr. O’Hara and Mr. Baur, a director of Rawlings, met with Mr. Graber to present Mr. Graber an opportunity to expand upon and provide greater information with respect to Huffy’s offer.

On April 2, 2002, the Rawlings board met with the company’s financial and legal advisors to further address appropriate actions to be taken in response to the continued interest expressed by Huffy and Mr. Gilbert. George K. Baum and LaFlèche & Company presented materials that addressed Rawlings’ range of possible strategic alternatives.

On April 5, 2002, Mr. Gilbert made a verbal proposal to Mr. O’Hara to invest between $10,000,000 and $12,000,000 in shares of Rawlings common stock to be purchased directly from Rawlings at the then current market value and to name two directors to Rawlings’ board of directors, which included naming himself as chairman of the board.

On April 8, 2002, the Rawlings board of directors held a special meeting to discuss Mr. Gilbert’s proposal and also to discuss the potential need to adopt a shareholder rights plan in light of, among other things, (1) the possible unequal treatment of Rawlings stockholders if a controlling block of the company’s shares were acquired by Mr. Gilbert or others through a tender offer at a price higher than that received by the holders of the remaining shares in a second step, squeeze out transaction and (2) the inadequacy of the Huffy offer. Rawlings’ financial advisor discussed the overtures made by Huffy and Mr. Gilbert. The board of directors concluded that

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Mr. Gilbert’s overture was unappealing because of the potential unequal treatment of Rawlings’ stockholders and the dilutive effect of the proposed stock issuance. The board, having previously determined that Huffy’s offer was inadequate, concluded that Huffy should be granted an opportunity to perform due diligence with a view to increasing its offer.

On April 22, 2002, Mr. O’Hara, Mr. Baur and Mr. Ryan, another Rawlings director, met with Mr. Gilbert in an effort to better understand his interest in Rawlings. During that meeting, Mr. Gilbert said that he had had discussions with Mr. Graber regarding Huffy’s interest in Rawlings.

On June 21, 2002, Mr. Gilbert amended his Schedule 13D to report his ownership of 11.3% of the outstanding shares of Rawlings common stock.

On June 21, 2002, Huffy’s financial advisor informed Rawlings’ financial advisor that Huffy would be unable to consider any transaction until Huffy’s acquisition of Gen-X Sports was completed. Subsequently, on October 7, 2002, Huffy’s financial advisor informed Rawlings’ financial advisor that, due to the integration of Gen-X Sports, Huffy would not be able to consider any transaction with Rawlings until Huffy’s fourth quarter was completed.

On July 25, 2002, the Rawlings board of directors met to discuss Mr. Gilbert’s open market purchases of Rawlings stock reported in his Schedules 13D, as well as his discussions with Rawlings’ representatives. The board also discussed its concerns that if Mr. Gilbert sought a change in control transaction, it might disadvantage minority stockholders.

On August 1, 2002, Mr. Gilbert amended his Schedule 13D to report his ownership of 13.4% of the outstanding shares of Rawlings common stock.

On August 7, 2002, Mr. O’Hara, Mr. Ryan and Mr. William C. Robinson, another Rawlings director, met with Mr. Gilbert prior to the Rawlings board of directors’ meeting on that same day. Mr. Gilbert reasserted his interest in becoming chairman of the board of Rawlings, making a substantial investment in the company and making subsequent changes to the company’s management and direction.

During the August 7, 2002 board meeting, the directors reviewed the recent meeting with Mr. Gilbert and reaffirmed their lack of interest in his proposal. Among other reasons for its lack of interest, the Rawlings board noted that Mr. Gilbert did not provide a definitive proposal for improving the company’s financial performance, the dilutive effect from an increase in outstanding shares which would result if such a transaction were consummated, and the potential unequal treatment of Rawlings stockholders.

On August 19, 2002, Mr. Gilbert amended his Schedule 13D to report his ownership of 14.6% of the outstanding shares of Rawlings common stock.

Rawlings’ Contacts with Russell Corporation from July, 2002 through October, 2002

On July 9, 2002, Mr. O’Hara met with Mr. Jonathan Letzler, President of Russell Corporation, at Mr. O’Hara’s suggestion. Mr. O’Hara provided him with an overview of Rawlings and of Rawlings’ management’s belief that the sporting goods industry will consolidate and suggested that Russell and Rawlings explore some form of strategic arrangement.

On August 2, 2002, Mr. O’Hara met with and gave Mr. Jack Ward, Chief Executive Officer of Russell, a tour of Rawlings’ Washington, Missouri distribution facility and a presentation of the Rawlings business plan. Mr. O’Hara and Mr. Ward discussed Russell’s possible interest in a strategic acquisition of Rawlings and the potential benefits thereof.

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On August 13, 2002, Russell executed Rawlings’ standard form of confidentiality agreement, including customary standstill provisions, and Rawlings provided information in response to Russell’s initial due diligence request. Mr. O’Hara also provided information to Russell in response to a subsequent request on August 27, 2002.

On September 17, 2002, Mr. O’Hara, Mr. William Lacey, Chief Financial Officer of Rawlings, and Rawlings’ financial advisor met in Atlanta, Georgia with Russell’s senior management to address Russell’s questions and provide a detailed review of Rawlings’ business and operations.

On September 25, 2002, Russell submitted to Rawlings a preliminary, non-binding indication of interest that included an offer to purchase the outstanding shares of Rawlings common stock at a price between $7.00 and $8.00 per share, with the consideration to be an undetermined mix of cash and Russell common stock.

On September 26, 2002, the Rawlings board of directors met with Rawlings’ financial and legal advisors to review and evaluate the terms of the Russell proposal and to prepare a response to that proposal. Although the board did not agree to grant Russell an exclusive negotiating period as Russell had requested, it did authorize Mr. O’Hara to explore the possibility of increasing Russell’s offer.

On September 30, 2002, Mr. O’Hara met in Atlanta with Mr. Ward, Mr. Floyd Hoffman, Russell’s Senior Vice President of Strategic Planning, and Mr. Robert Martin, Russell’s Chief Financial Officer, to respond in person to Russell’s offer. During that meeting, Mr. O’Hara expressed interest in an alliance with Russell but qualified such interest with reference to Russell’s need to increase its offer. During the meeting, Mr. O’Hara and Mr. Ward discussed conducting further due diligence with a view towards Russell increasing its offer.

On October 2, 2002, Mr. O’Hara and Mr. Ward had a telephone conference during which Mr. Ward requested a four week period of due diligence that would give Russell access to Rawlings’ management personnel and facilities. Mr. O’Hara agreed to this request with the exception of excluding meetings with Rawlings’ personnel, other than Mr. O’Hara and Mr. Lacey, in order to keep Rawlings’ employees focused on executing the operating plan without distraction.

On October 15, 2002 through October 17, 2002, representatives of Russell, its outside auditors and outside legal counsel performed due diligence at the St. Louis offices of Stinson Morrison Hecker LLP. Mr. Lacey and a representative of George K. Baum also participated in meetings with representatives of Russell at that time.

On October 25, 2002, Mr. O’Hara received a call from Mr. Hoffman who indicated that, based on due diligence to date, Russell would only reaffirm its range of between $7.00 and $8.00 per share of Rawlings common stock and not improve it. Mr. Hoffman requested further due diligence with respect to Rawlings’ intellectual property, sales and marketing and manufacturing facilities that would include access to members of Rawlings’ second-tier management. Mr. O’Hara granted Russell access to all facilities and arranged operations discussions with third party apparel and IT consultants. Mr. O’Hara did not permit contact to be made with other Rawlings officers so as to limit the disruption to Rawlings’ operations.

Rawlings’ Discussions With Other Parties

In addition to the discussions described above, between March, 2002 and December, 2002, Rawlings had contacts with various other parties with respect to strategic transactions that included both the possible sale of Rawlings as well as possible strategic acquisitions by Rawlings. Discussions with some of these parties evolved into initial diligence reviews, negotiations regarding a potential transaction and conversations with potential financing sources relating to a particular strategic acquisition by Rawlings of certain assets of a sporting goods company.

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Rawlings’ Shareholder Rights Plan

Rawlings initially adopted a shareholder rights plan on July 1, 1994 in connection with the company’s initial public offering. At Rawlings’ annual meetings of stockholders on April 13, 2000 and May 15, 2001, in response to a precatory stockholder proposal on July 6, 1999 that requested the board of directors to redeem the shareholder rights plan, a majority of the shares actually voting at the respective meetings voted in favor of redeeming the rights plan. The board subsequently redeemed the rights on December 31, 2001.

At meetings on April 8, 2002 and August 7, 2002, the Rawlings board of directors discussed the need for and design of a new shareholder rights plan in light of Mr. Gilbert’s open market acquisitions and stated intention, the inadequate price proposed by Huffy and the risk that Rawlings would be put into play without the board of directors having sufficient negotiating leverage or flexibility to pursue the best strategic alternatives for Rawlings’ stockholders. The board also discussed the use of a new shareholder rights plan to prevent abusive takeover measures and the design of a new plan that would permit transactions structured to provide the equal treatment of all stockholders. Based on its determination that further events would unfold before those threats materialized, the board concluded that a new rights plan was not necessary at that time.

On November 27, 2002, the Rawlings board met to discuss K2’s expression of interest, as discussed below, and the need to adopt a shareholder rights plan to facilitate pursuit of the best strategic alternative available to Rawlings. Rawlings’ financial advisor and legal advisors reviewed the benefits of adopting such a plan, which would provide sufficient time, as well as flexibility and negotiating leverage, to adequately evaluate strategic alternatives in an orderly manner and would facilitate obtaining enhanced value for all stockholders. The board unanimously approved the adoption of a new shareholder rights plan that was designed to ensure equal treatment of stockholders and that contained a permitted offer exception under which a fully financed and fair offer to purchase all of the shares of the company would not be subject to the terms of the rights plan and a provision that requires an independent committee of the board of directors to review the rights plan regularly to confirm that the plan continues to be in the best interests of Rawlings’ stockholders.

Background of Rawlings’ Contacts and Negotiations with K2 and Competing Bidders

On June 4, 2002, Mr. O’Hara and Rawlings’ financial advisor had an initial meeting with Mr. Richard Rodstein and Mr. John Rangel, Chief Executive Officer and Senior Vice President—Finance, respectively, of K2, in order to discuss Rawlings’ strategic direction and recent operating results. During the meeting, Mr. Rodstein and Mr. Rangel expressed K2’s interest in expanding into team sports and discussed potential strategies for using Rawlings to assist K2 in reaching that market.

On June 7, 2002, Rawlings’ financial advisor spoke with Mr. Rodstein regarding K2’s interest in Rawlings.

On October 2, 2002, the chief executive officer of a thinly traded public sporting goods company met with Mr. O’Hara and toured Rawlings’ distribution facility in Washington, Missouri. On October 7, 2002, Mr. O’Hara and Mr. Lacey met with the senior management of that company in Chicago to discuss the company’s potential acquisition of Rawlings.

On October 11, 2002, K2 announced Mr. Rodstein’s resignation as Chief Executive Officer and his replacement by Mr. Richard Heckmann.

On October 14, 2002, Rawlings’ financial advisor contacted Mr. Heckmann regarding K2’s interest in Rawlings. Mr. Heckmann expressed an interest in a potential strategic transaction and indicated that K2 desired to operate on an expeditious timeframe in evaluating any potential transaction. K2’s counsel subsequently requested, and Rawlings agreed to make, certain changes to the standstill provisions included in Rawlings’ confidentiality agreement which would permit K2 to make an acquisition proposal to Rawlings’ board of directors and management as well as to terminate any other standstill limitations if Rawlings’ board of directors approved a tender offer or business combination with a third party.

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On October 29, 2002, representatives from George K. Baum provided Rawlings due diligence information to The Mercanti Group, K2’s financial advisor. Discussions regarding a potential transaction also occurred on the next day.

Also, from October 29, 2002 through November 1, 2002, Mr. O’Hara and Rawlings’ financial advisor had multiple meetings with various parties regarding Rawlings’ potential acquisition of certain assets of a sporting goods company.

On October 30, 2002, Mr. O’Hara, Mr. Heckmann and the financial advisor of each party spoke by telephone and discussed Rawlings’ operating plan as well as consolidation trends in the sporting goods industry.

On October 30, 2002 and October 31, 2002, Rawlings’ financial advisors spoke to representatives of Merrill Lynch, Russell’s financial advisor, who confirmed that a range between $7.00 and $8.00 per share was still Russell’s value range based on the due diligence that Russell had performed. Russell’s advisor indicated that Russell understood that the range was inadequate, but that additional due diligence, which could be completed quickly, would be aimed at identifying additional value to justify a potential increase in the offer. Rawlings’ financial advisors requested written clarification of Russell’s remaining due diligence.

During the week of November 3, 2002, representatives of Russell conducted due diligence and management meetings at Rawlings’ facilities in Licking and Washington, Missouri, Costa Rica, New York and Tennessee.

Before the Rawlings’ Board meeting on November 4, 2002, Rawlings’ financial advisors spoke with Russell’s financial advisors. Russell’s advisors indicated that a written statement of remaining due diligence, as requested by Rawlings’ financial advisors, would not be forthcoming. Russell’s advisors indicated that Russell was making progress on its remaining due diligence, with the exception of gaining access to Rawlings’ second-tier management.

On November 4, 2002, the Rawlings board of directors met with its financial and legal advisors and reviewed the status of the discussions with various parties with respect to a possible combination with Rawlings and Rawlings’ possible acquisition of a sporting goods company. The board discussed three primary alternatives: (1) effecting a business combination with a third party; (2) enhancing internal growth through acquisitions such as the potential acquisition of certain assets of a sporting goods company and (3) remaining independent and pursuing internal growth through implementation of the company’s current operating plan. The financial advisors presented information on each of the transaction candidates and the board discussed the advantages and disadvantages of each. The board authorized Mr. O’Hara to submit a preliminary offer to acquire certain assets of a sporting goods company, which the board determined would not be inconsistent with pursuing other alternatives.

Later on November 4, 2002, Mr. O’Hara and Rawlings’ financial advisors conducted a conference call with K2’s senior management and financial advisors. K2 indicated a preliminary range of interest for Rawlings between $8.00 and $9.00 per share in a transaction that would be structured as a stock-for-stock merger. Mr. O’Hara expressed disappointment in this value range, but stated that he was willing to allow additional due diligence with an understanding that the value must be higher.

On November 5, 2002, Russell’s representative contacted Mr. O’Hara to discuss several due diligence issues.

On November 7, 2002, Rawlings submitted a preliminary non-binding letter of intent for the potential acquisition of certain assets of a sporting goods company.

On November 7, 2002 and November 8, 2002, representatives from The Mercanti Group and representatives from K2’s professional advisors performed initial financial due diligence on behalf of K2 with respect to Rawlings at the St. Louis offices of Stinson Morrison Hecker LLP. Mr. O’Hara, Mr. Lacey and representatives of George K. Baum also took part in these due diligence meetings.

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On November 8, 2002, the financial advisor of a thinly traded public sporting goods company that had expressed interest in Rawlings and had conducted limited due diligence submitted a preliminary proposal to Rawlings’ financial advisor. The proposal was based on a stock merger in which a fixed number of shares would be issued at closing and additional shares would be issued contingent on Rawlings fiscal 2003 financial results. Mr. O’Hara and Rawlings’ board of directors were informed of the proposal, but did not consider the proposal further due to its contingent structure.

On November 13, 2002 and November 14, 2002, Mr. Heckmann, Mr. Rangel, and representatives from The Mercanti Group performed additional business and financial due diligence on behalf of K2 in St. Louis with Mr. O’Hara, Mr. Lacey and representatives from George K. Baum. At the conclusion thereof, Mr. Heckmann reaffirmed K2’s interest in a business combination with Rawlings and suggested a preliminary valuation of Rawlings at $9.00 per share.

On November 18, 2002, Mr. O’Hara received a call from Mr. Hoffman reaffirming Russell’s offer range of $7.00 to $8.00 with a focus on the midpoint of that range. Mr. Hoffman indicated that Russell could complete due diligence and prepare a definitive agreement within two weeks. Mr. O’Hara informed Mr. Hoffman that the offer range was not attractive to Rawlings.

On November 20, 2002 and November 21, 2002, representatives of George K. Baum spoke to representatives of Merrill Lynch who reaffirmed Russell’s range between $7.00 and $8.00 per share with a focus on the midpoint of that range and stated that, based on the valuation methodologies employed by Russell, they did not anticipate a higher offer. They also stated that the Russell management team met on November 21, 2002 and decided not to submit a written offer, but confirmed that representatives of George K. Baum could present the $7.00 to $8.00 range with a midpoint focus for consideration by the Rawlings board of directors at its upcoming meeting on November 22, 2002. The form of consideration of the offer was not provided other than that it would be a mixture of cash and Russell common stock.

Also, on November 20, 2002, representatives from George K. Baum performed due diligence on portions of K2’s strategic plan, which had been presented by K2 management to the K2 board on October 4, 2002.

On November 21, 2002, K2 submitted a written indication of interest that provided for a stock-for-stock merger valuing Rawlings common stock at $9.00 per share. In its indication of interest, K2 requested exclusivity through December 23, 2002 to complete due diligence and negotiate a definitive agreement.

On November 22, 2002, the Rawlings board of directors met to evaluate K2’s and Russell’s proposals. Representatives of George K. Baum delivered a presentation on K2 and Russell common stock and a comparison of an all stock transaction with K2 and a cash and stock transaction with Russell. The directors authorized Mr. O’Hara to continue negotiations with K2, but refused to grant K2 an exclusive negotiating period. In addition, the board instructed Mr. O’Hara to inform Russell that its latest offer was not compelling. The board also discussed other alternatives to achieving greater value, including continuing to operate the company’s business as an independent entity and the possibility of an acquisition proposal from Mr. Gilbert. After the meeting Mr. O’Hara called Mr. Hoffman to inform him that Rawlings’ board viewed Russell’s offer as inadequate. Mr. O’Hara and Mr. Hoffman discussed the possibility of Russell’s continued interest at a later date.

Between November 22, 2002 and November 29, 2002, K2 and Rawlings management and their financial advisor began negotiating the proposed terms of the merger agreement, including the exchange ratio.

On November 24, 2002, the K2 board of directors met to evaluate the potential combination with Rawlings. K2’s management and financial advisors discussed with the K2 board the advantages and disadvantages of the potential combination with Rawlings. K2’s management and financial advisors also discussed with the K2 board different valuation ranges that would make the potential combination attractive to K2.

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From November 25, 2002 through December 15, 2002, Mr. Heckmann provided information relating to the proposed Rawlings transaction to members of the K2 board and he held various informal meetings and with members of the K2 board to discuss the material terms of the potential acquisition and the state of the negotiations with Rawlings.

On November 25, 2002, Rawlings’ financial advisor spoke to Russell’s financial advisor and indicated that Russell’s current offer was inadequate. Russell’s advisors stated that Russell continued to be interested in a potential transaction, but could not justify a higher valuation at that time. Russell’s advisors also indicated that a transaction in mid 2003 might be more optimal as it permitted further evidence of Rawlings improved financial performance. Rawlings advisors informed Russell’s advisors that other circumstances may dictate that Rawlings pursue other strategic options before that time.

On November 27, 2002, the Rawlings board of directors met with the company’s financial and legal advisors. The financial advisors presented information concerning K2 and Rawlings and the terms of the proposed offer as well as information on the use of collars in stock-for-stock transactions. Following a detailed discussion, the directors authorized Mr. O’Hara to further negotiate terms for a transaction with K2 based upon a 0.90 exchange ratio.

Also on November 27, 2002, Rawlings publicly announced that it was evaluating an expression of interest from a strategic party for the potential acquisition of Rawlings.

On November 29, 2002, Gibson Dunn & Crutcher LLP, outside legal counsel to K2, presented Rawlings with a first draft of the merger agreement. The draft included a fixed exchange ratio such that, upon completion of the merger, each share of Rawlings common stock would be converted into 0.90 of a share of K2 common stock.

On December 3, 2002, Mr. Gilbert submitted a proposal indicating an interest in acquiring all of the outstanding shares of Rawlings common stock at a price of $8.00 per share in cash. Mr. Gilbert also suggested the possibility of a higher offer after due diligence. Mr. O’Hara responded to Mr. Gilbert by requesting that Mr. Gilbert execute Rawlings’ standard confidentiality agreement to permit him to conduct due diligence. Mr. Gilbert objected to the standstill provisions included in Rawlings’ confidentiality agreement and, based on the protections provided by the newly adopted shareholder rights plan, Rawlings agreed to remove the standstill provisions.

Also on December 3, 2002, Mr. O’Hara spoke to Mr. Hoffman and asserted the need for a higher range if Russell’s bid was to be considered competitive.

On December 4, 2002 and December 5, 2002, representatives from Gibson, Dunn & Crutcher LLP performed legal due diligence with respect to Rawlings at the offices of Stinson Morrison Hecker LLP in St. Louis.

From December 5, 2002 through December 11, 2002, K2’s operations managers toured Rawlings’ major facilities to evaluate Rawlings’ operations and to analyze potential synergies and cost savings that could be realized by the combined business. During this period, K2’s operations managers toured Rawlings’: distribution facility in Washington, Missouri; corporate headquarters in Fenton, Missouri; wood bat factory in Dolgeville, New York; tanning facility in Tullahoma, Tennessee; and manufacturing facility in Costa Rica.

On December 6, 2002, Rawlings’ personnel and financial advisor conducted due diligence and interviews with the sporting goods company to which Rawlings had previously submitted an indication of interest.

On December 10, 2002, representatives from Gibson, Dunn & Crutcher LLP and Stinson Morrison Hecker LLP held a telephone conference to further negotiate the terms of the potential merger agreement between K2

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and Rawlings. On that same day, Mr. O’Hara, Mr. Lacey, Mr. Mickey Bell, an employee of Rawlings, and representatives from George K. Baum and Stinson Morrison Hecker LLP performed additional due diligence with respect to K2’s overall business at K2’s Shakespeare facility in Columbia, South Carolina.

From December 10, 2002 through December 14, 2002, representatives of KPMG LLP, Rawlings’ outside auditors, conducted financial due diligence on K2 in Los Angeles.

On December 11, 2002 and December 12, 2002, Mr. Rangel, representatives from The Mercanti Group and K2’s professional advisors performed additional due diligence on Rawlings, and Mr. O’Hara, Mr. Lacey and representatives of George K. Baum performed additional due diligence on K2.

On December 11, 2002 K2 issued a press release confirming that it was the strategic party that had expressed an interest in a combination with Rawlings.

On December 11, 2002, Gibson, Dunn & Crutcher LLP distributed to Rawlings a revised draft of the merger agreement.

On December 11, 2002 and December 12, 2002, Mr. Gilbert and representatives of Mr. Gilbert’s financial advisor, legal counsel and private investment firm conducted due diligence and participated in management meetings at the offices of Stinson Morrison Hecker LLP in St. Louis. The same parties also received a facility tour of Rawlings’ Washington, Missouri distribution center. Because Rawlings was informed that K2 may withdraw its offer if not acted upon in the very near future, Rawlings’ financial advisors told Mr. Gilbert and his advisors that he would need to present his best offer by Monday, December 16, 2002, and maybe sooner if circumstances so dictated. Mr. Gilbert declined to remain in St. Louis until December 13, 2002 when additional Rawlings’ management would be available for conferences.

From December 11, 2002 through December 15, 2002, K2’s and Rawlings’ legal advisors negotiated the terms and conditions of the merger agreement. The provisions negotiated included a termination fee payable by Rawlings to K2 under specified circumstances in an amount equal to 4% of the equity value of the transaction plus all of K2’s fees and expenses incurred in negotiating the transaction, including investment banking and legal fees. Rawlings estimated that the termination fee and expenses together would total approximately 6-7% of the equity value of the transaction. The parties eventually agreed on a termination fee totaling approximately 3.5% of the equity value of the transaction with no provisions regarding the payment of fees and expenses.

On December 11, 2002, Russell’s financial advisor contacted representatives of George K. Baum and expressed Russell’s interest in a transaction valued at $8.00 per share with consideration of 50% cash and 50% stock, subject to further due diligence. After conferring with Mr. O’Hara, Rawlings’ financial advisors indicated that Russell would need to improve its offer and respond with definitive terms by Monday, December 16, 2002, and possibly sooner if circumstances so dictated. Russell was also granted full access to Rawlings’ personnel and facilities to complete its due diligence from December 13, 2002 through December 15, 2002 but Russell refused to take full advantage of this opportunity stating that it would need at least one additional week to complete its due diligence. Russell’s advisors requested that Russell be released from the standstill provisions contained in its confidentiality agreement with Rawlings. After consultation with Rawlings’ management and legal counsel, Rawlings’ financial advisor informed Merrill Lynch that Rawlings would not release Russell from the standstill provisions. Rawlings’ legal counsel had a similar discussion with Russell’s legal counsel. Rawlings took this position because, among other things, it would ensure the receipt of a best and final offer from Russell, Mr. Gilbert and other potential bidders without potential collusion between them and would enable Rawlings to control the process by which it would determine and pursue the best strategic alternative for the benefit of Rawlings’ stockholders.

On December 13, 2002, representatives of Russell conducted due diligence conference calls with Rawlings’ financial and sales and marketing personnel. Also on December 13, 2002, Mr. O’Hara advised Mr. Heckmann that K2’s offer needed to be improved given the competitive process. Later that day, Mr. Heckmann called Mr. O’Hara to give notice that the K2 offer would expire at midnight on December 16, 2002. As a result, Rawlings management determined that it must accelerate the receipt of best and final offers from the other

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interested parties and hold a board meeting late Sunday afternoon, December 15, 2002. Rawlings’ financial advisor contacted Russell’s and Mr. Gilbert’s financial advisors to inform them that their best and final offers must be received by noon on Sunday, December 15, 2002. Requests were made of Bull Run in two previous letters to submit an acquisition proposal and, since it had not responded with a proposal, there was no perceived need to make further inquiry.

On December 14, 2002, representatives from Stinson Morrison Hecker LLP performed legal due diligence on K2 at the offices of Gibson, Dunn & Crutcher LLP in Los Angeles and representatives from George K. Baum continued their due diligence of K2 via conference calls to K2’s management and financial advisors.

As of December 14, 2002, negotiations were complete with respect to substantially all of the terms of the merger agreement with K2 other than the exchange ratio.

On December 15, 2002, Mr. Gilbert delivered a letter to Rawlings increasing his proposed offer to acquire Rawlings to $8.50 in cash per share for Rawlings common stock. Mr. Gilbert’s proposal reflected an all-cash tender offer that was subject to the following conditions: negotiation and execution of a definitive merger agreement containing customary terms and conditions, the continued effectiveness of Rawlings’ agreement with Major League Baseball, the continuation of Rawlings current credit facility following the transaction, and the removal of Rawlings’ shareholder rights plan. In addition, Mr. Gilbert’s letter anticipated a termination fee equal to 3% of the overall transaction value. In the letter, Mr. Gilbert also expressed his views regarding what he believed to be the speculative nature of K2’s common stock.

Russell also delivered a letter to Rawlings on December 15, 2002, increasing its offer to acquire Rawlings to $8.50 per share for Rawlings common stock with consideration of 50% cash and 50% Russell common stock. Russell’s offer was conditioned upon due diligence at the second-tier management level and finalizing remaining due diligence. Russell indicated that these conditions along with its inability to discuss the transactions with Rawlings’ two major stockholders precluded Russell from putting forth its best offer, and that, based on the outcome of final due diligence and stockholder discussions, Russell may be able to increase its offer. Russell indicated that it could complete its remaining due diligence by December 20, 2002 and submit a form of definitive agreement on such date, with completion of negotiations of an agreement within seven days.

Also on December 15, 2002, Mr. Heckmann contacted Mr. O’Hara and indicated that K2 planned to modify the terms of the exchange ratio and include a collar mechanism. Later on December 15, 2002, the management, legal and financial advisors of K2 and Rawlings met by telephone conference to negotiate the exchange ratio, but without Rawlings disclosing the terms of Mr. Gilbert’s or Russell’s offer.

Based on several factors Rawlings considered, including the historical volatility of K2 common stock and the amount of Mr. Gilbert’s all cash offer, Rawlings’ management favored a collar mechanism because it would protect Rawlings’ stockholders from any substantial decrease in the market price of K2’s common stock prior to the completion of the merger.

After additional discussions with Rawlings’ management and the respective financial and legal advisors later on December 15, 2002, K2 proposed a collar structure which was negotiated and refined on that same date. The K2 proposal, which K2 indicated was its final offer, provided for an exchange ratio that would be initially fixed at 0.950, but would otherwise move according to the average daily closing price per share of K2 common stock for the ten consecutive trading days ending on and including the second trading day preceding the closing date. Specifically, if the average daily closing price (1) was less than $9.47, the exchange ratio would be calculated by dividing $9.00 by the average daily closing price of K2 common stock during such ten day period, or (2) was greater than $10.53, the exchange ratio would be calculated by dividing $10.00 by the average daily closing price of K2 common stock during such ten day period. If the average daily closing price was between $9.47 and $10.53, the exchange ratio would remain fixed at 0.950. K2’s proposal also gave K2 the right to terminate the agreement if the average closing price of K2’s common stock decreased below $8.00 for any ten consecutive trading days prior to closing.

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During the late afternoon and evening of December 15, 2002, Rawlings’ board of directors met with Rawlings’ management and legal and financial advisors to discuss the offers received from Mr. Gilbert and Russell, the terms and conditions of the proposed merger agreement with K2, including the exchange ratio, and Rawlings’ other strategic alternatives. Representatives of Stinson Morrison Hecker LLP then discussed the board’s fiduciary duties in considering a business combination and discussed in detail the terms of the proposed merger agreement with K2.

Because Mr. Gilbert had not clearly indicated that he had put forth his best and final proposal and Russell had expressed a possible willingness to increase its offer the board instructed the company’s financial and legal advisors to contact the representatives of Mr. Gilbert and Russell to confirm that the offers received earlier in the day were in fact their best and final offers but without disclosing the terms of the K2 offer. Mr. Gilbert and the advisors to Russell verified that Rawlings had received the parties’ best offers and in the case of Russell that it was removing its due diligence condition with respect to its offer at $8.50 per share. Russell’s legal counsel also indicated that Russell might make a higher offer after it completed all of its remaining due diligence. The Rawlings board of directors nevertheless was skeptical that Russell would increase its offer after further due diligence because (i) Russell had already conducted extensive due diligence on Rawlings which was more than any other bidder, (ii) Russell had been unwilling to take advantage of the additional three days made available to Russell to complete its due diligence immediately prior to the time bidding was finalized, and (iii) in prior negotiations and discussions, Russell indicated a reluctance to increase its bid.

As part of the board’s consideration, George K. Baum rendered its opinion to Rawlings’ board of directors, stating that, as of that date and based on and subject to the assumptions, qualifications and limitations listed in its opinion, from a financial point of view, the merger consideration in the K2 offer was fair to Rawlings’ common stockholders. After considerable analysis and discussion, the board determined that the K2 proposal was the best strategic alternative reasonably available to Rawlings for the reasons set forth under “—Rawlings Reasons for the Merger; Recommendation of the Rawlings Board” on page 45.

Following careful deliberation of the offers received from Mr. Gilbert and Russell as well as the proposed merger agreement with K2, and after discussion with its financial and legal advisers, the Rawlings’ directors voting on the proposal unanimously determined to accept K2’s offer and unanimously approved the merger agreement, subject to increasing the length of the measuring period for the collar mechanism from ten to fifteen trading days. Upon advice of Stinson Morrison Hecker LLP, Mr. O’Hara abstained from the voting because of Mr. O’Hara’s potential employment with the combined company following the merger.

After the Rawlings’ board of directors approved the merger agreement, K2’s board of directors convened in person and by telephone conference with K2’s management and legal and financial advisers. The participants discussed the terms and conditions of the proposed merger agreement, including the exchange ratio. Representatives of Gibson, Dunn & Crutcher LLP summarized for the K2 board the material terms of the merger agreement that had been negotiated by the parties. Representatives of The Mercanti Group participated in the meeting and provided advice with respect to the financial aspects of the transaction. Following careful consideration of the proposed merger agreement and further discussion of the benefits and risks of the proposed transaction, the members of K2’s board of directors in attendance unanimously determined that the terms and provisions of the merger agreement, including the change to the measuring period for the collar mechanism requested by the Rawlings board of directors, were in the best interests of K2’s stockholders, and the K2 board approved the issuance of shares in connection with the merger. Thereafter, K2 and Rawlings executed the merger agreement.

On December 16, 2002, K2 and Rawlings issued press releases announcing the transaction and outlining the details and terms of the proposed merger.

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K2’s Reasons for the Merger; Recommendation of the K2 Board

K2’s board of directors believes that the merger represents an opportunity to enhance value for K2 stockholders. The decision of K2’s board of directors to enter into the merger agreement and to recommend that K2 stockholders approve the issuance of the shares of K2 common stock to be issued in the merger were the result of careful consideration by the board of directors of numerous factors. Significant factors considered by the K2 board of directors include, among others:

•	Strategic Growth Through Acquisition. The consolidation of sporting goods retailers worldwide is leading to a consolidation of sporting goods suppliers. K2 believes that the most successful sporting goods suppliers will be those with greater financial resources and a broader selection of products and brands. The merger with Rawlings furthers K2’s strategy of expanding its operations, diversifying its product offerings and adding strong brands through combinations with well-established companies.

•	Key Platform For Growth. One key market segment into which K2 plans to expand is the team sports segment. Because of its strong product lines, expertise in the category and brand name recognition, Rawlings represents a premier platform for K2’s entry into the team sports segment.

•	Increased Market Presence and Opportunities. As the sporting goods industry undergoes consolidation, the large sporting goods retailers prefer to rely on fewer and larger sporting goods suppliers to help them manage the supply of products and the allocation of shelf space. The combination of K2’s and Rawlings’ leading brands and product offerings will provide K2 with a broader product offering and an increased market presence that will help K2 address the needs of the large sporting goods retailers.

•	Operating Synergies. The combination of K2 and Rawlings will create synergies by providing opportunities to leverage the companies’ strengths in distribution, manufacturing, administration, product development and marketing.

•	Enhanced Management Team. K2 and Rawlings each enjoy top quality management teams that understand their respective market segments. The combination of Rawlings and K2 creates an enhanced management team by combining the strengths and experience of both companies’ management teams.

•	Reduced Seasonality and Exposure to Weather. K2’s business lines are seasonal in nature. K2’s results of operations are typically impacted by the amount of snowfall during the winter months, which drives the sale of skis and snowboards. The addition of Rawlings’ businesses, which focus on spring and summer sports, will reduce K2’s relative exposure to the impact of snowfall in the winter months. Overall, the broader range of sporting goods products of the combined company will counter balance the seasonal nature of K2’s and Rawlings’ product lines.

•	Greater Liquidity. As a result of the issuance of shares of K2 common stock in the merger, there will be a larger public float and greater liquidity with respect to K2’s common stock following the merger.

The foregoing discussion of factors considered by K2’s board is not meant to be exhaustive but includes the material factors considered by the K2 board in approving the merger agreement and the transactions contemplated by the merger agreement and in recommending that stockholders vote their K2 shares in favor of the issuance of shares in the merger. The K2 board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Rather, the board made their respective determination based on the totality of the information presented to them, and the judgments of individual members of the board may have been influenced to a greater or lesser degree by different factors.

Recommendation of the K2 Board of Directors.    After careful consideration of these and other factors, as well as the risks described under “Risk Factors” on page 20, the K2 board of directors has determined that the terms of the merger agreement and the transactions associated with it are advisable, fair to and in the best interests of the stockholders of K2, and recommends that the stockholders of K2 vote “FOR” the issuance of shares of K2 common stock in the merger. All of the K2 directors who considered the merger agreement concur in the foregoing determination and recommendation.

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Rawlings’ Reasons for the Merger; Recommendation of the Rawlings Board

The Rawlings board of directors believes that the merger is advisable, fair to and in the best interest of, Rawlings and the Rawlings stockholders. Accordingly, at the special meeting of the Rawlings board of directors held on December 15, 2002 at which the merger was considered and voted upon, the Rawlings’ directors voting on the matter unanimously approved the merger agreement and the merger. Upon advice of legal counsel, Mr. O’Hara abstained from the voting because of Mr. O’Hara’s potential employment with the combined company following the merger. The directors voting on the matter unanimously recommend that the holders of shares of Rawlings common stock vote “FOR” the adoption of the merger agreement and the approval of the merger.

In the course of reaching its decision to approve the merger agreement, the Rawlings board of directors consulted with Rawlings’ management, as well as its outside legal counsel and its financial advisors, and considered the following material factors:

•	the premium represented by the per share merger consideration offered by K2 in comparison to other offers and expressions of interest received by Rawlings prior to the execution of the merger agreement, as more fully discussed under “—Background of the Merger” on page 33;

•	the structure of the K2 offer, including a collar provision that assures that the value of K2 stock to be received by Rawlings’ stockholders at the effective time of the merger will be between $9.00 and $10.00 per share. The high end of this range would represent a potential $1.50 per share premium over the next highest offer received by Rawlings prior to the execution of the merger agreement;

•	the exchange ratio of 0.950 shares of K2 common stock for each share of Rawlings common stock, subject to the collar provision discussed above, represented merger consideration of $9.38 per share as of the date of the merger agreement. In addition, it also represented a substantial premium over historical and market trading prices for Rawlings common stock. Specifically, it represented a premium of approximately 48% when compared to the closing price for Rawlings common stock on November 26, 2002, the day prior to the initial announcement of a potential transaction, and a premium of approximately 49%, 61%, 66% and 69% when compared to the average closing price of Rawlings common stock for the thirty, sixty, ninety and one hundred eighty day periods, respectively, prior to the execution of the merger agreement;

•	the evaluation by the Rawlings board of directors of various strategic alternatives, including but not limited to, remaining an independent company and pursuing either solely internal growth or internal growth combined with external growth through acquisition of other companies or businesses within Rawlings’ industry;

•

the terms of the merger agreement, including that the merger agreement (1) permits Rawlings to provide information and enter into negotiations with a third party that submits an unsolicited transaction proposal to Rawlings, if the board of directors determines in good faith, upon consultation with legal counsel, that (a) failure to do so is reasonably likely to constitute or result in a breach of its fiduciary duties, (b) there is a reasonable likelihood that such proposal could result in a proposal that is more favorable to Rawlings’ stockholders and, if accepted, is reasonably capable of being completed, taking into account all legal, financial, regulatory and other issues, (c) Rawlings provides prior written notice to K2 and (d) Rawlings obtains a confidentiality agreement from the third party in customary form; and (2) permits the Rawlings board of directors to change its recommendation to its stockholders or recommend or enter into an agreement with a third party that is more favorable to Rawlings’ stockholders if (a) the board of directors determines in good faith, upon consultation with legal counsel, that the failure to do so is reasonably likely to constitute or result in a breach of its fiduciary duties, (b) the board of directors determines, in good faith, that the third party proposal is more favorable to Rawlings stockholders from a financial point of view and is reasonably capable of consummation, taking into account all legal, financial, regulatory and other issues, (c) Rawlings provides written notice to K2, setting forth the terms of the third party proposal and K2 does not make

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an offer to Rawlings within three business days that the Rawlings board of directors determines in good faith, to be at least as favorable to the Rawlings stockholders as the third party proposal and (d) Rawlings pays to K2 a termination fee of $2,900,000;

•	the opinion of George K. Baum & Company provided to the Rawlings board of directors on December 15, 2002, that, as of such date and based upon and subject to the various considerations set forth in the opinion, the merger consideration was fair to the holders of Rawlings common stock, from a financial point of view, see “—Opinion of Rawlings’ Financial Advisor” on page 48;

•	the likelihood that other offers or expressions of interest at prices higher than the merger consideration would reasonably be expected to have surfaced prior to the execution of the merger agreement and following the November 27, 2002 announcement by Rawlings that it had received an expression of interest in acquiring the company;

•	the ability of the Rawlings stockholders to vote against the merger and the merger agreement at the special meeting of stockholders without triggering the payment of any termination fee; however, if at the time of Rawlings stockholder meeting a third party has publicly announced or Rawlings’ board had under consideration a proposal to acquire Rawlings, and Rawlings enters into an agreement within twelve months of the termination of the merger agreement with any party with whom Rawlings had negotiations or who had submitted a proposal or expressed an interest in acquiring Rawlings, then Rawlings would be required to pay K2 a termination fee of $2,900,000;

•	the structure of the transaction as a tax-free reorganization for United States federal income tax purposes, which will permit the Rawlings stockholders to defer payment of capital gains taxes until they sell the shares of K2 common stock received in the merger, as discussed under “—Certain United States Federal Income Tax Considerations” on page 53;

•	the greater liquidity of K2’s common stock following the merger as compared to Rawlings’ common stock;

•	the fact that since Rawlings’ stockholders will hold approximately 30% of the outstanding common stock of K2 following the merger, Rawlings’ stockholders would have the opportunity to participate in the growth and opportunities of the combined company;

•	the greater financial resources of the combined company that should allow management to develop products and implement marketing strategies more quickly than Rawlings would likely be able to achieve as an independent company;

•	the fact that the broader range of sporting goods products offered by the combined company will provide greater opportunity to strengthen existing customer relationships, as well as counter balance the seasonal nature of Rawlings’ products;

•	the fact that the combined company’s experience, resources and breadth of product offerings may allow the combined company to better compete with larger competitors that have begun to enter Rawlings’ core products markets and have greater financial and other resources than Rawlings; and

•	the fact that the transaction is expected to achieve synergies, cost savings and economies of scale resulting from the combined marketing, sales and administrative areas of the two companies following the merger, and which are expected to further the combined company’s ability to achieve its financial goals.

In the course of its deliberations, the Rawlings board of directors considered a number of additional factors relevant to the merger, including:

•	the consideration of Rawlings’ strategic plan as an independent company, the restraints on Rawlings’ ability to pursue its strategic plans due to its present size and limited financial resources and the belief that the merger would enhance Rawlings’ ability to pursue its plan;

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•	Rawlings management’s belief in the importance of consolidation within the sporting goods industry including consolidation of the team sports segment of that industry;

•	Rawlings management’s view of the financial condition, results of operations and businesses of Rawlings and K2 before and after giving effect to the merger;

•	current financial market conditions and historical market prices, volatility and trading information with respect to the common stock of Rawlings, K2 and Russell Corporation;

•	the relationship between the market value of Rawlings common stock and the consideration to be received by Rawlings stockholders in the merger, and a comparison to comparable merger transactions;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties, covenants and conditions to their respective obligations are reasonable for a transaction of this nature;

•	the potential for other third parties to enter into strategic relationships with or to acquire Rawlings;

•	the financial analyses and other information presented by George K. Baum & Company, Rawlings’ financial advisor;

•	the information presented by Stinson Morrison Hecker LLP, Rawlings legal counsel, regarding the Rawlings board of directors’ fiduciary duties, the merger agreement, the negotiations with K2 and other third parties expressing an interest in acquiring Rawlings and other related legal matters; and

•	the fact that senior Rawlings management will have significant responsibilities within the combined company, which should facilitate the integration of Rawlings into the combined company.

The potential negative factors the Rawlings board of directors considered include:

•	the possibility the merger might not be consummated and the effect of public announcement of the merger on Rawlings’ sales, operating results, stock price and employee retention;

•	the risk that the potential benefits sought in the merger might not be fully realized;

•	the risk that, notwithstanding the long-term benefits of the merger, the combined company’s financial results and stock price might decline after the merger when the collar mechanism’s protections no longer apply;

•	the possibility of substantial charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

•	the risk that the companies might not be able to obtain the necessary approvals required to complete the merger, including approvals of both K2 and Rawlings stockholders;

•	other risks the merger and K2’s and Rawlings’ businesses are subject to, as described in the section of this joint proxy statement/prospectus entitled “Risk Factors” on page 20 and in each company’s reports filed with the SEC;

•	risks associated with fluctuations in K2’s stock price prior to closing the merger;

•	the factors identified by Russell Corporation, Mr. Gilbert and their respective advisors during the negotiations concerning their interest in acquiring Rawlings and in their respective written proposals to acquire Rawlings;

•	the fact that the acquisition consideration in Mr. Gilbert’s proposal to acquire Rawlings for $8.50 per share was cash, which would have enabled Rawlings’ stockholders to avoid future market risk from holding K2 common stock, although that form of consideration also would prevent Rawlings’ stockholders from enjoying the upside potential of the combined company;

•	Russell Corporation’s proposal to acquire Rawlings for $8.50 per share with half of the acquisition consideration in cash and the remaining half in Russell common stock, which has historically

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experienced lower volatility and higher liquidity than K2 common stock, and the fact that Russell Corporation has greater financial resources than K2;

•	Russell Corporation’s indication that it might be willing to offer more than $8.50 per share after completion of its due diligence, which was viewed skeptically by Rawlings’ board due to (1) the extensive due diligence previously conducted by Russell, (2) Russell’s unwillingness to take advantage of the three days made available to Russell to complete its due diligence immediately prior to execution of the merger agreement with K2 and (3) the prior negotiating history with Russell; and

•	various other risks.

The foregoing discussion of factors considered by the Rawlings board of directors is not meant to be exhaustive but includes the material factors considered by the board in approving the merger agreement and the transactions contemplated by the merger agreement and in recommending that stockholders vote in favor of the merger agreement. The Rawlings board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Rather, the board made their respective determination based on the totality of the information presented to them, and the judgments of individual members of the board may have been influenced to a greater or lesser degree by different factors.

In approving the merger agreement, the Rawlings board of directors was aware of the interests of Rawlings’ management in the merger, as described in the section entitled “—Interests of Certain Persons in the Merger.”

Opinion of Rawlings’ Financial Advisor

On December 15, 2002, George K. Baum & Company delivered certain of its written analyses and its oral opinion to the Board of Directors of Rawlings, which was subsequently confirmed in writing, to the effect that, subject to the assumptions, procedures, and limitations set forth therein, as of such date, the merger consideration to be received by the holders of Rawlings common stock pursuant to the terms and conditions set forth in the Merger Agreement was fair, from a financial point of view, to such holders of common stock.

The full text of the written opinion of George K. Baum, dated December 15, 2002, which sets forth assumptions made, matters considered, and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Appendix B and is incorporated herein by reference. Holders of Rawlings common stock are urged to, and should, read carefully the opinion in its entirety in conjunction with this joint proxy statement/prospectus. The analysis and opinion of George K. Baum were prepared for the information and assistance of the Board of Directors of Rawlings in connection with its deliberations regarding the merger and such opinion does not constitute a recommendation as to how any holder of Rawlings common stock should vote with respect to the merger.

In connection with its opinion, George K. Baum reviewed, among other things, the terms and conditions describing or otherwise directly relating to the merger consideration set forth in the merger agreement; certain publicly available business and historical financial information relating to Rawlings and K2, including, without limitation, Annual Reports, Forms 10-K, Forms 10-Q and other filings with the SEC; current and historical market prices and trading volumes of Rawlings common stock and K2 common stock; certain internal financial information and other data relating to the businesses and financial prospects of Rawlings and K2, as well as estimates, financial forecasts and analyses prepared by the respective management teams of Rawlings and K2 that are not publicly available; and the process and background that led to the merger. In addition, George K. Baum held discussions with members of the senior management of Rawlings and K2 regarding the business operations, prospects, and financial condition of Rawlings and K2, respectively. George K. Baum also reviewed publicly available financial and stock market data with respect to certain companies that George K. Baum believed to be comparable in certain respects to Rawlings and K2; financial terms of certain business combinations that George K. Baum deemed to be comparable in certain respects to the merger; certain historical

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data relating to premiums paid in mergers and acquisitions of publicly traded companies of a similar size to Rawlings; and conducted such other financial studies, analyses and investigations, and considered such other information that George K. Baum deemed necessary or appropriate.

In preparing its opinion, George K. Baum relied upon and assumed the accuracy and completeness of all the financial and other information that was publicly available or provided to George K. Baum by or on behalf of Rawlings or K2, and was not engaged to verify any such information. George K. Baum did not undertake nor obtain any independent evaluations or appraisals of any of the assets, properties or liabilities of Rawlings or K2, nor make any physical inspection of the properties or assets of Rawlings or K2 for such purposes. George K. Baum has not been engaged to independently verify any legal or accounting matters relative to the merger agreement. George K. Baum has assumed the merger will be validly consummated in accordance with the terms and conditions of the merger agreement. George K. Baum has also assumed, but has not determined, that the merger will qualify as a tax-deferred reorganization for federal income tax purposes.

The opinion of George K. Baum addressed only the fairness, from a financial point of view, of the merger consideration to the holders of Rawlings common stock and did not address any other aspect of the merger. George K. Baum was not asked to, nor did it, express an opinion as to the effect of any other transaction in which Rawlings might engage or the underlying business decision of the Rawlings board of directors to proceed with the merger. George K. Baum was not asked to, nor did it, express an opinion as to the actual value of K2 common stock when issued pursuant to the merger or the prices at which K2 common stock will trade at any time.

The opinion of George K. Baum necessarily is based on the information made available to George K. Baum and the conditions and circumstances as they existed on December 15, 2002, and can be evaluated only as of such date. Events occurring after the date of the opinion could materially affect the assumptions used in preparing the opinion.

The financial analyses summarized below include information presented in tabular format. In order to fully understand George K. Baum’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of George K. Baum’s financial analyses. The following is a summary of the principal financial analyses performed by George K. Baum and reported to the Board of Directors of Rawlings and is qualified in its entirety to reference to the full text of George K. Baum’s opinion.

Comparable Company Analysis.    George K. Baum noted that no company utilized in the comparable company analysis is directly comparable to Rawlings or K2. Accordingly, it is George K. Baum’s view that an analysis of the following results necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that could affect the value of Rawlings common stock, K2 common stock or other publicly traded companies that George K. Baum deemed comparable in certain respects to Rawlings or K2.

George K. Baum analyzed selected financial and operating data of Rawlings, K2 and the following nine publicly traded companies: Amer Group plc, Brass Eagle Incorporated, Callaway Golf Company, Escalade, Inc., Head N.V., The Hockey Company, Huffy Corporation, Johnson Outdoors Inc. and Russell Corporation which are referred to herein as the comparable companies. George K. Baum selected the comparable companies based on the size of such companies and their participation in certain segments of the sporting goods equipment industry. Though similar in certain respects, there are significant differences between the comparable companies, Rawlings and K2. It is George K. Baum’s belief that due to the differences in financial and operating characteristics of the comparable companies, the comparable company analysis is not readily susceptible to summary description.

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George K. Baum examined certain publicly available financial and stock market trading data for the comparable companies to evaluate the implied trading multiples of enterprise value (equity value plus total net debt, preferred stock and minority interest) to (1) revenue, (2) earnings before interest, taxes, depreciation and amortization (“EBITDA”) and (3) earnings before interest and taxes (“EBIT”), each for the latest 12 months (“LTM”). Likewise, George K. Baum also evaluated the implied trading multiples of equity value to (1) net income (earnings per share with a multiple expressed as a “P/E”, or share price/earnings per share) and (2) tangible book value (book value of stockholders’ equity minus goodwill and other intangible assets) for the comparable companies. For purposes of computing valuation multiples for Rawlings implied by the merger, George K. Baum used merger consideration of $9.00 per share based upon the limit established by the exchange ratio in the merger agreement. The LTM financial data for Rawlings was based on publicly reported financial results for the period ended August 31, 2002. The LTM financial data for K2 was based on publicly reported financial results for the period ended September 30, 2002, as adjusted to exclude the certain restructuring charges. This analysis indicated the following trading multiples for the comparable companies and K2 as compared to the multiples implied for Rawlings by the merger consideration:

	Comparable Companies			K2	Rawlings (Merger Consideration)
	Range	Mean	Median
Enterprise Value/LTM Revenue	0.3x–1.1x	0.7x	0.8x	0.5x	0.6x
Enterprise Value/LTM EBITDA	4.8x–8.3x	6.2x	5.9x	6.7x	11.9x
Enterprise Value/LTM EBIT	6.7x–11.3x	8.8x	8.8x	10.6x	14.7x
Price/Earnings	10.1x–19.5x	13.1x	12.5x	19.5x	20.0x
Equity Value/Tangible Book Value	0.4x–5.0x	2.0x	1.6x	0.9x	1.5x

Comparable Transaction Analysis.    George K. Baum noted that no merger or acquisition transaction utilized in the comparable transaction analysis is identical to the merger. Accordingly, George K. Baum believed that an analysis of the following results necessarily involves complex considerations and judgments concerning differences in financial, operating and other characteristics of Rawlings and the companies involved in the comparable transactions.

George K. Baum identified and performed an analysis of 15 merger and acquisition transactions that occurred since 1997 in the sporting goods equipment industry. The transactions analyzed included the following:

Acquiror	Target	Date
Amer Group Ltd.	Precor Inc.	10/08/02
Huffy Corporation	Gen-X Sports Inc.	09/19/02
Gen-X Sports Inc.	First Team Sports, Inc.	10/15/01
Lincolnshire Management Inc.	Riddell Group Division	06/25/01
Active Apparel Group Inc.	Everlast Worldwide Inc.	10/24/00
Investor Group	Bell Sports Corp.	08/17/00
Wilson Sporting Goods Co.	DeMarini Sports Inc.	01/19/00
K2 Inc.	Ride, Inc.	10/10/99
The Hockey Company	Sports Holdings Corp.	11/19/98
Cornerstone Equity Investors	True Temper Sports Inc.	09/30/98
HB Acquisition Corp.	Bell Sports Corp.	08/17/98
Callaway Golf Company	Odyssey Sports Inc. (US Industries)	08/11/97
Brunswick Corporation	Mongoose Bicycle Division (Bell Sports)	04/29/97
American Materials & Tech Corp.	Grafloy	03/05/97
US Industries, Inc.	Odyssey Sports Inc.	03/31/97

For these transactions, George K. Baum calculated multiples of enterprise value to LTM revenue, EBITDA and EBIT where such data was available. For purposes of computing valuation multiples for Rawlings implied by the merger, George K. Baum used merger consideration of $9.00 per share based upon the limit established by

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the exchange ratio in the merger agreement. This analysis indicated the following multiples as compared to the multiples implied for Rawlings by the merger:

	Comparable Transactions			Rawlings (Merger Consideration)
	Range	Mean	Median
Enterprise Value/LTM Revenue	0.3x–3.0x	1.2x	0.9x	0.6x
Enterprise Value/LTM EBITDA	3.1x–12.8x	8.7x	8.7x	11.9x
Enterprise Value/LTM EBIT	3.4x–18.1x	10.1x	9.7x	14.7x

Discounted Cash Flow Analysis.    George K. Baum performed an analysis of the present value of Rawlings’ projected future free cash flows. This analysis assumed that Rawlings continued as a going concern, remained independent and pursued its current business plan. Rawlings’ management prepared financial projections based on detailed operating assumptions and estimates of market conditions for the fiscal years 2003, 2004 and 2005. In assessing the range of likely outcomes related to Rawlings’ future performance, the Rawlings board of directors considered management’s projections along with sensitivity cases where 85% and 70% of projected EBITDA for such years was achieved.

For purposes of this analysis, George K. Baum calculated a terminal value for free cash flows beyond the forecast period by applying terminal multiples to Rawlings’ projected fiscal year 2005 EBITDA ranging from 5.0x to 6.0x. Based on George K. Baum’s estimate of Rawlings’ weighted average cost of capital, the free cash flows and terminal values were discounted to the present using a range of discount rates from 10.0% to 14.0%. Based on these assumptions, George K. Baum’s analysis indicated the following values per share for Rawlings common stock as compared to the merger consideration of $9.00 per share based upon the limit established by the exchange ratio in the merger agreement:

Projection Case	Range of Implied Equity Value Per Share
100% of EBITDA	$8.79–$12.42
85% of EBITDA	$7.07–$10.20
70% of EBITDA	$5.03–$7.66

Historical Stock Price Analysis.    George K. Baum analyzed Rawlings’ historical stock prices on a volume-weighted basis over various periods of time rather than the historical prices of Rawlings common stock on any particular trading day. George K. Baum performed its analysis of the merger consideration compared to volume-weighted average stock prices of Rawlings common stock over various periods ending on November 27, 2002, the day Rawlings publicly announced interest from a potential strategic acquiror. For purposes of computing the premiums to volume-weighted historical stock prices for Rawlings implied by the merger, George K. Baum used merger consideration of $9.00 per share based upon the limit established by the exchange ratio in the merger agreement. This analysis indicated the following premiums:

Period	Volume Weighted Average Price	Implied Premium
2 Years Ending 11/27/02	$4.42	103.7%
1 Year Ending 11/27/02	$4.42	103.8%
6 Months Ending 11/27/02	$5.46	65.0%
3 Months Ending 11/27/02	$5.60	60.7%
11/27/02	$6.39	40.8%

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Historical Exchange Ratio Analysis.    George K. Baum compared the historical exchange ratio of the daily closing price of Rawlings common stock to the daily closing price of K2 common stock over various periods ending on November 27, 2002, the day Rawlings publicly announced interest from a potential strategic acquiror. These historical exchange ratios were then compared to the 0.950 exchange ratio provided for in the merger agreement. The following table lists the low, average and high of the exchange ratios for the periods shown:

Period	Low	Average	High
2 Years Ending 11/27/02	0.30	0.58	0.94
1 Year Ending 11/27/02	0.30	0.63	0.94
6 Months Ending 11/27/02	0.52	0.63	0.81
3 Months Ending 11/27/02	0.53	0.64	0.81
11/27/02	0.58	0.58	0.58

Contribution Analysis.    George K. Baum reviewed the contribution of Rawlings to the combined company’s pro forma historical and estimated revenue, EBITDA, EBIT and net income, excluding synergies, for 2001, 2002 and 2003 as compared to the pro forma ownership of the combined company by Rawlings’ stockholders as of December 15, 2002, based on the 0.950 exchange ratio. George K. Baum performed this analysis using estimates of projected financial performance prepared by the respective management of Rawlings and K2. Historical financial data for K2 was based on publicly reported financial results as adjusted to exclude certain restructuring charges. The approximate range of Rawlings’ contribution and pro forma ownership resulting from the analysis is summarized below.

Fiscal Years 2001-2003	Approximate Contribution Range
Revenue	22.7%–23.0%
EBITDA	18.1%–25.5%
EBIT	21.2%–30.0%
Net Income	22.0%–33.6%
Rawlings Shareholders’ Pro Forma Ownership Under the Merger	30.8%

The foregoing does not purport to be a complete description of the analyses performed by George K. Baum, but describes, in summary form, the principal elements of the analyses performed by George K. Baum in arriving at its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, George K. Baum did not attribute any particular weight to any analysis or factor it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, George K. Baum’s analysis must be considered as a whole. Selecting portions of its opinion and factors considered by George K. Baum, without considering all the analysis and factors, could create a misleading or incomplete view of the processes underlying such analyses and George K. Baum’s opinion. The description of the analyses set forth herein does not purport to be a complete description of the analyses underlying George K. Baum’s opinion.

Fee and Other Information.    George K. Baum was selected as a financial advisor by the Rawlings board of directors in connection with the merger based upon its knowledge and familiarity with Rawlings as well as George K. Baum’s qualifications, expertise and reputation, including the fact that it is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes.

Pursuant to a letter agreement by and between Rawlings and George K. Baum dated May 30, 2002, upon consummation of the merger, George K. Baum is entitled to a cash fee equal to 1.50% of the sum of (1) the merger consideration plus (2) the average amount of Rawlings’ debt for the 12 months preceding the closing of the merger. For rendering its opinion, George K. Baum is entitled to a cash fee of $200,000 that is creditable against the fee George K. Baum is entitled to upon the consummation of the merger but was not contingent upon

THE MERGER

the conclusion reached in the opinion or the consummation of the merger. Rawlings also agreed to reimburse George K. Baum for reasonable out-of-pocket expenses, including without limitation, reasonable fees and disbursements of legal counsel and any other advisor retained by George K. Baum, and to indemnify George K. Baum and certain affiliates against certain liabilities relating to, or arising out of, its engagement, including, without limitation, certain liabilities under Federal securities laws. The terms of the fee arrangement with George K. Baum, which are customary in transactions of this nature, were negotiated at arm’s length between Rawlings and George K. Baum, and the Rawlings board of directors approved such arrangement. George K. Baum has previously rendered investment banking services to Rawlings for which George K. Baum received customary compensation.

Certain United States Federal Income Tax Considerations

The following discussion is a summary of material U.S. federal income tax consequences of the merger. This discussion is based on the Internal Revenue Code, the related Treasury regulations, administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the merger to Rawlings stockholders. This discussion applies only to Rawlings stockholders that hold their shares of Rawlings common stock, and will hold the shares of K2 common stock received in the merger, as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all federal income tax consequences of the merger that may be relevant to particular holders, including holders that are subject to special tax rules. Some examples of holders that are subject to special tax rules are:

•	dealers in securities;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	holders of shares of Rawlings stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction;

•	holders who have a “functional currency” other than the U.S. dollar;

•	holders who are foreign persons;

•	holders who own their shares indirectly through partnerships, trusts or other entities that may be subject to special treatment; and

•	holders who acquired their shares of Rawlings common stock through stock option or stock purchase programs or otherwise as compensation.

In addition, K2 and Rawlings are not addressing any consequences arising under the laws of any state, local or foreign jurisdiction. Rawlings stockholders are urged to consult their own tax advisors as to specific tax consequences to them of the merger, including the applicability and effect of any state, local or foreign tax laws and of changes in applicable tax laws.

Tax Consequences of the Merger.    The obligations of Rawlings and K2 to complete the merger are conditioned upon the delivery of an opinion to K2 and to Rawlings by Gibson, Dunn & Crutcher LLP and/or by Stinson Morrison Hecker LLP that, for federal income tax purposes, the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. These opinions of counsel will be given in reliance on representations and covenants including those contained in certificates executed by officers of Rawlings and K2. These opinions are not binding on the courts or the Internal Revenue Service, nor do they preclude the Internal Revenue Service from adopting a position contrary to that expressed in the opinions. No assurance can be given that contrary positions will not successfully be asserted by the Internal

THE MERGER

Revenue Service or adopted by a court if the issues are litigated. Neither Rawlings nor K2 intends to obtain a ruling from the Internal Revenue Service with respect to the federal income tax consequences of the merger.

Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the following material federal income tax consequences will result from the Merger:

•	Rawlings stockholders will not recognize any gain or loss upon the exchange of their shares of Rawlings common stock for shares of K2 common stock in the merger, except with respect to any gain or loss attributable to cash received instead of fractional shares of K2 common stock;

•	the aggregate tax basis of the shares of K2 common stock received in exchange for shares of Rawlings common stock in the merger, including a fractional share of K2 common stock for which cash is paid, will be the same as the aggregate tax basis of the shares of Rawlings common stock surrendered in the merger;

•	the holding period for shares of K2 common stock received in the merger in exchange for shares of Rawlings common stock will include the holding period for the Rawlings common stock surrendered;

•	cash payments received by Rawlings stockholders instead of a fractional share of K2 common stock will be treated as received in exchange for that fractional share interest, and gain or loss will be recognized for federal income tax purposes on receipt of the cash payment, measured by the difference between the amount of cash received and the portion of the basis of the Rawlings common stock allocable to the fractional share interest. The gain or loss will be long term capital gain or loss if the Rawlings common stock is considered to have been held for more than one year at the time of the merger; and

•	none of K2, Lara Acquisition Sub or Rawlings will recognize any gain or loss solely as a result of the merger.

If the Internal Revenue Service determines successfully that the merger is not a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, Rawlings stockholders would be required to recognize gain or loss with respect to each share of Rawlings common stock surrendered in the merger in an amount equal to the difference between the tax basis in that share of stock and the fair market value of the K2 common stock received in exchange therefor. In such event, a Rawlings stockholder’s aggregate tax basis in the K2 common stock received in the merger would equal its fair market value, and the stockholder’s holding period for the K2 common stock would begin the day after the merger.

Information Reporting and Backup Withholding.    Certain U.S. holders may be subject to information reporting with respect to the amount of cash, if any, received instead of a fractional share interest in shares of K2 common stock. U.S. holders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such U.S. holders’ federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

Accounting Treatment of the Merger

K2 will use the purchase method of accounting for the merger with Rawlings under accounting principles generally accepted in the United States. Therefore, the purchase price will be allocated to Rawlings’ assets and liabilities based on their estimated fair market values at the time of completion of the merger. Any excess of the purchase price over these fair market values will be accounted for as goodwill to the extent not identified as an intangible asset apart from goodwill. The reported financial condition and results of operations of K2 issued after the merger will reflect the combined company’s balances and results after completion of the merger, but will not be restated retroactively to reflect the historical financial position or results of operations of Rawlings.

THE MERGER

Interests of Certain Persons in the Merger

In considering the recommendations of the Rawlings board of directors regarding the merger, Rawlings stockholders should be aware that the directors and officers of Rawlings have interests in the merger that differ from those of other stockholders of Rawlings, as described below. The Rawlings board of directors was aware of these matters and considered them in recommending and approving the merger.

As a result of these interests, these directors and officers of Rawlings could be more likely to vote to adopt the merger agreement and authorize the merger than if they did not hold these interests, and may have reasons for doing so that are not the same as the interests of Rawlings stockholders. Rawlings stockholders should consider whether these interest may have influenced these directors and officers to support or recommend the merger.

Acceleration of Stock Options.    Certain employees of Rawlings, including executive officers, are eligible to receive, and have received, stock options under Rawlings’ Long-Term Incentive Plan and individual employment agreements. By operation of the plans and the employment agreements, options granted thereunder and held by employees that were previously unvested will accelerate and become immediately exercisable upon Rawlings’ stockholders approving the adoption of the merger agreement at the Rawlings meeting. As of January 31, 2003, options to purchase 177,832 shares of Rawlings common stock held by executive officers would vest early upon the adoption by Rawlings’ stockholders of the merger agreement at the Rawlings meeting.

Severance Agreements.    At the time the merger agreement was entered into, twenty-five Rawlings employees were parties to severance agreements with Rawlings which provide for the payment of severance to the employees if they are terminated without “cause” or if they voluntarily terminate their employment with “good reason,” as such terms are defined in the employees’ respective severance agreements. If the severance obligations in all of the severance agreements were triggered, the total payments required thereunder would exceed $3,000,000. The amount, if any, to be paid under these severance agreements will depend on K2’s and the employees’ actions subsequent to the merger, and cannot be specifically determined at this time.

Possible Future Employment Arrangements.    Although no employment or similar agreements have been entered into between K2 and members of Rawlings management, there have been discussions between K2 management and certain officers of Rawlings regarding potential future employment agreements, including discussions with Rawlings’ Chief Executive Officer, Stephen M. O’Hara.

Post-Merger Board Membership.    In connection with the merger, the members of the Rawlings board of directors will cease to serve as directors. However, K2 has agreed to expand the number of directors of the K2 board by one and to elect Mr. Edward Ryan, a current Rawlings director, to serve as a director of K2 effective upon the closing of the merger.

Indemnification.    The merger agreement provides that, after the merger, K2 will, as permitted by law, indemnify persons who were directors or officers of Rawlings before the merger, who incur liabilities or losses from any threatened or actual claim or proceeding based on the merger agreement or on a claim that arises by reason of the fact that the person was a director or officer of Rawlings. In addition, K2 agreed to fulfill and honor any indemnification agreements and the provisions of Rawlings’ certificate of incorporation and bylaws which provide for the indemnification of officers and directors, as in effect on December 15, 2002. Finally, K2 has agreed to maintain in effect the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees, and advancement of expenses currently in Lara Acquisition Sub’s certificate of incorporation and bylaws.

K2 has agreed to maintain in effect the current Rawlings directors’ and officers’ liability insurance for a period of six years after the completion of the merger. However, K2 is not required to expend in any year an amount in excess of 200% of the current premium paid by Rawlings. If the aggregate expenditure on coverage exceeds that amount, K2 will purchase as much insurance as can be obtained for that amount.

THE MERGER

Regulatory Clearances and Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the merger may not be consummated unless certain filings have been submitted to the FTC and the Antitrust Division of the United States Department of Justice and certain waiting period requirements have been satisfied. K2 and Rawlings have filed notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with the FTC and with the Antitrust Division of the United States Department of Justice. Early termination of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 was granted on January 27, 2003.

Under certain circumstances, certain private parties, state attorneys general and other antitrust authorities may challenge the transaction under antitrust laws. The parties do not believe that any antitrust filings are required in any other jurisdiction prior to the completion of the merger, but will make any such filings if it is subsequently determined that they are required.

K2 and Rawlings believe that the completion of the merger will not violate any antitrust laws. There can be no assurance, however, that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.

No Dissenters’ Appraisal Rights

Dissenters’ appraisal rights are not available with respect to a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or held of record by more than 2,000 stockholders, if such stockholders are required to receive only shares of the surviving corporation, shares of any other corporation which are either listed on a national securities exchange or held of record by more than 2,000 holders, with cash in lieu of fractional shares, or a combination of the foregoing. Therefore, stockholders of K2 and Rawlings will not be able to exercise any dissenters’ appraisal rights in connection with the merger.

Listing on the New York Stock Exchange

It is a condition to completion of the merger that shares of K2 common stock issuable in connection with the merger be authorized for listing on the New York Stock Exchange, subject to official notice of issuance. K2 will file a listing application with the New York Stock Exchange to list the shares of K2 common stock to be issued in the merger.

Delisting and Deregistration of Rawlings Common Stock

If the merger is completed, Rawlings common stock will be delisted from the Nasdaq National Market System and deregistered under the Securities Exchange Act of 1934.

Federal Securities Law Consequences

All shares of K2 common stock that Rawlings stockholders receive in the merger will be freely transferable, except for shares of K2 common stock that are received by persons who are deemed to be affiliates of Rawlings under the Securities Act of 1933 at the time of the Rawlings special meeting. These affiliates may resell the shares of K2 common stock they receive in the merger only in transactions permitted by Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Rawlings for the above purposes generally include individuals or entities that control, are controlled by or are under common control with Rawlings, and include directors and certain executive officers of Rawlings. The merger agreement requires that Rawlings use commercially reasonable efforts to cause each of these affiliates to deliver to Rawlings as soon as practicable a letter agreement to the effect that these persons will not sell, transfer or otherwise dispose of any of the shares of K2 common stock issued to them in the merger in violation of the Securities Act of 1933 or the related SEC rules. All current Rawlings directors and executive officers have delivered such a letter agreement.

THE MERGER

Shares of K2 common stock held by persons who are or will become affiliates of K2 as of the time the vote is taken on the merger may be resold by them only in transactions permitted by the resale provisions of Rule 144 or as otherwise permitted under the Securities Act of 1933. In general, under Rule 144, an affiliate of K2 would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the number of shares of such class of stock then outstanding or the average weekly trading volume of the shares of such class of stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the issuer.

In general, Rule 145(d) will impose the same volume and manner of sale limitations as Rule 144 as to sales made during the one year period following the merger. During the period between the first and second year following consummation of the merger, resales by persons subject to Rule 145(d) are permitted to be made without any volume or manner of sale of limitations if K2 is current in meeting its reporting requirements under the Securities Exchange Act of 1934. There are no limitations on resales by persons who are subject to Rule 145(d) after two years have elapsed following the merger if such persons are not then affiliates of K2 and have not been so affiliated during the preceding three months.

The document does not cover any resales of K2 common stock to be received by the Rawlings stockholders upon completion of the merger, and no person is authorized to make any use of the document in connection with any such resale.

THE MERGER

THE MERGER AGREEMENT

The following summary of the material terms and provisions of the merger agreement is qualified in its entirety by reference to the merger agreement. The merger agreement is attached as Appendix A to this joint proxy statement/prospectus, and is incorporated by reference into this joint proxy statement/prospectus. K2 and Rawlings stockholders should read the merger agreement in its entirety, as it is the legal document governing this merger and the provisions of the merger agreement are complicated and not easily summarized.

The Merger

The merger agreement provides that upon closing, Lara Acquisition Sub, a wholly owned subsidiary of K2, will merge with and into Rawlings, with Rawlings as the surviving corporation. As a result of the merger, Rawlings will become a wholly-owned subsidiary of K2.

Effective Time and Timing of Closing

The merger will be completed and become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware, or at such later time as K2 and Rawlings may agree and as is specified in the certificate of merger, in accordance with Delaware law. The closing of the merger will take place on the second business day after all conditions to the merger have been satisfied or waived, or on such other date as K2 and Rawlings may agree. The companies currently anticipate completion of the merger shortly after the K2 and Rawlings special meetings, assuming K2’s and Rawlings’ stockholders approve the merger at the meetings and all other conditions to the merger have been satisfied or waived.

Merger Consideration

Exchange Ratio.    At the effective time of the merger, each issued and outstanding share of Rawlings common stock will automatically be converted into shares of K2 common stock based on an exchange ratio equal to 0.950 of a share of K2 common stock for each share of Rawlings common stock, unless the base trading price, as described below, is:

•	less than $9.47, in which case the exchange ratio will be calculated by dividing $9.00 by the base trading price, rounded to the third (3rd) decimal point; or

•	greater than $10.53, in which case the exchange ratio will be calculated by dividing $10.00 by the base trading price, rounded to the third (3rd) decimal point.

The “base trading price” of a share of K2 common stock is the average daily closing price per share of K2 common stock as reported on the New York Stock Exchange Composite Transactions reporting system for the fifteen consecutive trading days ending on and including the second trading day preceding the date of the closing of the merger.

Fractional Shares.    Certificates for fractional shares of K2 common stock will not be issued in the merger. Rawlings stockholders who would otherwise receive a fractional share will instead receive a cash payment equal to the value of the fractional share based on multiplying (i) the closing price of a share of K2 common stock on the New York Stock Exchange, as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source, on the date the merger becomes effective, by (ii) the fractional share interest.

Adjustments.    The exchange ratio will be adjusted to reflect the effects of any stock split, stock dividend, reclassification, recapitalization or the like on Rawlings or K2 common stock between December 15, 2002 and the time the merger becomes effective.

THE MERGER AGREEMENT

What Rawlings Stockholders Will Receive in the Merger

Computershare Trust Company, Inc. will act as exchange agent in the merger. As soon as reasonably practicable after the merger becomes effective, the exchange agent will mail a letter of transmittal to each registered holder of Rawlings common stock. Each holder must properly complete and deliver such letter to the exchange agent along with his or her Rawlings share certificates.

After a record holder of shares of Rawlings common stock delivers certificates for his or her shares along with a properly completed letter of transmittal to the exchange agent, the exchange agent will deliver to the holder:

•	the whole number of shares of K2 common stock such holder has a right to receive in the merger in exchange for his or her shares of Rawlings common stock; and

•	a check in the amount of cash payable instead of any fractional share of K2 common stock, if any, plus any unpaid dividends and distributions, if any, that the holder has the right to receive in the merger.

Shares of Rawlings common stock surrendered to the exchange agent will be cancelled. No interest will accrue or be paid on any amount payable to Rawlings stockholders. In addition, no holder of shares of Rawlings common stock will receive any dividends or other distributions with respect to shares of K2 common stock to which the holder is entitled until that holder’s Rawlings common share certificates are surrendered to the exchange agent with a properly completed letter of transmittal.

Treatment of Rawlings Stock Options

Options to purchase Rawlings common stock were issued pursuant to the Rawlings Long Term Incentive Plan, individual employment agreements and Non-Employee Director Stock Plans. The options granted to non-director employees pursuant to the Long Term Incentive Plan and individual employment agreements, to the extent they were not previously exercisable, accelerate upon approval of the merger agreement by Rawlings’ stockholders at the Rawlings meeting. However, the options granted pursuant to the Non-Employee Director Stock Plans do not accelerate as a result of the merger.

Each outstanding and vested option to purchase Rawlings common stock will be converted into an option to purchase a number of shares of K2 common stock determined by multiplying the number of shares of Rawlings common stock issuable upon exercise of the option immediately prior to the merger by the same exchange ratio described under “—Merger Consideration” on page 58, rounded down to the nearest whole number. The exercise price per K2 common share for each of these options will be:

•	the aggregate exercise price for the Rawlings common shares under that option immediately prior to the merger becoming effective, divided by

•	the product of the number of Rawlings shares otherwise purchasable pursuant to such option and the exchange ratio discussed above, rounded up to the nearest cent.

The replacement options will generally have the same terms and conditions as those under the applicable Rawlings option plans. In the case of incentive stock options, K2 will, if necessary, adjust the conversion formula to comply with Section 424(a) of the Internal Revenue Code.

K2 will file a registration statement with the SEC within ten business days after the merger becomes effective to register the shares of K2 common stock issuable upon exercise of Rawlings stock options assumed in the merger. K2 will use all commercially reasonable efforts to maintain the effectiveness of the registration statement covering these assumed stock options as long as they remain outstanding.

THE MERGER AGREEMENT

Representations and Warranties

The merger agreement contains a number of representations and warranties made by K2 and Rawlings, including the following:

•	due organization, valid existence, good standing and qualification to do business;

•	capital structure;

•	corporate power and authority to enter into the merger agreement and authorization, execution, delivery and enforceability of the merger agreement;

•	accuracy in all material respects of SEC reports, financial statements and the information provided for inclusion in this joint proxy statement/prospectus;

•	governmental consents and filings required for the merger;

•	absence of conflicts caused by the merger with corporate governance documents, contracts or laws;

•	absence of undisclosed liabilities since August 31, 2002 for Rawlings and September 30, 2002 for K2, outside the ordinary course of business;

•	absence of violations or breaches of or defaults under corporate governance documents, contracts or laws;

•	absence of certain material adverse changes or events since August 31, 2002 for Rawlings and September 30, 2002 for K2;

•	absence of undisclosed material litigation;

•	compliance in all material respects with applicable laws;

•	employee benefit plans;

•	labor matters;

•	environmental matters;

•	tax matters;

•	intellectual property;

•	title to property;

•	off balance sheet liabilities;

•	absence of significant revenue from any new promotions or selling arrangements since August 31, 2002 for Rawlings and September 30, 2002 for K2;

•	absence of facts or actions that would prevent the merger from qualifying as a reorganization under Section 368(a) of the Internal Revenue Code; and

•	finders’ or brokers’ fees.

The merger agreement also contains representations and warranties made solely by Rawlings, including;

•	material contracts;

•	absence of affiliates under Rule 145 of the Securities Act of 1933, other than those disclosed to K2;

•	absence of any material changes to relationships with major customers and suppliers;

•	receipt of a fairness opinion from Rawlings’ financial advisor;

•	interested party transactions; and

•	the effect of state takeover laws on the merger.

THE MERGER AGREEMENT

The merger agreement also contains a representation and warranty made solely by K2 and Lara Acquisition Sub that there were no prior activities of Lara Acquisition Sub.

The representations and warranties asserted in the merger agreement will not survive the merger, but they form the basis of certain conditions to K2’s and Rawlings’ obligations to complete the merger.

Conduct of Business Pending the Merger

Covenants of Rawlings.    Except as set forth in the merger agreement, made known in the disclosure letter, required by law or as consented to by K2, Rawlings has agreed that, until completion of the merger or termination of the merger agreement, it will conduct its and its subsidiaries’ business in the ordinary course of business, consistent with past practice. In addition, Rawlings will seek to preserve its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers and suppliers, with the intention that its goodwill and ongoing businesses shall be unimpaired when the merger becomes effective. Without limiting the above, Rawlings has agreed that it and its subsidiaries will be subject to specific restrictions laid out in the merger agreement relating to:

•	any changes in their charters or bylaws;

•	any issuance, sale or delivery of capital stock, including through the issuance or granting of options, warrants or otherwise, except pursuant to the exercise of Rawlings stock options outstanding on the date of the merger agreement;

•	any split, combination or reclassification of capital stock, the declaration or payment of any dividend or distribution or the redemption, repurchase or acquisition of any securities of Rawlings or any of its subsidiaries;

•	any adoption of a plan of merger, liquidation – whether complete or partial, dissolution, restructuring, recapitalization or other reorganization, other than the merger with K2;

•	any changes in corporate structure or ownership of any subsidiary;

•	any incurrence or assumption of indebtedness, except for borrowings under existing lines of credit in the ordinary course of business, consistent with past practice;

•	any assumption of obligations of any other person, except for guarantees of wholly-owned subsidiary obligations in the ordinary course of business, consistent with past practice;

•	any loans, advances or capital contributions to, or investments in, any other person, except to subsidiaries or customary loans or advances to employees in the ordinary course of business, consistent with past practice;

•	any mortgage, pledge or encumbrance of Rawlings’ material assets or properties;

•	any execution, adoption, amendment or termination of stock option or other stock-related agreements, severance agreements, termination agreements, bonus agreements, profit sharing agreements or compensation agreements, except for an amendment to Stephen M. O’Hara’s employment agreement that was previously approved by the Rawlings board of directors and which will be made regardless of whether the merger is completed, those agreements entered into with new hires in the ordinary course of business, consistent with past practice, and performance bonuses granted to employees on a basis consistent with past practices;

•	any execution, adoption, amendment or termination of any employee benefit plan, agreement or other arrangement for the benefit of any director, officer or employee, except in the ordinary course of business, consistent with past practice;

THE MERGER AGREEMENT

•	any increase in compensation or fringe benefits given to any officer, director, employee or consultant of Rawlings, except increases made as required by an existing plan or arrangement or in the ordinary course of business, consistent with past practice;

•	any acquisition, sale, lease, license or disposition of any asset or assets having an aggregate value in excess of $1,000,000, except the sale or license of products in the ordinary course of business, consistent with past practice;

•	any entry into an exclusive license, distribution, marketing or sales agreements;

•	any entry into development services or other similar agreements, except for in the ordinary course of business, consistent with past practice;

•	any acquisition, transfer or other disposition of any intellectual property, other than in the ordinary course of business, consistent with past practice;

•	any infringement upon, misappropriation of or otherwise violating of the rights of any third party intellectual property;

•	any change of accounting principles or practices, except as required by a change in law or United States generally accepted accounting principles;

•	any revaluation of assets or properties, except in the ordinary course of business, consistent with past practice;

•	any acquisition of any corporation, limited liability company, partnership or any division or equity interest in any business organization;

•	any entry into, amendment of, modification of or waiver of any right under any material contract, except for in the ordinary course of business, consistent with past practice;

•	any modification of standard warranty terms or product or service warranties in a material manner that is adverse to Rawlings or its subsidiaries;

•	any entry into agreements or arrangements that contain non-competition restrictions or would otherwise restrict Rawlings or its subsidiaries from running their business as presently conducted;

•	any authorization of new capital expenditures, other than those set forth in the Rawlings disclosure letter, not to exceed in the aggregate $1,000,000;

•	making or rescinding of any tax election, settling or compromising any tax liability, filing any amended tax return or a claim for a refund of previously paid taxes, agreeing to an extension of the statute of limitations on any tax assessment, failing to comply with tax laws, filing a tax return inconsistent with similar tax returns filed in prior periods or failing to pay taxes when due;

•	any settlement or compromise of any pending or threatened legal matter:

•	relating to the merger or the transactions set forth in the merger agreement,

•	requiring payment by Rawlings or its subsidiaries of damages in excess of $500,000, or

•	involving any equitable relief;

•	knowingly taking any action that results in a the cessation of trading of shares of Rawlings common stock on the Nasdaq National Market System;

•	taking an action that results in the acceleration or vesting of Rawlings stock options, except as required by any agreement in effect as of December 15, 2002;

•	allowing any insurance policy to be amended or terminated without replacing the policy with one that provides equal coverage and insures against comparable risks; and

•	taking or agreeing to take any of the above actions.

THE MERGER AGREEMENT

Notwithstanding the above and certain provisions in the merger agreement, neither K2 nor Lara Acquisition has any right to control Rawlings operations before the merger becomes effective.

Covenants of K2.    Except as set out in the merger agreement, made known in the disclosure letter, required by law or as consented to by Rawlings, K2 has agreed that, until the completion of the merger or termination of the merger agreement, it will conduct its and its subsidiaries’ business in the ordinary course of business, consistent with past practice. In addition, K2 will seek to preserve its current business organization, keep available the services of its current key officers and employees and preserve its relationships with customers and suppliers, with the intention that goodwill and ongoing businesses shall be materially unimpaired when the merger becomes effective. Without limiting the above, K2 has agreed that it and its subsidiaries will be subject to specific restrictions laid out in the merger agreement relating to:

•	any changes in their charters, other than to increase the number of authorized shares of K2 common stock, or bylaws;

•	any issuance, sale or delivery of capital stock, including through the issuance or granting of options, warrants or otherwise, except for issuances:

•	of K2 common stock or securities convertible into shares of K2 common stock that do not exceed 5% of the total outstanding shares of K2 common stock as of December 15, 2002,

•	in connection with the convertible subordinated debentures described above, or

•	pursuant to derivatives and purchase plans of K2;

•	any split, combination or reclassification of capital stock, the declaration or payment of any dividend or distribution, or the redemption, repurchase or acquisition of any securities of K2 or its subsidiaries;

•	any adoption of a plan of complete or partial liquidation or dissolution;

•	any incurrence or assumption of indebtedness, except for:

•	debt incurred in connection with the convertible subordinated debentures described above,

•	borrowing under existing lines of credit in the ordinary course of business, consistent with past practice,

•	borrowings or refinancings as set forth in K2’s disclosure letter, or

•	trade payables arising in the ordinary course of business, consistent with past practice;

•	any mortgage or pledge of K2’s material assets or properties, or grant of a lien thereon, except to secure debt provided for below;

•	any sale, lease, license or disposition of any asset or assets, including intellectual property, having an aggregate value in excess of $25,000,000, except for the sale or license of products in the ordinary course of business, consistent with past practice;

•	any change in accounting principles or practices, except as required by a change in law or accounting principles generally accepted in the United States;

•	any acquisition of any corporation, limited liability company, partnership or any division or equity interest in any business organization, except for any acquisition or series of acquisitions not exceeding $25,000,000 in value;

•	knowingly taking any action that results in the cessation of trading of shares of K2 common stock on the New York Stock Exchange; and

•	taking or agreeing to take any of the above actions.

Notwithstanding the above and certain provisions in the merger agreement, Rawlings has no right to control K2’s operations before the merger becomes effective.

THE MERGER AGREEMENT

Preparation of Registration Statement and Joint Proxy Statement/Prospectus

K2 and Rawlings are obligated to cooperate in the preparation and the filing of mutually acceptable proxy materials with the SEC in the form of this joint proxy statement/prospectus, which relates to the matters to be submitted to the stockholder votes of both companies.

K2 is also obligated to prepare and file the S-4 registration statement with the SEC, of which this joint proxy statement/prospectus serves as the prospectus. Both K2 and Rawlings are obligated to use their best efforts to have:

•	this joint proxy statement/prospectus cleared by the SEC,

•	this joint proxy statement/prospectus promptly mailed to the K2 and Rawlings stockholders after the S-4 becomes effective,

•	the S-4 declared effective by the SEC, and

•	the S-4 remain effective as long as necessary to consummate the merger and any transactions contemplated by the merger.

K2 and Rawlings are obligated to provide each other with copies of any written comments and advise the other party as to any oral comments received from the SEC regarding this joint proxy statement/prospectus or the S-4. In addition, both K2 and Rawlings shall provide the other with a reasonable opportunity to review and comment on any amendment or supplement to this joint proxy statement/prospectus or the S-4 before such amendment or supplement is filed with the SEC. Further, no such amendment or supplement will be made without both K2’s and Rawlings’ approval, which cannot be unreasonably withheld or delayed. For documents incorporated by reference into this joint proxy statement/prospectus, this right of approval applies only to the extent such incorporated documents relate to the merger agreement, the transactions set forth in the merger agreement, the other party or its business, financial condition or results of operations.

If, prior to the merger becoming effective, either K2 or Rawlings obtains information or takes any action which causes this joint proxy statement/prospectus or the S-4 to contain a misstatement of material fact or to fail to contain any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading if not included in an amendment thereto, the party obtaining the knowledge or taking the action is obligated to promptly notify the other party. Thereafter, K2 and Rawlings shall cooperate in filing with the SEC any amendment or supplement required by law and providing such information to the stockholders of each company. Both parties are also obligated to provide each other with prompt notification of any stop order, suspension of the qualification of the K2 common stock issuable in connection with the merger or any request by the SEC for amendment of this joint proxy statement/prospectus or the S-4.

Both K2 and Rawlings agree to lawfully call, give notice of, convene and hold stockholder meetings on dates mutually agreeable to both parties to obtain the stockholder approval of both companies required to consummate the merger and the other transactions set forth in the merger agreement. In addition, both companies shall take all lawful action to solicit the adoption of the merger agreement.

Offers for Alternative Transactions

Rawlings has agreed not to:

•	continue any existing activities, discussions or negotiations with other persons as to a possible third party acquisition, as defined below;

•	encourage, solicit, initiate or knowingly facilitate the submission of any proposal for a third party acquisition;

•	participate in, or initiate any discussions or negotiations regarding a third party acquisition;

THE MERGER AGREEMENT

•	provide any non-public information about Rawlings or its subsidiaries in connection with a third party acquisition;

•	knowingly facilitate any third party acquisition, or any inquiries or the making of any proposal that constitutes, or that may reasonably be expected to lead to any third party acquisition; or

•	enter into any agreement regarding any third party acquisition.

Rawlings has also agreed not to authorize or permit any of its affiliates or subsidiaries or its or their respective officers, directors, employees, investment bankers, attorneys, accountants or other representatives or agents to take any of the above-listed actions. However, if Rawlings receives an unsolicited bona fide written proposal for a third party acquisition, Rawlings may, after promptly giving K2 advance written notice thereof:

•	furnish information with respect to Rawlings pursuant to a confidentiality agreement in reasonably customary form; and

•	renew or enter into discussions and negotiations with the persons that made such proposal;

but only if Rawlings’ board of directors reasonably determined in good faith by majority vote that:

•	based on advice from independent legal counsel, failure to take such would be reasonably likely to constitute or result in a breach by the Rawlings board of directors of its fiduciary duties; and

•	taking into account all legal, financial and regulatory aspects of the proposed third party acquisition, such proposal constitutes or is reasonably likely to result in a superior proposal, as defined below, which if accepted, is reasonably capable of being consummated after such proposal is revised to reflect any information requested by such third party.

A “third party acquisition” includes:

•	the acquisition by any person other than K2 or any of its affiliates of assets of Rawlings and its subsidiaries, taken as a whole, representing 20% or more of the aggregate fair market value of Rawlings’ business immediately prior to such acquisition, not including the sale or license of products in the ordinary course of business, consistent with past practices;

•	the acquisition by a third party of at least 20% of the outstanding shares of Rawlings common stock;

•	the adoption by Rawlings of a plan of liquidation;

•	the declaration or payment by Rawlings of an extraordinary dividend, whether in cash or other property;

•	the repurchase by Rawlings or any of its subsidiaries of more than 10% of the outstanding shares of Rawlings common stock; or

•	the acquisition by Rawlings or any of its subsidiaries by merger, purchase of stock or assets, joint venture or otherwise, of a direct or indirect ownership interest or investment in any person or business whose annual revenues or assets are equal to or greater than 20% of the annual revenues or assets of Rawlings and its subsidiaries, taken as a whole, for the twelve month period ended September 30, 2002.

A “superior proposal” means a bona fide proposal to acquire, directly or indirectly in one or a series of related transactions, 80% or more of the shares of then outstanding Rawlings common stock or 80% or more of the fair market value of the assets of Rawlings or any material subsidiary, for consideration consisting of cash and/or securities, which is on terms the Rawlings board of directors, after consultation with an independent financial advisor of nationally recognized reputation, has determined by majority vote would result in a transaction more favorable to Rawlings stockholders than the proposed merger with K2.

THE MERGER AGREEMENT

Rawlings has agreed to notify K2 within twenty-four hours of receipt of any proposal for or inquiry regarding a third party acquisition, or any request for nonpublic information by any party making or considering making a third party acquisition proposal as to Rawlings or any of its subsidiaries. Such notice shall include the material terms of the request or proposal and the identity of the person making it. In addition, Rawlings has agreed to provide K2 with a copy of any written third party acquisition proposal, including any updates of such proposals, to keep K2 fully informed of the status of such third party acquisition proposals and to provide a copy of any information delivered to such person which has not previously been made available to K2.

Rawlings’ Board of Directors Recommendations and Entering into Acquisition Agreement with Third Party

Pursuant to the terms of the merger agreement, the Rawlings board of directors has agreed to recommend that its stockholders approve the merger and the merger agreement. The Rawlings board of directors also agreed to neither withdraw, adversely modify, or propose to withdraw or adversely modify its recommendation of the merger in a manner adverse to K2, nor approve or recommend any third party acquisition. However, the Rawlings board of directors may take any of the above prohibited actions, recommend a superior proposal or enter into an agreement with respect to a superior proposal if all of the following conditions are satisfied:

•	Rawlings received an unsolicited bona fide written proposal for a third party acquisition which the Rawlings board of directors, by a majority vote, reasonably determines in good faith constitutes a superior proposal, that if accepted, is likely to be consummated, taking into account all legal, financial, regulatory and other aspects of the proposal and the third party making the proposal;

•	the Rawlings board of directors determines in good faith by majority vote, after receiving advice from independent legal counsel, that failure to take such otherwise prohibited action would be reasonably likely to constitute or result in a breach by the Rawlings board of directors of its fiduciary duties;

•	the Rawlings board of directors provides K2 prior written notice specifying the material terms and conditions of the superior proposal and identifying the person making the superior proposal;

•	K2 does not, within three business days after receipt of the notice of a superior proposal, make an offer that the Rawlings board of directors, by majority vote, determines in its good faith judgment after receiving the advice of a financial advisor of nationally-recognized reputation, to be at least as favorable to the Rawlings stockholders as the superior proposal; and

•	before entering into an agreement with respect to a superior proposal, this merger must be terminated and Rawlings must pay K2 a termination fee of $2,900,000 as described below.

The merger agreement permits Rawlings to comply with its fiduciary duties or with Rule 14e-2 or Rule 14d-9 under the Securities Exchange Act of 1934 as to required disclosure in connection with receipt of any third party acquisition proposal or otherwise.

Indemnification and Insurance

The merger agreement sets forth that, after the merger, to the extent not covered by insurance and as permitted by law, K2 will indemnify persons who were directors or officers of Rawlings or its subsidiaries prior to the merger becoming effective who incur liabilities or losses from any threatened or actual claim or proceeding based on the merger agreement or a claim arising by reason of the fact that the person was a director or officer of Rawlings or its subsidiaries. In addition, K2 has agreed to fulfill and honor any indemnification agreements and the provisions of Rawlings’ certificate of incorporation and bylaws which provide for the indemnification of officers and directors as in effect on December 15, 2002. Finally, K2 has agreed to maintain in effect the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees, and advancement of expenses currently in Lara Acquisition Sub’s certificate of incorporation and bylaws.

THE MERGER AGREEMENT

K2 has agreed to maintain in effect, if available, the current Rawlings directors’ and officers’ liability insurance for six years after the completion of the merger. However, K2 is not required to expend an amount in excess of 200% of the current premium paid by Rawlings in any one year. If the aggregate expenditure on coverage exceeds that amount, K2 will purchase as much insurance as can be obtained for that amount. Instead of maintaining such existing insurance, K2 may provide coverage under any policy maintained for the benefit of K2 or its subsidiaries on terms no less favorable to the intended beneficiaries as the existing insurance.

Employee Benefits

After completion of the merger, K2 will assume and honor all Rawlings employee benefit plans, agreements and programs according to the terms in effect immediately prior to the completion of the merger, subject to any amendment or termination thereof that may be permitted by such terms or as otherwise permitted by applicable law. In addition, K2 will provide all employees of Rawlings immediately prior to completion of the merger who become employees of K2 after completion of the merger, compensation and employee benefits for at least one year following completion of the merger that, in the aggregate, are no less favorable than those available to Rawlings employees immediately prior to completion of the merger.

K2 may provide Rawlings employees with compensation and employee benefits through K2’s employee benefit plans and programs in lieu of any Rawlings benefit plans and programs; however, such compensation and benefits must be as favorable as those provided to similarly situated employees of K2. Discretionary equity and equity based awards shall remain discretionary. Nothing in the merger agreement prevents the termination of a Rawlings employee or the amendment or termination of any employee benefit plan or program, to the extent permitted by the terms as in effect immediately prior to completion of the merger, or by law.

Rawlings’ Shareholder Rights Plan

Rawlings agreed to either:

•	promptly redeem all preferred share purchase rights under the Rawlings shareholder rights plan; or

•	amend the Rawlings shareholder rights plan to exempt the merger and transactions contemplated by the merger agreement from the plan.

Rawlings has elected the latter alternative through the adoption of the First Amendment to the Rights Agreement governing the rights plan filed as an exhibit to Rawlings’ Registration Statement on Form 8-A/A on February 20, 2003.

Other Covenants

K2 and Rawlings have also agreed to:

•	use commercially reasonable efforts to cause their auditors to deliver comfort letters of usual scope to the other party;

•	provide information reasonably requested by the other party;

•	use commercially reasonable efforts to take all action reasonably necessary to consummate the merger;

•	consult with one another and mutually agree upon any press releases issued, except as required by law, the rules of the New York Stock Exchange or the Nasdaq National Market System or following a change by Rawlings of its recommendation of the merger;

•	provide notice to each other regarding:

•	any event that would cause any representation or warranty to become untrue or inaccurate in any material respect; or

THE MERGER AGREEMENT

•	any failure to comply with or satisfy any covenant in any material respect;

•	not take any action which would prevent the merger from qualifying as a reorganization under Section 368(a) of the Internal Revenue Code.

Rawlings has agreed to:

•	terminate all of its 401(k) plans, unless otherwise requested by K2; and

•	adopt a resolution providing that the receipt of K2 common stock in the merger by officers or directors of Rawlings who are subject to Section 16 of the Securities Exchange Act of 1934 will be an exempt transaction for purposes of Section 16 of the Securities Exchange Act of 1934.

K2 has agreed to:

•	cause the shares of K2 common stock to be issued in the merger and to be reserved for issuance upon exercise of Rawlings stock options to be approved for listing on the New York Stock Exchange; and

•	use commercially reasonable efforts to obtain a letter agreement from all Rawlings stockholders who may be affiliates of K2 or Rawlings regarding compliance with Rule 145 of the Securities Act of 1933.

Closing Conditions

Neither K2 nor Rawlings will be required to complete the merger unless:

•	the Rawlings stockholders have approved the merger and the merger agreement;

•	the K2 stockholders have approved the issuance of shares of K2 common stock in the merger;

•	no law or order by any United States federal or state court or other governmental authority prohibits or restricts the merger;

•	any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has expired or terminated;

•	the SEC declares the registration statement on Form S-4 effective; and

•	the registration statement on Form S-4 containing this joint proxy statement/prospectus is effective and is not subject to any stop order or proceedings seeking a stop order by the SEC.

Rawlings will not be required to complete the merger unless:

•	at the closing, the representations and warranties of K2 and Lara Acquisition Sub are true and correct in all material respects at and as of the time of the closing as if made at and as of the closing, except as to such representations specifically related to an earlier date, for which case such representations are true and correct in all material respects as of such earlier date;

•	each of the covenants and obligations of K2 and Lara Acquisition Sub set forth in the merger agreement have been duly performed in all material respects;

•	there has been no material adverse effect on K2;

•	the shares of K2 common stock to be issued in the merger have been approved for listing on the New York Stock Exchange; and

•	Rawlings has received an opinion from Stinson Morrison Hecker LLP stating that the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code and will be tax-free to Rawlings, Rawlings’ stockholders, K2 and Lara Acquisition Sub.

THE MERGER AGREEMENT

K2 and Lara Acquisition Sub will not be required to complete the merger unless:

•	at the closing, the representations and warranties of Rawlings are true and correct in all material respects at and as of the time of the closing as if made at and as of the closing, except as to such representations specifically related to an earlier date, for which case such representations are true and correct in all material respects as of such earlier date;

•	each of the covenants and obligations of Rawlings set forth in the merger agreement have been duly performed in all material respects;

•	there has been no material adverse effect on Rawlings;

•	K2 and Lara Acquisition Sub have received an opinion from its Gibson, Dunn & Crutcher LLP stating that the merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code and will be tax-free to Rawlings, Rawlings’ stockholders, K2 and Lara Acquisition Sub;

•	K2 and Rawlings obtained the required consents, approvals and waivers, including the consent of certain key contracts of Rawlings; and

•	Rawlings has entered into an amendment extending one of its key license agreements.

A “material adverse effect” with respect to a party means any circumstance involving change in or effect on the party or any of its subsidiaries:

•	that is reasonably likely to prevent or materially delay or impair the ability of the party, as the case may be, to consummate the transactions contemplated by the merger agreement; or

•	that is, or is reasonably likely in the future to be, materially adverse to the business operations, earnings, or results of operations, assets or liabilities (including contingent liabilities) or the financial condition of the party and its subsidiaries, taken as a whole, excluding from the foregoing the effect, if any, of:

•	the compliance by Rawlings, its subsidiaries, K2 or Lara Acquisition Sub with the terms and conditions of the merger agreement;

•	the announcement or disclosure of the merger agreement or the related subject matter;

•	any stockholder class action litigation arising directly out of allegations of a breach of fiduciary duty relating to the merger agreement; and

•	changes in applicable law or regulations or in generally accepted accounting principles.

K2 and Rawlings cannot assure you that all of the conditions to completing the merger will be satisfied or waived.

Termination and Termination Fee

Right to Terminate.    The merger agreement may be terminated at any time before completion of the merger in a number of different ways. The merger agreement may be terminated by mutual written consent of K2, Rawlings and Lara Acquisition Sub.

The merger agreement may also be terminated by either K2, Lara Acquisition Sub or Rawlings if:

•	any order or ruling by a court or other governmental authority enjoining or prohibiting the merger has become final and nonappealable;

•	the merger has not been consummated by July 30, 2003 and the failure of the merger to be completed is not due to the breach of the merger agreement by the terminating party;

THE MERGER AGREEMENT

•	Rawlings convenes the Rawlings stockholder meeting and fails to obtain the Rawlings stockholder approval required to consummate the merger, including any adjournments of the meeting; or

•	K2 convenes the K2 stockholder meeting and fails to obtain the K2 stockholder approval required to consummate the merger, including any adjournments of the meeting.

The merger agreement may be terminated by Rawlings alone if:

•	Rawlings has not materially breached any of its obligations set forth in the merger agreement and K2 or Lara Acquisition Sub has breached any representation or warranty set forth in the merger agreement or any such representation or warranty becomes untrue, such that condition relating to the material accuracy of K2’s representations and warranties would be incapable of being satisfied by July 30, 2003;

•	Rawlings has not materially breached any of its obligations set forth in the merger agreement and K2 or Lara Acquisition Sub has breached any of its covenants or obligations contained in the merger agreement in any material respect and, if curable, such breach is not cured within twenty business days after receipt by K2 of written notice of such breach;

•	K2 fails to call the K2 stockholder meeting to seek approval of the issuance of shares of K2 common stock in the merger;

•	Rawlings receives a superior proposal, as defined above, and accepts such superior proposal, but only if:

•	Rawlings has complied with the terms as discussed in “—Offers for Alternative Transactions” on page 64; and

•	Rawlings has paid all amounts due as discussed in “—Termination and Termination Fee” on page 69; or

•	K2’s board of directors withdraws or adversely modifies its approval or recommendation of the issuance of stock to be issued in the merger, fails to include such recommendation in this joint proxy statement/prospectus or fails to reconfirm such recommendation within three business days after a reasonable request by Rawlings to reconfirm.

The merger agreement may be terminated by K2 and Lara Acquisition Sub alone if:

•	K2 has not materially breached any of its obligations set forth in the merger agreement and Rawlings has breached any representation or warranty set forth in the merger agreement or any such representation or warranty becomes untrue, such that condition relating to the material accuracy of Rawlings’ representations and warranties would be incapable of being satisfied by July 30, 2003;

•	K2 has not materially breached any of its obligations set forth in the merger agreement and Rawlings has breached any of its covenants or obligations contained in the merger agreement in any material respect and, if curable, such breach is not cured within twenty business days after receipt by Rawlings of written notice of such breach;

•	the Rawlings board of directors submits or recommends a superior proposal to a vote of the Rawlings stockholders;

•	the Rawlings board of directors withdraws or adversely modifies its recommendation that Rawlings stockholders vote in favor of the merger, fails to include such recommendation in this joint proxy statement/prospectus or fails to reconfirm its recommendation within three business days after a reasonable request from K2 to reconfirm;

•	the Rawlings board of directors fails to reject a third party acquisition proposal or fails to recommend against a third party acquisition proposal in a filing required under the Securities Exchange Act of 1934 within ten days of receiving such proposal;

THE MERGER AGREEMENT

•	Rawlings fails to call the Rawlings stockholder meeting to seek approval of the merger; or

•	prior to the Rawlings stockholder meeting, the average daily closing price per share of K2 common stock as reported on the New York Stock Exchange Composite Transactions reporting system for any fifteen consecutive trading days ending at least two calendar days prior to the Rawlings stockholder meeting is less than $8.00.

Should any of these potential grounds for termination occur, K2’s and Rawlings’ board of directors may or may not exercise their respective rights to terminate the merger agreement.

Termination Fees.    Rawlings has agreed to pay K2 a fee of $2,900,000 in liquidated damages if the merger agreement is terminated pursuant to any one of the circumstances described below:

•	Rawlings terminates because the Rawlings board of directors receives a superior proposal and resolves to accept the superior proposal;

•	K2 terminates because the Rawlings board of directors has submitted or recommended a superior proposal to a vote of its stockholders;

•	K2 terminates because the Rawlings board of directors has withdrawn or adversely modified its recommendation that Rawlings stockholders vote in favor of the merger, fails to include such recommendation in this joint proxy statement/prospectus or has failed to reconfirm its recommendation within three business days after a reasonable request by K2 to do so;

•	K2 terminates because the Rawlings board of directors has failed to reject a third party acquisition proposal or has failed to recommend against a third party acquisition proposal in a filing required under the Securities Exchange Act of 1934 within ten days of receiving such proposal;

•	K2 terminates because Rawlings has failed to call the Rawlings stockholder meeting to approve the merger and the merger agreement;

•	either K2 or Rawlings terminates because the Rawlings stockholders did not approve the merger agreement at the Rawlings special meeting and:

•	at the time of the Rawlings special meeting there was an outstanding offer from a third party to acquire Rawlings, Rawlings was considering such an offer or a proposal to acquire Rawlings had been publicly announced, and not withdrawn; and

•	within twelve months after termination, Rawlings enters into an agreement for a company acquisition or a company acquisition occurs involving a party with whom Rawlings had negotiations or who had submitted an acquisition proposal or expressed an interest in such an acquisition prior to such termination, as described in the merger agreement.

•	K2 terminates because of a willful breach by Rawlings of either its representations and warranties or covenants under the merger agreement, and within twelve months after such breach a company acquisition is agreed to or occurs with a party with whom Rawlings had negotiations or who had submitted an acquisition proposal prior to such termination.

Payment of the termination fee is required under the above circumstances whether or not Rawlings stockholders have approved the merger agreement. Except for any claims based on fraud, if the termination fee is paid, such fee shall be the only remedy for such termination and all matters arising out of, in connection with or in any way related to such termination. Neither party shall be entitled to any further rights, claims or remedies.

Amendment and Waiver

K2 and Rawlings may amend the merger agreement in writing by action taken by K2’s and Rawlings’ respective boards of directors at any time, but, after approval of the merger agreement by Rawlings stockholders,

THE MERGER AGREEMENT

the companies may not make any amendment that by law requires further approval by Rawlings’ stockholders without the further approval of those stockholders.

At any time before the effective time of the merger, each party may:

•	extend the time for the performance of any obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance by the other party with any of the agreements or conditions contained in the merger agreement.

Costs and Expenses

In general, all costs and expenses incurred in connection with the merger and the merger agreement will be paid by the party incurring such expenses, except that expenses incurred in connection with filing the registration statement, printing and mailing this joint proxy statement/prospectus and making required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or other similar foreign merger notification laws will be shared equally by K2 and Rawlings. In addition, if the merger is consummated K2 has agreed to pay $163,000 of the acquisition costs that Rawlings has incurred.

THE MERGER AGREEMENT

INFORMATION ABOUT RAWLINGS

Description of the Business of Rawlings

Rawlings is the leading marketer and manufacturer of baseball equipment in North America and also is a leading supplier of other team sports equipment in North America and, through its licensee, of baseball equipment and uniforms in Japan. Under the Rawlings® brand name, Rawlings provides an extensive line of equipment and team uniforms for the sports of baseball, basketball and football. Rawlings’ products are sold through a variety of distribution channels, including mass merchandisers, sporting goods retailers and institutional sporting goods dealers. Rawlings has the exclusive right, for which it pays royalty fees, to use the logos of certain sports organizations and events on selected baseball products, including the logos of Major League Baseball, the All-Star Game and World Series games, and the NCAA. In addition, Rawlings’ products are endorsed by more than 35 college coaches, 28 sports organizations and numerous athletes, including approximately 700 Major League Baseball players. These persons or entities have entered into agreements with Rawlings under which they are paid or provided products for endorsing Rawlings’ products or for permitting Rawlings to use their names or logos.

Rawlings was founded in 1887 and since then, Rawlings has established a long-standing tradition of innovation in team sports equipment and uniforms, including the development and introduction of the first football shoulder pads in 1902, the original deep pocket baseball glove in 1920 and double knit nylon and cotton uniforms for Major League Baseball in 1970. Recent product innovations include the three-finger Vise glove and the ten panel Ten basketball. Today, Rawlings manufactures and distributes a broad array of team sports equipment and products, including baseball gloves, baseballs, baseball bats, batter’s helmets, catcher’s and umpire’s protective gear, basketballs, footballs, volleyballs, soccer balls, football shoulder pads and other protective gear, team uniforms and various team sports accessories. In addition, licensees of Rawlings sell numerous products including athletic shoes, socks, and apparel, using the Rawlings® brand name and logo.

Since 1977, Rawlings has been the exclusive supplier of baseballs to the National and American Leagues, the All-Star Game and the World Series games. The agreements for the All-Star Game and World Series games expire in 2005. In 1999, Rawlings extended its exclusive rights to the National and American Leagues through 2005 and in 2000 amended this agreement to combine both league balls into one ball for Major League Baseball. Since 1994, Rawlings has been the exclusive supplier of baseballs to 19 Minor Leagues. This agreement expires in 2003. Rawlings is the leading supplier of baseball gloves to Major and Minor League players.

In 1999, Rawlings became the official supplier of baseballs for the NCAA baseball World Series tournament. This agreement expires in 2004. In October, 2002 Rawlings became the official sponsor of the National Federation of State High School Associations for baseballs, softballs, basketballs, footballs, soccer balls, and volleyballs.

INFORMATION ABOUT RAWLINGS

Products and Markets

The following is a summary of net revenues by principal product line for the three fiscal years ended August 31, 2002. Also, refer to Note 17 of Rawlings’ audited financial statements for the year ended August 31, 2002, a copy of which is included in this joint proxy statement/prospectus, for additional information on Rawlings’ operating segments.

Net Revenues by Segment and Primary Product Category

(Amounts in millions)

(Unaudited)

	Years Ended August 31,
	2002	2001	2000
Sports Equipment:
Baseball	$108.8	$107.0	$107.6
Basketball, football, soccer, and volleyball	31.0	33.6	32.6
Apparel	24.9	25.7	24.4
Miscellaneous	3.5	3.1	3.7
Licensing	5.5	5.1	5.6

Net Revenues	$173.7	$174.5	$173.9

Sports Equipment

Baseball.    Rawlings is a leading supplier of baseball equipment in North America and, through its licensee, in Japan. Rawlings’ products in this area include baseball gloves, baseballs, softballs, batter’s helmets, catcher’s and umpire’s protective equipment, aluminum and wood baseball bats, batter’s gloves and miscellaneous accessories.

Rawlings believes it is the leading supplier and offers the broadest selection of baseball gloves in North America. Rawlings offers approximately 138 styles, which are often customized to meet customer preferences. Its gloves range in retail price from $5.99 for beginners to more than $330.00 for the Pro Preferred® series introduced in 2000. Rawlings’ Heart of the Hide® series and the Pro Preferred® series are used by more than half of the Major League Baseball players. Rawlings developed the original deep pocket glove in 1920, which was designed in consultation with Bill Doak, a spitball throwing southpaw with the St. Louis Cardinals. This collaboration established Rawlings’ tradition of developing innovative products in consultation with players and coaches. Rawlings has continued to be a leader in baseball glove design and innovation and has patented a number of designs, including the Trap-Eze® pocket design featuring a modified web giving the appearance of a six-finger glove, the Fastback® closed back design, the Basket-Web® pocket design which features interwoven strips forming a natural break on the back to assist in closing the glove and the Pad Lock™ design which uses an adjustable inner cushion pad and velcro wrist strap to stabilize the hand inside the glove. In 2002 Rawlings introduced the Vise glove which has a three-finger design with an expanded pocket area which causes the glove to collapse around the ball.

Rawlings believes it is the leading supplier of baseballs in North America. It offers 14 types of baseballs, each different in their design and the materials used in their construction. This includes different types of centers, winding materials and covers which can be made of rubber, vinyl or different qualities of leather. Rawlings’ baseballs range from lower-priced rubber balls to the professional baseballs that are sold to Major League Baseball teams. Rawlings’ baseballs are systematically weighed, measured, tested and inspected to ensure that they meet Rawlings’ quality standards. The Major League Baseball teams, All-Star Game and World Series baseballs are covered with alum-tanned leather produced at Rawlings’ leather tannery in Tullahoma, Tennessee and hand-sewn at Rawlings’ manufacturing facility in Turrialba, Costa Rica. Rawlings manufactures its

INFORMATION ABOUT RAWLINGS

professional baseballs in strict accordance with the rigorous specifications established by Major League Baseball to ensure comparability of players’ statistics over time.

Since 1977, Rawlings has sold the official baseballs used in all National and American League games and has exclusively furnished the official baseballs for the All-Star Game and World Series games. As the official baseball of the Major Leagues, Rawlings’ baseballs are purchased by consumers in the collectors’ and memorabilia market. Rawlings also has nonexclusive rights to vinyl baseballs with baseball club logos. Effective in 1994, Rawlings received the exclusive right to sell the official baseball to all of the Minor League teams. Rawlings also sells an official baseball, in certain cases on an exclusive basis, to a number of leagues and organizations including the NCAA, the NJCAA, the National Association of Intercollegiate Athletics, the Men’s Senior Baseball League, Little League Baseball and a number of international baseball organizations.

Rawlings believes that it is the leading supplier of baseball protective equipment in North America. In 2001, Rawlings introduced the new 950 series of protective equipment, which molds the catcher’s chest protector and leg guard to the catcher’s body shape. In 1996, Rawlings introduced the pony tail batter’s helmet for women. In 1995, Rawlings introduced a one size fits all batter’s helmet that received the award for most innovative product design at the 1995 National Sporting Goods Association trade show.

Rawlings believes that it is the second leading supplier of wood baseball bats sold in North America. Rawlings sells bats to a number of Major League and Minor League teams. Rawlings’ line of wood bats is manufactured at its Dolgeville, New York facility under the Rawlings® and Adirondack® names.

Rawlings has launched a line of aluminum baseball and softball bats, highlighted by its new 1050 series and slow-pitch Silverback bats. Rawlings has targeted aluminum bats for aggressive growth in future years. Rawlings is also seeking growth in softballs and batter’s gloves which are categories in which Rawlings believes it has substantial growth potential.

Basketball, Football, Soccer and Volleyball.    Rawlings sells 30 different models of basketballs, including full-grain, composite and synthetic leather and rubber basketballs for men and women in both the youth and adult markets. Rawlings recently introduced its patented Ten basketball which uses ten panels to improve handling, grip, control, and shooting. Rawlings is the official supplier of basketballs to the NAIA and the NJCAA.

Rawlings sells 28 different models of footballs, including full-grain and split leather, vinyl and rubber for both the youth and adult markets. In addition, Rawlings sells college football shoulder pads, other protective gear, other than football helmets, and accessories. Rawlings supplies the official football to the NAIA. In October, 2002 Rawlings signed an agreement to be the official sponsor of National Federation of State High School Associations basketballs, footballs, soccer balls, and volleyballs, as well as baseballs and softballs. Rawlings expects to promote these balls at retail. Rawlings has also recently launched new soccer ball and volleyball lines for retail sale and team use.

Apparel.    Rawlings has been selling team uniforms for approximately 100 years. Under an agreement with Major League Baseball that expired in December 2002, Rawlings was the official uniform for eight Major League Baseball teams and has the exclusive retail rights for authentic uniforms for these teams. Rawlings determined that the cost of this contract was not an economically justifiable expense and so did not renew the contract when it expired. Rawlings also sells uniforms to 80 Minor League teams. Apparel comprised 14.3% of Rawlings’ net revenues in the year ended August 31, 2002. Approximately 37% of the apparel revenues were from sales of custom uniforms, which are manufactured in Rawlings’ Licking, Missouri facility. Rawlings has announced its intention to close the Licking facility in mid 2003 and move production to Rawlings’ Costa Rica and Washington, Missouri facilities. Rawlings believes it has growth opportunities in its current team apparel business and in the larger active wear apparel market. Rawlings has recently reorganized its marketing team to better focus on building its apparel business.

INFORMATION ABOUT RAWLINGS

Miscellaneous.    Rawlings derives other net revenues from its outlet store and from its leather tanning facility. The outlet store sells seconds, irregular quality, discontinued and overstocked items. Approximately 35% of the leather tanned at Rawlings’ tanning facility is sold to third parties for use in a variety of products.

Licensing

For the year ended August 31, 2002, Rawlings generated $5,500,000 of licensing revenues on approximately $121,000,000 of sales made by third parties in Japan, the United States and Italy. These sales were of products on which the Rawlings® brand name appeared under licensing agreements. Rawlings has licensed the use of its brand name since the mid-1970s when it licensed a Japanese company to use the Rawlings® brand name on clothing sold in Japan. Since then, Rawlings has licensed its name to ASICS Corporation, a leading Japanese sporting goods company, for use on all types of baseball equipment, team uniforms and clothing sold in Japan. In 2000, the license with ASICS Corporation was expanded to include all active wear in Japan.

In the United States, Rawlings currently has licensing agreements with 12 companies, which are using the Rawlings® brand name on various products including shoes, socks, games and toys, golf equipment, sports bags, apparel and baseball accessories. Rawlings also has a licensing agreement with a company in Italy selling activewear. Rawlings retains the right under its licensing agreements to sample and inspect all licensed products to ensure that products bearing the Rawlings® brand name meet Rawlings’ quality standards.

Rawlings intends to continue to license the Rawlings® brand name to strategically extend the name to other related quality products and to new geographic areas. Rawlings believes that such strategic licensing will enhance Rawlings’ image, consumer recognition and sales of all of its products. In July, 2002 Rawlings entered into an agreement with Equity Management, Inc., a licensing management firm, to expand Rawlings’ licensing line and manage the overall program.

Foreign

Rawlings’ foreign net revenues constituted approximately 4.7% of its total net revenues in the year ended August 31, 2002. Rawlings currently distributes its products in more than 55 countries primarily through independent distributors. Of Rawlings’ foreign net revenues in the year ended August 31, 2002, approximately $4,200,000, or 2.4% of total net sales, came from direct sales in Canada.

Rawlings works closely with foreign sports organizations to build participation levels in American team sports outside of the U.S. Rawlings supplies baseball, basketball and football equipment and team uniforms to international sports organizations, and to leagues in Puerto Rico and various foreign countries. Due to the growing international popularity of American team sports, Rawlings believes that opportunities exist to increase its foreign net revenues.

Sales, Marketing and Distribution

Rawlings’ products are sold worldwide. In the United States, Rawlings sells directly to approximately 4,700 customers including local sporting goods stores, institutional dealers - entities that service the sports equipment needs of high school, collegiate and amateur sports organizations, regional sporting goods chains such as Dick’s and Modell’s, national sporting goods chains such as Gart’s and The Sports Authority and mass merchandisers such as Wal-Mart, Target and Kmart. In recent years, sales to sporting goods chains and mass merchandisers have accounted for an increasing amount of the net revenues of Rawlings. Sales to the ten largest customers of Rawlings constituted approximately 43% of the total net revenues of Rawlings in the year ended August 31, 2002 including Wal-Mart which accounted for approximately 17% of 2002 net revenues.

INFORMATION ABOUT RAWLINGS

Rawlings has 42 direct sales employees and six manufacturers’ representatives who sell its products in the United States. Rawlings has two separate sales forces, one to serve larger retail accounts and one to service institutional dealers and local sporting goods stores. Sales in Canada are handled by seven manufacturers’ representatives. In addition, seven employees directly service professional and college teams, coaches and athletes. Rawlings primarily utilizes distributors to sell products overseas, except in Japan, which is covered by licensing agreements. Rawlings’ products are currently distributed from its facilities in Washington and Licking, Missouri; Dolgeville, New York; Tullahoma, Tennessee and Brantford, Ontario, Canada.

The consolidation of Rawlings’ distribution facilities formerly located in Springfield, Missouri to a single location in Washington, Missouri was completed in the fourth quarter of fiscal 2001. Distribution formerly at Ava, Missouri was consolidated into Washington in the first quarter of 2002 and distribution currently handled in Licking, Missouri is expected to be consolidated into Washington in 2003.

Rawlings utilizes a variety of promotional techniques to build brand awareness. Since 1958, Rawlings has annually presented the Rawlings Gold Glove Award® to the best fielder at each position in each of the National and American Leagues. The Rawlings Gold Glove Award® is the most prestigious award a baseball player can receive for his fielding abilities. In addition, Rawlings promotes its products through the Rawlings Sports Caravan and other promotional vehicles. The Rawlings Sports Caravan is comprised of a tandem tractor trailer containing exhibits on the evolution of baseball, basketball and football equipment and uniforms, and a workshop in which demonstrations on the manufacture and repair of baseball gloves, balls and bats are performed. In addition, the Caravan appears at sports events such as spring training, opening day games, the All-Star Game, the World Series games and the Baseball Hall of Fame induction ceremony. Rawlings also promotes its products through product endorsements by numerous professional athletes, coaches and sports organizations. Rawlings makes available to retailers various cooperative advertising programs and participates in selected joint marketing and advertising programs.

Affiliations and Endorsements

Rawlings has the right to use the logos of several professional and amateur sports organizations and events on certain of its products. These arrangements include: Major League Baseball Properties, Inc. covering National League, American League, All-Star, World Series, Divisional Playoffs and League Championship Series games; NCAA baseball games; the Minor League games of 19 Minor Leagues; the National Federation of State High School Associations; the NAIA; the NJCAA; and the Men’s Senior Baseball League.

In addition, Rawlings’ baseball products are endorsed by numerous athletes, including approximately 700 Major League Baseball players. Endorsing players include Ken Griffey Jr., Derek Jeter, Randy Johnson, Pedro Martinez, Alex Rodriquez and Sammy Sosa. Rawlings’ basketball products carry endorsements from approximately 24 college coaches including basketball’s Lute Olson, Quin Snyder, and Kristy Curry. Rawlings’ football products are endorsed by Peyton Manning of the Indianapolis Colts.

Rawlings believes that endorsements by professional athletes and college coaches and affiliations with sports organizations enhance Rawlings’ image and improve sales of its products. Rawlings’ strategy is to obtain a broad array of endorsements and affiliations from national and regional sports organizations, select college coaches and professional athletes in order to position its products to appeal to regional customer preferences, as well as to achieve national recognition.

The licensing agreements with Major League Baseball Properties, Inc. and the 19 Minor Leagues, under which Rawlings is licensed to produce the baseballs used in the Major League games, All-Star, World Series, Divisional Playoffs and League Championship Series games, the official baseballs for the Minor League games, the NCAA baseball contract, and the National Federation of State High School Associations baseball, softball, basketball, football, soccer ball and volleyball contract, provide that the agreements will be subject to termination upon a change of control of Rawlings, as defined in the agreements, unless the change of control is approved by

INFORMATION ABOUT RAWLINGS

Major League Baseball Properties, Inc., the Minor Leagues, the NCAA or the National Federation of State High School Associations.

Manufacturing, Product Procurement and Raw Materials

Products manufactured in Rawlings’ five plants constituted approximately 23% of its net revenues in the year ended August 31, 2002. The balance of net revenues was derived from licensing fees and the sale of products manufactured by third-parties in Asia, Latin America, Canada, South Africa, and the United States. The third-party sourced products are manufactured according to Rawlings’ specifications. Five third-party manufacturers account for approximately 61% of Rawlings’ raw material and finished goods purchases. Rawlings seeks to establish and build close working relationships with its third-party manufacturers that emphasize service, quality, reliability, loyalty and commitment. Rawlings continually monitors its sourced products to ensure they meet Rawlings’ quality standards. Rawlings’ arrangements with its non U.S. suppliers are subject to the risks of doing business abroad. Rawlings believes that the loss of any one of its non U.S. manufacturers, while causing temporary difficulties, would not have a material adverse effect on Rawlings’ business and results of operations because other manufacturers are available to fulfill Rawlings’ requirements.

Rawlings operates five manufacturing facilities in the United States and Costa Rica where it makes baseballs, apparel, baseball gloves, injection molded batter’s helmets and wood baseball bats, tans leather and performs other miscellaneous value added processes. Rawlings recently announced its intention to close the Licking, Missouri apparel manufacturing facility in mid 2003. Production will be moved to Rawlings’ Costa Rica and Washington, Missouri facilities. The relocation of the manufacturing operations performed at Ava, Missouri to the new location in Washington, Missouri began in the fourth quarter of fiscal 2001 and was completed in the first quarter of fiscal 2002. Rawlings’ philosophy is to manufacture internally when it provides a competitive advantage; otherwise, Rawlings seeks to outsource production.

Rawlings obtains its raw materials from various sources it considers adequate for fulfilling its requirements. To assure access to the highest quality leather for its baseballs, Rawlings acquired its Tennessee leather tanning facility in 1985. Rawlings depends upon a limited number of vendors for leather for its Pro Preferred® and Heart of the Hide® baseball gloves. If any of these sources of raw materials were unavailable to Rawlings, Rawlings’ operations could be adversely affected until alternative sources were found in the necessary quantities.

Trademarks and Patents

The Rawlings® brand name and logo and the red “R” ® logo, as well as a number of product trademarks, including Finest in the Field®, Rawlings Gold Glove Award®, The Mark of a Pro®, and ProPreferred® are protected trademarks in various countries. As of August 31, 2002, Rawlings held 35 U.S. and eight non U.S. patents, and had three U.S. and 23 non U.S. patent applications pending. Although Rawlings believes that collectively its patents are important to its business, the loss of any one patent would not have a material adverse effect on Rawlings’ business and results of operations.

Competition

Rawlings competes with numerous national and international companies which manufacture and distribute broad lines of sporting goods and related equipment and sports clothing as well as numerous manufacturers and suppliers of a limited variety of such products. Certain of Rawlings’ competitors offer sports equipment not sold by Rawlings. Some of Rawlings’ competitors are larger and have substantially greater financial and other resources than Rawlings. Rawlings’ principal competitors include Wilson Sporting Goods Company (a wholly owned subsidiary of Amer Group Ltd.), Nike, Easton, Hillerich & Bradsby, and Mizuno Company Limited in the baseball product line; Wilson Sporting Goods Company, Spalding, Nike and Riddell Sports Inc. in the basketball and football lines; and Russell Corporation, Majestic and Wilson Sporting Goods Company in the apparel line. While Rawlings is one of the leading manufacturers and distributors of team sports equipment in North America,

INFORMATION ABOUT RAWLINGS

competition in the sporting goods industry is intense and is based upon quality, price, product features and brand recognition. In addition, the competitive barriers to entry into the sporting goods industry in general are not significant.

Seasonality

Net revenues of baseball equipment and team uniforms are highly seasonal. Customers generally place pre-season orders with Rawlings for baseball-related products beginning in August for shipment beginning in November. These pre-season orders from customers generally represent approximately 50% to 65% of the customers’ anticipated needs for the entire baseball season. The amount of these pre-season orders generally determines Rawlings’ net revenues and profitability between November 1 and February 28. Rawlings then receives additional fill-in orders which depend upon customers’ actual sales of products during the baseball season (sell-through). Fill-in orders are typically received by Rawlings between February and May. These orders generally represent approximately 35% to 50% of Rawlings’ sales of baseball-related products during a particular season.

Pre-season orders for certain baseball-related products from certain customers are not required to be paid until early spring. These extended terms increase the risk of collectibility of accounts receivable. Most of Rawlings’ large customers are on automatic replenishment systems; therefore, more orders are received on a ship-at-once basis. This results in Rawlings producing or purchasing inventory against customer forecasts and shipping to the customer closer to the time the products are actually sold. This process to meet orders for immediate delivery increases inventory and debt levels and creates inventory forecast risks. To offset these risks, Rawlings has a Port of Entry program to encourage retailers to place and receive early orders.

The sell-through of baseball-related products also affects the amount of inventory held by customers at the end of the season, which is carried over by the customer for sale in the next baseball season. Customers typically adjust their pre-season orders for the next baseball season to account for the level of inventory carried over from the preceding baseball season. Football equipment and team uniforms are both shipped by Rawlings and sold by retailers primarily in the period between March 1 and September 30. Basketballs and team uniforms generally are shipped and sold throughout the year. Because Rawlings’ sales of baseball-related products exceed those of its other products, Rawlings’ business is seasonal, with its highest net revenues and profitability recognized between November 1 and April 30.

Employees

As of August 31, 2002, Rawlings employed approximately 935 people on a full-time basis, of whom 482 were based in the United States, 445 in Costa Rica and 8 in Canada. Of the total number of employees, approximately 780 were engaged in manufacturing and distribution, 108 were engaged in marketing and sales and 47 were engaged in administration. Approximately 128 of Rawlings’ domestic employees are represented by the Union of Needletrades of Industrial Textile Employees, AFL-CIO-CLC or the Local 682 of the International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers of America, under collective bargaining agreements which expire in November 2003 and February 2003, respectively. Both of these agreements automatically renew for a period of twelve months from year to year thereafter, unless modified or terminated by written notice at least sixty days prior to any subsequent anniversary date. Rawlings believes that relations with its employees are good and that the collective bargaining agreements will be extended without material changes from the current contract.

In addition, as of August 31, 2002 approximately 172 people were engaged in manufacturing and distribution at Rawlings’ Washington, Missouri location under an employee lease agreement.

INFORMATION ABOUT RAWLINGS

RAWLINGS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Quarter Ended November 30, 2002

Quarter Ended November 30, 2002 Compared with Quarter Ended November 30, 2001

Results of Operations.    Rawlings’ net revenues for the quarter ended November 30, 2002 were $29,974,000 or 10.3% below net revenues of $33,408,000 for the quarter ended November 30, 2001. The decrease in net revenues was primarily due to lower sales of footballs, basketballs and apparel partially offset by improved sales of baseball-related products.

Rawlings’ gross profit margin for the quarter ended November 30, 2002 was 29.9%, 1.6 margin points above the 28.3% gross profit margin for the quarter ended November 30, 2001. The gross profit for the quarter ended November 30, 2002 was $8,948,000 or 5.3% below the comparable period last year. The improvement in gross profit margin was primarily due to increased margins in baseball-related products, apparel and footballs. The lower revenues partially offset by the gross margin improvements accounted for the gross profit reduction.

Selling, general and administrative (SG&A) expenses for the quarter ended November 30, 2002 were $9,459,000 or $570,000 below the same quarter last year. SG&A expenses were 31.6% of net revenues or 1.6 percentage points above the November 2001 quarter due to the lower sales level. Decreased royalties, due to the expiration of the NCAA basketball contract, professional fees and commissions contributed to the reduced SG&A expenses.

Interest expense for the quarter ended November 30, 2002 was $533,000 or 15.9% below the $634,000 interest expense in the comparable quarter last year. Lower average borrowings of $8,700,000 accounted for the decrease in interest expense.

Net loss of $658,000 for the quarter ended November 30, 2002 was an improvement of $140,000 compared to the net loss for the November 2001 quarter. Reduced SG&A expenses, a higher gross profit margin and decreased interest expense partially offset by lower net revenues contributed to the improved net loss.

K2 Inc. Merger.    On December 16, 2002, Rawlings and K2 Inc. announced the signing of a definitive stock-for-stock merger agreement in which Rawlings will become a wholly-owned subsidiary of K2 Inc. Under terms of the agreement, each share of Rawlings common stock will be converted into 0.950 of a share of K2 common stock, subject to a collar mechanism. If the average closing price of K2 common stock for the fifteen trading days ending two trading days prior to the closing date exceeds $10.53 per share, the exchange ratio will be adjusted downward to an exchange ratio that will result in Rawlings stockholders receiving a number of shares of K2 common stock, based on the average closing price of K2 common stock, having a value of $10.00 per share. If the average closing price of K2 common stock is less than $9.47 per share, the exchange ratio will be adjusted upward to an exchange ratio that will result in Rawlings stockholders receiving a number of shares of K2 common stock, based on the average closing price of K2 common stock, having a value of $9.00 per share. If the merger is not completed, Rawlings, under certain circumstances, could be required to pay K2 Inc. a termination fee of $2,900,000. K2 Inc. has agreed, upon completion of the merger, to reimburse Rawlings for $163,000 of merger related expenses incurred in the quarter ended November 30, 2002. The transaction is expected to be completed in the spring of 2003. K2 Inc. is a leading designer, manufacturer and marketer of brand-name sporting goods, recreational and industrial products.

Liquidity and Capital Resources.    Working capital decreased by $1,191,000 during the three months ended November 30, 2002. This decrease was primarily a result of increases in short-term borrowings under the revolving credit agreement and accounts payable and was partially offset by a seasonal increase in inventories and accounts receivable.

RAWLINGS’ MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Net cash used in operating activities for the quarter ended November 30, 2002 was $9,595,000. This was $3,008,000 greater than the $6,587,000 used in the comparable quarter last year. The increase in cash used was due to a smaller increase in accounts payable and a larger increase in accounts receivable.

Capital expenditures were $423,000 in the quarter ended November 30, 2002 compared to $657,000 in the comparable quarter of the prior year. The November 2001 quarter included expenditures related to expanding the Washington, Missouri facility for certain manufacturing operations. Rawlings expects capital expenditures for fiscal 2003 to be approximately $1,400,000.

Rawlings had an increase in net borrowings, primarily related to seasonal working capital needs, of $9,683,000 in the quarter ended November 30, 2002. This resulted in total debt as of November 30, 2002 of $39,661,000. This was $6,436,000 or 14.0% lower than the total debt of $46,097,000 as of November 30, 2001.

Rawlings’ primary sources of liquidity are cash provided by operating activities and the credit agreement with a financial institution entered into on December 28, 1999 and subsequently amended. The agreement provides for borrowings based on a percentage of qualified receivables and inventory. The facility also allows for a $2,000,000 seasonal advance from August 2002 through February 2003. Borrowings under the agreement are based on an interest rate of LIBOR plus 2.50%. A commitment fee of 0.50% is charged on any unused portion of the facility. On November 14, 2002 Rawlings and its lenders amended the credit agreement to increase the seasonal advance to $5,000,000 for the period from November 2002 through January 2003. Rawlings and its lenders also amended the credit agreement on December 11, 2002 to permit Rawlings to enter into a Single Customer Credit Approved Receivables Purchasing Agreement with The CIT Group Commercial Services, Inc. to protect post-petition receivables from Kmart.

The credit facility includes various covenants, including requirements that Rawlings achieve certain EBITDA levels as defined in the agreement, maintain a fixed charge ratio, limit capital expenditures and restrict the payment of dividends. The covenants for EBITDA and fixed charge ratio for the twelve months ended November 30, 2002 were $9,125,000 and 1.20, respectively. Actual EBITDA and fixed charge ratio for the same period were $9,529,000 and 1.58, respectively. The EBITDA requirement increases $125,000 for each of the fiscal 2003 quarter-end compliance calculations that are based on a rolling four quarters of EBITDA resulting in a $9,500,000 requirement for the twelve months ending August 31, 2003. The covenant for fixed charge ratio for each quarter-end calculation in fiscal 2003 is 1.20. As of November 30, 2002, Rawlings is in compliance with the debt covenants related to the credit facility. Total unused availability under the credit facility at November 30, 2002 was approximately $3,445,000.

Rawlings believes its capital structure and current credit facility are adequate to provide for its short term and long term operations to the extent that Rawlings is able to satisfy the EBITDA and other covenants set forth in the credit facility.

Seasonality.    Net revenues of baseball equipment and team uniforms are highly seasonal. Customers generally place pre-season orders with Rawlings for baseball-related products beginning in August for shipment beginning in November. These pre-season orders from customers generally represent approximately 50% to 65% of the customers’ anticipated needs for the entire baseball season. The amount of these pre-season orders generally determines Rawlings’ net revenues and profitability between November 1 and February 28. Rawlings then receives additional fill-in orders, which depend upon customers’ actual sales of products during the baseball season (sell-through). Fill-in orders are typically received by Rawlings between February and May. These orders generally represent approximately 35% to 50% of Rawlings’ sales of baseball-related products during a particular season.

Pre-season orders for certain baseball-related products from certain customers are not required to be paid until early spring. These extended terms increase the risk of collectibility of accounts receivable. Most of

RAWLINGS’ MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Rawlings’ large customers are on automatic replenishment systems; therefore, more orders are received on a ship-at-once basis. This results in Rawlings producing or purchasing inventory against customer forecasts and shipping to the customer closer to the time the products are actually sold. This process to meet orders for immediate delivery increases inventory and debt levels and creates inventory forecast risks. To offset these risks, Rawlings has a Port of Entry program to encourage retailers to place and receive early orders.

The sell-through of baseball-related products also affects the amount of inventory held by customers at the end of the season, which is carried over by the customer for sale in the next baseball season. Customers typically adjust their pre-season orders for the next baseball season to account for the level of inventory carried over from the preceding baseball season. Football equipment and team uniforms are both shipped by Rawlings and sold by retailers primarily in the period between March 1 and September 30. Basketballs and team uniforms generally are shipped and sold throughout the year. Because Rawlings’ sales of baseball-related products exceed those of its other products, Rawlings’ business is seasonal, with its highest net revenues and profitability recognized between November 1 and April 30.

Year Ended August 31, 2002

Year Ended August 31, 2002 Compared to the Year Ended August 31, 2001

Results of Operations.    Net revenues for the year ended August 31, 2002 were $173,712,000 or 0.5% below net revenues of $174,528,000 for the year ended August 31, 2001. The decrease in net revenues was primarily due to lower sales of footballs, basketballs and apparel partially offset by higher sales of baseball-related products.

Licensing revenues for 2002 were $5,546,000 or $475,000 above 2001. $373,000 of the increase is primarily due to a 2002 early termination fee of a license agreement with a golf products licensee. Improved revenues from Rawlings’ footwear licensee partially offset by lower revenues from Asics, the Japanese licensee, also contributed to the higher revenues in 2002.

Gross profit in 2002 was $48,776,000, which was $1,244,000, or 2.6%, greater than the gross profit of $47,532,000 in 2001. The gross profit margin of 28.1% for 2002 was 0.9 margin points above 2001. The increase in gross profit was primarily due to higher margins for baseball-related products partially offset by decreased margins for basketballs and footballs.

Selling, general and administrative expenses of $41,158,000 in 2002 were 2.2% above the same expenses in 2001. As a percent of net revenues, selling, general and administrative expenses were 23.7% in 2002 compared to 23.1% in the prior year. Increased distribution costs partially offset by lower professional fees accounted for the higher selling, general and administrative expenses.

In 2001, $1,527,000 of transition costs were incurred during the relocation of distribution facilities to a new single location in Washington, Missouri. These transition costs offset by a $1,115,000 gain on the sale of the Springfield, Missouri distribution center were included as unusual expenses in Rawlings’ Consolidated Statement of Income for the year ended August 31, 2002, a copy of which is included in this joint proxy statement/prospectus.

Interest expense for 2002 was $2,452,000 or $2,058,000 below 2001. Lower average rates of 3.5 percentage points and lower average borrowings of $5,500,000 accounted for the decrease in interest expense.

Income taxes in 2002 of $1,819,000 were $1,233,000 greater than 2001. Higher pretax income and a higher effective tax rate accounted for the income tax increase. The low 2001 effective tax rate of 25% was impacted by foreign source income.

RAWLINGS’ MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Net income was $3,347,000 in 2002 or $1,590,000 greater than 2001. In 2002 income per share of $0.41 was 86.4% above the $0.22 per share in 2001.

Year Ended August 31, 2001 Compared to the Year Ended August 31, 2000

Results of Operations.    Net revenues for 2001 of $174,528,000 were $625,000, or 0.4% higher than the year ended August 31, 2000. The increase in net revenues was primarily the result of higher sales of apparel, footballs, and baseballs offset by lower sales of baseball gloves and reduced licensing revenue.

Revenues from licensing were $5,071,000 in 2001 or 8.8% below licensing revenues of $5,563,000 in 2000. The decrease in revenues was primarily due to a decline in Rawlings’ Japanese licensee’s revenues and unfavorable currency exchange rates. Rawlings’ activewear licensee and the footwear licensee also contributed to the lower revenues partially offset by improved revenues from Rawlings’ sock licensee.

Gross margin in 2001 was 27.2%, down 1.6 margin points from the prior year. The decrease reflects lower margins on baseballs and baseball gloves and the reduced licensing revenues.

SG&A expenses decreased $173,000 in 2001. SG&A expenses as a percent of sales in 2001 were 23.1% compared to 23.3% in 2000. Lower depreciation, sales commissions and expenses related to sales meetings offset by increases in advertising and promotion and endorsement contracts were primarily responsible for the net decrease.

In connection with the relocation of distribution facilities to a new single location in Washington, Missouri, the Springfield, Missouri distribution center was sold in September 2000. The move to Washington was completed in the fourth quarter of fiscal 2001. In fiscal 2001, transition and facility clean up costs incurred during the move to Washington of $1,527,000, offset by the gain of $1,115,000 on the sale of the Springfield facility, were included as unusual expenses in Rawlings’ Consolidated Statement of Income for the year ended August 31, 2002. A copy of the Consolidated Statement of Income is contained in this joint proxy statement/prospectus.

Interest expense of $4,510,000 in 2001 was $1,554,000, or 25.6%, lower than the prior year. Lower debt levels, partially due to debt repayments resulting from the proceeds from the sale of the Springfield distribution center and from the sale of the discontinued operation, along with lower rates, accounted for the reduction in interest expense.

The effective tax rate for 2001 was 25% which is lower than the statutory rate of 35% because foreign income, which has lower tax rates, represented a higher percent of income. There was also a decrease in Rawlings’ valuation allowance in 2001.

Income from continuing operations increased $476,000, or 37.2% to $1,757,000 continuing the improvement trend, which began in 2000.

The sale of the Vic hockey business was completed during the third quarter of fiscal 2001 under substantially the same terms as originally provided in 2000.

New Accounting Pronouncements.    The Financial Accounting Standards Board has issued SFAS No. 143, “Asset Retirement Obligations.” The new standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard is effective for fiscal years beginning after June 15, 2002. Adoption of SFAS No. 143 is not expected to impact our consolidated financial position. Rawlings will adopt SFAS No. 143 in fiscal 2003.

RAWLINGS’ MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Financial Accounting Standards Board has issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The new standard replaces FASB Statement No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” The primary objectives of this statement were to develop one accounting model, based on the framework established in Statement 121, for long-lived assets to be disposed of by sale and to address significant implementation issues. Statement 144 requires that all long-lived assets, including discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. The standard is effective for fiscal years beginning after December 15, 2001. Adoption of SFAS No. 144 is not expected to impact our consolidated financial position. Rawlings will adopt SFAS No. 144 in fiscal 2003.

The Financial Accounting Standards Board has issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This statement requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. Adoption of SFAS No. 146 is not expected to impact our consolidation financial position. Rawlings will adopt SFAS No. 146 in fiscal 2003.

Critical Accounting Policies.    As discussed in Note 1 to Rawlings’ Consolidated Financial Statements for the year ended August 31, 2002, the preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. A copy of Note 1 is included in the joint proxy statement/prospectus. On an ongoing basis, management evaluates its estimates and judgments, including those related to inventory valuation; the allowance for doubtful accounts; depreciation and recoverability of long-lived assets; deferred income tax assets and the related valuation allowance and revenue recognition. Management bases its estimates and judgments on its historical experience and other relevant factors. This information forms the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. See Note 1 to Rawlings’ Consolidated Financial Statements included in this joint proxy statement/prospectus for a discussion of Rawlings’ significant accounting policies.

While Rawlings believes that the historical experience and other factors considered provide a meaningful basis for the accounting policies applied in the preparation of the consolidated financial statements, Rawlings cannot guarantee that its estimates and assumptions will be accurate. This could require Rawlings to make adjustments to these estimates in future periods.

RAWLINGS’ MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS

OF K2 AND COMMON STOCKHOLDERS OF RAWLINGS

K2 and Rawlings are both Delaware corporations. The rights of stockholders of each company are generally governed by Delaware General Corporation Law and each company’s respective certificate of incorporation and bylaws. Upon completion of the merger, Rawlings stockholders will become K2 stockholders and the K2 restated certificate of incorporation and bylaws will govern the rights of former Rawlings stockholders.

The following description summarizes the material differences that may affect the rights of the stockholders of K2 and Rawlings, but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. Stockholders should carefully read the relevant provisions of the Delaware General Corporation Law and K2’s and Rawlings’ respective certificates of incorporation and bylaws. For more information on how to obtain these documents, see “Additional Information—Where You Can Find Additional Information” on page 93.

Capitalization

K2.    The authorized capital stock of K2 consists of 40,000,000 shares of common stock, $1.00 par value, and 12,500,000 shares of preferred stock, $1.00 par value. If approved by the K2 stockholders, K2’s certificate of incorporation will be amended to increase the authorized common shares from 40,000,000 to 60,000,000 shares.

K2 Common Stock.    As of the date of this joint proxy statement/prospectus there were approximately 17,957,076 shares of K2 common stock outstanding and held of record by approximately 2,054 persons. K2 common stock is listed on the New York Stock Exchange under the symbol “KTO.” Holders of K2 common stock are entitled to one vote per share on all matters to be voted upon by K2 stockholders. K2 stockholders may not cumulate votes in connection with the election of directors. The holders of K2 common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the K2 board out of funds legally available for the payment of dividends. In the event of a liquidation, dissolution or winding up of K2, the holders of K2 common stock are entitled to share ratably in all assets remaining after payment of liabilities of K2 and of the preferential amounts, if any, to which the holders of K2 preferred stock are entitled. The K2 common stock has no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to the K2 common stock. All outstanding shares of K2 common stock are fully paid and non-assessable, and the shares of K2 common stock to be outstanding upon completion of the merger will be fully paid and non-assessable. Computershare Trust Company, Inc. is the Transfer Agent and Registrar for the shares of K2 common stock.

K2 Preferred Stock.    The K2 board may issue up to 12,500,000 shares of K2 preferred stock in one or more series and, subject to the Delaware General Corporation Law, may:

•	fix its rights, preferences, privileges and restrictions,

•	fix the number of shares and designation of any series, and

•	increase or decrease the number of shares of any series if not adjusting to a level below the number of then outstanding shares.

K2’s certificate of designation dated August 10, 1989 as amended on August 9, 1999, designates 200,000 shares of preferred stock as Series A Preferred Stock in connection with K2’s rights plan, as described below in “—Rights Plan—K2” on page 91. The powers, preferences or special rights of this series may not be materially and adversely changed without the approval of at least two-thirds of the outstanding shares of K2’s Series A Preferred Stock voting separately as a class.

At the date of this joint proxy statement/prospectus, no shares of K2 preferred stock were outstanding. Although K2 presently does not intend to do so, its board may issue K2 preferred stock with voting, liquidation,

COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS

OF K2 AND COMMON STOCKHOLDERS OF RAWLINGS

dividend, conversion and such other rights which could negatively affect the voting power or other rights of the K2 common stockholders without the approval of the K2 common stockholders. Any issuance of K2 preferred stock may delay or prevent a change in control of K2.

Rawlings.    The authorized capital stock of Rawlings consists of 50,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share.

Rawlings Common Stock.    As of the date of this joint proxy statement/prospectus there were approximately 8,088,656 shares of Rawlings common stock outstanding and held of record by approximately 691 persons. Rawlings common stock is listed on the Nasdaq National Market System under the symbol “RAWL.” Holders of Rawlings common stock are entitled to one vote per share on all matters to be voted upon by Rawlings stockholders. The holders of Rawlings common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Rawlings board out of funds legally available for the payment of dividends. In the event of a liquidation, dissolution or winding up of Rawlings, the holders of Rawlings common stock are entitled to share ratably in all assets remaining after payment of liabilities of Rawlings and of the preferential amounts, if any, to which the holders of Rawlings preferred stock are entitled. The Rawlings common stock has no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to the Rawlings common stock. All outstanding shares of Rawlings common stock are fully paid and non-assessable. Mellon Investor Services is the Transfer Agent and Registrar for shares of Rawlings common stock.

Rawlings Preferred Stock.    The Rawlings board may issue up to 10,000,000 shares of Rawlings preferred stock in one or more series and, subject to the Delaware General Corporation Law, may:

•	fix its rights, preferences, privileges and restrictions,

•	the number of shares and designation of any series, and

•	increase or decrease the number of shares of any series if not adjusting to a level below the number of then outstanding shares.

The Rawlings certificate of designation dated December 6, 2002, designates 100,000 shares of preferred stock as Series B Junior Participating Preferred Stock in connection with Rawlings’ rights plan, as described below in “—Rights Plan—Rawlings” on page 91. The Series B Preferred Stock is junior to all other series of Rawlings’ preferred stock with respect to payment of dividends and distribution of assets, unless the terms of the series provide otherwise. Shares of Series B Preferred Stock are not redeemable, and the powers, preferences or special rights of this series may not be materially and adversely changed without the approval of at least two-thirds of the outstanding shares of Series B Preferred Stock voting separately as a class.

At the date of this joint proxy statement/prospectus, no shares of Rawlings preferred stock were outstanding, but all of such authorized shares are reserved for issuance upon exercise of the rights granted pursuant to the Rawlings rights plan. Rawlings stockholders which hold a majority of the outstanding capital stock of Rawlings may increase or decrease the number of authorized shares of preferred stock. Holders of preferred stock do not vote on this matter as a separate class.

Number, Election, Vacancy and Removal of Directors

Delaware General Corporation Law.    Under Delaware General Corporation Law, the board of directors must have at least one director. A majority of the directors in office can fill any vacancy or newly created directorship. A director may be removed with or without cause by a majority of the shares entitled to vote at an election of the directors. However, if the board is divided into classes, unless the certificate of incorporation provides otherwise, a director may only be removed for cause. The board may fill any vacancy created for any reason.

COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS

OF K2 AND COMMON STOCKHOLDERS OF RAWLINGS

K2.    The K2 board of directors has eight members. The K2 restated certificate of incorporation provides that the board shall consist of between eight and eleven members, as set by the board of directors. The board shall be divided into three nearly equal classes, with each class serving three year terms. The K2 restated certificate of incorporation and bylaws are silent as to the filling of vacancies, the appointment of new directors to fill newly-created positions and the removal of directors. Therefore, as provided by Delaware General Corporation Law, vacancies and newly created directorships are filled by a majority of the K2 directors in office. K2 has agreed to expand the number of directors of the K2 board by one and elect a current Rawlings director to serve as a director of K2, effective upon the closing of the merger.

Rawlings.    The Rawlings board of directors has five members. The Rawlings certificate of incorporation states that the Rawlings board of directors shall consist of between one and seven members, as set by the board of directors. The bylaws state that no person older than 66 years old is eligible to be elected as a director. The board is to be divided into three nearly equal classes, as the number of directors constituting the entire board permits, with each class serving three year terms. Vacancies and newly created board positions are filled by the vote of a majority of the directors then in office. A newly elected director will serve for the remainder of the term of the class of directors of which he or she is a member. Directors may only be removed for cause by the affirmative vote of a majority of shares present and entitled to vote at a duly called and held meeting.

Amendments to Certificate of Incorporation

Delaware General Corporation Law.    Under Delaware General Corporation Law, an amendment to a corporation’s certificate of incorporation requires approval by both the board and a majority of the shares entitled to vote, unless a different proportion is provided for in the certificate of incorporation. If the amendment increases or decreases the aggregate number of authorized shares of a class, then the outstanding shares of the class shall be entitled to vote on the amendment whether or not entitled to vote thereon by the certificate of incorporation. If the corporation’s stock is divided into classes, then a majority of each class entitled to vote on the amendment as a class must approve the amendment, unless a different proportion is provided by the certificate of incorporation.

K2.    The K2 restated certificate of incorporation may be amended or repealed as permitted or prescribed by applicable law and approved by a majority of the shares entitled to vote. The K2 restated certificate of incorporation requires supermajority stockholder approval with respect to amending certain provisions of the restated certificate of incorporation. Specifically, the affirmative vote of holders of at least:

•	two-thirds of the outstanding shares of K2 stock will be required for K2 to amend Article Fourteen of its restated certificate of incorporation, which requires the approval of two-thirds of the shares entitled to vote for any merger or consolidation of K2 with another entity, or the sale or other transfer of substantially all of the assets of K2;

•	80% of the shares entitled to vote, voting together as a single class, and two-thirds of the shares entitled to vote and held by stockholders other than an interested stockholder will be required to amend Article Fifteen of K2’s restated certificate of incorporation, which requires comparable support to approve a transaction under certain circumstances involving K2 or any of K2’s subsidiaries and an interested stockholder or another business entity; and

•	two-thirds of the outstanding shares of Series A Preferred Stock is required to materially change the powers, preferences or special rights of the Series A Preferred Stock.

Rawlings.    The Rawlings certificate of incorporation may be amended or repealed as permitted or prescribed by applicable law and approved by a majority of the shares entitled to vote; however, any amendment not approved by two-thirds of the board must be approved by two-thirds of the shares entitled to vote. In addition, Article Seven of the Rawlings certificate of incorporation, which provides for indemnification of directors for certain actions, cannot be amended or repealed to adversely affect any right or protection of a director for any act or omission occurring prior to the date the amendment or repeal became effective.

COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS

OF K2 AND COMMON STOCKHOLDERS OF RAWLINGS

Amendments to Bylaws

K2.    The K2 bylaws may be amended by the board of directors or at a stockholder meeting by the vote of 75% of the shares entitled to vote.

Rawlings.    The Rawlings bylaws may be amended by a majority of the board of directors. The stockholders may amend the bylaws without other action by the board of directors by a majority of the shares entitled to vote at a stockholder meeting, if notice of such amendment was given in the notice for the meeting. Two-thirds of the shares entitled to vote must approve any amendment not approved by two-thirds of the board.

Stockholder Action

K2.    The vote of a majority of the shares present and entitled to vote at a duly called and held meeting is the act of the K2 stockholders. The K2 restated certificate of incorporation provides that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent.

Rawlings.    The vote of a majority of the shares present and entitled to vote at a duly called and held meeting is the act of the Rawlings stockholders. However, any stockholder action, other than the election of directors, which was not approval by two-thirds of the board, must be approved by two-thirds of the shares entitled to vote. Both the Rawlings certificate of incorporation and bylaws state that any action that may be taken by stockholders must be taken at a duly called and held meeting and may not be taken by written consent.

Notice of Certain Stockholder Actions

K2.    The K2 bylaws state that a stockholder may only bring business before a stockholder meeting, including nominating directors for the board, if the stockholder gives at least ninety days advance written notice of the business to K2’s Secretary or, if later, the tenth day after the first public announcement of the date of the meeting. In addition, for business to be properly brought before any stockholder meeting, the matter must be a proper matter for stockholder action.

Rawlings.    The Rawlings bylaws state that a stockholder may only nominate directors for election or bring business before a meeting of stockholders if the stockholder gives advance written notice of the nominations or business to the Secretary of Rawlings not less than sixty days prior to the first anniversary of the preceding year’s annual meeting. If, however, the date of the annual meeting is scheduled to be held either more than thirty days earlier than or sixty days after the date the annual meeting was held in the prior year, then the stockholder notice must be delivered no later than the sixtieth day prior to the next annual meeting or the tenth day following the first public announcement of the date for such meeting.

Special Stockholder Meetings

Delaware General Corporation Law.    Under Delaware General Corporation Law, a special meeting of a corporation’s stockholders may be called by the board or by any other person authorized by the corporation’s certificate of incorporation or bylaws. All stockholders of record entitled to vote must receive notice of all stockholder meetings not less than ten, nor more than sixty days before the date of the stockholder meeting.

K2.    The K2 bylaws provide that only the board of directors or the Chairman of the Board can call a special meeting of the K2 stockholders. No business may be transacted at a special meeting of the stockholders other than that stated in the notice of the meeting.

Rawlings.    The Rawlings bylaws provide that only the Chairman of the Board or a majority of the directors in office can call a special meeting of the stockholders. No business may be transacted at a special meeting of the stockholders other than that stated in the notice of the meeting, unless all of the stockholders are present in

COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS

OF K2 AND COMMON STOCKHOLDERS OF RAWLINGS

person or by proxy. Rawlings has received a proposal from a stockholder to be presented at the next annual meeting of Rawlings’ stockholders to amend Section 2.03 of the bylaws to permit a holder of 15% or more of the outstanding Rawlings common stock to call a special meeting of the stockholders.

Limitation of Personal Liability of Directors and Indemnification

Delaware General Corporation Law.    Under Delaware General Corporation Law a corporation may include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for certain monetary damages resulting from breaches of fiduciary duties. Specifically, the corporation may indemnify any director, officer, employee or agent of the corporation for expenses, monetary damages, fines and settlement amounts to the extent the person:

•	acted in good faith,

•	acted in a manner he or she believed to be in the best interests of the corporation, and

•	with respect to any criminal action, had no reasonable cause to believe the conduct was unlawful.

However, no provision can eliminate or limit director liability for any:

•	breach of his or her duty of loyalty to the corporation or its stockholders,

•	act or omission not in good faith or involving intentional misconduct or a knowing violation of the law,

•	violation of Section 174 of the Delaware General Corporation Law regarding unlawful payment of dividends or unlawful stock purchases or redemptions,

•	transaction from which the director received any improper personal benefit, or

•	act or omission that took place before the date of adoption of the provision in the certificate of incorporation eliminating or limiting the liability of a director for breaches of fiduciary duties.

Indemnification is also not permitted if the person is held liable to the corporation or its stockholders, except to the extent that an appropriate court concludes that the person is fairly and reasonably entitled to indemnification for those expenses that the court deems proper.

K2.    The K2 restated certificate of incorporation provides a right to indemnification of current and former directors and officers to the fullest extent authorized or permitted by Delaware General Corporation Law, as described above. However, if the Delaware General Corporation Law is amended to further eliminate or limit director liability, then the indemnification provided shall be expanded to the fullest extent permitted by the Delaware General Corporation Law as amended. In addition, the K2 restated certificate of incorporation requires K2 to indemnify any present or former director or officer who has been successful on the merits or otherwise in the defense of any claim or proceeding for expenses, including attorneys’ fees. The K2 restated certificate of incorporation also permits K2’s board of directors to provide indemnification of employees and agents of K2 with the same scope and effect as the indemnification provided for directors and officers. This right to indemnification is not exclusive of any other right the director or officer may have.

Even if K2 is prohibited from indemnifying such person under Delaware General Corporation Law, it may maintain insurance at the corporation’s expense to protect itself and any director, officer, employee or agent against such expense, liability or loss.

Rawlings.    The Rawlings certificate of incorporation provides a right to indemnification of current and former directors and officers to the fullest extent authorized or permitted by Delaware General Corporation Law, as described above. However, if the Delaware General Corporation Law is amended to further eliminate or limit director liability, then the indemnification provided shall be expanded to the fullest extent permitted by the Delaware General Corporation Law as amended. In addition, the Rawlings board of directors may determine by resolution whether to indemnify an employee or agent of Rawlings.

COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS

OF K2 AND COMMON STOCKHOLDERS OF RAWLINGS

Mergers, Acquisitions and Other Transactions

Delaware General Corporation Law.    Under Delaware General Corporation Law the board and a majority of the shares entitled to vote must approve a merger, consolidation or sale of all or substantially all of a corporation’s assets. However, unless the corporation provides otherwise in its certificate of incorporation, no stockholder vote of a constituent corporation surviving a merger is required if:

•	the merger agreement does not amend the constituent corporation’s certificate of incorporation,

•	each share of stock of the constituent corporation outstanding before the merger is an identical outstanding or treasury share of the surviving corporation after the merger, and

•	either no shares of common stock of the surviving corporation are to be issued or delivered by way of the merger or, if common stock will be issued or delivered, it will not increase the number of outstanding shares of common stock immediately before the merger by more than 20%.

K2.    K2’s restated certificate of incorporation has two independent provisions regarding mergers and business combinations. Article Fourteen requires the affirmative vote of at least two-thirds of the shares entitled to vote to approve any merger or business combination involving K2. Article Fifteen requires approval by 80% of the shares entitled to vote for any merger or business combination involving K2 or any of its subsidiaries and another corporation or an interested stockholder. This second group of transactions must also be approved by two-thirds of the shares entitled to vote other than those held by the interested stockholder in question, if an interested stockholder is involved. Regardless, if the transaction involving another corporation or an interested stockholder is approved by two-thirds of the disinterested directors or several other conditions are met, then the supermajority provision of Article Fifteen no longer applies.

Rawlings.    A majority of the shares entitled to vote must approve any merger, consolidation or sale of substantially all of Rawlings’ assets. However, the Rawlings certificate of incorporation states that two-thirds of the shares entitled to vote must approve any merger, consolidation or sale of substantially all of Rawlings’ assets if less than two-thirds of the board approved the transaction. Otherwise, holders of a majority of the shares entitled to vote may approve the transaction.

Dissenters’ Appraisal Rights

Delaware General Corporation Law.    Under Delaware General Corporation Law dissenters’ appraisal rights are available to a corporation’s stockholders in connection with certain mergers and consolidations. However, no rights are available in certain situations. A corporation’s stockholders will not receive such rights if the corporation is the surviving corporation and no stockholder vote is required for the merger. Also, no such rights are available if the corporation’s stock is either:

•	listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

•	held of record by more than 2,000 stockholders.

However, dissenters’ appraisal rights will be available if the merger or consolidation requires stockholders to exchange their stock for anything other than:

•	shares of the surviving corporation,

•	shares of another corporation that will be listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, or

•	cash in place of fractional shares.

COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS

OF K2 AND COMMON STOCKHOLDERS OF RAWLINGS

K2.    Because all of the above tests are satisfied, K2 stockholders will not receive dissenters’ appraisal rights with respect to the merger.

Rawlings.    Because all of the above tests are satisfied, Rawlings stockholders will not receive dissenters’ appraisal rights with respect to the merger.

Rights Plan

Generally.    K2 and Rawlings both maintain stockholder rights plans which are designed to protect stockholders from attempts to acquire control of the company without the approval of the company’s board and prevent abusive tactics from potential acquirers that do not treat all stockholders fairly.

The rights issued under each of the plans are not currently exercisable or transferable, and no separate certificates evidencing such rights will be distributed, unless certain events, described below, occur. Although neither K2 nor Rawlings intended the rights plans to prevent a takeover of either company, the plans may cause substantial dilution to certain persons or groups that beneficially acquire 15% or more of the respective company’s common stock, unless the rights issuable under the plan are first redeemed by the respective board of directors. A summary of the key provisions of the plans is provided below.

K2.    K2 entered into a Rights Agreement dated as of July 1, 1999 between K2 and Harris Trust Company of California. Pursuant to the rights agreement, a right is attached to each share of K2 common stock outstanding as of September 5, 1999. The rights become exercisable ten days after the public announcement that any person or group has:

•	acquired 15% or more of the outstanding shares of K2 common stock, or

•	initiated a tender offer for shares of K2 common stock, which would result in any person or group acquiring 15% or more of the outstanding shares of K2 common stock.

Each right entitles its holder to purchase  1/100th of a share of K2 Series A Junior Participating Cumulative Preferred Stock at a price of $60 per  1/100th of a share of preferred stock. Once exercisable, each right will entitle its holder to purchase a number of shares of K2 common stock having a market value of two times the exercise price of the right. At any time after any person or group becomes a 15% beneficial owner of K2 common stock but before a change in control transaction, the K2 board of directors may exchange each right not owned by a 15% beneficial owner for one share of K2 common stock or other K2 preferred stock with rights similar to those of the Series A Junior Participating Cumulative Preferred Stock.

In addition, each right, other than rights owned by the acquiring person, such person’s affiliates, associates and any group of which such person is a member, will entitle the holder of such rights to purchase a number of shares of the common stock of the acquiring entity or its parent having a market value equal to two times the exercise price of the right, unless the rights are earlier redeemed by K2, after:

•	a person or group acquires 15% or more of the outstanding shares of K2 common stock,

•	K2 is acquired in a merger or other business combination transaction, or

•	50% or more of K2’s consolidated assets or earning power are sold.

K2 may redeem the rights, at a price of $0.001 per right at any time prior to the close of business on the tenth day after a person or group obtains 15% or more of the outstanding shares of K2’s common stock. The rights expire on September 5, 2009, unless extended or earlier redeemed.

Rawlings.    Rawlings entered into a Rights Agreement dated as of November 27, 2002 between Rawlings and Mellon Investor Services LLC. The Rawlings rights plan was designed specifically to provide the Rawlings board of directors with sufficient time, flexibility and negotiating leverage to adequately evaluate strategic

COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS

OF K2 AND COMMON STOCKHOLDERS OF RAWLINGS

alternatives in an orderly manner, including the merger proposal, as well as to ensure equal and fair treatment of Rawlings’ stockholders. Pursuant to the rights agreement, the Rawlings board of directors declared a dividend of one right to purchase  1/1000th of a share of Series B Preferred Stock for each share of Rawlings’ common stock outstanding as of December 9, 2002. Each right entitles the registered holder to purchase  1/1000th of a share of Series B Preferred Stock at an exercise price of $30, subject to adjustment.

The rights become exercisable upon the earlier of ten days after a person or group has acquired, or obtained the right to acquire, 15% or more of the outstanding shares of Rawlings’ common stock or ten business days after a person or group announces a tender or exchange offer for shares of Rawlings’ common stock, which if completed, would result in any person or group acquiring 15% or more of the outstanding shares of Rawlings common stock. Rawlings has amended its rights agreement so that it will not apply to the Rawlings/K2 merger. In addition, the Rawlings rights plan includes a “permitted offer” exception for a tender offer or exchange offer which meets certain criteria including, but not limited to, the following:

•	the offer is for all outstanding shares of Rawlings common stock and remains open for at least sixty calendar days,

•	the consideration offered is cash or a publicly traded security, and

•	the offer has been determined to be fair from a financial point of view by a nationally recognized investment banking firm.

Once the rights are exercisable, unless earlier redeemed by Rawlings in accordance with the rights agreement, each right, other than rights owned by the acquiring person, such person’s affiliates, associates and any group of which such person is a member, will entitle its holder to purchase a number of shares of Rawlings common stock having the market value equal to two times the exercise price of the right for a period of sixty days. However, at the option of the Rawlings board of directors, until such time as an acquiring stockholder owns 50% or more of the outstanding Rawlings common stock, Rawlings may exchange each right for one share of Rawlings common stock.

In addition, each right, other than rights owned by the acquiring person, such person’s affiliates or associates or any group of which such person is a member, will entitle its holder to purchase a number of shares of the acquiring entity’s common stock having a market value equal to two times the exercise price of the right, unless the rights are earlier redeemed by Rawlings in accordance with the terms of the rights agreement, after:

•	a person or group acquires 15% or more of the outstanding shares of Rawlings’ common stock;

•	Rawlings is acquired in a merger or other business combination transaction; or

•	50% or more of Rawlings’ assets or earning power are sold or transferred.

Rawlings may redeem the rights at a price of $0.01 per right, payable in cash or other consideration deemed appropriate by the Rawlings board of directors, at any time prior to the close of business on the tenth day after a person or group obtains 15% or more of the outstanding shares of Rawlings common stock. The rights expire on December 9, 2012, unless extended or earlier redeemed.

The Rawlings rights plan includes a provision under which a committee of the Rawlings board of directors composed solely of independent and disinterested directors is required to review the rights plan periodically in order to consider whether the maintenance of the rights plan continues to be in the best interests of Rawlings and its stockholders.

COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS

OF K2 AND COMMON STOCKHOLDERS OF RAWLINGS

ADDITIONAL INFORMATION

Legal Matters

Gibson, Dunn & Crutcher LLP, counsel to K2, will pass upon the validity of the K2 common stock to be issued in connection with the merger. Gibson Dunn & Crutcher LLP and Stinson Morrison Hecker LLP, counsel to Rawlings, are expected to render opinions concerning the federal income tax consequences of the merger.

Experts

The consolidated financial statements of K2 and subsidiaries at December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, incorporated in the joint proxy statement of K2, which is referred to and made a part of this joint proxy statement/prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report, which is incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement, in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Rawlings and its subsidiaries as of August 31, 2002, and for the year ended August 31, 2002, have been included in this joint proxy statement/prospectus herein in reliance upon the report of KPMG LLP, independent accountants, as set forth in their report thereon appearing elsewhere in this document and upon the authority of said firm as experts in accounting and auditing.

Although Rawlings dismissed Arthur Andersen LLP as its independent public accountants effective June 13, 2002 and has engaged KPMG LLP, the consolidated financial statements of Rawlings at August 31, 2001 and for each of the two years in the period ended August 31, 2001 included in this joint proxy statement/prospectus have been audited by Arthur Andersen LLP. We have not been able to obtain, after reasonable efforts, the written consent of Arthur Andersen LLP to our naming it as an expert and including its audit report for the financial statements of Rawlings at August 31, 2001 and for each of the two years in the period ended August 31, 2001 in this joint proxy statement/prospectus. The requirement to obtain such consent has been dispensed with in reliance on Rule 437a under the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the inclusion of its report in this joint proxy statement/prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Where You Can Find Additional Information

K2 and Rawlings file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or information that the companies file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. K2’s and Rawlings’ SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at “www.sec.gov.”

K2 filed the K2 registration statement on Form S-4 to register with the SEC the shares of K2 common stock to be issued to Rawlings stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of K2, as well as being a proxy statement of K2 and Rawlings for the K2 special meeting of stockholders and the Rawlings special meeting of stockholders, respectively.

As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the K2 registration statement or the exhibits to the registration statement.

ADDITIONAL INFORMATION

The SEC allows K2 and Rawlings to “incorporate by reference” information into this joint proxy statement/prospectus, which means that K2 and Rawlings can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this document. This joint proxy statement/prospectus incorporates by reference the documents set forth below that K2 and Rawlings have previously filed with the SEC. These documents contain important information about the companies and their financial condition.

K2 SEC Filings (File No. 001-04290)	Period
Annual Report on Form 10-K	Year ended December 31, 2001
Quarterly Report on Form 10-Q	Quarters ended March 31, 2002, June 30, 2002 and September 30, 2002
Current Reports on Form 8-K	Filed on August 14, 2002, December 16, 2002 and December 17, 2002
Definitive Proxy Statement on Schedule 14A	Filed on April 1, 2002
Registration Statement on Form 8-A	Filed on August 21, 1989
Registration Statement on Form 8-A/A	Filed on January 23, 1998

Rawlings SEC Filings (File No. 000-24450)	Period
Annual Report on Form 10-K and Form 10-K/A	Year ended August 31, 2002
Quarterly Report on Form 10-Q	Quarter ended November 30, 2002
Current Reports on Form 8-K	Filed on September 20, 2002, November 27, 2002, November 29, 2002, December 17, 2002, December 30, 2002 and January 14, 2003
Registration Statement on Form 8-A	Filed on November 29, 2002
Registration Statement on Form 8-A/A	Filed February 20, 2003

All additional documents that K2 may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date of this joint proxy statement/prospectus and prior to the earliest of the date of the Rawlings stockholders special meeting, the date of the K2 stockholders special meeting, or the earlier termination of the merger agreement, shall also be deemed to be incorporated by reference.

K2 has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to K2, and Rawlings has supplied all such information relating to Rawlings.

If you are a stockholder, K2 or Rawlings may have sent you some of the documents incorporated by reference, but you can obtain any of them through K2 and Rawlings, the SEC or the SEC’s Internet web site as described above. Documents incorporated by reference are available from K2 and Rawlings without charge, excluding all exhibits unless K2 and Rawlings have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. Stockholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

K2 Inc.

Attention: Investor Relations

4900 South Eastern Avenue

Los Angeles, California 90040

(323) 724-2800

ADDITIONAL INFORMATION

Rawlings Sporting Goods Company, Inc.

Attention: Investor Relations

1859 Bowles Avenue

Fenton, Missouri 63026

(636) 349-3500

If you would like to request documents from us, please do so by March 19, 2003 to receive them before the special meetings of stockholders for K2 and Rawlings. If you request any incorporated documents from K2 and Rawlings, K2 or Rawlings will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the merger. K2 and Rawlings have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated February 24, 2003, and was first mailed to stockholders on February 26, 2003. You should not assume that the information contained in the joint proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus to the stockholders nor the issuance of K2 shares in the merger shall create any implication to the contrary.

ADDITIONAL INFORMATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The pro forma financial information presented below is derived from historical consolidated financial statements of K2 Inc. and Rawlings Sporting Goods Company, Inc. K2’s merger with Rawlings will be accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed will be recorded at their fair values as of the date of the merger. The pro forma adjustments are based on a preliminary allocation of the purchase price. For purposes of the pro forma presentation, the excess of the purchase cost over the fair value of the assets acquired and liabilities assumed is reflected as goodwill. A separate determination will be made whether an intangible asset has been acquired that should be recognized apart from goodwill. K2’s fiscal year ends on December 31. Rawlings fiscal year ends on August 31. Following the merger, K2 intends to change Rawlings’ fiscal year to December 31 of each year.

The unaudited pro forma condensed combined balance sheet gives effect to the merger of K2 as if it occurred as of September 30, 2002 and combines the unaudited condensed balance sheet of K2 as of September 30, 2002 and the unaudited condensed balance sheet of Rawlings as of August 31, 2002. The unaudited pro forma condensed combined balance sheet reflects the issuance of K2 shares of common stock in exchange for shares of Rawlings common stock as proposed in the merger agreement. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2001 combines the historical results for K2 for the year ended December 31, 2001 and the historical results for Rawlings for the year ended November 30, 2001, as if the merger had occurred on January 1, 2001.

For the year ended November 30, 2001, Rawlings historical income statement is a compilation of the three months ended November 30, 2001 unaudited income statement from the Rawlings Form 10-Q as of that date, added to the year ended August 31, 2001 audited income statement from the Rawlings Form 10-K as of that date, less the three months ended November 30, 2000 unaudited income statement from the Rawlings Form 10-Q as of that date.

The unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2002 combines the historical results for K2 for the nine months ended September 30, 2002 and the historical results for Rawlings for the nine months ended August 31, 2002 as if the merger of K2 and Rawlings had occurred on January 1, 2001 and reflects the issuance of K2 shares of common stock in exchange for shares of Rawlings common stock as proposed in the merger agreement.

The unaudited pro forma financial information presented is based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma statement of operations does not purport to represent what K2’s results of operations actually would have been if the events described above had occurred as of the dates indicated or what such results would be for any future periods. The unaudited pro forma financial statements are based upon assumptions and adjustments that we believe are reasonable. Assumptions regarding the value of K2 common stock and the resulting number of shares of K2 common stock to be issued in connection with the merger are based on the last reported sale price of the K2 common stock on the New York Stock Exchange on January 8, 2003 and may be materially different from the value of K2 common stock at the time the merger is completed. The unaudited pro forma financial statements, and the accompanying notes, should be read in conjunction with the historical financial statements and related notes of K2 and Rawlings included in the applicable company’s annual report on Form 10-K and quarterly reports on Form 10-Q incorporated by reference or included elsewhere in this joint proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

K2 AND RAWLINGS CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2002

(In thousands)

	Historical
	K2 As of September 30, 2002	Rawlings As of August 31, 2002	Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$7,420	$603			$8,023
Accounts receivable, net	150,767	24,107			174,874
Inventories, net	136,519	31,796	$3,000	(3)	171,315
Deferred income tax	12,653	3,115			15,768
Prepaid expenses and other current assets	7,481	396			7,877

Total current assets	314,840	60,017	3,000		377,857
Property, plant and equipment, net	63,865	7,742			71,607
Intangibles, including goodwill, net	42,780	—	48,329	(1)	91,109
Deferred income tax	—	21,983	(5,696	)(4)	8,699
	—	—	(7,588	)(4)
Other assets	7,834	2,091	(1,200	)(3)	8,725

Total assets	$429,319	$91,833	36,845		557,997

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank loans	$7,760	$27,037			34,797
Accounts payable	40,830	7,689	5,200	(1)	53,719
Accrued liabilities	50,221	9,613	4,300	(3)	64,134
Current portion of long-term debt	8,798	—			8,798

Total current liabilities	107,609	44,339	9,500		161,448
Long-term debt	80,878	2,941			83,819

Deferred taxes	7,588	—	(7,588	)(4)	—

Stockholders’ equity:
Common stock, $1.00 par value for K2 shares, $0.01 par value for Rawlings shares	18,679	81	(81	)(2)	26,364
			7,685	(1)
Additional paid-in capital	143,365	39,742	(39,742	)(2)	215,166
			66,471	(1)
			5,330	(1)
Retained earnings	95,672	6,347	(6,347	)(2)	95,672
Employee Stock Ownership Plan and stock option loans	(1,437)	—			(1,437)
Treasury shares	(9,107)	—			(9,107)
Accumulated other comprehensive income (loss)	(13,928)	(1,617)	1,617	(2)	(13,928)

Total stockholders’ equity	233,244	44,553	34,933		312,730

Total liabilities and stockholders’ equity	$429,319	$91,833	$36,845		$557,997

See accompanying notes to unaudited pro forma condensed combined financial statements

For explanations of pro forma adjustments, see page 101

UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

K2 AND RAWLINGS

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2001

(In thousands except per share data)

	Historical
	K2	Rawlings
	For the Year Ended
	December 31, 2001	November 30, 2001	Adjustments		Pro Forma Combined
Net sales	$589,519	$171,097			$760,616
Cost of products sold	429,338	124,751			554,089

Gross profit	160,181	46,346			206,527
Selling, general and administrative expenses	158,900	41,802			200,702

Operating income	1,281	4,544			5,825
Interest expense	13,631	3,968			17,599
Other income, net	(375)	—			(375)

Income (loss) before provision (credit) for income taxes	(11,975)	576			(11,399)
Provision (credit) for income taxes	(4,271)	(37)			(4,308)

Net income (loss)	$(7,704)	$613			$(7,091)

Basic earnings per share:
Net income (loss)	$(0.43)	$0.08			$(0.28)

Diluted earnings per share:
Net income (loss)	$(0.43)	$0.08			$(0.28)

Basic shares outstanding	17,940	8,080	(395	)(5)	25,625
Diluted shares outstanding	17,940	8,081	(396	)(5)	25,625

See accompanying notes to unaudited pro forma condensed combined financial statements

For explanations of pro forma adjustments, see page 101

UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

K2 AND RAWLINGS

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Nine Months Ended September 30, 2002

(In thousands except per share data)

	Historical		Adjustments		Pro Forma Combined
	K2	Rawlings
	For the Nine Months Ended
	September 30, 2002	August 31, 2002
Net sales	$454,463	$140,304			$594,767
Cost of products sold	319,569	100,973			420,542

Gross profit	134,894	39,331			174,225
Selling, general and administrative expenses	110,056	31,129			141,185

Operating income	24,838	8,202			33,040
Interest expense	7,130	1,818			8,948
Other income, net	(59)	—			(59)

Income before provision for income taxes	17,767	6,384			24,151
Provision for income taxes	6,218	2,239			8,457

Net income	$11,549	$4,145			$15,694

Basic earnings per share:
Net income	$.64	$0.51			$0.61

Diluted earnings per share:
Net income	$0.64	$0.51			$0.60

Basic shares outstanding	17,941	8,110	(425	)(5)	25,626
Diluted shares outstanding	17,975	8,133	(45	)(5)	26,063

See accompanying notes to unaudited pro forma condensed combined financial statements

For explanations of pro forma adjustments, see page 101

UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

K2 AND RAWLINGS

NOTES TO THE PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

(All amounts in thousands except per share data)

(Unaudited)

Basis of Presentation

The pro forma condensed combined financial statements included herein have been prepared by K2, without audit, under the rules and regulations of the Securities and Exchange Commission. Some information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted under these rules and regulations. However, K2 and Rawlings believe that the disclosures are adequate to make the information presented not misleading.

The preparation of unaudited pro forma condensed combined financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited pro forma condensed combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Pro Forma Income (Loss) Per Share

The pro forma combined net income (loss) per share is based on the weighted average number of shares of common stock of K2 outstanding and the dilutive impact of K2 stock options outstanding, with additional shares of K2 common stock presumed issued at the beginning of the period presented based upon the assumed exchange ratio of 0.950 of a share of K2 common stock for each share of Rawlings stock outstanding.

Merger Related Expenses of K2 and Rawlings

K2 and Rawlings estimate that they will incur merger-related expenses, consisting primarily of transaction costs for investment banker fees, attorneys, accountants, financial printing, proxy solicitation fees and other related charges, of approximately $5,200. This estimate is preliminary and is therefore subject to change. These nonrecurring costs are added to the purchase price of the acquisition and considered in the calculation of goodwill.

Other Events

Under the terms of the K2 and Rawlings existing credit agreements, the companies must obtain the approval of its respective senior creditors in order to complete the proposed merger. K2 has, however, entered into a process to replace the combined company’s existing senior debt with a new series of junior subordinated debentures and a credit facility as described more fully below. It is the intention of K2 to complete the refinancing prior to the completion of the merger. Since the completion of this refinancing is not a condition to completing the merger however, the proforma financial statements do not reflect the impact of this refinancing.

On December 10, 2002, K2 signed a Securities Purchase Agreement pursuant to which K2 has the right, and the obligation under specified circumstances, to issue $25,000 of its convertible subordinated debentures due March, 2010, with a coupon rate of 7.25% per annum. The debentures are convertible into 2,097 shares of K2 common stock at a conversion price of $11.92 per share. Additionally, warrants to purchase 524 shares of K2 common stock at an exercise price of $13.91 per share will also be issued. K2 has also entered into a non-binding letter of intent with a bank for a new secured, revolving credit facility that will provide for aggregate borrowings by K2 of up to $160,000. K2 intends to increase the facility to $225,000 to accommodate the working

NOTES TO THE PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

K2 AND RAWLINGS

NOTES TO THE PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION—(Continued)

(All amounts in thousands except per share data)

(Unaudited)

capital requirements of Rawlings. The proposed credit facility will have a term of three years, and amounts borrowed under the proposed credit facility will be secured by all of the assets of K2 and its domestic subsidiaries, including the assets of Rawlings following the merger, as well as the stock of certain of K2’s foreign subsidiaries.

The impact of the refinancing on the capitalization of the combined companies as of September 30, 2002 would be to replace K2’s and Rawlings’ existing outstanding bank loans of $34,797, current portion of long term debt of $8,798 and long term debt of $83,819 with the $25,000 proceeds from the convertible subordinated debentures and with $102,414 from the secured, revolving credit facility described above. Additionally, the fair market value of the warrants as calculated using the Black-Scholes method will be considered in the total estimated deferred financing costs of $4,900 replacing the existing net unamortized deferred financing costs of $2,500. The actual impact of the refinancing may differ at the time the merger is completed.

Adjustments to Pro Forma Statements

(1)	Reflects adjustments to assets and liabilities assumed based on their estimated fair values, adjustments to eliminate the historical Rawlings stockholder equity accounts, adjustments to record the issuance of K2 stock and stock options and accrue for the related merger costs under the purchase method of accounting. The allocation of the aggregate purchase cost below is preliminary. The preliminary allocation assumes that the excess purchase price will be allocated to goodwill, and is thus not amortized, however the final allocation could include identifiable intangible assets with definite and indefinite lives separate from goodwill. Should there be assets with definite lives, those assets would be subject to amortization resulting in additional amortization expense. The final allocation will be based on estimates and appraisals that will be completed after the merger’s completion and managements’ final evaluation of such assets and liabilities. The final allocation of purchase cost and the resulting effect on net income or loss may differ significantly from the pro forma amounts included herein.

September 30, 2002
Purchase price	$79,486
Merger related expenses	5,200

Aggregate merger cost	84,686
Less: Estimated fair value of net assets acquired.	(36,357)

Excess of cost over preliminary estimate of fair value of net tangible assets acquired	$48,329

The purchase price assumes a $9.65 share price for K2 common stock at the time of the merger. This assumption is based on the last reported sale price of K2 common stock on the New York Stock Exchange on January 8, 2003. The actual value of the K2 common stock may be materially different at the time the merger is completed. The number of shares issued assumes an average daily closing price for K2 common stock of between $9.47 per share and $10.53 per share, which represents the floor and ceiling price within which the exchange ratio is fixed. If the average daily closing price of K2 common stock for the fifteen consecutive trading days ending on and including the second day preceding the closing date is less than $9.47 per share, the exchange ratio will be adjusted upward to an exchange ratio that will result in Rawlings stockholders receiving a number of shares of K2 common stock having a value of $9.00 per share of Rawlings stock exchanged based on the average daily closing price of K2 common stock during the specified period. If the average daily closing price of K2 common stock exceeds $10.53 per share, the

NOTES TO THE PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

K2 AND RAWLINGS

NOTES TO THE PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION—(Continued)

(All amounts in thousands except per share data)

(Unaudited)

exchange ratio will be adjusted downward to an exchange ratio that will result in Rawlings stockholders receiving a number of shares of K2 common stock having a value of $10.00 per share of Rawlings stock exchanged based on the average daily closing price of K2 common stock during the specified period.

The preliminary estimate of K2 shares and stock options issued is based on the number of shares of common stock of Rawlings outstanding at the time of the merger, as well as Rawlings stock options outstanding, which will become fully vested and immediately exercisable at the time of the merger.

The adjustment to stockholders’ equity is based on the pro forma capitalization of K2 as follows:

Rawlings common shares outstanding	8,089
Assumed conversion ratio	0.95

Shares of K2 common stock	7,685
Multiplied by: Assumed stock price	$9.65

Assumed value of K2 stock to be issued for Rawlings common stock outstanding	74,156	(a)

Outstanding Rawlings stock options	1,435
Assumed exchange ratio	0.95

Options to purchase shares of K2 common stock	1,363
Multiplied by: Fair value of stock options based on Black-Scholes estimate*	$3.91

Assumed value of K2 stock options to be issued for Rawlings stock options outstanding	5,330	(b)

Assumed value of K2 stock and stock options to be issued for Rawlings common shares and stock options outstanding (a + b)	$79,486
Less: Historical Rawlings’ stockholder’s equity at August 31, 2002	(44,553)

Total adjustment to stockholder’s equity	$34,933

*	Black-Scholes estimate based on the following assumptions: (1) Risk free interest rate of 2.75%, (2) Volatility of K2 stock of 0.641 and (3) Expected life of two years.

(2)	Pro forma adjustment reflects elimination of Rawlings’ historical stockholders equity accounts when shares of K2 common stock and stock options are issued upon completion of the merger.

(3)	Preliminary pro forma adjustments were made to adjust Rawlings’ assets and liabilities to fair market value at August 31, 2002. The adjustments consisted of (a) increasing inventories by $3,000 to reflect the inventory at its fair market value, net of costs of disposal and a reasonable profit for the remaining selling effort; (b) an adjustment of $1,200 consisting of the write-off of $800 of capitalized debt costs, to reflect the debt to be assumed at its fair value which is the amount expected to pay off the Rawlings debt in connection with the merger and a $400 adjustment to reflect certain other assets at their estimated fair value; and (c) the recording of $4,300 in accrued liabilities for certain estimated other restructuring costs related to Rawlings in accordance with Emerging Issues Task Force Issue Number 95-3 that will be affected by the completion of the merger.

The increase to inventory values will result in cost of goods sold being higher when the related inventories are sold in future periods after the merger is completed.

Of the pro forma adjustment of $4,300 to accrued liabilities for certain estimated other restructuring costs discussed above, $3,000 represents the accrual of severance payments to twenty-five of Rawlings employees which could be triggered by certain actions taken by K2 after the merger.

NOTES TO THE PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

K2 AND RAWLINGS

NOTES TO THE PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION—(Continued)

(All amounts in thousands except per share data)

(Unaudited)

No pro forma adjustments have been made to reflect any cost savings that could be realized as the result of the merger of the two companies.

(4)	Rawlings non-current deferred taxes were reduced by a pro forma adjustment of $5,696 to reflect a limitation in the value of the remaining net operating loss carryforward as of August 31, 2002 as the result of the merger with K2. In addition, as a result of the non-current deferred tax asset carried by Rawlings at August 31, 2002, the non-current deferred tax liability of K2 at September 30, 2002 of $7,588 was reclassified from a liability to a reduction of the non-current asset.

(5)	Pro forma adjustments were made to the number of basic and diluted shares outstanding based on the preliminary number of shares of K2 common stock and stock options (under the treasury stock method) that are expected to be issued in connection with the merger, based on the number of Rawlings shares of common stock and stock options outstanding and assuming an exchange ratio of 0.950 of a share of K2 stock for each Rawlings share.

	Year Ended December 31, 2001	Nine Months Ended September 30, 2002
Basic:
Shares of K2 common stock to be issued	7,685	7,685
Less: elimination of Rawlings shares	(8,080)	(8,110)

Pro forma adjustment	(395)	(425)

Diluted:
Shares of K2 common stock to be issued	7,685	7,685
Options to purchase K2 common stock under the treasury stock method	—	403
Less: elimination of Rawlings shares	(8,081)	(8,133)

Pro forma adjustment	(396)	(45)

NOTES TO THE PRO FORMA CONDENSED

COMBINED FINANCIAL INFORMATION

RAWLINGS SPORTING GOODS COMPANY, INC. FINANCIAL STATEMENTS

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

OF RAWLINGS SPORTING GOODS COMPANY, INC.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Rawlings Sporting Goods Company, Inc.:

We have audited the accompanying consolidated balance sheet of Rawlings Sporting Goods Company, Inc. (a Delaware corporation) and subsidiaries (the Company) as of August 31, 2002 and the related consolidated statements of income, stockholders’ equity and cash flows for the year ended August 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The accompanying consolidated financial statements of Rawlings Sporting Goods Company, Inc. as of August 31, 2001 and for the years ended August 31, 2001 and August 31, 2000, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated October 25, 2001.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2002 financial statements referred to above present fairly, in all material respects, the financial position of Rawlings Sporting Goods Company, Inc. and subsidiaries as of August 31, 2002 and the results of their operations and their cash flows for the year ended, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

St. Louis, Missouri

October 23, 2002

This is a copy of a report previously issued by Arthur Andersen LLP and has not been reissued by Arthur Andersen LLP.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Rawlings Sporting Goods Company, Inc.:

We have audited the accompanying consolidated balance sheets of Rawlings Sporting Goods Company, Inc. (a Delaware corporation) and subsidiaries (the Company) as of August 31, 2001 and 2000 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended August 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rawlings Sporting Goods Company, Inc. and subsidiaries as of August 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 2001, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

St. Louis, Missouri

October 25, 2001

RAWLINGS SPORTING GOODS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	August 31,
	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$603	$921
Accounts receivable, net of allowance of $2,861 and $2,871, respectively	24,107	27,750
Inventories	31,796	33,379
Deferred income taxes	3,115	4,277
Prepaid expenses	396	606

Total current assets	60,017	66,933
Property, plant and equipment	7,742	7,271
Deferred income taxes	21,983	22,367
Long-term receivables	417	—
Other assets	1,674	1,970

Total assets	$91,833	$98,541

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and revolving credit agreement	$27,037	$34,684
Accounts payable	7,689	10,178
Accrued liabilities	9,613	8,740

Total current liabilities	44,339	53,602
Long-term debt, less current maturities	2,941	4,242
Other long-term liabilities	—	9,291

Total liabilities	47,280	67,135

Stockholders’ equity:
Preferred stock, none issued	—	—
Common stock, $.01 par value, 50,000,000 shares authorized, 8,088,656 and 8,011,145 shares issued and outstanding, respectively	81	80
Additional paid-in capital	39,742	31,151
Stock subscription receivable	—	(1,421)
Cumulative other comprehensive loss	(1,617)	(1,492)
Retained earnings	6,347	3,088

Stockholders’ equity	44,553	31,406

Total liabilities and stockholders’ equity	$91,833	$98,541

The accompanying notes are an integral part of these consolidated balance sheets.

RAWLINGS SPORTING GOODS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

	Years Ended August 31,
	2002	2001	2000
Net revenues	$173,712	$174,528	$173,903
Cost of goods sold	124,936	126,996	123,870

Gross profit	48,776	47,532	50,033
Selling, general and administrative expenses	41,158	40,267	40,440
Unusual expense	—	412	1,497

Operating income	7,618	6,853	8,096
Interest expense	2,452	4,510	6,064

Income from continuing operations before income taxes	5,166	2,343	2,032
Provision for income taxes	1,819	586	751

Income from continuing operations before extraordinary item	3,347	1,757	1,281
Discontinued operations:
Loss from discontinued operations, net of tax	—	—	(2,314)
Loss on disposal of discontinued operations, net of tax	—	—	(11,326)

Income (loss) before extraordinary item	3,347	1,757	(12,359)
Extraordinary item, net of tax	—	—	(646)

Net income (loss)	$3,347	$1,757	$(13,005)

Income (loss) per common share, basic and diluted:
Continuing operations	$0.41	$0.22	$0.16
Discontinued operations	—	—	(1.72)
Extraordinary item	—	—	(0.08)

Net income (loss)	$0.41	$0.22	$(1.64)

Shares used in computing per share amounts:
Basic	8,110	8,025	7,948
Assumed exercise of stock options	23	1	4

Diluted	8,133	8,026	7,952

The accompanying notes are an integral part of these consolidated statements.

RAWLINGS SPORTING GOODS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Amounts in thousands, except share data)

	Common Stock		Additional Paid-in Capital	Stock Subscription Receivable	Cumulative Other Comprehensive Loss	Retained Earnings	Total Stockholders’ Equity	Comprehensive Income (Loss)
	Shares	Amount
Balance, August 31, 1999	7,897,708	$79	$30,482	$(1,421)	$(1,399)	$14,336	$42,077
Net loss	—	—	—	—	—	(13,005)	(13,005)	$(13,005)
Issuance of common stock	48,630	—	316	—	—	—	316	—
Translation adjustments	—	—	—	—	(69)	—	(69)	(69)

Comprehensive loss	—	—	—	—	—	—	—	$(13,074)

Balance, August 31, 2000	7,946,338	79	30,798	(1,421)	(1,468)	1,331	29,319
Net income	—	—	—	—	—	1,757	1,757	$1,757
Issuance of common stock	64,807	1	353	—	—	—	354	—
Translation adjustments	—	—	—	—	(24)	—	(24)	(24)

Comprehensive income	—	—	—	—	—	—	—	$1,733

Balance, August 31, 2001	8,011,145	80	31,151	(1,421)	(1,492)	3,088	31,406
Net income	—	—	—	—	—	3,347	3,347	$3,347
Issuance of common stock	46,503	1	212	—	—	—	213	—
Redemption of rights	31,008	—	88	—	—	(88)	—	—
Termination of tax sharing agreement	—	—	8,291	—	—	—	8,291	—
Proceeds received	—	—	—	1,421	—	—	1,421	—
Translation adjustments	—	—	—	—	(125)	—	(125)	(125)

Comprehensive income	—	—	—	—	—	—	—	$3,222

Balance, August 31, 2002	8,088,656	$81	$39,742	$—	$(1,617)	$6,347	$44,553

The accompanying notes are an integral part of these consolidated statements.

RAWLINGS SPORTING GOODS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Years Ended August 31,
	2002	2001	2000
Cash flows from operating activities:
Net income (loss)	$3,347	$1,757	$(13,005)
Add loss from discontinued operations	—	—	13,640
Add extraordinary item	—	—	646

Income from continuing operations	3,347	1,757	1,281
Adjustment to reconcile income from continuing operations to net cash provided by continuing operations:
Depreciation and amortization	1,768	1,999	2,690
Gain on sale of Springfield distribution center	—	(1,115)	—
Changes in operating assets and liabilities:
Accounts receivable	3,643	496	(1,327)
Inventories	1,583	4,721	(2,880)
Accounts payable	(2,489)	(3,626)	5,835
Other	1,005	(2,009)	(62)

Net cash provided by continuing operations	8,857	2,223	5,537
Net cash provided by discontinued operations	—	1,077	1,171

Net cash provided by operating activities	8,857	3,300	6,708

Cash flows from investing activities:
Capital expenditures of continuing operations	(1,861)	(1,296)	(862)
Capital expenditures of discontinued operations	—	(55)	(76)
Proceeds from sale of Springfield distribution center	—	2,376	—
Proceeds from sale of discontinued operations	—	1,474	—

Net cash provided by (used in) investing activities	(1,861)	2,499	(938)

Cash flows from financing activities:
Net decrease in revolving credit agreement	(7,581)	(2,323)	(15,311)
Borrowings of long-term debt	—	—	10,000
Repayments of long-term debt	(1,367)	(4,333)	(255)
Issuance of common stock	213	354	316
Proceeds from stock subscription receivable	1,421	—	—

Net cash used in financing activities	(7,314)	(6,302)	(5,250)

Net increase (decrease) in cash and cash equivalents	(318)	(503)	520
Cash and cash equivalents, beginning of year	921	1,424	904

Cash and cash equivalents, end of year	$603	$921	$1,424

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$2,283	$4,538	$6,188
Income taxes	273	398	86

The accompanying notes are an integral part of these consolidated statements.

RAWLINGS SPORTING GOODS COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except share and per share data)

NOTE 1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Rawlings Sporting Goods Company, Inc. and all of its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

Business

Rawlings manufactures and distributes an extensive line of sports equipment and uniforms for team sports such as baseball, basketball and football predominately in the United States.

Inventories

Inventories are valued at the lower of cost or market with cost determined on a first-in, first-out method. Cost includes materials and conversion costs.

Property, Plant and Equipment

Property, plant and equipment is stated at cost and depreciated on a straight-line basis over the estimated useful life. The principal estimated useful lives are as follows:

Buildings and improvements	20-30 years
Machinery and equipment	5-12 years
Other	4-10 years

When equipment is sold or retired, its cost and accumulated depreciation are removed from the balance sheet, and any gain or loss is included in income during the period of the disposition. Repair and maintenance is charged to expense as incurred.

Long-Lived Assets

Long-lived assets, primarily property plant and equipment, are periodically reviewed for impairment by comparing the carrying value of the assets with the expected future undiscounted cash flows before consideration of income taxes. If an impairment has occurred on assets held for use, the loss is calculated as the difference between the carrying value and fair value. Long-lived assets that are to be disposed are recorded at the lower of carrying value or fair value less costs to sell.

Revenue Recognition

Revenue from product sales, including shipping fees, is reported net of returns and sales allowances. Revenue is recognized when title and risk of loss passes to the customer, which is typically when the product is shipped.

Income Taxes

Income taxes are accounted for using a balance sheet approach known as the liability method. The liability method accounts for deferred income taxes by applying the statutory tax rates in effect at the date of the balance sheet to the differences between the book basis and the tax basis of the assets and liabilities.

RAWLINGS SPORTING GOODS COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except share and per share data)

Translation of Foreign Currencies

The assets and liabilities of foreign branches and subsidiaries are translated into U.S. dollars at current exchange rates and profit and loss accounts are translated at average annual exchange rates. Resulting translation gains and losses are included in Cumulative Other Comprehensive Loss, a separate component in Stockholders’ Equity. Foreign exchange transaction losses of $2, $26 and $0 were included in the results of operations for the fiscal years ended August 31, 2002, 2001 and 2000, respectively.

Financial Instruments

The fair value of the Company’s financial instruments approximates their carrying amounts. The Company’s debt is primarily variable in nature and accordingly the fair value approximates the carrying value.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and temporary investments purchased with an original maturity of three months or less.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and provides the pro forma disclosures of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation.”

Reclassifications

Certain reclassifications have been made to the prior year financial statements to conform with the current year presentation. The reclassifications had no impact on previously reported net income (loss) or total stockholders’ equity.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements

The Financial Accounting Standards Board has issued SFAS No. 143, “Asset Retirement Obligations.” The new standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard is effective for fiscal years beginning after June 15, 2002. Adoption of SFAS No. 143 is not expected to impact our consolidated financial position. The Company will adopt SFAS No. 143 in fiscal 2003.

RAWLINGS SPORTING GOODS COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except share and per share data)

The Financial Accounting Standards Board has issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The new standard replaces FASB Statement No. 121,” Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” The primary objectives of this statement were to develop one accounting model, based on the framework established in Statement 121, for long-lived assets to be disposed of by sale and to address significant implementation issues. Statement 144 requires that all long-lived assets, including discontinued operations, be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. The standard is effective for fiscal years beginning after December 15, 2001. Adoption of SFAS No. 144 is not expected to impact our consolidated financial position. The Company will adopt SFAS No. 144 in fiscal 2003.

The Financial Accounting Standards Board has issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This statement requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. Adoption of SFAS No. 146 is not expected to impact our consolidation financial position. The Company will adopt SFAS No. 146 in fiscal 2003.

NOTE 2.    DISCONTINUED OPERATIONS

On June 26, 2000 the Company made a strategic decision to seek a buyer for its Vic hockey business. Vic provided an extensive line of equipment for hockey teams including hockey sticks, hockey protective equipment and goalie protective equipment. The sale of the Vic hockey business was completed during the third quarter of fiscal 2001 under substantially the same terms as originally provided. Proceeds from the sale totaled $2,551 including cash of $1,474 at closing and $1,077 of 7% notes to be received through April 2004 which are included in Other Assets on the Consolidated Balance Sheet. This asset is secured by a building and the Vic trademark.

Operating results for the hockey business are included in the Consolidated Statements of Income as net loss from discontinued operations through May 31, 2000. Operating results subsequent to May 31, 2000 are included in the provision for operating losses during the phase-out period that was recorded in the third quarter of fiscal 2000. Results for the discontinued operations are as follows:

	2001	2000
Net revenues	$2,664	$8,383

Loss from discontinued operations before incomes taxes	$—	$(2,744)
Benefit for income taxes	—	(430)

Net loss from discontinued operations	$—	$(2,314)

Loss on disposal of discontinued operations before income taxes	$—	$(13,000)
Benefit for income taxes	—	(1,674)

Net loss on disposal of discontinued operations	$—	$(11,326)

The loss on disposal included the writedown of assets of the hockey business ($10,750) to estimated net realizable value, the provision for operating losses during the phaseout period of $1,500 and the estimated costs to dispose of this business of $750.

RAWLINGS SPORTING GOODS COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except share and per share data)

NOTE 3.    ALLOWANCE FOR DOUBTFUL ACCOUNTS

	2002	2001	2000
Balance at beginning of year	$2,871	$2,561	$2,242
Provision	628	1,020	1,001
Charge-offs, net of recoveries	(388)	(710)	(682)

Balance at end of year	3,111	2,871	2,561
Less reclass to long-term	(250)	—	—

Allowance for doubtful accounts	$2,861	$2,871	$2,561

NOTE 4.    INVENTORIES

Inventories consist of the following:

	August 31,
	2002	2001
Raw materials	$7,254	$6,629
Work in process	1,027	531
Finished goods	23,515	26,219

Total inventories	$31,796	$33,379

NOTE 5.    PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following:

	August 31,
	2002	2001
Buildings and improvements	$5,238	$4,121
Machinery and equipment	19,465	18,559
Other	2,799	2,747

Total property, plant and equipment	27,502	25,427
Less accumulated depreciation	(19,760)	(18,156)

Property, plant and equipment	$7,742	$7,271

NOTE 6.    LONG-TERM RECEIVABLES

On January 22, 2002 Kmart Corporation filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. As of the date of the bankruptcy filing, the Company had accounts receivable from Kmart of $1,213. Of this amount, $667 less an allowance for doubtful accounts of $250 is included in Long-term Receivables on the Consolidated Balance Sheet. The remaining $546 is included in Accounts Receivable with a corresponding amount in Allowance for Doubtful Accounts on the Consolidated Balance Sheet. The net receivable of $417 represents the Company’s best estimate of recovery on pre-petition Kmart receivables.

RAWLINGS SPORTING GOODS COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except share and per share data)

NOTE 7.    INCOME TAXES

The income tax provision from continuing operations is as follows:

	2002	2001	2000
Current:
Federal	$—	$—	$—
State	46	59	—
Foreign	227	290	277

Total current	273	349	277

Deferred:
Federal	1,701	736	437
State and other	214	39	37
Valuation allowance	(369)	(538)	—

Total deferred	1,546	237	474

Total income tax provision	$1,819	$586	$751

A reconciliation between the provision for income taxes computed at the federal statutory rate and the effective tax rate from continuing operations is as follows:

	2002		2001		2000
	Amount	%	Amount	%	Amount	%
Expected provision at the statutory rate	$1,808	35.0	$820	35.0	$711	35.0
State & other taxes, net of federal tax benefit	169	3.3	25	1.1	77	3.8
Foreign taxes and credits	148	2.9	286	12.2	(37)	(1.8)
Valuation allowance	(369)	(7.2)	(538)	(23.0)	—	—
Other	63	1.2	(7)	(0.3)	—	—

Total income tax provision	$1,819	35.2	$586	25.0	$751	37.0

The significant components of deferred taxes which are included in the accompanying consolidated balance sheets are as follows:

	2002		2001
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
Asset step-up	$13,328	$—	$15,280	$—
Loss carryforwards	11,926	—	10,533	—
Receivable reserve	1,203	—	1,110	—
Inventories	545	—	624	—
Other	1,676	1,434	2,683	1,071
Valuation allowance	(2,146)	—	(2,515)	—

Total	$26,532	$1,434	$27,715	$1,071

The Company records a valuation allowance when it is more likely than not that some portion or all of the deferred income tax asset will not be realizable. As of August 31, 2002, the Company has provided a valuation allowance of $2,146 related to a capital loss carry forward that expires in 2006 generated from the sale of the

RAWLINGS SPORTING GOODS COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except share and per share data)

hockey business. The valuation allowance decreased (increased) by $369, $538, and ($1,807) during 2002, 2001, and 2000, respectively. The valuation allowance provision of $1,807 recorded in 2000 was reflected through discontinued operations. In order to recognize the aforementioned deferred tax asset, the Company would need to generate approximately $76,000 of pretax income.

The Company’s net operating loss carry-forward deferred tax asset of $9,780 as of August 31, 2002 expires from 2019 to 2021. Income taxes have not been provided on the undistributed income (approximately $8,857 as of August 31, 2002) for a foreign subsidiary, which the Company does not intend to be remitted to the U.S.

In July 1994, Figgie International, Inc. (the former parent, presently a subsidiary of Tyco International) transferred the net assets of the Rawlings business to the Company. The assets and liabilities transferred to Rawlings were recorded at the predecessor’s cost for financial reporting purposes. For tax purposes, the transaction resulted in a step-up of the basis of the assets transferred determined by the fair value paid by the Company for the Rawlings business. The tax-effected book versus tax difference related to the tax step-up is recorded as a deferred tax asset titled asset step-up in the above table as of August 31, 2002 and 2001. Under the terms of a tax sharing and separation agreement between the Company and the former parent, the Company was required to pay the former parent 43% of the tax benefits resulting from the step-up in the tax basis of the assets as the benefit of the step-up was realized. The Company executed an agreement with Tyco International to terminate the tax sharing agreement in return for a $1,000 payment from Rawlings to Tyco, payable in two equal $500 installments in November 2002 and May 2003. The settlement is included in Accrued Liabilities on the August 31, 2002 Consolidated Balance Sheet. The amount of the obligation that was not expected to be paid in 2002 ($9,291) was recorded and titled as Other Long-term Liabilities on the August 31, 2001 Consolidated Balance Sheet. The Company recorded the difference between the amount expected to be paid under the tax sharing and separation agreement of $9,291 and the settlement amount of $1,000 as an increase in Stockholders’ Equity (APIC) of $8,291.

NOTE 8.    ACCRUED LIABILITIES

Accrued liabilities consist of the following:

	August 31,
	2002	2001
Salary, benefits and other taxes	$3,624	$3,933
Royalties	1,750	1,388
Co-op advertising	1,697	1,549
Payable to Tyco International	1,000	—
Other	1,542	1,870

Accrued liabilities	$9,613	$8,740

RAWLINGS SPORTING GOODS COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except share and per share data)

NOTE 9.    DEBT

Debt consists of the following:

	August 31,
	2002	2001
Revolving credit agreement, average year-end interest rate of 4.35% and 5.84%, respectively	$25,735	$33,316
Term loan B, interest rate of 4.83% and 6.54%, respectively, due in monthly installments of $89 plus $231 every May with the balance due on December 1, 2004	4,243	5,545
Other	—	65

Total debt	29,978	38,926
Less current portion	(27,037)	(34,684)

Total long-term debt	$2,941	$4,242

On December 28, 1999, the Company refinanced its credit facility by entering into a five-year credit agreement expiring December 1, 2004 with a financial institution. Actual availability is based on the Company’s outstanding receivables and inventories. Total unused availability under the credit facility at August 31, 2002 was approximately $7,198. The facility also allows for a $2,000 seasonal advance from August 2002 through February 2003. On November 14, 2002 the Company and its lenders amended the credit agreement to increase the seasonal advance to $5,000 for the period from November 2002 through January 2003. Borrowings under the agreement are based on an interest rate of LIBOR plus 2.50%. A commitment fee of 0.50% is charged on any unused portion of the facility.

The credit facility includes various covenants, including requirements that the Company achieve certain EBITDA levels as defined in the agreement, maintain a fixed charge ratio, limit capital expenditures and restrict the payment of dividends. EBITDA and fixed charge ratio for the twelve months ended August 31, 2002 were $9,386 and 1.44, respectively. The covenants for EBITDA and fixed charge ratio for that period were $9,000 and 1.15, respectively. The EBITDA requirement increases $125 for each of the fiscal 2003 quarter-end compliance calculations that are based on a rolling four quarters of EBITDA resulting in a $9,500 requirement for the twelve months ending August 31, 2003. The covenant for fixed charge ratio for each quarter-end calculation in fiscal 2003 is 1.20. As of August 31, 2002, the Company is in compliance with the debt covenants related to the credit facility. The Company believes its capital structure and current credit facility are adequate to provide for its short term and long term operations to the extent that the Company is able to satisfy the EBITDA and other convenants set forth in the credit facility.

In accordance with EITF 95-22 “Balance Sheet Classification of Borrowings Outstanding under Revolving Credit Agreements that Include Both a Subjective Acceleration Clause and a Lock-Box Arrangement”, the Company has classified the revolving credit facility as a current obligation.

The extraordinary item of $646 recorded in fiscal 2000 was due to the write-off of deferred financing costs associated with the early extinguishment of the previous credit facility.

The Company’s principal debt maturities on its term debt for the three years subsequent to August 31, 2002 are $1,302, $1,302 and $1,639, respectively.

RAWLINGS SPORTING GOODS COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except share and per share data)

NOTE 10.    TERMINATION OF RIGHTS AGREEMENT

At the Company’s Annual Meeting of Stockholders held on May 15, 2001, holders of a majority of the shares of common stock represented at the meeting voted against the retention of the Company’s Rights Agreement, dated July 1, 1994. Accordingly, the Board of Directors of the Company authorized the redemption of the rights and the termination of the Rights Agreement effective December 31, 2001.

All rights holders of record as of December 31, 2001 were entitled to redemption price of $.01 per right held. The Company paid the redemption price in common shares of the Company at the value of $2.8337 per share. A total of 31,008 common shares were issued as a stock dividend.

NOTE 11.    UNUSUAL EXPENSE

2001 Unusual Expense

In connection with the relocation of distribution facilities to a new single location in Washington, Missouri, the Springfield, Missouri distribution center was sold in September 2000. The move to Washington was completed in the fourth quarter of fiscal 2001. Transition and facility clean up costs incurred during the move to Washington of $1,527, offset by the gain on the sale of Springfield of $1,115, have been included as unusual expenses in the Consolidated Statement of Income in fiscal 2001.

2000 Unusual Expense

During the first quarter of 2000, the Company completed a voluntary early retirement program for certain of its employees. The cost of the program totaled approximately $759 and was substantially paid out as of August 31, 2000. The costs primarily related to severance and medical benefits. Additionally, during the first half of 2000, the Company completed a review of its strategic alternatives that cost approximately $738.

NOTE 12.    EMPLOYEE BENEFITS

Company-Sponsored Defined Contribution Plans

Substantially all U.S. salaried employees and certain U.S. hourly employees are covered by a defined contribution (Section 401(k)) plan that provides funding based on a percentage of compensation. The Company’s contributions to the plan were $288, $286 and $303 in 2002, 2001 and 2000, respectively.

Multi-Employer Pension Plans

Certain union employees participate in multi-employer defined benefit pension plans. Contributions to the plans were $21, $38 and $65 in 2002, 2001 and 2000, respectively.

NOTE 13.    STOCK OPTIONS

The 1994 Rawlings Long-Term Incentive Plan, as amended (the 1994 Incentive Plan), provides for the issuance of up to 1,125,000 shares of Rawlings common stock upon the exercise of stock options and stock appreciation rights, and as restricted stock, deferred stock, stock granted as a bonus or in lieu of other awards and other equity-based awards. The 1994 Non-Employee Directors Stock Plan (the 1994 Directors Stock Plan), as amended, provides for the issuance of up to 250,000 shares of Rawlings common stock to non-employee directors upon the exercise of stock options or in lieu of director’s fees. The 2000 Non-Employee Directors Stock

RAWLINGS SPORTING GOODS COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except share and per share data)

Plan (the 2000 Directors Stock Plan) provides for the issuance of up to 25,000 shares of Rawlings common stock to non-employee directors upon exercise of stock options or in lieu of directors’ fees. The Employment Agreement by and between Rawlings and Stephen M. O’Hara, Chief Executive Officer (the Employment Agreement), provides for the issuance of up to 450,000 shares of Rawlings common stock upon exercise of stock options.

Stock options granted under the 1994 Incentive Plan, the 1994 Directors Stock Plan and the 2000 Directors Stock Plan have exercise prices equal to the market price on the date of grant, primarily vest over three to four years from the date of grant and, once vested, are generally exercisable over ten years following the date of grant.

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.” Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company’s stock option plans been determined based on the fair value at the grant date for awards in 2002, 2001, and 2000 consistent with the provisions of this statement, the Company’s net income and net income per share would have been as follows:

Pro Forma	2002	2001	2000
Net income (loss)	$2,845	$938	$(13,472)
Net income (loss) per share	$0.35	$0.12	$(1.70)

For purposes of the pro forma disclosure, the fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2002	2001	2000
Assumptions:
Volatility	56%	56%	46%
Risk-free interest rate	5.7%	5.4%	6.3%
Dividend yield	—	—	—
Expected life of options (years)	7	7	7
Weighted average grant date fair value of options	$3.36	$3.51	$3.82

RAWLINGS SPORTING GOODS COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except share and per share data)

The following table summarizes the stock option transactions pursuant to the Company’s stock incentive and stock option plans for the three-year period ended August 31, 2002:

	Shares (000s)	Weighted Average Exercise Price Per Share
Options outstanding at August 31, 1999	867	$11.18
Granted	197	6.10
Exercised	—	—
Forfeited	(63)	9.08

Options outstanding at August 31, 2000	1,001	10.31
Granted	370	4.89
Exercised	—	—
Forfeited	(73)	8.91

Options outstanding at August 31, 2001	1,298	8.85
Granted	237	4.79
Exercised	—	—
Forfeited	(100)	8.82

Options outstanding at August 31, 2002	1,435	$8.18

Exercisable options at August 31, 2002	998	$9.03

Options available for grant at August 31, 2002	210

The following table summarizes information about stock options outstanding at August 31, 2002:

	Options Outstanding			Options Exercisable
	Number Outstanding at 8/31/02 (000s)	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable at 8/31/02 (000s)	Weighted Average Exercise Price
Range of exercise price:
$2.65 to $4.00	74	6.54	$3.02	70	$2.99
$4.01 to $6.00	619	8.05	5.17	237	5.08
$6.01 to $9.00	169	4.85	8.70	169	8.70
$9.01 to $14.00	573	2.60	11.94	522	11.74

Total	1,435	5.42	$8.18	998	$9.03

NOTE 14.    WARRANTS

In November 1997, the Company issued warrants to purchase 925,804 shares of common stock at $12.00 per share to Bull Run Corporation for $3.07 per warrant. These warrants expired unexercisable on November 21, 2001 and accordingly, these warrants were not included in the Company’s earnings per share calculation. One half of the purchase price of the warrants was paid in cash with the other half payable with interest at 7% at the expiration of the warrants. The receivable of $1,421 plus interest was paid by Bull Run Corporation during fiscal 2002. The receivable for the unpaid portion of the warrants at August 31, 2001 is classified as a stock subscription receivable in the accompanying balance sheet.

RAWLINGS SPORTING GOODS COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except share and per share data)

NOTE 15.    RELATED PARTY TRANSACTIONS

During 2002, 2001 and 2000, the Company sold approximately $413, $442 and $355, respectively, of products to a professional baseball club in which two of the Company’s directors are part owners and one of which is the secretary and treasurer. Additionally, the Company purchased goods and services of $101, $110, and $71 during 2002, 2001, and 2000, respectively, from the club. The Company believes that the terms and prices for the sales and purchases of these products are no less favorable than those obtained from unaffiliated parties.

During the fiscal years ended August 31, 2002, 2001 and 2000, the Company purchased approximately $28, $33 and $140, respectively, of catalogs, promotional items and web services from a company in which one of the Company’s former directors is the Chief Executive Officer. The Company believes that the terms and prices for these purchases are no less favorable than those obtained from unaffiliated parties.

NOTE 16.    COMMITMENTS AND CONTINGENCIES

The Company operates certain facilities and equipment under operating lease agreements. The lease expense was $3,261, $2,845, and $2,144 for years 2002, 2001 and 2000, respectively.

Future minimum payments under noncancelable leases, royalty and licensing agreements as of August 31, 2002 were as follows:

	Operating Leases	Royalty and Licensing Agreements
Fiscal 2003	$2,152	$2,617
Fiscal 2004	1,618	1,552
Fiscal 2005	1,395	341
Fiscal 2006	1,346	157
Fiscal 2007	1,233	20
Thereafter	5,097	225

Total minimum payments	$12,841	$4,912

As of August 31, 2002 the Company had the following future minimum revenues to be received under noncancelable royalty and licensing agreements.

Royalty and Licensing Agreements Revenue
Fiscal 2003	$3,858
Fiscal 2004	2,657
Fiscal 2005	2,230
Fiscal 2006	1,943
Fiscal 2007	1,920
Thereafter	983

Total minimum revenues	$13,591

RAWLINGS SPORTING GOODS COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except share and per share data)

The Company has conducted environmental investigation and remediation activities at its Dolgeville, New York facility (the “Site”) with respect to the release of wood pitch into surrounding soil and surface water. In November 1997, the Company entered into a Voluntary Agreement with the New York State Department of Environmental Conservation (the “NYSDEC”) to conduct certain environmental remediation activities related to the presence of wood pitch in the soils at the Site. The wood pitch was generated as a result of the operation, before Rawlings’ ownership of the Site, of a retort facility by a third party unrelated to Rawlings.

During October 2000, the Company completed the excavation and removal of the wood pitch. Based on reports from legal counsel and environmental engineers, NYSDEC has accepted the final technical report memorializing the excavation and off-site disposal of the wood pitch impacted soil and the subsequent groundwater monitoring and no further remedial work on the Site is necessary. The Company does not anticipate incurring any future expense related to this item.

A roll-forward of the Company’s environmental reserve is as follows:

	2001	2000
Beginning of year	$778	$987
Payments	(778)	(209)

End of year	$—	$778

Rawlings is periodically subjected to product liability claims and other legal proceedings. In the opinion of management, the ultimate liabilities resulting from various pending legal proceedings will not have a material adverse effect on the financial condition or results of operations of the Company.

RAWLINGS SPORTING GOODS COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except share and per share data)

NOTE 17.    OPERATING SEGMENTS

Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company has identified operating segments based on internal management reports. Aggregation of similar operating segments into a single reportable operating segment is permitted if the businesses are considered to have similar long-term economic characteristics. The Company has four operating segments based on its product categories, which in applying the aggregation criteria, have been aggregated into two reportable segments: Sports Equipment and Licensing.

	2002	2001	2000
Net revenues:
Sports equipment	$168,166	$169,457	$168,340
Licensing	5,546	5,071	5,563

Consolidated net revenues	$173,712	$174,528	$173,903

Operating income:
Sports equipment	$2,072	$1,782	$2,533
Licensing	5,546	5,071	5,563

Consolidated operating income	$7,618	$6,853	$8,096

Total assets:
Sports equipment	$90,971	$98,222	$107,814
Licensing	862	319	911

Consolidated total assets	$91,833	$98,541	$108,725

The sports equipment segment manufactures and distributes sports equipment and uniforms for team sports including baseball, basketball, and football. The licensing segment licenses the Rawlings brand name on products sold by other companies and includes products such as footwear and activewear. There are no significant determinable operating expenses or interest costs for the licensing segment. The accounting policies of the segments are the same as those described in Note 1 for the Company. The revenues generated and long-lived assets located outside the United States are not significant for separate presentation. One customer’s (Wal-mart) purchases of products sold by Rawlings were 17%, 17% and 15% of net revenues of Rawlings for 2002, 2001 and 2000, respectively.

NOTE 18.    QUARTERLY RESULTS (UNAUDITED)

Quarterly results are determined in accordance with annual accounting policies. They include certain items based upon estimates for the entire year.

RAWLINGS SPORTING GOODS COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except share and per share data)

Summarized quarterly results for the last two years were:

	2002
	First	Second	Third	Fourth	Year
Net revenues	$33,408	$65,042	$49,247	$26,015	$173,712
Gross profit	9,445	19,437	13,250	6,644	48,776
Net income (loss)	(798)	5,237	1,164	(2,256)	3,347
Net income (loss) per share(1)	(0.10)	0.65	0.14	(0.28)	0.41

	2001
	First	Second	Third	Fourth	Year
Net revenues	$36,839	$66,105	$43,467	$28,117	$174,528
Gross profit	10,631	20,219	11,894	4,788	47,532
Net income (loss)	346	5,199	120	(3,908)	1,757
Net income (loss) per share(1)	0.04	0.65	0.01	(0.49)	0.22

(1)	Earnings per share were computed independently for each of the quarters presented. The sum of the quarters may not equal the total year amount due to the impact of computing average quarterly shares outstanding for each period.

RAWLINGS SPORTING GOODS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended November 30,
	2002	2001
Net revenues	$29,974	$33,408
Cost of goods sold	21,026	23,963

Gross profit	8,948	9,445
Selling, general and administrative expenses	9,459	10,029

Operating loss	(511)	(584)
Interest expense	533	634

Loss before income taxes	(1,044)	(1,218)
Benefit for income taxes	(386)	(420)

Net loss	$(658)	$(798)

Net loss per common share, basic and diluted	$(0.08)	$(0.10)

Shares used in computing per share amounts:
Basic	8,138	8,080
Assumed exercise of stock options	46	—

Diluted	8,184	8,080

The accompanying notes are an integral part of these consolidated statements.

RAWLINGS SPORTING GOODS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	November 30, 2002	August 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$268	$603
Accounts receivable, net of allowance of $2,940 and $2,861 respectively	28,735	24,107
Inventories	40,879	31,796
Deferred income taxes	3,115	3,115
Prepaid expenses	975	396

Total current assets	73,972	60,017
Property, plant and equipment	7,637	7,742
Deferred income taxes	22,394	21,983
Long-term receivables	417	417
Other assets	1,570	1,674

Total assets	$105,990	$91,833

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and revolving credit agreement	$36,988	$27,037
Accounts payable	12,789	7,689
Accrued liabilities	9,708	9,613

Total current liabilities	59,485	44,339
Long-term debt, less current maturities	2,673	2,941

Total liabilities	62,158	47,280

Stockholders’ equity:
Preferred stock, none issued	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized, 8,088,656 and 8,088,656 shares issued and outstanding, respectively	81	81
Additional paid-in capital	39,742	39,742
Cumulative other comprehensive loss	(1,680)	(1,617)
Retained earnings	5,689	6,347

Stockholders’ equity	43,832	44,553

Total liabilities and stockholders’ equity	$105,990	$91,833

The accompanying notes are an integral part of these consolidated balance sheets.

RAWLINGS SPORTING GOODS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOW

(Amounts in thousands)

(Unaudited)

	Three Months Ended November 30,
	2002	2001
Cash flows from operating activities:
Net loss	$(658)	$(798)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	522	463
Deferred income taxes	(411)	(449)
Changes in operating assets and liabilities:
Accounts receivable	(4,628)	(3,750)
Inventories	(9,083)	(9,097)
Accounts payable	5,100	7,297
Other	(437)	(253)

Net cash used in operating activities	(9,595)	(6,587)

Cash flows from investing activities:
Capital expenditures	(423)	(657)

Net cash used in investing activities	(423)	(657)

Cash flows from financing activities:
Net increase in revolving credit agreement	9,951	7,438
Repayments of long-term debt	(268)	(267)
Issuance of common stock	—	65

Net cash provided by financing activities	9,683	7,236

Net decrease in cash and cash equivalents	(335)	(8)
Cash and cash equivalents, beginning of period	603	921

Cash and cash equivalents, end of period	$268	$913

The accompanying notes are an integral part of these consolidated statements.

RAWLINGS SPORTING GOODS COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1:    Summary of Significant Accounting Policies

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission pertaining to interim financial information and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. These financial statements should be read in conjunction with the consolidated financial statements and accompanying notes included in the Company’s Form 10-K for the year ended August 31, 2002 filed on November 27, 2002. In the opinion of management, all adjustments consisting only of normal recurring adjustments considered necessary for a fair presentation of financial position and results of operations have been included therein. The results for the three months ended November 30, 2002 are not necessarily indicative of the results that may be expected for a full fiscal year.

Note 2:    Effect of New Accounting Standards

In August 2001, the Financial Accounting Standards Board (FASB) issued Statement of Accounting Standards No. 144, “Accounting for the Impairment of Long-Lived Assets” (SFAS 144). SFAS 144, which supersedes SFAS 121, “ Accounting for the Impairment of Long-Lived Assets to be Disposed Of,” provides for a single accounting model for long-lived assets to be disposed of by sale. The main objective of this Statement is to resolve implementation issues related to SFAS 121 by clarifying certain of its provisions. This Statement was adopted by the Company effective September 1, 2002.

Note 3:    Inventories

Inventories consisted of the following (in thousands):

	November 30, 2002	August 31, 2002
Raw materials	$8,015	$7,254
Work in process	765	1,027
Finished goods	32,099	23,515

Total inventories	$40,879	$31,796

Note 4:    Long-Term Receivables

On January 22, 2002 Kmart Corporation filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. As of the date of the bankruptcy filing, the Company had accounts receivable from Kmart of $1,213,000. Of this amount, $667,000 less an allowance for doubtful accounts of $250,000 is included in Long-term Receivables on the Consolidated Balance Sheet. The remaining $546,000 is included in Accounts Receivable with a corresponding amount in Allowance for Doubtful Accounts on the Consolidated Balance Sheet. The net receivable of $417,000 represents the Company’s best estimate of recovery on pre-petition Kmart receivables.

Note 5:    Discontinued Segment

On June 26, 2000 the Company made a strategic decision to seek a buyer for its Vic hockey business. Vic provided an extensive line of equipment for hockey teams including hockey sticks, hockey protective equipment and goalie protective equipment. The sale of the Vic hockey business was completed during the third quarter of fiscal 2001 under substantially the same terms as originally provided. Proceeds from the sale totaled $2,551,000

RAWLINGS SPORTING GOODS COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

including cash of $1,474,000 at closing and $1,077,000 of 7% notes to be received through April 2004 which are included in Other Assets on the Consolidated Balance Sheet. This asset is secured by the Vic trademark. The Company is currently renegotiating the note.

Note 6:    Debt

On December 28, 1999, the Company refinanced its credit facility by entering into a five-year credit agreement expiring December 1, 2004 with a financial institution. Actual availability is based on the Company’s outstanding receivables and inventories. The facility also allows for a $2,000,000 seasonal advance from August 2002 through February 2003. Borrowings under the agreement are based on an interest rate of LIBOR plus 2.50%. A commitment fee of 0.50% is charged on any unused portion of the facility. On November 14, 2002 the Company and its lenders amended the credit agreement to increase the seasonal advance to $5,000,000 for the period from November 2002 through January 2003. The Company and its lenders also amended the credit agreement on December 11, 2002 to permit the Company to enter into a Single Customer Credit Approved Receivables Purchasing Agreement (SCARPA) with The CIT Group Commercial Services, Inc. to protect post-petition receivables from Kmart.

The credit facility includes various covenants, including requirements that the Company achieve certain EBITDA levels as defined in the agreement, maintain a fixed charge ratio, limit capital expenditures and restrict the payment of dividends. The covenants for EBITDA and fixed charge ratio for the twelve months ended November 30, 2002 were $9,125,000 and 1.20, respectively. Actual EBITDA and fixed charge ratio for the same period were $9,529,000 and 1.58, respectively. The EBITDA requirement increases $125,000 for each of the fiscal 2003 quarter-end compliance calculations that are based on a rolling four quarters of EBITDA resulting in a $9,500,000 requirement for the twelve months ending August 31, 2003. The covenant for fixed charge ratio for each quarter-end calculation in fiscal 2003 is 1.20. As of November 30, 2002, the Company is in compliance with the debt covenants related to the credit facility. Total unused availability under the credit facility at November 30, 2002 was approximately $3,445,000. The Company believes its capital structure and current credit facility are adequate to provide for its short term and long term operations to the extent that the Company is able to satisfy the EBITDA and other covenants set forth in the credit facility.

Note 7:    Comprehensive Loss

For the three months ended November 30, 2002 and November 30, 2001 comprehensive loss was $721,000 and $855,000, respectively.

Note 8:    Operating Segments

Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company has identified operating segments based on internal management reports. Aggregation of similar operating segments into a single reportable operating segment is permitted if the businesses are considered to have similar long-term economic characteristics. The Company has four operating segments based on its product categories, which in applying the aggregation criteria have been aggregated into two reportable segments: Sports Equipment and Licensing.

The sports equipment segment manufactures and distributes sports equipment and uniforms for team sports including baseball, basketball and football. The licensing segment licenses the Rawlings brand name on products sold by other companies and includes products such as footwear and activewear. There are no significant

RAWLINGS SPORTING GOODS COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

determinable operating expenses or interest costs for the licensing segment. The accounting policies of the segments are the same as those for the Company. The revenues generated and long-lived assets located outside the United States are not significant for separate presentation.

	Three Months Ended November 30,
	2002	2001
Net revenues:
Sports equipment	$28,874	$32,234
Licensing	1,100	1,174

Consolidated net revenues	$29,974	$33,408

Operating income (loss):
Sports equipment	$(1,611)	$(1,758)
Licensing	1,100	1,174

Consolidated operating loss	$(511)	$(584)

	November 30, 2002	August 31, 2002
Total assets:
Sports equipment	$104,563	$90,971
Licensing	1,427	862

Consolidated total assets	$105,990	$91,833

Licensing revenues were $1,100,000 in the quarter ended November 30, 2002 which was $74,000 or 6.3% below the comparable prior year period. This reduction was primarily due to lower revenues from the Company’s footwear licensee and backyard games licensee partially offset by higher revenues from Asics, the Company’s Japanese licensee.

Note 9:    Subsequent Event

On December 16, 2002, Rawlings and K2 Inc. announced the signing of a definitive merger agreement in which Rawlings will become a wholly-owned subsidiary of K2 Inc. in a stock-for-stock merger. Under terms of the agreement, each share of Rawlings common stock will be converted into 0.950 of a share of K2 common stock, subject to a collar mechanism. If the average closing price of K2 common stock for the 15 trading days ending two trading days prior to the closing date (the “Average Closing Price”) exceeds $10.53 per share, the exchange ratio will be adjusted downward to an exchange ratio that will result in Rawlings stockholders receiving a number of shares of K2 common stock (based on the Average Closing Price of K2 common stock) having a value of $10.00 per share. If the Average Closing Price of K2 common stock is less than $9.47 per share, the exchange ratio will be adjusted upward to an exchange ratio that will result in Rawlings stockholders receiving a number of shares of K2 common stock (based on the Average Closing Price of K2 common stock) having a value of $9.00 per share. If the merger is not completed, Rawlings under certain circumstances could be required to pay K2 Inc. a termination fee of $2,900,000. K2 Inc. has agreed, upon completion of the merger, to reimburse Rawlings for $163,000 of merger related expenses incurred in the quarter ended November 30, 2002. The transaction is expected to be completed in the spring of 2003. K2 Inc. is a leading designer, manufacturer and marketer of brand-name sporting goods, recreational and industrial products.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 15, 2002

AMONG

K2 INC.,

LARA ACQUISITION SUB

AND

RAWLINGS SPORTING GOODS COMPANY, INC.

A-i

A-ii

A-iii

TABLE OF EXHIBITS

Exhibit A	Form of Certificate of Merger

Exhibit B	Form of Company Affiliate Letter

Exhibit C	Initial Officers of Surviving Company

A-iv

TABLE OF DEFINED TERMS

Term	Cross-Reference in Agreement	Page
Acquisition	Preamble	1
affiliate	Section 7.8(a)	41
Agreement	Preamble	1
Base Trading Price	Section 1.8(b)	2
business day	Section 7.8(b)	41
capital stock	Section 7.8(c)	41
Certificate of Merger	Section 1.2	1
Certificates	Section 1.10(b)	3
Closing Date	Section 1.3	1
Closing	Section 1.3	1
Code	Preamble	1
Company	Preamble	1
Company Acquisition	Section 6.3(a)	39
Company Affiliates	Section 4.12(a)	34
Company Board	Section 2.3(a)	7
Company Employees	Section 4.15(a)	34
Company Financial Adviser	Section 2.22	17
Company Insider	Section 4.18	35
Company Intellectual Property	Section 2.14(b)	14
Company Permits	Section 2.10	9
Company Plans	Section 1.11(a)	4
Company Preferred Stock	Section 2.2(a)	6
Company Right	Section 2.2(a)	6
Company Rights Agreement	Section 2.2(a)	6
Company SEC Reports	Section 2.4(a)	7
Company Securities	Section 2.2(a)	6
Company Stock Option(s)	Section 1.11(a)	4
Company Stockholder Approval	Section 2.3(a)	7
Company Stockholder Meeting	Section 4.3(e)	29
Confidentiality Agreement	Section 4.7(d)	32
Contract	Section 2.15(a)	15
Copyrights	Section 2.14(a)	14
Debenture Transaction	Section 3.2(a)	19
Debentures	Section 3.2(a)	19
DGCL	Section 1.1	1
Disclosure Letter	Article 2	5
Effective Time	Section 1.2	1
Employee Plans	Section 2.11(a)	10
Environmental Claim	Section 2.12(b)	12
Environmental Laws	Section 2.12(b)	12
ERISA	Section 2.11(a)	9
ERISA Affiliate	Section 2.11(a)	10
Exchange Act	Section 2.2(b)	7
Exchange Agent	Section 1.10(a)	3
Exchange Fund	Section 1.10(a)	3
Exchange Ratio	Section 1.8(b)	2
Final Date	Section 6.1(b)	37

A-v

Term	Cross-Reference in Agreement	Page
Financial Statements	Section 2.4(a)	7
Governmental Entity	Section 2.6	8
GUST	Section 2.11(i)	11
Hazardous Material	Section 2.12(b)	12
HSR Act	Section 2.6	8
incentive stock options	Section 1.11(a)	4
include or including	Section 7.8(e)	41
Indemnified Liabilities	Section 4.10(a)	33
Indemnified Persons	Section 4.10(a)	33
Insured Parties	Section 4.10(c)	33
Intellectual Property	Section 2.14(a)	14
IRS	Section 2.11(a)	10
ISOs	Section 1.11(a)	4
knowledge or known	Section 7.8(d)	41
Lien	Section 7.8(f)	41
M&P Plan	Section 2.11(i)	11
Marks	Section 2.14(a)	14
Material Adverse Effect on Parent	Section 3.1(b)	19
Material Adverse Effect on the Company	Section 2.1(b)	5
Material Contract(s)	Section 2.15(a)	15
Merger Consideration	Section 1.8(a)	2
Merger	Section 1.1	1
Multiemployer Plan	Section 2.11(f)	11
Multiple Employer Plan	Section 2.11(f)	11
Notice of Superior Proposal	Section 4.4(d)	30
NYSE	Section 1.8(b)	2
Other Interests	Section 2.1(c)	6
Parent	Preamble	1
Parent Benefit Plans	Section 3.11	22
Parent Board	Section 3.3(a)	20
Parent Common Stock	Section 1.8(a)	2
Parent Disclosure Letter	Article 3	18
Parent Financial Statements	Section 3.4	20
Parent Intellectual Property	Section 3.14	23
Parent Permits	Section 3.10	22
Parent Right	Section 3.2(a)	19
Parent SEC Reports	Section 3.4	20
Parent Securities	Section 3.2(a)	19
Parent Stockholder Approval	Section 3.3(a)	20
Parent Stockholder Meeting	Section 4.3(d)	29
Parent Subsidiary	Section 3.1(a)	18
Patents	Section 2.14(a)	14
Permitted Liens	Section 2.16(a)	17
person	Section 7.8(g)	42
Proxy Statement/Prospectus	Section 4.3(a)	28
S-4	Section 2.5	8
SEC	Section 2.4(a)	7
Securities Act	Section 2.2(a)	6
Share(s)	Section 1.8(a)	2

A-vi

Term	Cross-Reference in Agreement	Page
Standstill Agreement	Section 4.4(b)	30
Subsidiary	Section 2.1(a)	5
Superior Proposal	Section 4.4(a)	29
Surviving Company	Section 1.1	1
Tax or Taxes	Section 2.13(a)(i)	12
Tax Return	Section 2.13(a)(ii)	13
Termination Fee	Section 6.3(a)	39
Third Party	Section 4.4(a)	29
Third Party Acquisition	Section 4.4(a)	29
Trade Secrets	Section 2.14(a)	14
Warrants	Section 3.2(a)	19

A-vii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 15, 2002, is by and among RAWLINGS SPORTING GOODS COMPANY, INC., a Delaware corporation (the “Company”), K2 INC., a Delaware corporation (“Parent”), and LARA ACQUISITION SUB, a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition”).

WHEREAS, the Boards of Directors of the Company, Parent and Acquisition have each (i) determined that the Merger is advisable to and fair and in the best interests of their respective corporations and stockholders and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Parent, as the sole stockholder of Acquisition, has approved and adopted the Merger and this Agreement, and Parent will seek approval of the shares of its stock to be issued in the Merger by a majority of the votes cast thereon at a meeting of its stockholders called for that purpose pursuant to Rule 312.03 of the New York Stock Exchange;

WHEREAS, for U.S. Federal income tax purposes it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, and that this Agreement constitute a “plan or reorganization” for purposes of Sections 354 and 361 of the Code; and

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows:

ARTICLE 1

THE MERGER

SECTION 1.1.    The Merger.    At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Acquisition shall be merged with and into the Company (the “Merger”). Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Company”) and the separate corporate existence of Acquisition shall cease.

SECTION 1.2.    Effective Time.    Subject to the terms and conditions set forth in this Agreement, on the Closing Date, a Certificate of Merger substantially in the form of Exhibit A (the “Certificate of Merger”) shall be duly executed and acknowledged by the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing pursuant to Section 251 of the DGCL. The Merger shall become effective at such time as a properly executed copy of the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL or such later time as Parent and the Company may agree upon and as set forth in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

SECTION 1.3.    Closing of the Merger.    The closing of the Merger (the “Closing”) will take place at a time and on a date (the “Closing Date”) to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Article 5, at the offices of Gibson, Dunn & Crutcher LLP, 333 S. Grand Avenue, Los Angeles, California 90071, unless another time, date or place is agreed to in writing by the parties hereto.

SECTION 1.4.    Effects of the Merger.    The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Acquisition shall become the debts, liabilities and duties of the Surviving Company.

SECTION 1.5.    Certificate of Incorporation and Bylaws.    The Certificate of Incorporation of the Surviving Company shall be amended as necessary to read the same as the Certificate of Incorporation of Acquisition in effect at the Effective Time until amended in accordance with applicable law; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Company shall be amended and restated in its entirety to read as following: “The name of the corporation is Rawlings Sporting Goods Company, Inc.” The bylaws of the Surviving Company shall be amended as necessary to read the same as the bylaws of Acquisition in effect at the Effective Time until amended in accordance with applicable law.

SECTION 1.6.    Directors.    The directors of Acquisition at the Effective Time shall be the initial directors of the Surviving Company, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Company until such director’s successor is duly elected or appointed and qualified. The class of directors of Parent expiring in 2005 shall be expanded by one board member and the vacancy created thereby shall be filled by action of the Parent Board with a nominee named by the Company Board prior to the Merger, and such nominee shall be named in the Proxy Statement/Prospectus.

SECTION 1.7.    Officers.    The initial officers of the Surviving Company at the Effective Time shall be as listed on Exhibit C, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Company until such officer’s successor is duly elected or appointed and qualified.

SECTION 1.8.    Conversion of Shares.

(a)    At the Effective Time, each share of common stock, $0.01 par value per share, of the Company together with the associated Company Rights under the Company Rights Agreement (each, a “Share” and, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares held in the Company’s treasury or by any of the Company’s Subsidiaries (together with the associated Company Right under the Company Rights Agreement) and (ii) Shares held by Parent, Acquisition or any other subsidiary of Parent) shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be converted into and shall become a number of fully paid and nonassessable shares of common stock, par value $1.00 per share, of Parent (“Parent Common Stock”) equal to the Exchange Ratio (together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 1.10(f)) (collectively, “Merger Consideration”). Unless the context otherwise requires, each reference in this Agreement to shares of Parent Common Stock shall include the associated Parent Rights. Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or the Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares then, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

(b)    The “Exchange Ratio” shall be 0.95; provided, however, that if the average daily closing price per share of Parent Common Stock as reported on the New York Stock Exchange (“NYSE”) Composite Transactions reporting system for the fifteen (15) consecutive trading days ending on and including the second trading day preceding the Closing Date (the “Base Trading Price”), (i) is less than $9.47, the Exchange Ratio shall be calculated by dividing $9.00 by the Base Trading Price, rounded to the third (3rd) decimal point; or (ii) is greater than $10.53, the Exchange Ratio shall be calculated by dividing $10.00 by the Base Trading Price, rounded to the third (3rd) decimal point.

(c)    At the Effective Time, each outstanding share of the common stock, $0.01 par value per share, of Acquisition shall be converted into one share of common stock, $0.01 par value per share, of the Surviving Company.

(d)    At the Effective Time, each Share held in the treasury of the Company and each Share held by Parent or any subsidiary of Parent, Acquisition or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holder thereof, be canceled, retired and cease to exist, and no shares of Parent Common Stock shall be delivered with respect thereto.

SECTION 1.9.    Dissenters and Appraisal Rights.    The holders of the Shares will not be entitled to dissenters and appraisal rights in accordance with Section 262 of the DGCL.

SECTION 1.10.    Exchange of Certificates.

(a)    Prior to the Effective Time, as required by subsections (b) and (c) below, Parent shall deliver to its transfer agent, or a depository or trust institution of recognized standing selected by Parent and Acquisition and reasonably satisfactory to the Company (the “Exchange Agent”) for the benefit of the holders of Shares for exchange in accordance with this Article 1: (i) certificates representing the appropriate number of shares of Parent Common Stock issuable pursuant to Section 1.8, and (ii) cash to be paid in lieu of fractional shares of Parent Common Stock (such shares of Parent Common Stock and such cash are hereinafter referred to as the “Exchange Fund”), in exchange for outstanding Shares.

(b)    Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) and whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.8: (i) a letter of transmittal (which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock and, if applicable, a check representing the cash consideration to which such holder may be entitled on account of a fractional share of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article 1, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 1.10.

(c)    No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.10(f), until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor without interest (i) the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.10(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such number of whole shares of Parent Common Stock and (ii) at the appropriate payment date the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

(d)    In the event that any Certificate for Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor upon the making of an affidavit of that fact by the holder thereof such shares of Parent Common Stock and cash in lieu of fractional shares, if any, as may be required pursuant to this Agreement; provided, however, that Parent or the Exchange Agent may, in its discretion, require the delivery of a suitable bond or indemnity.

(e)    All shares of Parent Common Stock issued upon the surrender for exchange of Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.10(c) or 1.10(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article 1.

(f)    No fractions of a share of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fraction of a share of Parent Common Stock shall upon surrender of his or her Certificate or Certificates be entitled to receive an amount of cash (without interest) determined by multiplying the closing price of a share of Parent Common Stock on the NYSE (as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source) on the date of the Effective Time by the fractional share interest to which such holder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

(g)    Any portion of the Exchange Fund that remains undistributed to the stockholders of the Company upon the one year anniversary the Effective Time shall be delivered to Parent upon demand, and any stockholders of the Company who have not theretofore complied with this Article 1 shall thereafter look only to Parent for payment of their claim for Parent Common Stock and cash in lieu of fractional shares, as the case may be, and any applicable dividends or distributions with respect to Parent Common Stock.

(h)    Neither Parent nor the Company shall be liable to any holder of Shares for shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to and as required by any applicable abandoned property, escheat or similar law.

(i)    Notwithstanding anything herein to the contrary, Parent or Exchange Agent may withhold Merger Consideration as they reasonably deem necessary to satisfy their withholding obligations under applicable law, and the withholding of any such Merger Consideration for such purpose shall be treated as the payment thereof to the person from whom such amount was withheld for purposes of determining whether such person received amounts to which such person is entitled hereunder.

SECTION 1.11.    Stock Options.

(a)    At the Effective Time, each outstanding option to purchase Shares (each “Company Stock Option” and, collectively, “Company Stock Options”) issued pursuant to the Company’s 1994 Long-Term Incentive Plan, Non-Employee Directors’ Stock Plans, or other agreement or arrangement, whether vested or unvested, shall be converted as of the Effective Time into options to purchase shares of Parent Common Stock in accordance with this Section 1.11. All plans or agreements described above pursuant to which any Company Stock Option has been issued or may be issued are referred to collectively as the “Company Plans.” At the Effective Time, each Company Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions (but taking into account any changes thereto, including any acceleration in the vesting or exercisability of such option by reason of this Agreement or the Merger or the transactions or matters contemplated by this Agreement provided for in such option or the applicable plan with respect thereto) as were applicable to such Company Stock Option, a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock that the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, rounded down to the nearest whole share, at a price per share equal to (i) the aggregate exercise price for the Shares otherwise purchasable pursuant to such Company Stock Option divided by (ii) the product of (A) the number of Shares otherwise purchasable pursuant to such Company Stock Option multiplied by (B) the Exchange Ratio, rounded up to the nearest cent; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code (“incentive stock options” or “ISOs”) Parent may cause the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option to be determined so as to comply with Section 424(a) of the Code.

(b)    As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders’ rights pursuant to the Company Plan and that the agreements evidencing the grants of such options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.11 after giving effect to the Merger).

(c)    Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options assumed in accordance with this Section 1.11. Within ten (10) business days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Parent Common Stock subject to any Company Stock Options and shall use all commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

(d)    At or before the Effective Time, the Company shall cause to be effected any necessary amendments to the Company Plans to give effect to the foregoing provisions of this Section 1.11.

SECTION 1.12.    Plan of Reorganization.    The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Department of Treasury Regulations promulgated under the Code.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to each of Parent and Acquisition, subject to the exceptions set forth in the Disclosure Letter previously delivered by the Company to Parent (the “Disclosure Letter”) and certified by a duly authorized officer of the Company (which exceptions shall specifically identify the Section, subsection or paragraph, as applicable, to which such exception relates), that:

SECTION 2.1.    Organization and Qualification; Subsidiaries; Investments.

(a)    Section 2.1(a) of the Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each person in which the Company owns, directly or indirectly, fifty percent (50%) or more of the voting interests or of which the Company otherwise has the right to direct the management (each, a “Subsidiary”) together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or other equity interests owned directly or indirectly by the Company. All the outstanding capital stock or other ownership interests of each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien or any other limitation or restriction. Each of the Company and the Subsidiaries is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company has delivered to Parent’s counsel accurate and complete copies of the Certificate of Incorporation and bylaws or comparable governing documents, each as in full force and effect on the date hereof, of the Company and each Subsidiary. The Company has no operating Subsidiaries other than those incorporated in a state of the United States, Canada or Costa Rica.

(b)    Each of the Company and the Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing does not, individually or in the aggregate, have a Material Adverse Effect on the Company. For purposes hereof, the term “Material Adverse Effect on the Company” means any circumstance involving, change in or effect on the Company or any Subsidiary (i) that is, or is reasonably likely in the future to be, materially adverse to the business operations, earnings, or results of operations, assets or liabilities (including contingent liabilities) or the financial condition of the Company and the

Subsidiaries, taken as a whole, excluding from the foregoing any event, change or circumstance arising out of (A) the compliance by the Company, Subsidiaries, Parent or Acquisition with the terms and conditions of this Agreement, (B) the announcement or disclosure of this Agreement or the subject matter hereof, (C) any stockholder class action litigation arising directly out of allegations of a breach of fiduciary duty relating to this Agreement or (D) to changes in applicable law or regulations or in generally accepted accounting principles, or (ii) that is reasonably likely to prevent or materially delay or impair the ability of the Company to consummate the transactions contemplated by this Agreement. Except as specifically set forth in this Agreement, all references to Material Adverse Effect on the Company or its Subsidiaries contained in this Agreement shall be deemed to refer solely to the Company and its Subsidiaries without including its ownership by Parent after the Merger.

(c)    Other Interests.    Section 2.1(c) of the Disclosure Letter sets forth a true and complete list, as of the date hereof, of each equity investment made by the Company or any Subsidiary in any person (including the percentage ownership, purchase price and any management rights granted to the Company or any such Subsidiary) other than the Subsidiaries (“Other Interests”). The Other Interests are owned directly or indirectly by the Company free and clear of all Liens.

SECTION 2.2.    Capitalization of the Company and Subsidiaries.

(a)    The authorized capital stock of the Company consists of (i) fifty million (50,000,000) Shares, of which, as of December 13, 2002, eight million, eighty-eight thousand, six hundred fifty-six (8,088,656) were issued and outstanding (each, together with a Company Common Stock purchase right, the “Company Right”) issued pursuant to the Rights Agreement dated November 27, 2002, between Company and Mellon Investor Services LLC (the “Company Rights Agreement”)); and (ii) ten million (10,000,000) shares of preferred stock, $0.01 par value per share (the “Company Preferred Stock”), none of which are outstanding as of the date hereof. All of the outstanding Shares are, and the Shares issuable upon exercise of the Company Stock Options, when issued in accordance with the Company Plans, would be, validly issued and fully paid, nonassessable and not subject to any preemptive rights. As of December 13, 2002, an aggregate of one million, six hundred forty-four thousand, seven hundred fifty-six (1,644,756) Shares were reserved for issuance and one million, four hundred thirteen thousand, five hundred thirty-four (1,413,534) Shares were issuable upon or otherwise deliverable in connection with the exercise of outstanding Company Stock Options issued pursuant to the Company Plans. Between December 13, 2002 and the date hereof, no shares of the Company’s capital stock have been issued other than pursuant to the exercise of Company Stock Options already in existence on such date. Except as set forth above, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any Subsidiary convertible into, or exchangeable or exercisable for, shares of capital stock or voting securities of the Company or any Subsidiary, (iii) no options, warrants or other rights to acquire from the Company or any Subsidiary and no obligations of the Company or any Subsidiary to issue any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any Subsidiary and (iv) no equity equivalent interests in the ownership or earnings of the Company or any Subsidiary or other similar rights. All of the outstanding Shares and Company Stock Options (collectively, the “Company Securities”) were issued in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws. As of the date hereof, there are no outstanding rights or obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any of its outstanding capital stock or other ownership interests. There are no stockholder agreements, voting trusts or other arrangements or understandings to which the Company or any Subsidiary is a party or by which it or the Company Board is bound, and to the Company’s knowledge there are no other agreements, voting trusts or other arrangements or understandings, relating to the voting or registration of any shares of capital stock or other voting securities of the Company or any Subsidiary. No Shares are issued and held by the Company in its treasury as of the date hereof. Section 2.2 of the Disclosure Letter sets forth a true and complete list of all holders of outstanding Company Stock Options, the exercise or vesting schedule, the exercise price per share, and the term of each such Company Stock Option, as applicable and in the case of Company Stock Options, whether such option is a nonqualified stock option or incentive stock option. None of the terms of the Company Stock Options provides for accelerated vesting or exercisability as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. The Company has not granted Company Stock Options to employees or consultants under any Company Plan at an exercise price of less than the fair market value per Share at the time of grant as determined in good faith by the Company Board.

(b)    The Shares and the Company Rights constitute the only classes of equity securities of the Company or any Subsidiary registered or required to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

SECTION 2.3.    Authority Relative to this Agreement; Recommendation.

(a)    The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger, to the affirmative vote of the holders of a majority of the outstanding Shares of the Company’s Common Stock in favor of the approval and adoption of this Agreement and approval of the Merger in accordance with the DGCL (the “Company Stockholder Approval”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company (the “Company Board”), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby except the approval and adoption of this Agreement by the holders of a majority of the outstanding Shares. This Agreement has been duly and validly executed and delivered by the Company and constitutes, assuming the due authorization, execution and delivery hereof by Parent and Acquisition, a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to any applicable bankruptcy, insolvency (including all applicable laws relating to fraudulent transfers), reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b)    The Company Board, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of Company’s stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger) and (iii) resolved (subject to Section 4.4(d)) to recommend that Company’s stockholders vote for the approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger).

SECTION 2.4.    SEC Reports; Financial Statements.

(a)    The Company has filed all required forms, reports and documents (the “Company SEC Reports”) with the Securities and Exchange Commission (the “SEC”) for the period on or after January 1, 1999, and each of such Company SEC Reports complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates such forms, reports and documents were filed. None of such Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Company SEC Report filed subsequently and prior to the date hereof. Each of the consolidated financial statements (including, in each case, any related notes and schedules thereto) contained in the Company SEC Reports (the “Financial Statements”) have been prepared in all material respects in accordance with United States generally accepted accounting principles consistently applied and maintained throughout the periods indicated, except where noted therein, and fairly present in all material respects the consolidated financial condition of the Company and the Subsidiaries at their respective dates and the results of their operations and changes in financial position for the periods covered thereby, in each case in conformity with United States generally accepted accounting principles (subject, in each case, to normal year-end adjustments and except that unaudited financial statements do not contain all required footnotes).

(b)    The Company has delivered to Acquisition or Parent a complete and correct copy of any amendments or modifications that have not yet been filed with the SEC but that the Company presently intends to file, to agreements, documents or other instruments that previously had been filed by the Company with the SEC.

SECTION 2.5.    Information Supplied.    None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (the “S-4”) will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement/Prospectus will, at the date mailed to stockholders of the Company and at the time of the Company Stockholders Meeting and the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by Parent or Acquisition which is contained in or omitted from any of the foregoing documents or which is incorporated by reference therein.

SECTION 2.6.    Consents and Approvals; No Violations.    Except for filings, permits, authorizations, consents and approvals as may be required under applicable requirements of the Securities Act, the Exchange Act, state securities or “blue sky” laws, the Nasdaq National Market and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), any filings under similar merger notification laws or regulations of foreign Governmental Entities and the filing and recordation of the Certificate of Merger as required by the DGCL, no filing with or notice to and no permit, authorization, consent or approval of any United States or foreign court or tribunal, or administrative, governmental or regulatory body, agency or authority (each, a “Governmental Entity”) is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the respective Certificate of Incorporation or bylaws (or similar governing documents) of the Company or any Subsidiary; (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any Material Contract to which the Company or any Subsidiary is a party or by which any of them or their respective properties or assets are bound; (iii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any Contract (other than any Material Contract) to which the Company or any Subsidiary is a party or by which any of them or their respective properties or assets are bound; or (iv) violate any order, writ, injunction, decree to which the Company or a Subsidiary is subject, or any law, statute, rule or regulation applicable to the Company or any Subsidiary or any of their respective properties or assets except, in the case of the foregoing clauses (iii) and (iv), for violations, breaches or defaults that would not, individually or in the aggregate, result in a Material Adverse Effect on the Company.

SECTION 2.7.    No Default.    Neither the Company nor any Subsidiary is in material breach, default or violation (and no event has occurred that with notice or the lapse of time, or both, would constitute a material breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or bylaws (or similar governing documents); (ii) each Material Contract; (iii) any other Contract or obligation to which the Company or any Subsidiary is now a party or by which it or any of its properties or assets may be bound; or (iv) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any Subsidiary or any of its properties or assets.

SECTION 2.8.    No Undisclosed Liabilities; Absence of Changes.    Except as disclosed in the Company SEC Reports filed prior to the date hereof, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that would be required by United States generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its consolidated subsidiaries (including the notes thereto), other than liabilities and obligations incurred since August 31, 2002, in the ordinary course of business consistent with past practices. Except as disclosed in Company SEC Reports filed prior to the date hereof, or for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, or as permitted by Section 4.1, since August 31, 2002, (i) the Company and its Subsidiaries have conducted their business only in the ordinary course; (ii) through the date hereof, there has not been any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the Company’s capital stock, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof; (iii) there has not been any action by the Company or any of its Subsidiaries during the period from August 31, 2002 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time would constitute a breach of Section 4.1; and (iv) except as required by United States generally accepted accounting principles, there has not been any change by the Company in accounting principles, practices or methods. Since August 31, 2002, there has not been a Material Adverse Effect on the Company.

SECTION 2.9.    Litigation.    There are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company, any Subsidiary or any of their respective properties or assets before any Governmental Entity that, if decided adversely to the Company or any such Subsidiary, would, individually, or in the aggregate, result in any charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company or any Subsidiary exceeding One Million Dollars ($1,000,000). Neither the Company nor any Subsidiary is subject to any outstanding order, writ, injunction or decree of any Governmental Entity that would individually, or in the aggregate, result in any charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company or any Subsidiary exceeding One Million Dollars ($1,000,000).

SECTION 2.10.    Compliance with Applicable Law.    Each of the Company and the Subsidiaries holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its business (collectively, the “Company Permits”), except as disclosed in Company SEC Reports filed prior to the date hereof, or except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that would not, individually or in the aggregate, result in a Material Adverse Effect on the Company and that have not resulted in any injunction or other equitable remedy being imposed on the Company or any Subsidiary that would result in a Material Adverse Effect on the Company. Each of the Company and the Subsidiaries is in compliance with the terms of the Company Permits held by it, except as disclosed in Company SEC Reports filed prior to the date hereof, or except where the failure so to comply would not, individually or in the aggregate, result in a Material Adverse Effect on the Company and that have not resulted in any injunction or other equitable remedy being imposed on the Company or any Subsidiary that would result in a Material Adverse Effect on the Company. The businesses of the Company and the Subsidiaries are being conducted in compliance with all applicable laws, ordinances and regulations of the United States or any foreign country or any political subdivision thereof or of any Governmental Entity, except as disclosed in Company SEC Reports filed prior to the date hereof, or except for violations or possible violations of any United States or foreign laws, ordinances or regulations that do not and will not result, individually or in the aggregate, in a Material Adverse Effect on the Company and that have not resulted in any injunction or other equitable remedy being imposed on the Company or any Subsidiary that would result in a Material Adverse Effect on the Company. No investigation or review by any Governmental Entity with respect to the Company or any Subsidiary is pending nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, except as disclosed in Company SEC Reports filed prior to the date hereof.

SECTION 2.11.    Employee Benefit Plans; Labor Matters.

(a)    Section 2.11(a) of the Disclosure Letter lists as of the date hereof all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care, severance and other similar fringe or employee benefit plans, programs or arrangements and any current employment or executive compensation or severance agreements written or otherwise maintained or contributed to for the benefit of or relating to any employee or former employee of the Company or any trade or business (whether or not incorporated) that is a member of a controlled group including the Company or that is under common control with the Company within the meaning of Section 414 of the Code (an “ERISA Affiliate”), to the extent that the Company or any ERISA Affiliate currently has or may incur liability for payments or benefits thereunder, as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (together, the “Employee Plans”). The Company has made available to Parent a copy of (i) the two (2) most recent annual reports on Form 5500 filed with the Internal Revenue Service (the “IRS”) for each disclosed Employee Plan where such report is required and (ii) the documents and instruments governing each such Employee Plan (including where applicable, without limitation, the plan document, summary plan description or other summary, most recent actuarial report, and trust or other funding arrangement). No Employee Plan is subject to Title IV of ERISA or Section 412 of the Code. Neither the Company nor any ERISA Affiliate has incurred any material liability (contingent or otherwise) with respect to any such Employee Plan (other than with respect to contributions required thereunder); each Employee Plan has been maintained in all material respects in accordance with its terms and with ERISA and the Code; and there has been no material violation of any reporting or disclosure requirement imposed by ERISA or the Code. Each Employee Plan intended to be qualified under Section 401(a) of the Code, and each trust intended to be exempt under Section 501(a) of the Code, has been determined to be so qualified or exempt by the IRS. For each Employee Plan which has received such a determination, there has been no event, condition or circumstance that has adversely affected or is likely to adversely affect such qualified status. No “party in interest” (as defined on Section 3(14) of ERISA) of any Employee Plan has participated in, engaged in or been a party to any transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class or individual exemption issued thereunder), respectively. With respect to any Employee Plan, (i) neither the Company, nor any of its ERISA Affiliates has had asserted against it any claim for taxes under Chapter 43 of Subtitle D of the Code and Section 5000 of the Code, or for penalties under ERISA Section 502(c), (i) or (l), nor, to the knowledge of the Company, is there a basis for any such claim, and (ii) no officer, director or employee of the Company has committed a breach of any fiduciary responsibility or obligation imposed by Title I of ERISA. Other than routine claims for benefits, there is no claim or proceeding (including any audit or investigation) pending or, to the knowledge of the Company, threatened, involving any Employee Plan by any person, or by the IRS, the United States Department of Labor or any other Governmental Entity against such Employee Plan or the Company or any ERISA Affiliate.

(b)    Section 2.11(b) of the Disclosure Letter sets forth a list as of the date hereof of all (i) employment agreements with officers of the Company or any ERISA Affiliate and (ii) agreements with consultants who are individuals obligating the Company or any ERISA Affiliate to make annual cash payments in an amount of Two Hundred Thousand Dollars ($200,000) or more and (iii) severance agreements, programs and policies of the Company with or relating to its employees, except such programs and policies required to be maintained by law. The Company has made available to Parent copies of all such agreements, plans, programs and other arrangements.

(c)    Except as otherwise provided in Section 4.13, there will be no payment, accrual of additional benefits, acceleration of payments or vesting of any benefit under any Employee Plan or any other agreement or arrangement to which the Company or any ERISA Affiliate is a party, and no employee, officer or director of the Company or any ERISA Affiliate will become entitled to severance, termination allowance or similar payments, solely by reason of entering into or in connection with the transactions contemplated by this Agreement.

(d)    No Employee Plan that is a welfare benefit plan within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates other than as required by Section 4980B of the Code or similar state laws. The Company and its ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA and Sections 4980B, 9801, 9802, 9811 and 9812 of the Code.

(e)    There are no controversies relating to any Employee Plan or other labor matters pending or, to the knowledge of the Company, threatened between the Company or any ERISA Affiliate and any of its employees, other than controversies that would not, individually or in the aggregate, result in any charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company or any Subsidiary exceeding One Million Dollars ($1,000,000). Neither the Company nor any ERISA Affiliate is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any ERISA Affiliate nor does the Company nor any ERISA Affiliate know of any activities or proceedings of any labor union to organize any such employees. No strikes, work stoppage, grievance, claim of unfair labor practice, or labor dispute against the Company or any ERISA Affiliate has occurred, is pending or, to the knowledge of the Company or any ERISA Affiliate, threatened, and to the knowledge of the Company and its ERISA Affiliates there is no basis for any of the foregoing. To the knowledge of the Company and its ERISA Affiliates, there is no organizational activity being made or threatened by or on behalf of any labor union with respect to any employees of the Company or any ERISA Affiliate.

(f)    Neither the Company nor any of its ERISA Affiliates sponsors or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute or incurred a liability (contingent or otherwise) with respect to any Multiemployer Plan or to a Multiple Employer Plan. For these purposes, “Multiemployer Plan” means a multiemployer plan, as defined in Section 3(37) and 4001(a)(3) of ERISA, and “Multiple Employer Plan” means any Employee Benefit Plan sponsored by more than one employer, within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code. Neither the Company nor any of its ERISA Affiliates has, or reasonably could be expected to have, any liability under Title IV of ERISA with respect to any other type of Employee Plan. The Company has provided to Parent a written estimate of withdrawal liability, if any, that would occur upon withdrawal from any Multiemployer Plan.

(g)    To the extent permitted by applicable law and the applicable Employee Plan, each Employee Plan (other than any stock option plan) can be amended or terminated at any time, without consent from any other party and without liability other than for benefits accrued as of the date of such amendment or termination (other than charges incurred as a result of such termination). The Company and its ERISA Affiliates have made full and timely payment of all amounts required to be contributed or paid as expenses or accrued such payments in accordance with normal procedures under the terms of each Employee Plan and applicable law, and the Company and its ERISA Affiliates shall continue to do so through the Closing.

(h)    To the knowledge of the Company and its ERISA Affiliates, no key employee, or group of employees, of the Company or any ERISA Affiliate has expressed to the Company any plan to terminate employment with the Company or any ERISA Affiliate. The Company and its ERISA Affiliates have complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity and collective bargaining.

(i)    With respect to each master and prototype tax-qualified retirement plan (“M&P Plan”) sponsored or maintained by the Company and/or any ERISA Affiliate, the Company and any such ERISA Affiliate has, on or before the end of the 2001 plan year or such later date as permitted pursuant to applicable IRS pronouncements, either adopted or certified in writing its intent to adopt the required GUST amendments to each such M&P Plan, and to the knowledge of the Company, an application for a GUST opinion letter for each such M&P Plan was filed with the IRS by the M&P Plan sponsor on or before December 31, 2000. The Company and each ERISA Affiliate has adopted or shall also adopt the GUST-approved M&P Plan by the deadline specified in IRS Announcement 2001-104 or subsequent IRS guidance. For purposes hereof, “GUST” means the statutes referenced in IRS Announcement 2001-104. With respect to any individually designed tax-qualified retirement plans sponsored or maintained by the Company or any ERISA Affiliate, the Company and each such ERISA Affiliate has adopted the required GUST amendments and submitted the plan to the IRS on or before February 28, 2002 or such later date as permitted by applicable IRS pronouncements for a favorable determination letter as to its tax qualified status.

(j)    The Company and its ERISA Affiliates have complied in all material respects with the laws of any foreign jurisdiction with respect to any employee benefit plan or arrangements maintained in such jurisdiction in which the employees of the Company or any ERISA Affiliate participate.

(k) The Company has no commitment, intention or understanding to create, terminate or adopt any Employee Plan that would result in any additional liability to the Company. Since the beginning of the current fiscal year of any Employee Plan, no event has occurred and no condition or circumstance has existed that reasonably would be expected to result in an increase in the benefits under or the expense of maintaining such Employee Plan from the level of benefits or expense incurred for the most recently completed fiscal year of such Employee Plan.

SECTION 2.12.    Environmental Laws and Regulations.

(a)    Except for matters which would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no action, claim, suit, proceeding or review or, to the knowledge of the Company, investigation is pending or, to the knowledge of the Company or any Subsidiary, threatened by any Person against, the Company or any Subsidiary with respect to any matters relating to or arising out of any Environmental Law; (ii) the Company and any Subsidiary are in compliance with all Environmental Laws, which compliance includes the possession by the Company and any Subsidiary of all material permits required under applicable Environmental Laws and compliance with the terms and conditions thereof, and the Company and any Subsidiary reasonably believe that each of them will, without the incurrence of any material expense, timely attain and maintain compliance with all Environmental Laws applicable to any of their current operations or properties or to any of their planned operations; (iii) to the knowledge of the Company, there has been no disposal, release or threatened release of any Hazardous Substance by the Company or any Subsidiary on, under, in, from or about any property currently or formerly owned or operated by the Company or any Subsidiary, or otherwise related to the operations of the Company or any Subsidiary, that has resulted or could reasonably be expected to result in any Environmental Claim against the Company or any Subsidiary; (iv) neither the Company nor any Subsidiary has entered into or agreed to or is subject to any consent decree, order or settlement or other agreement in any judicial, administrative, arbitral or other similar forum relating to its compliance with or liability under any Environmental Law or (v) neither the Company nor any Subsidiary has assumed or retained by contract or otherwise any liabilities of any kind, fixed or contingent, known or unknown, under any applicable Environmental Law (including, but not limited to, any liability from the disposition of any of its real property).

(b)    For purposes of this Agreement, the term “Environmental Laws” means federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to human health and the environment, including, but not limited to, Hazardous Materials; and the term “Hazardous Substance” means all substances, materials or wastes that are listed, classified or regulated pursuant to any Environmental Law or which may be the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law including, but not limited to, (i) petroleum, asbestos or polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. section 300.5; and the term “Environmental Claim” means any claim, violation, or liability, by any Person relating to liability or potential liability (including liability or potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Substance at any location and any exposure of Persons to such Hazardous Substance at any location, (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or permits, or (iii) otherwise relating to obligations or liabilities under any Environmental Law.

SECTION 2.13.    Taxes.

(a)    Definitions.    For purposes of this Agreement:

(i)    “Tax” (including “Taxes”) means (A) all federal, state, local, foreign and other taxes (including but not limited to withholding taxes) and other governmental assessments, fees, duties or charges of any kind or nature whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee or successor liability, joint and several liability for being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise by operation of law and (C) any liability for the payment of amounts described in clause (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other person; and

(ii)    “Tax Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

(b)    Tax Matters.    Within the times and in the manner prescribed by law, the Company and its Subsidiaries (and their predecessors) have properly prepared and filed all Tax Returns required by law and have timely paid all Taxes due and payable (whether or not shown on any Tax Return), except for such improper preparation of Tax Returns or failure to file Tax Returns or to make payment of Taxes that, in the aggregate, are not material. All such Tax Returns are true, correct and complete in all material respects and accurately reflect in all material respects the information pertaining to the tax attributes of the Company and its Subsidiaries, including tax basis in assets and net operating loss, capital loss and tax credit carryforwards. As of the Company’s year ended August 30, 2002, the consolidated net operating loss carryforward of the Company and its Subsidiaries, for federal income tax purposes, was no less than $24,000,000, and none of the carryforwards are subject to limitation under Sections 269, 382 or 1502 of the Code or the regulations thereunder. The Company and its Subsidiaries (and their predecessors) have complied in all material respects with all applicable laws relating to Taxes. Neither the Company nor of any of its Subsidiaries (or any predecessor thereof) (i) has filed a consent or agreement pursuant to Section 341(f) of the Code, (ii) is a party to or bound by any closing agreement, offer in compromise, gain recognition agreement or any other agreement with any Tax authority or any Tax indemnity or Tax sharing agreement with any person, (iii) has present or contingent liabilities for Taxes, other than Taxes incurred in the ordinary course of business thereof and reflected on the most recent balance sheet included in the Financial Statements or incurred in the ordinary course of business since the date of the most recent Financial Statements in amounts consistent with prior years, (iv) is a party to an agreement that could give rise to an “excess parachute payment” within the meaning of Section 280G of the Code or to remuneration the deduction for which could be disallowed under Section 162(m) of the Code, (v) has issued options or stock purchase rights (or similar rights) that purported to be governed by Sections 421 or 423 of the Code that were not so governed when issued or (vii) has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. There are no (i) proposed, threatened or actual assessments, audits, examinations or disputes as to Taxes relating to the Company or any Subsidiary (or their predecessors) which remain unsatisfied, (ii) adjustments under Section 481 of the Code or any similar adjustments with respect to the Company or any Subsidiary (or their predecessors) or (iii) waivers or extensions of the statute of limitations with respect to Taxes for which the Company or any Subsidiary could be held liable following the date hereof. The Company does not know of any basis for the assertion by a taxing authority of a material Tax deficiency against the Company or any Subsidiary (or their predecessors). Neither the Company nor any Subsidiary (nor any predecessor thereof) has been a “distributing corporation” or a “controlled corporation” in connection with a distribution governed or intended to be governed by Section 355 of the Code. There is currently no limitation on the utilization of tax attributes of the Company or any Subsidiary under Sections 269, 382, 383, 384 or 1502 of the Code (and comparable provisions of state, local or foreign law). Neither the Company nor any Subsidiary (nor any predecessor thereof) has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, other than an affiliated group the common parent of which is the Company. Section 2.13(b) of the Disclosure Letter sets forth, on an entity-by-entity basis, all foreign jurisdictions in which the Company or each Subsidiary is subject to Tax. Neither the Company nor any Subsidiary is, has been, or has owned (whether directly or indirectly) an interest in, a passive foreign investment company within the meaning of Section 1297 of the Code. No Subsidiary that is not a United States person (i) has engaged (or been treated as engaged) in the conduct of a trade or business within the United States and (ii) has had an investment in “United States property” within the meaning of Section 956(c) of the Code. Neither the Company nor any Subsidiary is, or at any time has been, subject to (i) the dual consolidated loss provisions of the Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.

SECTION 2.14.    Intellectual Property.

(a)    Certain Definitions.    As used herein, the term “Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights and applications (including intent to use applications) to register any of the foregoing and registrations therefor (collectively, “Marks”); (ii) patents and patent applications, including continuation, divisional, continuation-in-part, reexamination and reissue patent applications and any patents issuing therefrom, and rights in respect of utility models or industrial designs (collectively, “Patents”); (iii) copyrights and registrations and applications therefor (collectively, “Copyrights”); (iv) non-public know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, specifications, research and development information, technology and product roadmaps, data bases and other proprietary or confidential information, including customer lists, but excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”) and (v) moral rights, publicity rights and any other proprietary, intellectual or industrial property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights, or Trade Secrets.

(b)    Company Intellectual Property.    Section 2.14 of the Disclosure Letter sets forth an accurate and complete list, as of the date hereof, of all (i) pending applications and issued registrations for Marks, (ii) Patents, and (iii) pending applications and issued registrations for Copyrights, owned (in whole or in part) by the Company or any Subsidiary and used in or related to the business as currently conducted and as reasonably anticipated to be conducted in the future by the Company or any Subsidiary (collectively “Company Intellectual Property”).

(c)    Actions to Protect Intellectual Property.    Each of the Company and the Subsidiaries has taken commercially reasonable steps to protect its rights in the Company Intellectual Property and maintain the confidentiality of the Company Trade Secrets. Neither the Company nor any Subsidiary has disclosed, nor is the Company or any Subsidiary under any contractual or other obligation to disclose, to another person any of its Trade Secrets, except pursuant to an enforceable confidentiality agreement or undertaking, and, to the knowledge of the Company, no person has materially breached any such agreement or undertaking.

(d)    Adverse Ownership Claims.    The Company owns exclusively all right, title and interest in and to all of the Company Intellectual Property and Company Trade Secrets free and clear of any and all liens, encumbrances or other adverse ownership claims (other than licenses granted by the Company or a Subsidiary to another person in the ordinary course of business listed under Section 2.14(g) below), and neither the Company nor any Subsidiary has received any notice or claim challenging the Company’s or any Subsidiary’s ownership of the Company Intellectual Property or Company Trade Secrets or suggesting that any other person has any claim of legal or beneficial ownership with respect thereto, nor to the knowledge of the Company is there a reasonable basis for any claim that the Company or any Subsidiary does not so own or license any of such Company Intellectual Property or Company Trade Secrets.

(e)    Validity and Enforceability.    To the Company’s knowledge, the Company Intellectual Property is valid, enforceable and subsisting. Neither the Company nor any Subsidiary has received any notice or claim challenging the validity or enforceability of any of the Company Intellectual Property or indicating an intention on the part of any person to bring a claim that any of the Company Intellectual Property is invalid or unenforceable, and, with respect to the Patents contained within the Company Intellectual Property, the Company has disclosed relevant prior art in the prosecution of its Patents in accordance with its obligations pursuant to 37 C.F.R. section 1.56.

(f)    Status and Maintenance of Company Intellectual Property.    All material Company Intellectual Property has been registered or obtained in accordance with all applicable legal requirements (including, in the case of the Company’s Marks, the timely post-registration filing of affidavits of use and incontestability and renewal applications). The Company has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to all of the material Company Intellectual Property.

(g)    License Agreements.    Section 2.14(g)(1) of the Disclosure Letter sets forth a complete and accurate list all agreements currently in effect granting to the Company or any Subsidiary any right under or with respect to any Intellectual Property other than standard desktop software applications used generally in the Company or any Subsidiary’s operations. Section 2.14(i)(2)of the Disclosure Letter sets forth a complete and accurate list of all license agreements currently in effect under which the Company or any Subsidiary licenses or grants any other rights under any Intellectual Property to another person, excluding non-exclusive internal use licenses granted by the Company or any Subsidiary to end user customers that have purchased or licensed products.

(h)    Sufficiency of the Company Intellectual Property.    The Company Intellectual Property and Company Trade Secrets constitute all the material Intellectual Property rights necessary for the conduct of the Company’s and Subsidiaries’ businesses as they are currently conducted and reasonably anticipated to be conducted in the future.

(i)    No Infringement by the Company or Third Parties; No Violations.    To the Company’s knowledge, none of the products, processes, services, or other technology or materials, or any Intellectual Property currently used, or otherwise commercially exploited by or for the Company or any Subsidiary, nor any other current activities or operations of the Company or any Subsidiary, infringes upon, misappropriates, violates, dilutes or constitutes the unauthorized use of, any Intellectual Property of any third party, and neither the Company nor any Subsidiary has received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring, nor, to the knowledge of the Company, is there any reasonable basis therefor. No Company Intellectual Property is subject to any outstanding order, judgment, decree, or stipulation restricting the use thereof by the Company of such Subsidiary or, in the case of any Company Intellectual Property licensed to others, restricting the sale, transfer, assignment or licensing thereof by the Company or such Subsidiary to any person. To the Company’s knowledge, no third party is misappropriating, infringing, diluting or violating in any material respect any Company Intellectual Property.

(j)    Restrictions on Employees.    To the Company’s knowledge, no employee or independent contractor of the Company or any Subsidiary is obligated under any agreement or subject to any judgment, decree or order of any court or administrative agency, or any other restriction that would or may materially interfere with such employee or contractor carrying out his or her duties for the Company or that would materially conflict with the Company’s business as presently conducted and proposed to be conducted.

SECTION 2.15.    Material Contracts.

(a)    Section 2.15(a) of the Disclosure Letter sets forth a complete and accurate list, as of the date hereof, of all written or oral contracts, agreements, notes, bonds, indentures, mortgages, guarantees, options, leases, licenses, sales and purchase orders, warranties, commitments and other instruments of any kind (each, a “Contract”), to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary, or any of their respective assets and properties, is otherwise bound, as follows (each of the following, a “Material Contract” and, collectively, the “Material Contracts”): (i) each Contract of the Company or any Subsidiary pursuant to which the Company or any Subsidiary received (or was entitled to receive) or paid (or was obligated to pay) more than One Million, Five Hundred Thousand Dollars ($1,500,000) in the twelve (12) month period ended September 30, 2002 (provided such Contract remains in effect as of the date hereof) and each customer Contract in effect on the date of this Agreement under which the Company or any Subsidiary received in the twelve (12) month period ended September 30, 2002 or is entitled to receive thereafter more than One Million, Five Hundred Thousand Dollars ($1,500,000); (ii) each Contract that requires payment by or to the Company after September 30, 2002 of more than One Million, Five Hundred Thousand Dollars ($1,500,000) per annum;

(iii) each Contract that contains non-competition restrictions, including any restrictions relating to the conduct of the Company’s or a Subsidiary’s business or the sale of the Company’s or any Subsidiary’s products or any geographic restrictions, in any case that would prohibit or restrict the Surviving Company or any of its affiliates from conducting the business of the Company or any Subsidiary as presently conducted; (iv) any Contract that will be subject to default, termination, repricing or renegotiation, in each case where the amounts involved under such Contract or repricing exceeds One Million, Five Hundred Thousand Dollars ($1,500,000), because of the transactions contemplated hereby; (v) each Contract relating to the Company’s or any Subsidiary’s sales with distributors; (vi) each Contract of the Company or any Subsidiary relating to, and evidences of, indebtedness for borrowed money, any mortgage, security agreement, or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset); (vii) each partnership, joint venture, joint marketing or other similar Contract or arrangement to which the Company or any Subsidiary is a party or by which it is otherwise bound; (viii) each Contract granting to the Company or any Subsidiary any material right under or with respect to any Company Intellectual Property; (ix) each Contract under which the Company or any Subsidiary grants any material right under or with respect to any Company Intellectual Property to another person; (x) each Contract that requires the Company or any Subsidiary to grant “most favored customer” pricing to any other person; and (xi) each Contract that is otherwise material to the Company and the Subsidiaries, taken as a whole, including, but not limited to, the Company’s Contract with Major League Baseball Properties Inc., the Company’s Contract with 19 Minor Leagues of Baseball and the Company’s Contract with NCAA Baseball.

(b)    (i) Each Material Contract is (A) a legal, valid and binding obligation of the Company or a Subsidiary and, to the Company’s knowledge, each other person who is a party thereto and (B) enforceable against the Company or such Subsidiary and, to the Company’s knowledge, each such other person in accordance with its terms, and (ii) neither the Company or any Subsidiary nor, to the Company’s knowledge, any other party thereto is in material default under any Material Contract. Neither the Company nor any Subsidiary knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default or event of default or other material breach on the part of the Company or any of its Subsidiaries under any such Material Contract.

(c)    Other than the Material Contracts, neither the Company nor any Subsidiary has entered into, is a party to or is otherwise bound by, as of the date hereof:

(i)    any fidelity or surety bond or completion bond, except as required pursuant to Section 412 of ERISA;

(ii)    any Contract pursuant to which the Company or any Subsidiary has agreed to provide liquidated damages in excess of One Million Dollars ($1,000,000) for failure to meet performance or quality milestones;

(iii)    any Contract pursuant to which the Company or any Subsidiary has agreed to provide indemnification or guaranty to a third party (other than the Outbound License Agreements and this Agreement);

(iv)    any Contract relating to the disposition or acquisition of assets, property or any interest in any business enterprise outside the ordinary course of the Company’s or any Subsidiary’s business; or

(v)    any distribution, joint marketing or development Contract.

SECTION 2.16.    Title to Properties; Absence of Liens and Encumbrances.

(a)    The Company and its Subsidiaries have good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected on the Financial Statements, or, in the case of leased properties and assets, valid leasehold interests in such properties and assets, in each case free and clear of all Liens except for: (i) Liens reflected on the Financial Statements, (ii) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or materially impair the use of, such property as it is presently used, (iii) Liens for current Taxes, assessments or governmental charges or levies on property not yet due or which are being contested in good faith and for which appropriate reserves in accordance with United States generally accepted accounting principles have been created and (iv) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business or by operation of law (collectively, “Permitted Liens”).

(b)    Section 2.16(b) of the Disclosure Letter sets forth a true, complete and correct list of all real property owned or leased by the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries is in compliance in all material respects with the terms of all leases for real property to which it is a party. Neither the Company nor any of its Subsidiaries is a party to any lease, assignment or similar arrangement under which the Company or any Subsidiary is a lessor, assignor or otherwise makes available for use by any third party any portion of the owned or leased real property.

(c)    The facilities, property and equipment owned, leased or otherwise used by the Company or any of its Subsidiaries are in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear) and suitable for the purposes for which they are presently used.

(d)    All tangible assets which are leased by the Company or any of its Subsidiaries have been maintained with the manufacturers’ standards and specifications required by each such lease such that at each such termination of the lease such assets can be returned to their owner without any further material obligation on the part of the Company or any of its Subsidiaries with respect thereto.

SECTION 2.17.    Off Balance Sheet Liabilities.    Except as disclosed in the Company SEC Reports filed prior to the date hereof for transactions, arrangements and other relationships otherwise specifically identified in the Financial Statements, Section 2.17 of the Disclosure Letter sets forth a true, complete and correct list, as of the date hereof, of all transactions, arrangements and other relationships between and/or among the Company, any of its affiliates, and any special purpose or limited purpose entity beneficially owned by or formed at the direction of the Company or any of its affiliates.

SECTION 2.18.    Promotions and Selling Arrangements.    Except as disclosed in the Company SEC Reports filed prior to the date hereof, since August 31, 2002 the Company has not recorded any material amount of revenues in connection with sales made pursuant to new or unusual promotional programs, special selling arrangements or concessions, rights of return or otherwise, or pursuant to new or amended accounting practices or interpretations.

SECTION 2.19.    Tax Treatment.    Neither the Company nor, to the knowledge of the Company, any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

SECTION 2.20.    Affiliates.    Except for the directors and executive officers of the Company, each of whom is listed in Section 2.20 of the Disclosure Letter, there are no persons who, to the knowledge of the Company, may be deemed to be affiliates of the Company under Rule 145 of the Securities Act.

SECTION 2.21.    Suppliers and Customers.    The documents and information supplied by the Company to Parent or any of its representatives in connection with this Agreement with respect to relationships and volumes of business done with its significant suppliers, distributors and customers are accurate in all material respects. During the last twelve (12) months, the Company has not received any notice of termination or written threat of termination from any of the ten (10) largest suppliers or the ten (10) largest customers of the Company and its Subsidiaries, taken as a whole, or any information that any such customer, distributor or supplier intends to materially decrease the amount of business that it does with the Company or any Subsidiary.

SECTION 2.22.    Opinion of Financial Adviser.    George K. Baum & Company (the “Company Financial Adviser”) has given the Company Board its opinion dated the date of this Agreement to the effect that as of such date the Merger Consideration is fair, from a financial point of view, to the holders of Shares.

SECTION 2.23.    Brokers.    No broker, finder or investment banker (other than the Company Financial Adviser, a true and correct copy of whose engagement agreement has been provided to Acquisition or Parent) is entitled to any brokerage finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

SECTION 2.24.    Interested Party Transactions.    Except for transactions, arrangements and other relationships specifically identified in the Company SEC Reports filed prior to the date hereof, Section 2.24 of the Disclosure Letter sets forth a true, complete and correct list, as of the date hereof, of any transaction, arrangement or relationship involving an amount of $60,000 or more that any director, officer or other affiliate of the Company has or has had in the last three years, directly or indirectly relating to, (i) an economic interest in any person that has furnished or sold, or furnishes or sells, services or products that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Subsidiary, any goods or services, (iii) a beneficial interest in any Contract included in Section 2.14 or 2.15 of the Disclosure Letter or (iv) any contractual or other arrangement with the Company or any Subsidiary; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 2.24.

SECTION 2.25.    Takeover Statutes.    The Company Board has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203), and any other similar applicable law, will not apply to Parent during the pendency of this Agreement, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and thereby.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF

PARENT AND ACQUISITION

Parent and Acquisition hereby represent and warrant to the Company, subject to the exceptions set forth in the Parent Disclosure Letter previously delivered by Parent to the Company (the “Parent Disclosure Letter”) and certified by a duly authorized officer of Parent (which exceptions shall specifically identify the Section, subsection or paragraph, as applicable, to which such exception relates), that:

SECTION 3.1.    Organization.

(a)    Section 3.1(a) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each person in which Parent owns, directly or indirectly, fifty percent (50%) or more of the voting interests or of which Parent otherwise has the right to direct the management (each, a “Parent Subsidiary”) together with the jurisdiction of incorporation or organization of each Parent Subsidiary and the percentage of each Parent Subsidiary’s outstanding capital stock or other equity interests owned directly or indirectly by Parent. All the outstanding capital stock or other ownership interests of each Parent Subsidiary is owned by Parent, directly or indirectly, free and clear of any Lien or any other limitation or restriction. Parent and the Parent Subsidiaries are duly organized, validly existing and in good standing under the laws of their states of incorporation, and each has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Parent has heretofore delivered to the Company’s counsel accurate and complete copies of the Certificate of Incorporation and bylaws, as currently in full force and effect, of Acquisition.

(b)    Each of Parent, and the Parent Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing does not, individually or in the aggregate, have a Material

Adverse Effect on Parent. For purposes hereof, the term “Material Adverse Effect on Parent” means any circumstance involving, change in or effect on Parent or any of its subsidiaries (i) that is, or is reasonably likely in the future to be, materially adverse to the business operations, earnings, results of operations, assets or liabilities (including contingent liabilities) or the financial condition of Parent and its subsidiaries, taken as a whole, but excluding from the foregoing any event, change or circumstance arising out of (A) the compliance by the Company, Subsidiaries, Parent or Acquisition with the terms and conditions of this Agreement, (B) the announcement or disclosure of this Agreement or the subject matter hereof, (C) any stockholder class action litigation arising directly out of allegations of a breach of fiduciary duty relating to this Agreement or (D) to changes in applicable law or regulations or in generally accepted accounting principles; or (ii) that is reasonably likely to prevent or materially delay or impair the ability of Parent to consummate the transactions contemplated by this Agreement. Except as specifically set forth in this Agreement, all references to Material Adverse Effect on Parent or Parent Subsidiaries contained in this Agreement shall be deemed to refer solely to Parent and Parent Subsidiaries without including its ownership of the Company and its Subsidiaries after the Merger.

SECTION 3.2.    Capitalization of Parent and its Subsidiaries.

(a)    The authorized capital stock of Parent consists of (i) forty million (40,000,000) shares of Parent Common Stock, $1.00 par value per share, of which, as of September 30, 2002, approximately eighteen million, six hundred seventy-nine thousand, one hundred forty-six (18,679,146) shares were issued and outstanding (each together with a Parent Common Stock purchase right (the “Parent Right”) issued pursuant to the Rights Agreement dated as of July 1, 1999 between Parent and Harris Trust Company of California), and (ii) twelve million, five hundred thousand (12,500,000) shares of preferred stock, $1.00 par value per share, none of which are outstanding. All of the outstanding shares of Parent Common Stock have been validly issued and are fully paid, nonassessable and not subject to any preemptive rights, and all shares of Parent Common Stock issued pursuant to this Agreement will be, when issued, duly authorized and validly issued, fully paid, nonassessable and not subject to any preemptive rights. As of September 30, 2002 an aggregate of approximately four million, five hundred sixty-five thousand, six hundred forty-one (4,565,641) shares of Parent Common Stock were reserved for issuance and an aggregate of approximately one million, one hundred seventy seventy-eight thousand, five hundred eleven (1,298,511) shares of Parent Common Stock were issuable upon or otherwise deliverable in connection with the exercise of outstanding options and warrants and under purchase plans. On December 10, 2002, Parent entered into that certain Securities Purchase Agreement with certain purchasers party thereto (the “Debenture Transaction”), pursuant to which Parent has the right and obligation under certain circumstances, to issue Twenty-five Million Dollars ($25,000,000) of the Company’s Convertible Subordinated Debentures due 2010 (the “Debentures”), together with warrants to purchase shares of Parent Common Stock (the “Warrants”). Approximately two million, ninety-seven thousand, three hundred sixteen (2,097,316) shares of Parent Common Stock were reserved for issuance upon conversion of the Debentures and 524,364 shares of Parent Common Stock were reserved for issuance upon exercise of the Warrants. Except as set forth above, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of Parent, (ii) no securities of Parent or Parent Subsidiaries convertible into, or exchangeable for, shares of capital stock, or voting securities of Parent, (iii) no options, warrants or other rights to acquire from Parent or any Parent Subsidiaries and no obligations of Parent or any Parent Subsidiaries to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent and (iv) no equity equivalent interests in the ownership or earnings of Parent or any Parent Subsidiaries or other similar rights. All of the outstanding shares of Parent Common Stock and options and warrants to purchase shares of Parent Common Stock (collectively, “Parent Securities”) were issued in compliance with the Securities Act and applicable state securities laws. As of the date hereof, other than in connection with Parent’s authorized stock repurchase program, there are no outstanding obligations of Parent or any Parent Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities. There are no stockholder agreements, voting trusts or other arrangements or understandings to which Parent is a party or by which it or the Parent Board is bound, and to Parent’s knowledge there are no other agreements, voting trusts or other arrangements or understandings, relating to the voting of any shares of capital stock or other voting securities of Parent. No shares of Parent are issued and held by Parent in its treasury as of the date hereof.

(b)    The Parent Common Stock and Parent Rights constitute the only classes of securities of Parent or any of its subsidiaries registered or required to be registered under the Exchange Act.

SECTION 3.3.    Authority Relative to this Agreement.

(a)    Each of Parent and Acquisition has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject in the case of the issuance of shares of Parent Common Stock pursuant to the Merger to obtaining the approval of such issuance of shares by an affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock in accordance with Rule 312.03 of the Listed Company Manual of the NYSE (the “Parent Stockholder Approval”). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent (the “Parent Board”), the Board of Directors of Acquisition and by Parent as the sole stockholder of Acquisition. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition and constitutes, assuming the due authorization, execution and delivery hereof by the Company, a valid, legal and binding agreement of each of Parent and Acquisition enforceable against each of Parent and Acquisition in accordance with its terms, subject to any applicable bankruptcy, insolvency (including all applicable laws relating to fraudulent transfers), reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b)    The Parent’s Board, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are fair to and in the best interests of Parent’s stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger) and (iii) resolved (except to the extent legally required for the discharge by Parent’s Board of its fiduciary duties as advised by Parent Board’s counsel in writing) to recommend that Parent’s stockholders vote for the approval of the issuance of shares of Parent Common Stock in the Merger.

SECTION 3.4.    SEC Reports; Financial Statements.    Parent has filed all required forms, reports and documents with the SEC since January 1, 1999 (“Parent SEC Reports”), and each of such Parent SEC Reports complied at the time of filing in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as applicable, in each case as in effect on the dates such forms reports and documents were filed. None of the Parent SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Parent SEC Report filed subsequently and prior to the date hereof. Each of the consolidated financial statements (including, in each case, any related notes and schedules thereto) contained in the Parent SEC Reports (the “Parent Financial Statements”) have been prepared in all material respects in accordance with United States generally accepted accounting principles consistently applied and maintained throughout the periods indicated, except where noted therein, and fairly present in all material respects the consolidated financial condition of Parent and the Parent Subsidiaries at their respective dates and the results of their operations and changes in financial position for the periods covered thereby, in each case in conformity with United States generally accepted accounting principles (subject to, in each case, normal year-end adjustments and except that unaudited financial statements do not contain all footnotes required for audited financial statements).

SECTION 3.5.    Information Supplied.    None of the information supplied or to be supplied by Parent or Acquisition for inclusion or incorporation by reference in (i) the S-4 will at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement/Prospectus will at the date mailed to stockholders and at the times of the meeting or meetings of stockholders of the Company and Parent to be held in connection with the Merger contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by the Company which is contained in or omitted from any of the foregoing documents or which is incorporated by reference therein.

SECTION 3.6.    Consents and Approvals; No Violations.    Except for filings, permits, authorizations, consents, and approvals as may be required under and other applicable requirements of the Securities Act, the Exchange Act, state securities or “blue sky” laws, the HSR Act, and any filings under similar merger notification laws or regulations of foreign Governmental Entities and the filing and recordation of the Certificate of Merger as required by the DGCL, no filing with or notice to, and no permit authorization consent or approval of any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition of this Agreement or the consummation by Parent or Acquisition of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither the execution, delivery and performance of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate or Certificate of Incorporation or bylaws of Parent or Acquisition; (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent, Acquisition or any Parent Subsidiary is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent, Acquisition or any Parent Subsidiary or any of their respective properties or assets except, in the case of the foregoing clause (ii) or (iii), for violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

SECTION 3.7.    No Default.    Neither Parent nor any Parent Subsidiary is in breach, default or violation (and no event has occurred that with notice or the lapse of time, or both, would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or its bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or any Parent Subsidiary or any of its respective properties or assets, except, in the case of the foregoing clause (ii) or (iii), for violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

SECTION 3.8.    No Undisclosed Liabilities; Absence of Changes.    Except as disclosed in the Parent SEC Reports filed prior to the date hereof and except for the Debenture Transaction, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise that would be required by United States generally accepted accounting principles to be reflected on a consolidated balance sheet of Parent and its consolidated subsidiaries (including the notes thereto), other than liabilities and obligations incurred since September 30, 2002, in the ordinary course of business consistent with past practices. Except as disclosed in the Parent SEC Reports filed prior to the date hereof, except for the Debenture Transaction and except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, or as permitted by Section 4.2, since September 30, 2002, (i) Parent and Parent Subsidiaries have conducted their business only in the ordinary course; (ii) through the date hereof, there has not been any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of Parent’s capital stock, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof; (iii) there has not been any action by Parent or any Parent Subsidiaries during the period from September 30, 2002 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time would constitute a breach of Section 4.2; and (iv) except as required by United States generally accepted accounting principles, there has not been any change by Parent in accounting principles, practices or methods. Since September 30, 2002, there has not been a Material Adverse Effect on Parent.

SECTION 3.9.    Litigation.    Except as disclosed in the Parent SEC Reports filed prior to the date hereof, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of Parent, threatened, against Parent or any Parent Subsidiaries or any of their respective properties or assets before any Governmental Entity that, if decided adversely to Parent or any such subsidiary, would, individually or in the aggregate, have a Material Adverse Effect on Parent. Except as disclosed in the Parent SEC Reports filed prior to the date hereof, neither Parent nor any Parent Subsidiary is subject to any outstanding order, writ, injunction or decree of any Governmental Entity that would, individually or in the aggregate, result in a Material Adverse Effect on Parent.

SECTION 3.10.    Compliance with Applicable Law.    Each of Parent and the Parent Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (collectively, the “Parent Permits”), except as disclosed in the Parent SEC Reports filed prior to the date hereof, or except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that would not, individually or in the aggregate, result in a Material Adverse Effect on Parent and that have not resulted in any injunction or other equitable remedy being imposed on Parent or any Parent Subsidiary that would result in a Material Adverse Effect on Parent. Each of Parent and the Parent Subsidiaries is in compliance with the terms of the Parent Permits held by it, except as disclosed in the Parent SEC Reports filed prior to the date hereof, or except where the failure so to comply would not, individually or in the aggregate, result in a Material Adverse Effect on Parent and that have not resulted in any injunction or other equitable remedy being imposed on Parent or any Parent Subsidiary that would result in a Material Adverse Effect on Parent. The business of Parent and the Parent Subsidiaries are being conducted in compliance with all applicable laws, ordinances and regulations of the United States or any foreign country or any political subdivision thereof or of any Governmental Entity, except as disclosed in the Parent SEC Reports filed prior to the date hereof, or except for violations or possible violations of any United States or foreign laws, ordinances or regulations that do not and will not result, individually or in the aggregate, in a Material Adverse Effect on Parent and that have not resulted in any injunction or other equitable remedy being imposed on Parent or any Parent Subsidiary that would result in a Material Adverse Effect on Parent. No investigation or review by any Governmental Entity with respect to Parent or any Parent Subsidiary is pending nor, to the knowledge of Parent, has any Governmental Entity indicated an intention to conduct the same, except as disclosed in the Parent SEC Reports filed prior to the date hereof.

SECTION 3.11.    Employee Benefit Plans; Labor Matters.    With respect to each employee benefit plan, program, arrangement and contract (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of ERISA), maintained or contributed to by Parent or any of the Parent Subsidiaries, or with respect to which Parent or any of its subsidiaries could incur liability under Section 4069, 4212(c) or 4204 of ERISA (the “Parent Benefit Plans”), no event has occurred and, to the knowledge of Parent, there currently exists no condition or set of circumstances, in connection with which Parent or any of the Parent Subsidiaries could be subject to any liability under the terms of the Parent Benefit Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect on Parent. There is no pending or threatened labor dispute, strike or work stoppage against Parent or any of its subsidiaries which may reasonably be expected to have a Material Adverse Effect on Parent.

SECTION 3.12.    Environmental Laws and Regulations.    Except for matters which would not, individually or in the aggregate, have a Material Adverse Effect on Parent, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no action, claim, suit, proceeding or review or, to the knowledge of Parent, investigation is pending or, to the knowledge of Parent or any Parent Subsidiary, threatened by any Person against, Parent or any Parent Subsidiary with respect to any matters relating to or arising out of any Environmental Law; (ii) Parent and any Parent Subsidiary are in compliance with all Environmental Laws, which compliance includes the possession by Parent and any Parent

Subsidiary of all material permits required under applicable Environmental Laws and compliance with the terms and conditions thereof, and Parent and any Parent Subsidiary reasonably believe that each of them will, without the incurrence of any material expense, timely attain and maintain compliance with all Environmental Laws applicable to any of their current operations or properties or to any of their planned operations; (iii) to the knowledge of Parent, there has been no disposal, release or threatened release of any Hazardous Substance by Parent or any Parent Subsidiary on, under, in, from or about any property currently or formerly owned or operated by Parent or any Parent Subsidiary, or otherwise related to the operations of Parent or any Parent Subsidiary, that has resulted or could reasonably be expected to result in any Environmental Claim against Parent or any Parent Subsidiary; (iv) neither Parent nor any Parent Subsidiary has entered into or agreed to or is subject to any consent decree, order or settlement or other agreement in any judicial, administrative, arbitral or other similar forum relating to its compliance with or liability under any Environmental Law or (v) neither Parent nor any Parent Subsidiary has assumed or retained by contract or otherwise any liabilities of any kind, fixed or contingent, known or unknown, under any applicable Environmental Law (including, but not limited to, any liability from the disposition of any of its real property).

SECTION 3.13.    Tax Matters.    Parent and the Parent Subsidiaries have accurately prepared and duly filed with the appropriate federal, state, local and foreign taxing authorities all Tax Returns, information returns and reports required to be filed with respect to Parent and the Parent Subsidiaries and have paid in full or made adequate provision for the payment of all Taxes, except for such improper preparation of Tax Returns or failure to file Tax Returns or to make payment of Taxes that, in the aggregate are not material.

SECTION 3.14.    Intellectual Property.    Parent and the Parent Subsidiaries owns, or possesses adequate Marks, Patents, Copyrights and Trade Secrets that are material to its business as currently conducted (the “Parent Intellectual Property”). The conduct of business of Parent and the Parent Subsidiaries as now conducted does not, to Parent’s knowledge, infringe any valid Marks, Patents, Copyrights or Trade Secrets of others. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any Parent Intellectual Property. To Parent’s knowledge, the Parent Intellectual Property is valid, enforceable and subsisting.

SECTION 3.15.    Title to Property.    Parent and each of the Parent Subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on Parent; and, to Parent’s knowledge, all leases pursuant to which Parent or any Parent Subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of Parent, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which Parent or such Parent Subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on Parent.

SECTION 3.16.    Brokers.    No broker finder or investment banker (other than The Mercanti Group, LLC, the financial adviser to Parent) is entitled to any brokerage finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition.

SECTION 3.17.    No Prior Activities of Acquisition.    Acquisition was formed for the purposes of the consummation of this Agreement and the transactions contemplated hereby, and has engaged in no other business activities of any type or kind whatsoever.

SECTION 3.18.    Off Balance Sheet Liabilities.    Except as disclosed in Parent SEC Reports filed prior to the date hereof or for transactions, arrangements and other relationships otherwise specifically identified in the

Financial Statements, Section 3.18 of the Disclosure Letter sets forth a true, complete and correct list, as of the date hereof, of all transactions, arrangements and other relationships between and/or among Parent, any of its affiliates, and any special purpose or limited purpose entity beneficially owned by or formed at the direction of Parent or any of its affiliates.

SECTION 3.19.    Promotions and Selling Arrangements.    Except as disclosed in Parent SEC Reports filed prior to the date hereof or except as set forth on Section 3.19 of the Disclosure Letter, since September 30, 2002 Parent has not recorded any material amount of revenues in connection with sales made pursuant to new or unusual promotional programs, special selling arrangements or concessions, rights of return or otherwise, or pursuant to new or amended accounting practices or interpretations.

SECTION 3.20.    Tax Treatment.    Neither Parent nor, to the knowledge of Parent, any of its affiliates has taken or agreed to take action that would prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

ARTICLE 4

COVENANTS

SECTION 4.1.    Conduct of Business of the Company.    Except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 4.1 of the Disclosure Letter, (iii) as required by law, or by a Governmental Entity of competent jurisdiction, or (iv) to the extent that Parent shall otherwise consent in writing, during the period from the date hereof to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company will and will cause each Subsidiary to conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, and with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers and suppliers with the intention that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except (i) as otherwise permitted or contemplated by this Agreement, (ii) as disclosed in Section 4.1 of the Disclosure Letter, (iii) as required by law, or by a Governmental Entity of competent jurisdiction, or (iv) to the extent that Parent shall otherwise consent in writing, during the period from the date hereof to the earlier of the Effective Time, and the termination of this Agreement in accordance with its terms, neither the Company nor any Subsidiary will:

(a)    amend its Certificate or Articles of Incorporation or bylaws (or other similar governing document);

(b)    authorize for issuance, issue, sell, deliver or agree or commit to issue sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including any stock options or stock appreciation rights) except for the issuance and sale of Shares pursuant to Company Stock Options granted under the Company Plans;

(c)    split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any Subsidiary (other than the repurchase of restricted stock and cancellation of Company Stock Options following termination of employment with or provision of services to the Company or any Subsidiary);

(d)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(e)    alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure of ownership of any Subsidiary;

(f)    (i) incur, assume or forgive any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business consistent with past practices or trade payables arising in the ordinary course of business consistent with past practices; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for obligations of Subsidiaries incurred in the ordinary course of business consistent with past practices; (iii) make any loans, advances or capital contributions to or investments in any other person (other than to Subsidiaries or customary loans or advances to employees in each case in the ordinary course of business consistent with past practices); (iv) pledge or otherwise encumber shares of capital stock of the Company or any Subsidiary or any of the Other Interests or (v) mortgage or pledge any of its material properties or assets, tangible or intangible, or create or suffer to exist any material Lien thereupon;

(g)    except as may be required by law, (i) enter into, adopt, amend in any manner or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, other than offer letters, letter agreements and options to purchase Shares entered into with new hires in the ordinary course of business consistent with past practice and performance bonuses granted to employees on a basis consistent with the past practices of the Company, (ii) enter into, adopt, amend or terminate any pension, retirement, deferred compensation, employment, health, life, or disability insurance, dependent care, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee, other than in the ordinary course of the Company’s business consistent with past practice or (iii) increase in any manner the compensation or fringe benefits of any director, officer or employee or consultant or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock appreciation rights or performance units), except for normal increases in cash compensation in the ordinary course of business consistent with past practice;

(h)    (i) acquire, sell, lease, license or dispose of any assets or properties in any single transaction or series of related transactions having a fair market value in excess of One Million Dollars ($1,000,000) in the aggregate, other than sales or licenses of its products in the ordinary course of business consistent with past practices; (ii) enter into any exclusive license, distribution, marketing, sales or other agreement; (iii) enter into a “development services” or other similar agreement pursuant to which the Company may purchase or otherwise acquire the services of another person, other than in the ordinary course of business consistent with past practices; (iv) acquire, sell, lease, license, transfer, encumber, enforce, or otherwise dispose of any Company Intellectual Property, other than licenses or sales of its products or services in the ordinary course of business consistent with past practices or (v) knowingly, willfully, wantonly, or negligently infringe upon, misappropriate or otherwise violate the rights of any third party intellectual property;

(i)    unless required by a change in applicable law or in United States generally accepted accounting principles, change any of the accounting principles, practices or methods used by it;

(j)    revalue any of its assets or properties, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practices;

(k)    (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, limited liability company, partnership or other person or any division thereof or any equity interest therein; (ii) enter into any Contract other than in the ordinary course of business consistent with past practices that would be material to the Company and its Subsidiaries, taken as a whole; (iii) amend, modify or waive any right under any of its material Contracts; (iv) modify its standard warranty terms for its products or services or amend or modify any product or service warranties in effect as of the date hereof in any material manner that is adverse to the Company or any Subsidiary; (v) enter into any Contract that contains non-competition restrictions, including any restrictions relating to the conduct of the Company’s or any Subsidiary’s business or the sale of the Company’s or any Subsidiary’s products or any geographic restrictions, in any case that would prohibit or restrict the Surviving Company or any of its affiliates from conducting the business of the Company or any Subsidiary as presently conducted or (vi) authorize any new capital expenditure other than as set forth in Section 4.1(k) of the Parent Disclosure Letter up to an aggregate amount equal to One Million Dollars ($1,000,000);

(l)    make or rescind any express or deemed election relating to Taxes or settle or compromise any Tax liability or enter into any closing or other agreement with any Tax authority; or file or cause to be filed any amended Tax Return, file or cause to be filed claim for refund of Taxes previously paid, or agree to an extension of a statute of limitations with respect to the assessment or determination of Taxes;

(m)    fail to file any Tax Returns when due, fail to cause such Tax Returns when filed to be true, correct and complete, prepare or fail to file any Tax Return of the Company in a manner inconsistent with past practices in preparing or filing similar Tax Returns in prior periods or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, in each case, except to the extent required by applicable law; or fail to pay any Taxes when due;

(n)    settle or compromise any pending or threatened suit, action or claim that (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which would require the payment by the Company or any Subsidiary of damages in excess of Five Hundred Thousand Dollars ($500,000) or involves any equitable relief;

(o)    knowingly take any action that would result in a failure to maintain trading of the Shares on the Nasdaq National Market;

(p)    take any action that results in the acceleration of vesting of any Company Stock Option, except as may be required pursuant to any agreement in effect as of the date hereof;

(q)    allow any Insurance Policy to be amended or terminated without replacing such policy with a policy providing at least equal coverage, insuring comparable risks and issued by an insurance company financially comparable to the prior insurance company; or

(r)    take or agree in writing or otherwise to take any of the actions described in Sections 4.1(a) through 4.1(q).

Notwithstanding the foregoing and any other provision of this Agreement, neither Parent nor Acquisition shall have the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

SECTION 4.2.    Conduct of Business of Parent.    Except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 4.2 of the Parent Disclosure Letter, (iii) as required by law or by a Governmental Entity of competent jurisdiction, or (iv) to the extent that the Company shall otherwise consent in writing, during the period from the date hereof to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, Parent shall and shall cause each of the Parent Subsidiaries to conduct their operations in the ordinary course of business consistent with past practices and, to the extent consistent therewith, and with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current key officers and key employees and preserve its relationships with customers and suppliers with the intention that its goodwill and ongoing businesses shall be materially unimpaired at the Effective Time. Without limiting the generality of the foregoing, except (i) as otherwise permitted or contemplated by this Agreement, (ii) as disclosed in Section 4.2 of the Parent Disclosure Letter, (iii) as required by law or by a Governmental Entity of competent jurisdiction, or (iv) to the extent that the Company shall otherwise consent in writing, during the period from the date hereof to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, neither Parent nor any Parent Subsidiary will:

(a)    amend its Certificate or Articles of Incorporation (other than to increase the number of authorized shares of Parent Common Stock) or Bylaws (or other similar governing document);

(b)    authorize for issuance, issue, sell, deliver or agree or commit to issue sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including any stock options or stock appreciation rights) except for issuances of Parent Common Stock or securities convertible into shares of Parent Common Stock totaling, in the aggregate, not more than five percent (5%) of the total number of shares of Parent Common Stock outstanding on the date hereof, and except for the issuance and sale of Shares in connection with the Debenture Transaction or pursuant to Parent Derivatives and Parent Purchase Plans;

(c)    split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities or any securities of any Parent Subsidiary (other than the repurchase of restricted stock and cancellation of Parent Derivatives following termination of employment with or provision of services to Parent or any Parent Subsidiary);

(d)    adopt a plan of complete or partial liquidation or dissolution;

(e)    (i) incur or assume any long-term or short-term debt or issue any debt securities except for (A) indebtedness incurred in connection with the Debenture Transaction, (B) borrowings under existing lines of credit in the ordinary course of business consistent with past practices, (C) borrowings, including refinancings of existing indebtedness of Parent and the Parent Subsidiaries, in the amounts described in Section 4.2(e) of the Parent Disclosure Letter on terms not materially less favorable to Parent than the terms described in Section 4.2(e) of the Parent Disclosure Letter, or (D) trade payables arising in the ordinary course of business consistent with past practices; or (ii) mortgage or pledge any of its material properties or assets, tangible or intangible, or create or suffer to exist any material Lien thereupon except to secure indebtedness permitted under clause (i) of this Section 4.2(f);

(f)    sell, lease, license or dispose of any assets or properties, including, without limitation Parent Intellectual Property, in any single transaction or series of related transactions having a fair market value in excess of Twenty-five Million Dollars ($25,000,000) in the aggregate, other than (i) sales or licenses of its products in the ordinary course of business consistent with past practices and (ii) sales of assets or properties described in Section 4.2(f) of the Parent Disclosure Letter;

(g)    unless required by a change in applicable law or in United States generally accepted accounting principles, change any of the accounting principles, practices or methods used by it;

(h)    acquire (by merger, consolidation or acquisition of stock or assets) any corporation, limited liability company, partnership or other person or any division thereof or any equity interest therein, other than (i) the acquisitions described in Section 4.2(h) of the Parent Disclosure Letter and (ii) any acquisition or series of related acquisitions having a fair market value not in excess of Twenty-five Million Dollars ($25,000,000) in the aggregate;

(i)    knowingly take any action that would result in a failure to maintain the trading of the Parent Common Stock on the NYSE; or

(j)    take or agree in writing or otherwise to take any of the actions described in Sections 4.2(a) through 4.2(i) or any action that would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect.

Notwithstanding the foregoing and any other provision of this Agreement, the Company shall not have the right to control or direct Parent’s operations. Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

SECTION 4.3.    Preparation of S-4 and the Proxy Statement/Prospectus.

(a)    As promptly as reasonably practicable following the date hereof, the Company and Parent shall cooperate in preparing and each shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the joint proxy statement/prospectus relating to the matters to be submitted to the Company stockholders at the Company Stockholder Meeting and the matters to be submitted to the Parent stockholders at the Parent Stockholder Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”), which Proxy Statement/Prospectus, subject to Section 4.4(d), shall include (i) the recommendation of the Company Board that the stockholders of the Company vote in favor of the approval and adoption of this Agreement and the approval of the Merger, (ii) the written opinion of the Company Financial Advisor that the Merger Consideration is fair, from a financial point of view, to the holders of Shares and (iii) the recommendation of the Parent Board that the stockholders of Parent vote in favor of the issuance of shares of Parent Common Stock in the Merger. Parent shall prepare and file with the SEC the S-4. The Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the S-4 as Parent’s prospectus. Each of the Company and Parent shall use their respective best efforts to have the Proxy Statement/Prospectus cleared by the SEC, and promptly thereafter mail the Proxy Statement/Prospectus to the stockholders of the Company and Parent. Each of Company and Parent shall use their respective best efforts to have the S-4 declared effective by the SEC and to keep the S-4 effective as long as is necessary to consummate the Merger and any other transactions contemplated thereby. The Company and Parent shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments, and advise the other party of any oral comments or communications regarding the Proxy Statement/Prospectus or S-4 received from the SEC. The Company and Parent shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus or the S-4 prior to filing the same with the SEC, and such parties will promptly provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement/Prospectus or the S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided, however that with respect to documents filed by a party which are incorporated by reference in the S-4 or Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to this Agreement, the transactions contemplated hereby or the other party or its business, financial condition or results of operations. Parent shall also (i) take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and upon the exercise of Company Stock Options and (ii) use all commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto, provided that the Company shall cooperate with Parent in obtaining such permits and approvals as reasonably requested. The Company shall furnish all information concerning the Company and the holders of Shares as may be reasonably requested in connection with any such action.

(b)    Company will use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the stockholders of Company, and Parent will use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the stockholders of Parent, in each case as promptly as practicable after the S-4 is declared effective under the Securities Act. Each of Parent and Company shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction or any request by the SEC for amendment of the Proxy Statement/Prospectus or the S-4.

(c)    If at any time prior to the Effective Time, any information relating to Company or Parent, or any of their respective affiliates, officers or directors, should become known by Company or Parent, or Company, Parent or their respective subsidiaries shall take any action, which should be disclosed in an amendment or supplement to either the S-4 or the Proxy Statement/Prospectus, as the case may be, so that such documents would not include any misstatement of a material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which obtains knowledge of such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, Company and Parent shall cooperate to cause an appropriate amendment or supplement disclosing such information promptly to be filed with the SEC and disseminated to the shareholders of Company and the stockholders of Parent.

(d)    Parent shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date determined in accordance with the mutual agreement of Parent and the Company (the “Parent Stockholder Meeting”) for the purpose of obtaining the Parent Stockholder Approval required to consummate the transactions contemplated by this Agreement and shall take all lawful action to solicit the approval of the issuance of Parent Common Stock pursuant to the Merger and the adoption of this Agreement.

(e)    The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date determined in accordance with the mutual agreement of the Company and Parent (the “Company Stockholder Meeting”) for the purpose of obtaining the Company Stockholder Approval required to consummate the transactions contemplated by this Agreement (including the Merger) and shall take all lawful action to solicit the adoption of this Agreement.

SECTION 4.4.    Other Potential Acquirers.

(a)    For purposes of this Agreement, “Third Party Acquisition” means the occurrence of any of the following events: (i) the acquisition by any person (as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent or any of its affiliates (a “Third Party”) of any portion of the assets of the Company and the Subsidiaries, taken as a whole, representing twenty percent (20%) of more of the aggregate fair market value of the Company’s business immediately prior to such acquisition, other than the sale or license of products in the ordinary course of business consistent with past practices; (ii) the acquisition by a Third Party of twenty percent (20%) or more of the outstanding Shares; (iii) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend (whether in cash or other property); (iv) the repurchase by the Company or any Subsidiary of more than ten percent (10%) of the outstanding Shares or (v) the acquisition by the Company or any Subsidiary by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any person or business whose annual revenues or assets is equal to or greater than twenty percent (20%) of the annual revenues or assets of the Company and the Subsidiaries, taken as a whole, for and at the twelve (12) month period ended September 30, 2002. For purposes of this Agreement, “Superior Proposal” means any bona fide proposal to acquire, directly or indirectly in one or a series of related transactions contemplated by a proposed single agreement, for consideration consisting of cash and/or securities, eighty percent (80%) or more of the Shares then outstanding or eighty percent (80%) or more of the fair market value of the assets of the Company or any material Subsidiary, and otherwise on terms that the Company Board by a majority vote determines in its good faith judgment (after receiving the advice of the Company Financial Advisor or another financial advisor of nationally recognized reputation) to be more favorable to the Company’s stockholders than the Merger.

(b)    The Company agrees that it and its affiliates and their respective officers, directors and employees shall, and that it shall direct its investment bankers, attorneys, accountants and other representatives and agents to, cease any existing activities, discussions or negotiations with any other persons with respect to any possible Third Party Acquisition. Neither the Company nor any of its affiliates shall, nor shall the Company authorize or permit any of its or their respective officers, directors, employees, investment bankers, attorneys, accountants or other representatives and agents to, directly or indirectly, (i) encourage, solicit, initiate or knowingly facilitate the submission of any proposal for a Third Party Acquisition; (ii) participate in or initiate any discussions or negotiations regarding, or provide any non-public information with respect to, the Company or any Subsidiary or their respective businesses, assets or properties (other than Parent and Acquisition or any designees of Parent and Acquisition) in connection with, or take any other action to knowingly facilitate any Third Party Acquisition or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Third Party Acquisition or (iii) enter into any agreement with respect to any Third Party Acquisition. Notwithstanding the foregoing, nothing in this Section 4.4 or any other provision of this Agreement shall prohibit the Company Board from furnishing information (including non-public information with respect to the Company or any Subsidiary or their respective businesses, assets or properties) to, or renewing or entering into discussions or negotiations with, any Third Party that makes an unsolicited, bona fide written proposal for a Third Party Acquisition, if and to the extent that (A) the Company is required to do so by the terms of that certain Standstill Agreement dated November 21, 1997 between the Company and Bull Run Corporation, as amended to date (the “Standstill Agreement”) or (B) (i) the Company Board, by a majority vote determines in its good faith judgment, after consultation with independent legal counsel, that failure to do so would be reasonably likely to constitute or result in a breach by the Company Board of its fiduciary duty to the Company’s stockholders under applicable law, (ii) the Company Board, by a majority vote, reasonably determines in good faith that such proposal for a Third Party Acquisition constitutes or is reasonably likely to result in a Superior Proposal which, if accepted, is reasonably capable of being consummated (after the receipt by the Third Party making such approval of information requested by such Third Party and the revision of such proposal to reflect such information), taking into account all legal, financial, regulatory and other aspects of the proposal and the Third Party making the proposal and (iii) prior to taking such action, (x) the Company promptly provides prior written notice to Parent to the effect that it is proposing to take such action and (y) receives from such person an executed confidentiality agreement in reasonably customary form.

(c)    The Company shall promptly (but in no case later than twenty-four (24) hours after receipt) notify Parent if the Company, any Subsidiary or any of their respective officers or other employees, directors, investment bankers, attorneys, accountants or other representatives or agents receives any proposal or inquiry concerning a Third Party Acquisition or request for nonpublic information by any person who is making, or who has indicated that it is considering making, a proposal for a Third Party Acquisition, including all material terms and conditions thereof and the identity of the person submitting such proposal. The Company shall provide Parent with a copy of any written proposal for a Third Party Acquisition or amendments or supplements thereto, and shall thereafter promptly provide to Parent such information as is reasonably necessary to keep Parent informed of the status of any inquiries, discussions or negotiations with such person proposing the Third Party Acquisition, and any material changes to the terms and conditions of such proposal for a Third Party Acquisition, and shall promptly provide to Parent a copy of any information delivered to such person which has not previously been made available to Parent.

(d)    Except as set forth in this Section 4.4(d), the Company Board shall not withdraw or adversely modify its recommendation of this Agreement and the transactions contemplated hereby, or propose to withdraw or modify, in a manner adverse to Parent, such recommendation, or approve or recommend any Third Party Acquisition. Notwithstanding the foregoing, if (x) the Company receives an unsolicited bona fide written proposal for a Third Party Acquisition that the Company Board, by a majority vote, reasonably determines in good faith constitutes a Superior Proposal which, if accepted, is likely to be consummated taking into account all legal, financial, regulatory and other aspects of the proposal and the Third Party making the proposal and (y) the Company Board by a majority vote determines in its good faith judgment, after consultation with independent legal counsel, that failure to do so would be reasonably likely to constitute or result in a breach by the Company Board of its fiduciary duties to the Company’s stockholders under applicable law, the Company Board may withdraw or adversely modify its recommendation of this Agreement and the transactions contemplated hereby, recommend a Superior Proposal or enter into an agreement with respect to a Superior Proposal, but in each case only (i) after providing written notice to Parent advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal (a “Notice of Superior Proposal”) and (ii) if Parent does not, within three (3) business days after Parent’s receipt of the Notice of Superior Proposal, make an offer that the Company Board by a majority vote determines in its good faith judgment (after receiving the advice of the Company Financial Advisor or another financial advisor of nationally recognized reputation) to be at least as favorable to the Company’s stockholders as such Superior Proposal; provided, however, that the Company shall not be entitled to enter into an agreement with respect to a Superior Proposal unless and until this Agreement is terminated pursuant to Section 6.1 and the Company has paid the fees required by Section 6.3.

(e)    Notwithstanding anything to the contrary herein, any disclosure that the Company Board may be compelled to make with respect to the receipt of a proposal for a Third Party Acquisition or otherwise in order to comply with its fiduciary duties or Rule 14d-9 or 14e-2 under the Exchange Act will not constitute a violation of this Agreement, provided that, other than as required by applicable law, such disclosure states that no action will be taken by the Company Board in violation of Section 4.4(d).

(f)    Except as provided in Section 4.4(d) and Article 6, nothing in this Section 4.4 shall permit the Company to terminate this Agreement or affect any other obligations of the Company under this Agreement.

SECTION 4.5.    Comfort Letter.

(a)    The Company shall use all commercially reasonable efforts to cause KPMG LLP to deliver a letter dated not more than five (5) days prior to the date on which the S-4 shall become effective and addressed to itself and Parent and their respective Boards of Directors in form and substance reasonably satisfactory to Parent and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the S-4 and the Proxy Statement/Prospectus.

(b)    Parent shall use all commercially reasonable efforts to cause Ernst & Young LLP to deliver a letter dated not more than five (5) days prior to the date on which the S-4 shall become effective and addressed to itself and the Company and their respective Boards of Directors in form and substance reasonably satisfactory to the Company and customary in scope and substance for agreed-upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the S-4 and the Proxy Statement/Prospectus.

SECTION 4.6.    Stock Exchange Listing.    Parent shall use all commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Stock Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

SECTION 4.7.    Access to Information.

(a)    Between the date hereof and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Company will provide Parent and its authorized representatives with reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and the Subsidiaries as Parent may reasonably require, and will cause its officers and those of the Subsidiaries to furnish Parent and its authorized representatives with such financial and operating data and other information with respect to the business and properties of the Company and the Subsidiaries as Parent may from time to time reasonably request. Between the date hereof and the Effective Time, Parent will provide the Company and its authorized representatives with reasonable access to all employees, plants, offices, warehouses and other facilities and to all books and records of Parent and Parent Subsidiaries as the Company may reasonably require, and will cause its officers and those of the Parent Subsidiaries to furnish the Company and its authorized representatives with such financial and operating data and other information with respect to the business and properties of Parent and Parent Subsidiaries as the Company may from time to time reasonably request, taking into account the nature of the transactions contemplated by this Agreement.

(b)    Between the date hereof and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, the Company shall furnish to Parent (i) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each calendar month, commencing with December 2002), an unaudited balance sheet as of the end of such month and the related statement of earnings, (ii) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each fiscal quarter) an unaudited balance sheet as of the end of such quarter and the related statements of earnings, stockholders’ equity (deficit) and cash flows for the quarter then ended and (iii) within two (2) business days following preparation thereof (and in any event within ninety (90) calendar days after the end of each fiscal year), an audited balance sheet as of the end of such year and the related statements of earnings, stockholders’ equity (deficit) and cash flows, all of such financial statements referred to in the foregoing clauses (i), (ii) and (iii) to be prepared in accordance with United States generally accepted accounting principles in conformity with the practices consistently applied by the Company with respect to such financial statements. All the foregoing shall be in accordance with the books and records of the Company and shall fairly present its financial position (taking into account the differences between the monthly, quarterly and annual financial statements prepared by the Company in conformity with its past practices) as of the last day of the period then ended.

(c)    Between the date hereof and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, Parent shall furnish to the Company (i) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each calendar month, commencing with December 2002), an unaudited balance sheet as of the end of such month and the related statement of earnings, (ii) within two (2) business days following preparation thereof (and in any event within twenty (20) business days after the end of each fiscal quarter) an unaudited balance sheet as of the end of such quarter and the related statements of earnings, stockholders’ equity (deficit) and cash flows for the quarter then ended, and (iii) within two (2) business days following preparation thereof (and in any event within ninety (90) calendar days after the end of each fiscal year), an audited balance sheet as of the end of such year and the related statements of earnings, stockholders’ equity (deficit) and cash flows, all of such financial statements referred to in the foregoing clauses (i), (ii) and (iii) to be prepared in accordance with United States generally accepted accounting principles in conformity with the practices consistently applied by Parent with respect to such financial statements. All the foregoing shall be in accordance with the books and records of Parent and shall fairly present its financial position (taking into account the differences between the monthly, quarterly and annual financial statements prepared by Parent in conformity with its past practices) as of the last day of the period then ended.

(d)    Each of the parties hereto will hold, and will cause its consultants and advisers to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement pursuant to the terms of the Confidentiality Agreement, dated August 14, 2002, between the Company and Parent and the Confidentiality Agreement, dated December 3, 2002, between the Company and Parent (collectively, the “Confidentiality Agreement”).

SECTION 4.8.    Certain Filings; Reasonable Efforts.    Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to do the following: (i) cooperate in the preparation and filing of the Proxy Statement/Prospectus and the S-4 and any amendments thereto, any filings that may be required under the HSR Act and similar merger notification laws or regulations of foreign Governmental Entities; (ii) obtain consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) contest any legal proceeding relating to the Merger and (iv) execute any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, Parent and Acquisition agree to use all commercially reasonable efforts to cause the Effective Time to occur as soon as practicable after the Company stockholder vote with respect to the Merger. The Company agrees to use all commercially reasonable efforts to encourage its employees to accept any offers of employment extended by Parent. If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

SECTION 4.9.    Public Announcements.    Parent, Acquisition and the Company, as the case may be, will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation except (i) as may be required by applicable law, or by the rules and regulations of, or pursuant to any listing agreement with, the NYSE or the Nasdaq National Market, as determined by Parent, Acquisition or the Company, as the case may be, or (ii) following a change, if any, of the Company Board’s recommendation of the Merger (in accordance with Section 4.4(d)), after which event no such consultation shall be required. Notwithstanding the preceding sentence, the first public announcement of this Agreement and the Merger shall be a joint press release agreed upon by Parent and the Company.

SECTION 4.10.    Indemnification and Directors’ and Officers’ Insurance.

(a)    After the Effective Time, Parent shall cause the Surviving Company to indemnify and hold harmless (and shall also advance expenses as incurred to the fullest extent permitted under applicable law to), to the extent not covered by insurance, each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Subsidiary (the “Indemnified Persons”) against (i) all losses, claims, damages, costs, expenses (including counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company or any Subsidiary, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time (“Indemnified Liabilities”); and (ii) all Indemnified Liabilities based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under applicable law. Nothing contained herein shall make Parent, Acquisition, the Company or the Surviving Company, an insurer, a co-insurer or an excess insurer in respect of any insurance policies which may provide coverage for Indemnified Liabilities, nor shall this Section 4.10 relieve the obligations of any insurer in respect thereto. The parties hereto intend, to the extent not prohibited by applicable law, that the indemnification provided for in this Section 4.10 shall apply without limitation to negligent acts or omissions by an Indemnified Person. Each Indemnified Person is intended to be a third party beneficiary of this Section 4.10 and may specifically enforce its terms. This Section 4.10 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company’s Certificate of Incorporation or bylaws as presently in effect. Parent shall cause the Certificate of Incorporation and Bylaws of the Surviving Entity to maintain in effect, for a period of six (6) years after the Effective Time, the current provisions contained in the Certificate of Incorporation and Bylaws of Acquisition regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses.

(b)    From and after the Effective Time, Parent will cause the Surviving Company to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of or prior to the date hereof and any indemnification provisions under the Company’s Certificate of Incorporation or bylaws as in effect on the date hereof.

(c)    For a period of six (6) years after the Effective Time, Parent will maintain or cause the Surviving Company to maintain in effect, if available, directors’ and officers’ liability insurance covering those persons who, as of immediately prior to the Effective Time, are covered by the Company’s directors’ and officers’ liability insurance policy (the “Insured Parties”) on terms no less favorable to the Insured Parties than those of the Company’s present directors’ and officers’ liability insurance policy; provided, however, that in no event will Parent or the Surviving Company be required to expend in excess of 200% of the annual premium currently paid by the Company for such coverage (or such coverage as is available for 200% of such annual premium); provided, further, that, in lieu of maintaining such existing insurance as provided above, Parent may cause coverage to be provided under any policy maintained for the benefit of Parent or any of the Parent Subsidiaries, so long as the terms are not materially less advantageous to the intended beneficiaries thereof than such existing insurance.

(d)    The provisions of this Section 4.10 are intended to be for the benefit of, and will be enforceable by, each person entitled to indemnification hereunder and the heirs and representatives of such person. Parent will not permit the Surviving Company to merge or consolidate with any other person unless the Surviving Company will ensure that the surviving or resulting entity assumes the obligations imposed by this Section 4.10.

SECTION 4.11.    Notification of Certain Matters.    The Company shall provide prompt notice to Parent and Acquisition, and Parent and Acquisition shall provide prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty contained in this Agreement to become untrue or inaccurate such that the conditions set forth in Sections 5.2(a) and 5.3(a), as applicable, would not be satisfied and (ii) any failure of the Company, Parent or Acquisition, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions set forth in Sections 5.2(b) and 5.3(b), as applicable, would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 4.11 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 4.12.    Affiliates.

(a)    The Company shall use all commercially reasonable efforts to obtain as soon as practicable from all stockholders of the Company who may be affiliates of the Company or Parent pursuant to Rule 145 under the Securities Act (“Company Affiliates”), after the date of this Agreement and on or prior to the Effective Time, a letter agreement substantially in the form of Exhibit B.

(b)    Parent shall not be required to maintain the effectiveness of the S-4 for the purpose of resale by Company Affiliates of shares of Parent Common Stock.

SECTION 4.13.    Termination of 401(k) Plan.    The Company and each ERISA Affiliate that is a plan sponsor of a 401(k) plan agrees to adopt resolutions to terminate its 401(k) plan and fully vest plan participants immediately prior to the Closing, unless Parent, in its sole and absolute discretion, provides the Company with written notice at least seven (7) days before the Closing Date, that any such 401(k) plan shall be continued after the Closing Date. Unless such notice is received, Parent shall receive from the Company evidence that the Board of the relevant company has adopted resolutions to terminate the 401(k) plan (the form and substance of which resolutions shall be subject to review and approval of Parent), effective as of the day immediately preceding the Closing Date but contingent on the Closing occurring.

SECTION 4.14.    Lump Sum Distributions.    In the event that the Company terminates any plan pursuant to Section 4.13, the Company and each ERISA Affiliate agrees to amend any Company or ERISA Affiliate sponsored profit sharing plan that is intended to be qualified under Code Section 401(a), including any 401(k) plan, to provide that plan distributions shall be made solely in the form of a lump sum and any other forms of distribution shall cease to be available after the ninety (90) day period described in United States Income Tax Treasury Regulation section 1.411(e)(1)(ii)(A). Subject to the preceding sentence, such amendment shall be adopted pursuant to the same resolutions in Section 4.13 and shall be contingent on the occurrence of the Closing.

SECTION 4.15.    Employee Benefits.

(a)    Parent agrees that, from and after the Effective Time, except as explicitly provided herein, Parent shall assume and honor all employee benefit plans, agreements and programs of the Company in accordance with their terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by such terms or as otherwise permitted by applicable law. For a period of not less than one year following the Effective Time, Parent shall provide, or shall cause to be provided, to individuals who are employees of the Company and the Subsidiaries immediately before the Effective Time (other than any employees subject to collective bargaining agreements) and who continue to be employed by Parent or a Parent Subsidiary after the Effective Time (the “Company Employees”), compensation and employee benefits that are, in the aggregate, not less favorable than those provided to Company Employees immediately before the Effective Time (it being understood that any discretionary equity and equity based awards will remain discretionary), as disclosed by Company to Parent before the date of this Agreement; provided that, in lieu of any benefits under Company benefit plans and programs, Parent may provide Company Employees with compensation and employee benefits under Parent’s employee benefit plans and programs that are, in the aggregate, not less favorable than those provided to similarly situated employees of Parent or the Parent Subsidiaries (it being understood that discretionary equity and equity based awards will remain discretionary). The foregoing shall not be construed to prevent the termination of employment of any Company Employee or the amendment or termination of any particular employee benefit plan or program to the extent permitted by its terms as in effect immediately before the Effective Time or as otherwise permitted by applicable law.

(b)    The provisions of this Section 4.15 are not intended to create rights of third party beneficiaries.

SECTION 4.16.    Long Term Incentive Plan.    Parent agrees that upon termination of the Company’s 1994 Long Term Incentive Plan, the employees of the Company who become employees of Parent or any of the Parent Subsidiaries may participate in Parent’s 1999 Long-Term Incentive Plan, subject to the terms and conditions of Parent’s 1999 Long-Term Incentive Plan, and that service with the Company shall be treated as service with Parent for determining eligibility of the Company’s employees under Parent’s 1999 Long-Term Incentive Plan.

SECTION 4.17.    Tax-Free Reorganization.    Each of the Company and Parent agrees to refrain from taking any action prior to, on or after the Effective Time that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Parent shall provide to Gibson, Dunn & Crutcher LLP (or such other counsel reasonably acceptable to Parent) and Stinson Morrison Hecker LLP (or such other counsel reasonably acceptable to the Company) a certificate containing representations reasonably requested by counsel in connection with the opinions to be delivered pursuant to Sections 5.2(d) and 5.3(d). The Company shall provide Stinson Morrison Hecker LLP (or such other counsel reasonably acceptable to Parent) and Gibson, Dunn & Crutcher LLP (or such other counsel reasonably acceptable to the Company) a certificate containing representations reasonably requested by counsel in connection with the opinions to be delivered pursuant to Sections 5.2(d) and 5.3(d).

SECTION 4.18.    Section 16 Matters.    Prior to the Effective Time, the Company Board shall adopt a resolution consistent with the interpretative guidance of the SEC so that the assumption of Company Options held by Company Insiders pursuant to this Agreement and the receipt by Company Insiders of Parent Common Stock in exchange for Shares pursuant to the Merger, shall be exempt transactions for purposes of Section 16 of the Exchange Act. For purposes of this Section 4.18, a “Company Insider” is any officer or director of the Company who may become a covered person for purposes of Section 16 of the Exchange Act of Parent, if any.

SECTION 4.19.    Takeover Statutes.    If any anti-takeover or similar statute or regulation is or may become applicable to the transactions contemplated hereby, each of the parties and its Board of Directors shall use their respective reasonable best efforts to grant or secure any required consents or approvals and take all such actions as are reasonable and legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects (including any resulting delays) of any such statute or regulation on the transactions contemplated hereby.

SECTION 4.20.    Company Rights Agreement.    The Company shall either (a) promptly redeem all preferred share purchase rights under the Company Rights Agreement or (b) amend the Company Rights Agreement to exempt the Merger and the transactions contemplated hereby from the Company Rights Agreement, and take all other action to ensure that the Rights shall not become exercisable and no Distribution Date (as such terms are defined in the Company Rights Agreement) shall occur thereunder prior to the Closing Date.

ARTICLE 5

CONDITIONS TO CONSUMMATION OF THE MERGER

SECTION 5.1.    Conditions to Each Party’s Obligations to Effect the Merger.    The obligation of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    Company shall have obtained Company Stockholder Approval by the stockholders of Company in connection with the adoption of this Agreement;

(b)    Parent shall have obtained the Parent Stockholder Approval by the stockholders of Parent in connection with the issuance of Parent Common Stock pursuant to this Agreement;

(c)    no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or other Governmental Entity having jurisdiction over a party hereto that prohibits, restrains, enjoins or restricts the consummation of the Merger;

(d)    any waiting period applicable to the Merger under the HSR Act and similar merger notification laws or regulations of foreign Governmental Entities shall have terminated or expired; and

(e)    the S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and Parent shall have received all state securities laws or “blue sky” permits and authorizations necessary to issue shares of Parent Common Stock in exchange for Shares in the Merger.

SECTION 5.2.    Conditions to the Obligations of the Company.    The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    the representations and warranties of Parent and Acquisition contained in this Agreement that are qualified as to materiality or Material Adverse Effect on Parent shall be true and correct, and any such representations that are not so qualified shall be true and correct in all material respects at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct in all material respects as of such earlier date) and, at the Closing, Parent and Acquisition shall have delivered to the Company a certificate to that effect, executed by two (2) executive officers of Parent and Acquisition;

(b)    each of the covenants and obligations of Parent and Acquisition to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, Parent and Acquisition shall have delivered to the Company a certificate to that effect, executed by two (2) executive officers of Parent and Acquisition;

(c)    there shall have not occurred and be continuing after the date of this Agreement a Material Adverse Effect on Parent;

(d)    the shares of Parent Common Stock issuable to the Company’s stockholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance;

(e)    the Company shall have received a written opinion of Stinson Morrison Hecker LLP, counsel to the Company, to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of Parent, Acquisition and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn; provided, however, that if Stinson Morrison Hecker LLP fails to deliver such opinion, then Gibson, Dunn & Crutcher LLP, counsel to Parent, may deliver such opinion in satisfaction of this closing condition; provided, further, that any such opinion may rely on representations as such counsel reasonably deems appropriate and on typical assumptions. Parent, Acquisition, and the Company agree to provide to such counsel such representations as such counsel reasonably requests in connection with rendering such opinions.

SECTION 5.3.    Conditions to the Obligations of Parent and Acquisition.    The respective obligations of Parent and Acquisition to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)    the representations and warranties of the Company contained in this Agreement (other than those contained in Section 2.22) that are qualified as to materiality or Material Adverse Effect on Company shall be true and correct, and any such representations that are not so qualified, shall be true and correct in all material respects at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct in all material respects as of such earlier date) and, at the Closing, the Company shall have delivered to Parent and Acquisition a certificate to that effect, executed by two (2) executive officers of the Company;

(b)    each of the covenants and obligations of the Company to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, the Company shall have delivered to Parent and Acquisition a certificate to that effect, executed by two (2) executive officers of the Company;

(c)    there shall have not occurred and be continuing after the date of this Agreement a Material Adverse Effect on the Company;

(d)    Parent shall have received a written opinion of Gibson, Dunn & Crutcher LLP, counsel to Parent, to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of Parent, Acquisition and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn; provided, however, that if Gibson, Dunn & Crutcher LLP fails to deliver such opinion, then Stinson Morrison Hecker LLP, counsel to the Company, may deliver such opinion in satisfaction of this closing condition; provided, further, that any such opinion may rely on representations as such counsel reasonably deems appropriate and on typical assumptions. Parent, Acquisition, and the Company agree to provide to such counsel such representations as such counsel reasonably requests in connection with rendering such opinions;

(e)    Parent and the Company shall have obtained the consents, approvals and waivers set forth in Section 5.3(e) of the Disclosure Letter; and

(f)    Company shall have entered into an amendment of that certain License Agreement between the Company and Asics Corporation, a corporation existing under the laws of Japan, dated as of January 21, 1998, substantially in the form set forth in Section 5.3(f) of the Disclosure Letter.

ARTICLE 6

TERMINATION; AMENDMENT; WAIVER

SECTION 6.1.    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after approval and adoption of this Agreement by the Company’s stockholders:

(a)    by mutual written consent of Parent, Acquisition and the Company;

(b)    by Parent and Acquisition or the Company if (i) any court of competent jurisdiction or other Governmental Entity having jurisdiction over a party hereto shall have issued a final order, decree or ruling, or taken any other final action, permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or (ii) the Merger has not been consummated by July 30, 2003 (the “Final Date”); provided that no party may terminate this Agreement pursuant to this clause (ii) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before such date;

(c)    by the Company if (i) there shall have been a breach of any representation or warranty on the part of Parent or Acquisition set forth in this Agreement, or if any such representation or warranty of Parent or Acquisition shall have become untrue, in both cases, such that the condition set forth in Section 5.2(a) would be incapable of being satisfied by the Final Date, provided that the Company has not breached any of its obligations hereunder in any material respect which breach shall be continuing at such time; (ii) there shall have been a material breach by Parent or Acquisition of any of its covenants or obligations to be performed under this Agreement, and Parent or Acquisition, as the case may be, has not cured such breach (if capable of being cured)

within twenty (20) business days after notice by the Company thereof, provided that the Company has not breached any of its obligations hereunder in any material respect which breach shall be continuing at such time; (iii) the Company shall have convened a Company Stockholders Meeting and shall have failed to obtain the Company Stockholder Approval at such meeting (including any adjournments thereof); (iv) Parent shall have convened a Parent Stockholders Meeting and shall have failed to obtain the Parent Stockholder Approval at such meeting (including any adjournments thereof); (v) Parent shall have failed to call the Parent Stockholders Meeting in accordance with Section 4.3(d), (vi) if the Company receives a Superior Proposal and resolves to accept such Superior Proposal, but only if (A) the Company has acted in accordance with, and has otherwise complied with the terms of, Section 4.4(b) hereof, including the notice provisions therein, and (B) the Company has paid all amounts due to Parent pursuant to Section 6.3; or (vii) the Parent Board shall have withdrawn or adversely modified its approval or recommendation of the issuance of the Shares to be issued in the Merger, fails to include such recommendation in the Proxy Statement/Prospectus or fails to reconfirm such recommendation (including publicly, if requested) within three (3) business days after a reasonable request by the Company such reconfirmation.

(d)    by Parent and Acquisition if (i) there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement, or if any such representation or warranty of the Company shall have become untrue, in both cases, such that the condition set forth in Section 5.3(a) would be incapable of being satisfied by the Final Date, provided that neither Parent nor Acquisition has breached any of its obligations hereunder in any material respect which breach shall be continuing at such time; (ii) there shall have been a material breach by the Company of any of its covenants or obligations to be performed under this Agreement, and the Company has not cured such breach (if capable of being cured) within twenty (20) business days after notice by Parent or Acquisition thereof, provided that neither Parent nor Acquisition has breached any of its obligations hereunder in any material respect which breach shall be continuing at such time; (iii) the Company Board shall have submitted or recommended to the Company’s stockholders a Superior Proposal; (iv) the Company Board shall have withdrawn or adversely modified its approval or recommendation of this Agreement or the Merger, fails to include its recommendation of this Agreement and the Merger in the Proxy Statement/Prospectus or fails to reconfirm its recommendation of this Agreement and the Merger (including publicly, if requested) within three (3) business days after a reasonable request by Parent for such reconfirmation; (v) the Company Board fails to reject a proposal for a Third Party Acquisition or fails to recommend against a proposal for a Third Party Acquisition in any filing with the SEC made pursuant to Rule 14d-9 or 14e-2 under the Exchange Act within ten (10) days after such proposal is received by or on behalf of the Company or such transaction has been launched, as the case may be; (vi) the Company shall have convened a Company Stockholders Meeting and shall have failed to obtain the Company Stockholder Approval at such meeting (including any adjournments thereof); (vii) Parent shall have convened a Parent Stockholders Meeting and shall have failed to obtain the Parent Stockholder Approval at such meeting (including any adjournments thereof); (viii) the Company shall have failed to call the Company Stockholders Meeting in accordance with Section 4.3(e); or (ix) prior to the Company Stockholders Meeting if the average daily closing price per share of Parent Common Stock as reported on the NYSE Composite Transactions reporting system for any fifteen (15) consecutive trading days ending at least two calendar days prior to the Company Stockholders Meeting is less than $8.00.

SECTION 6.2.    Effect of Termination.    Upon the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto, or any of its respective affiliates, directors, officers or stockholders, other than the provisions of this Section 6.2 and Sections 4.8(c) and 6.3, and all of Article 7 except for Section 7.10. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement prior to such termination.

SECTION 6.3.    Fees and Expenses.

(a)    If this Agreement is terminated pursuant to:

(i)    Section 6.1(c)(vi), 6.1(d)(iii), 6.1(d)(iv), 6.1(d)(v) or 6.1(d)(viii); or

(ii)    Section 6.1(c)(iii) or 6.1(d)(vi) and, at the time of the Company Stockholders Meeting at which the Company failed to obtain the requisite vote, there shall be outstanding at that time an offer by a Third Party to consummate a Third Party Acquisition, there shall have been under consideration by the Company a Third Party Acquisition or a Third Party shall have publicly announced (and not withdrawn) a plan or proposal with respect to a Third Party Acquisition and, within twelve months after such termination, (A) the Company enters into an agreement with respect to a Company Acquisition or (B) a transaction constituting a Company Acquisition occurs involving any party (or any affiliate thereof) (x) with whom the Company (or its agents) had negotiations with a view to a Third Party Acquisition or (y) who had submitted a proposal or expressed an interest in a Third Party Acquisition, in the case of each of clauses (x) and (y) after the date hereof and prior to such termination; or

(iii)    Section 6.1(d)(i) or (ii) as the result of a willful breach by the Company and, within twelve months thereafter, (A) the Company enters into an agreement with respect to a Company Acquisition, or (B) a Company Acquisition occurs involving any party (or any affiliate thereof) (x) with whom the Company (or its agents) had negotiations with a view to a Third Party Acquisition or (y) who had submitted a proposal or expressed an interest in a Third Party Acquisition, in the case of each of clauses (x) and (y) after the date hereof and prior to such termination;

Parent and Acquisition would suffer direct and substantial damages, which damages cannot be determined with reasonable certainty. To compensate Parent and Acquisition for such damages, the Company shall pay to Parent the amount of Two Million, Nine Hundred Thousand Dollars ($2,900,000) as liquidated damages immediately upon the occurrence of the event described in this Section 6.3(a) giving rise to such damages (the “Termination Fee”). Except for any claims or causes of action based on fraud, in the event that the Termination Fee is paid as required herein, such Termination Fee payment shall be the sole and exclusive remedy with respect to such termination and all matters arising out of or in connection with or in any way related to such termination or matters and neither the Purchaser nor Acquisition nor their shareholders shall be entitled to any further or other rights, claims or remedies. It is specifically agreed that the amount to be paid pursuant to this Section 6.3(a) represents liquidated damages and not a penalty. The Company hereby waives any right to set-off or counterclaim against such amount.

For purposes of this Agreement, “Company Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting person of such transaction, (ii) a sale or other disposition by the Company or any material Subsidiary of assets representing in excess of fifty percent (50%) of the aggregate fair market value of the business of the Company and the Subsidiaries, taken as a while, immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares of capital stock representing in excess of twenty-five percent (25%) of the voting power of the then outstanding shares of capital stock of the Company.

(b)    Except as provided in this Section 6.3, whether or not the Merger is consummated, all expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that fees and expenses incurred in connection with (i) the filing, printing and mailing of the Proxy Statement/Prospectus and the S-4 and the solicitation of stockholder approval of this Agreement and the Merger, and (ii) any filings required under the HSR Act and similar foreign merger notification laws shall be shared equally by the Company and Parent.

SECTION 6.4.    Amendment.    This Agreement may be amended by action taken by the Company, Parent and Acquisition at any time before or after approval of the Merger by the stockholders of the Company but after any such approval no amendment shall be made that requires the approval of such stockholders under applicable law without such approval. This Agreement (including the Disclosure Letter) may be amended only by an instrument in writing signed on behalf of the parties hereto.

SECTION 6.5.    Extension; Waiver.    At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document certificate or writing delivered pursuant hereto or (iii) waive compliance by another party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument, in writing, signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 7

MISCELLANEOUS

SECTION 7.1.    Nonsurvival of Representations and Warranties.    The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement in accordance with its terms.

SECTION 7.2.    Entire Agreement; Assignment.    This Agreement (including the Disclosure Letter, the Parent Disclosure Letter and the Exhibits and Schedules hereto) and the Confidentiality Agreement (i) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise; provided, however, that Acquisition may assign any or all of its rights and obligations under this Agreement to any wholly owned subsidiary of Parent, but no such assignment shall relieve Acquisition of its obligations hereunder if such assignee does not perform such obligations.

SECTION 7.3.    Validity.    If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Agreement are agreed to be severable.

SECTION 7.4.    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

if to Parent or Acquisition:	K2 Inc. 4900 South Eastern Avenue Los Angeles, CA 90040 Telecopier: (323) 724-0470 Attention: Chief Financial Officer

with a copy to:	Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, CA 90071 Telecopier: (213) 229-7520 Attention: Andrew E. Bogen Bradford P. Weirick

if to the Company to:	Rawlings Sporting Goods Company, Inc. 1859 Intertech Drive Fenton, MO 63026 Telecopier: (636) 305-3598 Attention: Chairman and Chief Executive Officer

with a copy to:	Stinson Morrison Hecker LLP 2600 Grand Blvd. Kansas City, MO 64108 Telecopier: (816) 474-4208 Attention: John A. Granda

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

SECTION 7.5.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

SECTION 7.6.    Descriptive Headings; Section References.    The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references herein to Articles, Sections, subsections, paragraphs and clauses are references to Articles, Sections, subsections, paragraphs and clauses of this Agreement unless specified otherwise.

SECTION 7.7.    Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as expressly provided herein, including in Sections 4.10 and 7.2, nothing in this Agreement is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 7.8.    Certain Definitions.    For the purposes of this Agreement the term:

(a)    “affiliate” means (except as otherwise provided in Sections 2.20 and 4.12) a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned person;

(b)    “business day” means any day other than a day on which (i) banks in New York or California are required or authorized by law to be closed or (ii) the NYSE is closed;

(c)    “capital stock” means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

(d)    “knowledge” or “known” means, with respect to any matter in question, the actual knowledge of such matter of any executive officer of the Company or Parent, as the case may be. Any such individual will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if (i) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by such individual) in, or that have been in, such individual’s possession, including personal files of such individual; or (ii) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of the Company (in the case of knowledge of the Company) or Parent (in the case of knowledge of Parent) that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities.

(e)    “include” or “including” means “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list;

(f)    “Lien” means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset; provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings and, with respect to the Company, disclosed in Section 2.13(b) of the Disclosure Letter, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws; and

(g)    “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity, including any Governmental Entity.

SECTION 7.9.    No Personal Liability.    This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company, Parent or Acquisition or any officer, director, employee, agent, representative or investor of any party hereto.

SECTION 7.10.    Specific Performance.    The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder; provided, however, that if a party hereto is entitled to receive any payment or reimbursement of expenses pursuant to Section 6.3(a) it shall not be entitled to specific performance to compel the consummation of the Merger.

SECTION 7.11.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

SECTION 7.12.    Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement, and, therefore, waive the application of any applicable law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

SECTION 7.13.    Waiver of Jury Trial.    Each of Parent, Acquisition and the Company hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this agreement or the actions of Parent, Acquisition or the Company in the negotiation, administration, performance and enforcement hereof.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

K2 INC., a Delaware corporation

By:	/s/ RICHARD J. HECKMANN
Name: Richard J. Heckmann
Title: Chairman and Chief Executive Officer

RAWLINGS SPORTING GOODS COMPANY, INC., a Delaware corporation

By:	/s/ STEPHEN M. O’HARA
Name: Stephen M. O’Hara
Title: Chairman and Chief Executive Officer

LARA ACQUISITION SUB, a Delaware corporation

By:	/s/ RICHARD J. HECKMANN
Name: Richard J. Heckmann
Title: President

EXHIBIT A

FORM OF CERTIFICATE OF MERGER

of

LARA ACQUISITION SUB

(a Delaware corporation)

with and into

RAWLINGS SPORTING GOODS COMPANY, INC.

(a Delaware corporation)

Under Section 251 of the General

Corporation Law of the State of Delaware

The undersigned corporation, Rawlings Sporting Goods Company, Inc., hereby certifies that:

FIRST:    The names and state of incorporation of the constituent corporations are: Lara Acquisition Sub, a Delaware corporation (the “Disappearing Corporation”), and Rawlings Sporting Goods Company, Inc., a Delaware corporation (the “Surviving Corporation”).

SECOND:    An agreement of merger has been approved, adopted, certified, executed and acknowledged by the Disappearing Corporation and by the Surviving Corporation in accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware.

THIRD:    The name of the surviving corporation is Rawlings Sporting Goods, Inc.

FOURTH:    Upon the effectiveness of the merger, the Certificate of Incorporation of the Surviving Corporation shall be as attached hereto as Exhibit A.

FIFTH:    The executed agreement of merger is on file at the principal place of business of the Surviving Corporation at 1859 Intertech Drive, Fenton, Missouri 63026.

SIXTH:    A copy of the agreement of merger will be furnished by the Surviving Corporation on request and without cost, to any stockholder of the Disappearing Corporation or the Surviving Corporation.

IN WITNESS WHEREOF, the undersigned has executed and subscribed to this Certificate of Merger on behalf of Rawlings Sporting Goods Company, Inc. as its authorized officer and hereby affirms, under penalty of perjury, that this Certificate of Merger is the act and deed of such corporation and that the facts stated herein are true.

DATED: December     , 2002

RAWLINGS SPORTING GOODS COMPANY, INC., a Delaware corporation

By:
Name: Title:

EXHIBIT B

AFFILIATE AGREEMENT

                         , 200

K2 Inc.

4900 S. Eastern Avenue

Suite 200

Los Angeles, California 90040

Attention: Secretary

Ladies and Gentlemen:

I have been advised that as of the date of this letter I may be deemed to be an “affiliate” of Rawlings Sporting Goods Company, Inc., a Delaware corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Pursuant to the terms of the Agreement and Plan of Merger, dated as of December 15, 2002 (the “Merger Agreement”), among K2 Inc., a Delaware corporation (“Parent”), Lara Acquisition Sub, a Delaware corporation and wholly owned subsidiary of Parent (“Acquisition”), and the Company, Acquisition will be merged with and into the Company (the “Merger”). Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Merger Agreement.

As a result of the Merger, I may receive Parent Common Stock in exchange for shares of common stock, $0.01 par value per share, of the Company that I own or that I may purchase upon exercise of stock options.

I hereby represent, warrant and covenant to Parent that in the event I receive any Parent Common Stock as a result of the Merger:

a.    I shall not make any sale, transfer or other disposition of Parent Common Stock in violation of the Act or the Rules and Regulations.

b.    I have carefully read this letter and the applicable provisions of the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Common Stock to the extent I believed necessary with my counsel.

c.    I have been advised that the issuance of Parent Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger will be submitted for a vote of the stockholders of the Company, I may be deemed to have been an affiliate of the Company and the resale by me of the Parent Common Stock to be received by me in the Merger has not been registered under the Act, I may therefore not sell, transfer or otherwise dispose of Parent Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

d.    I understand that Parent is under no obligation to register the sale, transfer or other disposition of Parent Common Stock by me or on my behalf under the Act.

e.    I also understand that stop transfer instructions will be given to Parent’s transfer agent with respect to shares of Parent Common Stock issued to me and that there will be placed on the certificates for such shares of Parent Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

“This certificate and the shares represented hereby have been issued pursuant to a transaction governed by Rule 145 (“Rule 145”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and may not be sold or otherwise disposed of unless registered under the Securities Act pursuant to a Registration Statement in effect at the time or unless the proposed sale or other disposition can be made in compliance with Rule 145 or without registration in reliance on another exemption therefrom. Reference is made to that certain letter agreement dated                  , 200     between the Holder and the Issuer, a copy of which is on file in the principal office of the Issuer that contains further restrictions on the transferability of this certificate and the shares represented hereby.”

Parent agrees to cause this legend to be removed from the certificates delivered to me evidencing the shares of Parent Common Stock promptly at such time as the Parent Common Stock may be sold by me pursuant to Rule 145(d)(3) under the Act or after Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a “no action” letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to the undersigned.

The term “Parent Common Stock” as used in this letter shall mean and include not only the common stock, $1.00 par value, of Parent as presently constituted, but also any other stock that may be issued in exchange for, in lieu of, or in addition to, all or any part of such Parent Common Stock.

Notwithstanding anything to the contrary contained in this letter, I may, to the extent permitted by applicable law and with the written consent of Parent (not to be unreasonably withheld): (i) transfer shares of Parent Common Stock in payment of the exercise price of options to purchase Parent Common Stock; (ii) transfer shares of Parent Common Stock to any organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended; (iii) transfer shares of Parent Common Stock to a trust established for the benefit of myself and/or for the benefit of one or more members of my family, or make a bona fide gift of shares of Parent Common Stock to one or more members of my family, provided that in the case of a transfer or gift pursuant to clause (ii) or (iii) hereof, a transferee of such shares agrees to be bound by the limitations set forth in this letter.

Parent represents that it has filed all reports required under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during the twelve (12) months preceding the date of the Merger Agreement. By its execution hereof, Parent agrees that it will, for a period of two (2) years following the consummation of the transactions contemplated by the Merger Agreement, use all commercially reasonable efforts to make timely filings with the Commission of all reports required to be filed by it pursuant to the Exchange Act and will furnish upon a reasonable request by myself, a written statement confirming that such reports have been filed.

I hereby acknowledge that the receipt of this letter by Parent is an inducement and a condition to Parent’s obligation to consummate the Merger under the Merger Agreement, and I understand the requirements of this letter and the limitations imposed upon the transfer, sale, pledge or other disposition of shares of Parent Common Stock that I may receive in the Merger.

Very truly yours,

Name (Print):

Agreed and accepted this          day

of                 , 200  , by

K2 INC.

By:
Name: Title:

EXHIBIT C

Initial Officers of Surviving Corporation

Chief Executive Officer	Stephen M. O’Hara
President	Richard J. Heckmann
Chief Financial Officer	John J. Rangel

APPENDIX B

Opinion of Rawlings’ Financial Advisor, George K. Baum & Company

PERSONAL AND CONFIDENTIAL

December 15, 2002

Board of Directors

Rawlings Sporting Goods Company, Inc.

1859 Bowles Drive

Fenton, Missouri 63026

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (“Company Common Stock”), of Rawlings Sporting Goods Company, Inc. (the “Company”), of the Merger Consideration (as defined below) set forth in the Agreement and Plan of Merger, dated as of December 15, 2002 (the “Merger Agreement”), by and among K2 Inc. (“K2”), Lara Acquisition Sub, a wholly owned subsidiary of K2 (“Merger Sub”), and the Company. The Merger Agreement provides for the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which the Company will become a wholly owned subsidiary of K2, and each outstanding share of Company Common Stock will be converted into the number of fully paid and non-assessable shares of common stock, par value $1.00 per share (“K2 Common Stock”), of K2 equal to the Exchange Ratio (as defined below) (the “Merger Consideration”).

The “Exchange Ratio” will be 0.95; provided however, that if the average daily closing price per share of K2 Common Stock as reported on the New York Stock Exchange (“NYSE”) Composite Transactions reporting system for the fifteen consecutive trading days ending on and including the second trading day preceding the closing of the Merger (the “Base Trading Price”), (i) is less than $9.47, the Exchange Ratio shall be calculated by dividing $9.00 by the Base Trading Price, rounded to the third (3rd) decimal point; or (ii) is greater than $10.53, the Exchange Ratio shall be calculated by dividing $10.00 by the Base Trading Price, rounded to the third (3rd) decimal point.

George K. Baum & Company, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes. We acted as a financial advisor to the Board of Directors of the Company in connection with the Merger and will receive customary fees for our services, a significant portion of which are contingent upon the consummation of the Merger. In rendering our opinion, we will receive a separate fee that is not contingent upon the consummation of the Merger or the substance of the opinion. In addition, the Company has agreed to reimburse us with respect to certain reasonable out-of-pocket expenses, including without limitation, fees and disbursements of legal counsel, and to indemnify us and certain affiliates against certain liabilities relating to, or arising out of, our engagement, including without limitation, certain liabilities under federal securities laws. We have previously rendered investment banking services to the Company for which we received customary compensation.

In connection with our engagement, we held preliminary discussions with third parties relating to their effecting a possible strategic transaction with the Company and certain of these parties submitted indications of interest in a possible acquisition of the Company. Our opinion addresses only the fairness of the Merger Consideration from a financial point of view to the holders of Company Common Stock and does not address the other terms and conditions of the Merger or any other aspect of the Merger, including the merits of the Merger as compared to other transactions or business strategies that may be available to the Company, the Company’s underlying business decision to effect the Merger, or tax consequences. We are not expressing any opinion as to the actual value of K2 Common Stock when issued pursuant to the Merger or the prices at which K2 Common Stock will trade at any time. Our opinion does not constitute a recommendation to any holder of Company Common Stock as to how to vote with respect to the Merger.

In connection with our opinion, we have, among other things:

(i)    Reviewed the terms and conditions describing or otherwise directly relating to the Merger Consideration set forth in the Merger Agreement;

(ii)    Reviewed certain publicly available business and historical financial information relating to the Company and K2, including without limitation, Annual Reports, Forms 10-K, Forms 10-Q and other filings with the SEC;

(iii)    Reviewed current and historical market prices and trading volumes of Company Common Stock and K2 Common Stock;

(iv)    Reviewed certain internal financial information and other data relating to the businesses and financial prospects of the Company and K2, as well as estimates, financial forecasts and analyses prepared by the respective management of the Company and K2 that are not publicly available;

(v)    Conducted discussions with members of the senior management of the Company and K2;

(vi)    Reviewed publicly available financial and stock market data with respect to certain companies that we believe to be comparable in certain respects to the Company and K2;

(vii)    Reviewed the financial terms of certain business combinations that we deemed to be comparable in certain respects to the Merger;

(viii)    Reviewed certain historical data relating to premiums paid in mergers and acquisitions of publicly traded companies;

(ix)    Reviewed the process and background that led to the Merger; and

(x)    Conducted such other financial studies, analyses and investigations, and considered such other information that we deemed necessary or appropriate.

For purposes of our opinion, we relied upon and assumed, without independent verification of the same, the accuracy and completeness of the financial and other information made available to us. We relied upon and assumed, without independent verification, that the information provided by the Company and K2, including projections and related analyses and judgments thereto, reflected the best currently available estimates and judgments of management as to recent and likely future performance or otherwise as to the matters covered thereby. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections or the assumptions and judgments on which they are based. We also relied upon the assurances of the management of the Company and K2 that they were not aware of any information or fact that would make the information provided to us incomplete or misleading. We have not undertaken nor obtained any independent evaluations or appraisals of any of the assets, properties or liabilities of the Company or K2, nor made any physical inspection of the properties or assets of the Company or K2 for such purposes. We have not been engaged to independently verify any legal or accounting matters relative to the Merger Agreement, advice with respect to such matters having been provided by the Company’s legal and accounting advisors. In rendering our opinion, we have assumed the Merger will be validly consummated in accordance with the terms of the Merger Agreement, without waiver, amendment or modification of any material term, condition or agreement therein and that in the course of obtaining any necessary regulatory and third party approvals and consents for the Merger, no delay, limitation, restriction or condition will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. We have also assumed, but have not determined, that the Merger will qualify as a tax-deferred reorganization for federal income tax purposes pursuant to the Internal Revenue Code of 1986, as amended.

Our opinion is based upon the information available to us and the facts and circumstances as they exist, including economic, market and other conditions as in effect on the date of the opinion. Events occurring after such date could materially affect the assumptions used in preparing our opinion, and we undertake no duty or obligation and have no duty or obligation to update or amend our opinion or otherwise advise the Company, or any other party or person of the occurrence of any such events. The description of the analyses set forth herein does not purport to be a complete description of the analyses underlying our opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at our opinion, we do not attribute any particular weight to any analysis or factor we considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, our analysis must be considered as a whole. Selecting portions of our opinion and factors considered by us, without considering all the analysis and factors, could create a misleading or incomplete view of the processes underlying such analyses and our opinion.

It is understood that the opinion expressed herein is for the benefit and use of the Board of Directors of the Company in connection with, and for purposes of, its evaluation of the Merger. This opinion may not be disclosed, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our written consent in each instance and except that this opinion may be referred to in any proxy or information statement, offer to purchase or similar communications with holders of Company Common Stock relating to the Merger pursuant to the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”) so long as any such reference to the opinion or us is in form and substance reasonably acceptable to us. This opinion may be included in its entirety in any filing made by the Company in respect of the Merger with the SEC and any proxy or information statement, offer to purchase or similar communications with stockholders of the Company pursuant to the Securities Act or the Exchange Act, so long as this opinion is reproduced in full in such filing, and any description of, or reference to, us or a summary of this opinion and/or the related analysis in such filing is in a form reasonably acceptable to us.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the proposed Merger Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

GEORGE K. BAUM & COMPANY

By:	/s/ JOHN R. MARTIN
John R. Martin Managing Director

APPENDIX C

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

K2 INC.

(Under Section 242 of the General Corporation Law)

It is hereby certified:

1.    The present name of the corporation (hereafter called the “Corporation”) is K2 Inc.

2.    The name under which the Corporation was originally incorporated is ANTHONY POOLS, INC., and the date of filing of the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is September 15, 1959.

3.    The provisions of the certificate of incorporation as amended and/or supplemented were restated and integrated into a single instrument entitled “Restated Certificate of Incorporation of Anthony Industries, Inc.”, filed with the Secretary of State of the State of Delaware on May 12, 1989.

4.    The Restated Certificate of Incorporation of the Corporation, as heretofore amended and/or supplemented, is hereby further amended to effect the following amendment authorized by the General Corporation Law of the State of Delaware: to increase the number of shares of Common Stock of the Corporation, par value $1.00 per share, which the Corporation shall have the authority to issue, from forty million (40,000,000) shares to sixty million (60,000,000) shares.

5.    To accomplish the foregoing amendment, the first paragraph of Article FOURTH of the Restated Certificate of incorporation of the Corporation is amended to read in its entirety as follows:

FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is seventy-two million, five hundred thousand (72,500,000) shares, consisting of:

(a)    Twelve million, five hundred thousand (12,500,00) shares of preferred stock, par value $1.00 per share (hereafter referred to as “Preferred Stock”); and

(b)    Sixty million (60,000,000) shares of common stock, par value $1.00 per share (hereafter referred to as “Common Stock”).

6.    The remainder of Article FOURTH shall remain unchanged.

7.    The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware signed and attested to on             , 2003.

Richard J. Heckmann

Chairman of the Board and Chief

Executive Officer

Attest:

Diana C. Crawford

Secretary

C-1